As filed with the Securities and Exchange Commission on November 3, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	6021	54-2053718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack W. Gibson

Vice Chairman, President and Chief Executive Officer

Hampton Roads Bankshares, Inc.

999 Waterside Drive

Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William A. Old, Jr. Williams Mullen 999 Waterside Drive, Suite 1700 Norfolk, Virginia 23510 (757) 622-3366	Anthony Gaeta, Jr. Gaeta & Eveson, P.A. 8305 Falls of Neuse Road, Suite 203 Raleigh, North Carolina 27615 (919) 845-2558

Approximate date of commencement of the proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer (do not check if Smaller Reporting Company) ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	9,660,771(1)	N/A	$76,161,336(2)	$2,994
Series A Preferred Stock	23,266	N/A	$23,266,000(3)	$915
Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock	37,550	N/A	$37,550,000(4)	$1,476

(1)	Based upon the maximum number of shares of common stock of Hampton Roads Bankshares, Inc. that may be issued in exchange for shares of common stock of Gateway Financial Holdings, Inc. pursuant to the merger described in the joint proxy statement/prospectus which is a part of this registration statement. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends, or similar transactions.
(2)	Calculated in accordance with Rules 457(f)(1) and 457(c) under the Securities Act by multiplying $5.41, the average of the high and low prices for Gateway Financial Holdings, Inc. common stock as reported on the Nasdaq Global Select Market on October 31, 2008 , 2008 by the estimated maximum number of shares of Gateway Financial Holdings, Inc. common stock that may be cancelled in the merger.
(3)	Based on the aggregate book value of the shares of Gateway Financial Holdings, Inc. Series A Preferred Stock computed as of October 31, 2008, the last practicable date prior to the filing of this registration statement.
(4)	Based on the aggregate book value of the shares of Gateway Financial Holdings, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock computed as of October 31, 2008, the last practicable date prior to the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

JOINT PROXY STATEMENT/PROSPECTUS

FOR THE PROPOSED MERGER OF

HAMPTON ROADS BANKSHARES, INC.

AND GATEWAY FINANCIAL HOLDINGS, INC.

The boards of directors of Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. have unanimously agreed to a merger of our companies. If the proposed merger is completed, Gateway Financial Holdings, Inc. shareholders will receive 0.6700 shares of Hampton Roads Bankshares, Inc. common stock for each share of Gateway Financial Holdings, Inc. common stock they own, one share of newly designated Hampton Roads Bankshares, Inc. Series A Preferred Stock (which will have substantially the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the Gateway Financial Holdings, Inc. Series A Preferred Stock) for each share of Gateway Financial Holdings, Inc. Series A Preferred Stock they own, and one share of newly designated Hampton Roads Bankshares, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock (which will have substantially the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the Gateway Financial Holdings, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock) for each share of Gateway Financial Holdings, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock they own, in each case subject to possible adjustment as described in this joint proxy statement/prospectus.

Hampton Roads Bankshares, Inc. common stock is listed on the Nasdaq Global Select Market under the symbol “HMPR.” Gateway Financial Holdings, Inc. common stock is listed on the Nasdaq Global Select Market under the symbol “GBTS.”

This joint proxy statement/prospectus provides detailed information about the merger and the special meeting of Hampton Roads Bankshares, Inc. shareholders and the special meeting of Gateway Financial Holdings, Inc. shareholders. It also provides information about the Hampton Roads Bankshares, Inc. stock to be issued to Gateway Financial Holdings, Inc. shareholders in the event the merger is approved. As described in this joint proxy statement/prospectus, we cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. approve the merger proposal.

Please carefully review and consider this joint proxy statement prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page 22.

It is important that your shares are represented at your shareholders meeting, whether or not you plan to attend. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated [                    ], 2008. It is first being mailed to Hampton Roads Bankshares, Inc.’s and Gateway Financial Holdings, Inc.’s shareholders on or about [                    ], 2008.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates certain important business and financial information about Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. from other documents filed with the SEC that is not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information”. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below.

Hampton Roads Bankshares, Inc.	Gateway Financial Holdings, Inc.
999 Waterside Drive, Suite 200	1580 Laskin Road
Norfolk, Virginia 23510	Virginia Beach, Virginia 23451
(757) 217-1000	(757) 422-4055
Attn: Jack W. Gibson	Attn: D. Ben Berry

If you would like to request any documents, please do so by [                    ], 2008 in order to receive them before your shareholders’ meeting.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of the shareholders of Hampton Roads Bankshares, Inc. to be held on [                    ], 2008 at [        ].m. at [            ], Virginia. At the special meeting, you will be asked to:

•	approve the proposed merger of Gateway Financial Holdings, Inc. with and into Hampton Roads Bankshares, Inc.;

•	approve a proposal to adopt an amendment to the articles of incorporation of Hampton Roads Bankshares, Inc. to increase the maximum number of members of the board of directors from 18 to 20; and

•

adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not vote your shares by proxy or in person, the effect will be to vote against the merger.

Chairman of the Board

Hampton Roads Bankshares, Inc.

HAMPTON ROADS BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2008

YOU ARE HEREBY NOTIFIED of and invited to attend the special meeting of shareholders of Hampton Roads Bankshares, Inc., a Virginia corporation, to be held on [                    ], 2008 at [        ].m. at [            ], Virginia, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Merger dated as of September 23, 2008, by and between Gateway Financial Holdings, Inc., and Hampton Roads Bankshares, Inc. and the transactions contemplated thereby. The merger agreement provides that Gateway Financial Holdings, Inc. will merge with and into Hampton Roads Bankshares, Inc., upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus. (see Proposal I)

2.	A proposal to approve and adopt an amendment to the articles of incorporation of Hampton Roads Bankshares, Inc. to increase the maximum number of members of the board of directors from 18 to 24. (see Proposal II)

3.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (see Proposal III)

Proposals I and II are conditioned on each other and approval of each is required for completion of the merger.

Our board of directors has determined that the terms of the merger are fair to and in the best interest of Hampton Roads Bankshares, Inc. and our shareholders, has approved and adopted the merger agreement and the related transactions, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the related transactions and “FOR” the approval and adoption of the amendment to the articles of incorporation.

Our board of directors has fixed the close of business on [                    ], 2008 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve and adopt the merger agreement and the related transactions and to approve and adopt the amendment to our articles of incorporation. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by our board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement and the transactions contemplated thereby.

By Order of the Board of Directors

[ ], 2008	Vice Chairman, President and Chief Executive Officer

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend a special meeting of the shareholders of Gateway Financial Holdings, Inc. to be held on [                    ], 2008 at [    ].m. at [            ], Virginia. At the special meeting, you will be asked to approve the proposed merger of Gateway Financial Holdings, Inc. into Hampton Roads Bankshares, Inc.

In the merger, each share of Gateway Financial Holdings, Inc. common stock that you own will be exchanged for 0.6700 shares of Hampton Roads Bankshares, Inc. common stock, each share of Gateway Financial Holdings, Inc. Series A Preferred Stock that you own will be exchanged for one share of Hampton Roads Bankshares, Inc. Series A Preferred Stock, and each share of Gateway Financial Holdings, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock that you own will be exchanged for one share of Hampton Roads Bankshares, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock. We expect the merger to be tax-free with respect to the shares of Hampton Roads Bankshares, Inc. stock that you receive.

Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card or vote in person, the effect will be to vote against the merger.

Under North Carolina law, holders of Gateway Financial Holdings, Inc. Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock have the right to assert dissenters’ rights with respect to the merger and demand in writing that Hampton Roads Bankshares, Inc. pay the fair value of those shares. In order to exercise and protect your dissenters’ rights, you must:

•	Give written notice of your intent to demand payment for your shares of preferred stock to Gateway Financial before voting on the merger at the special meeting;

•	Not vote in favor of the merger; and

•

Then, if the merger is approved at the special meeting, you must complete, sign and return the dissenters’ notice which Gateway Financial Holdings, Inc. will send you within ten days of the shareholder vote.

A copy of the applicable North Carolina statutory provisions is included in the joint proxy statement/prospectus as Annex D, and a description of the procedures to demand and perfect dissenters’ rights is included in the section entitled “Proposal I—Approval of the Merger and Related Matters—Approval of the Merger—Dissenters’ Rights of Holders of Gateway Financial Preferred Stock” beginning on page [    ].

You should obtain current market quotations on shares of Hampton Roads Bankshares, Inc. common stock and Gateway Financial Holdings, Inc. common stock, which are listed on the Nasdaq Global Select Market under the symbols “HMPR” and “GBTS,” respectively.

Chairman of the Board

Gateway Financial Holdings, Inc.

GATEWAY FINANCIAL HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2008

YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of shareholders of Gateway Financial Holdings, Inc., a North Carolina corporation, to be held on [                    ], 2008 at [    ].m. at [            ], Virginia, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Merger dated as of September 23, 2008, by and between Gateway Financial Holdings, Inc., and Hampton Roads Bankshares, Inc. and the transactions contemplated thereby. The merger agreement provides that Gateway Financial Holdings, Inc. will merge with and into Hampton Roads Bankshares, Inc., upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus. (see Proposal I)

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (see Proposal III)

Our board of directors has determined that the terms of the merger are fair to and in the best interest of Gateway Financial Holdings, Inc. and our shareholders, has approved and adopted the merger agreement and the related transactions, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the related transactions.

Our board of directors has fixed the close of business on [                    ], 2008 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date, voting as a separate group, and the holders of a majority of the outstanding shares of our Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock on the record date, voting together as a separate group, are required to approve and adopt the merger agreement and the related transactions. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by our board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement and the transactions contemplated thereby.

By Order of the Board of Directors

[ ], 2008	President and Chief Executive Officer

i

ii

QUESTIONS AND ANSWERS

ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

The following questions and answers briefly address some commonly asked questions about the Hampton Roads Bankshares, Inc. (“Hampton Roads Bankshares”) and the Gateway Financial Holdings, Inc. (“Gateway Financial”) special meetings. They may not include all the information that is important to shareholders of Hampton Roads Bankshares and Gateway Financial. We urge shareholders to carefully read this entire joint proxy statement/prospectus including the annexes and the other documents referred to herein.

Q:	Why am I receiving these materials?

A:	We are sending you these materials to help you decide how to vote your shares of Gateway Financial or Hampton Roads Bankshares stock with respect to their proposed merger.

The merger cannot be completed unless the Gateway Financial and Hampton Roads Bankshares shareholders adopt the merger agreement, as amended (the “merger agreement”), and Hampton Roads Bankshares shareholders approve the amendment of Hampton Roads Bankshares’ articles of incorporation. Each of Gateway Financial and Hampton Roads Bankshares is holding its special meeting of shareholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by shareholders is contained in this joint proxy statement/prospectus.

Q:	Why are Gateway Financial and Hampton Roads Bankshares proposing the merger transaction?

A:	We believe the proposed merger is in the best interest of Gateway Financial, Hampton Roads Bankshares and our respective shareholders. Our boards of directors believe that combining Gateway Financial with Hampton Roads Bankshares will provide significant value to our shareholders.

You should review the reasons for the merger described in greater detail under the captions “Proposal I—Approval of the Merger and Related Matters—Approval of the Merger—Background of the Merger,” “—Hampton Roads Bankshares’ Reasons for the Merger” and “—Gateway Financial’s Reasons for the Merger” beginning on page [    ].

Q:	When and where are the shareholder meetings?

A:	The Gateway Financial special meeting is scheduled to take place on [ ], 2008 at [ ].m., local time, at [ ], Virginia.

The Hampton Roads Bankshares special meeting is scheduled to take place on [                    ], 2008 at [    ] .m., local time, at [            ],Virginia.

Q:	What do the boards of directors recommend?

A:	The Gateway Financial and Hampton Roads Bankshares boards of directors have unanimously approved and adopted the merger agreement and unanimously recommend that shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. The Hampton Roads Bankshares board of directors unanimously approved the amendment to Hampton Roads Bankshares’ articles of incorporation and unanimously recommend that shareholders vote “FOR” the proposal to approve the amendment. For shareholders of Hampton Roads Bankshares, the approval of the amendment to the articles of incorporation and the merger agreement are conditioned on each other, and approval of each is required for completion of the merger.

Q:	What will shareholders receive for their stock?

A:

For each share of Gateway Financial common stock that you own, you will receive 0.6700 shares (which we call the “common stock exchange ratio”) of Hampton Roads Bankshares common stock. For each share of

Gateway Financial Holdings, Inc. Series A Preferred Stock that you own, you will receive one share of Hampton Roads Bankshares Series A Preferred Stock unless you dissent from the transaction. For each share of Gateway Financial Holdings, Inc. Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock that you own, you will receive one share of Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock unless you dissent from the transaction.

Hampton Roads Bankshares shareholders will continue to hold their existing shares, which will not change as a result of the merger.

Q:	How will I receive my shares of Hampton Roads Bankshares common stock and/or preferred stock?

A:	If you are a holder of Gateway Financial stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for Hampton Roads Bankshares stock.

You should not forward your Gateway Financial stock certificates with your proxy card.

Q:	When will we complete the Merger?

A:	We intend to complete the merger as soon as possible after shareholder approval is received, all regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived.

The regulatory approvals are described under “Proposal I—Approval of the Merger and Related Matters—Approval of the Merger—Regulatory Approvals” beginning on page [    ].

Q:	What should I do now?

A:	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your shareholders’ meeting. It is important that the proxy card be received as soon as possible and in any event before your shareholders’ meeting.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your shareholders’ meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you would like to revoke your proxy.

•	Second, you can complete and submit a new proxy card.

•	Third, you can attend your shareholders’ meeting and vote in person. Simply attending your shareholders’ meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card prior to your shareholders’ meeting. If you are a Gateway Financial shareholder, your submission must be mailed to [            ], Gateway Financial at the address listed on page [    ]. If you are a Hampton Roads Bankshares shareholder, your submission must be mailed to [            ], Hampton Roads Bankshares at the address listed on page [    ].

Q:	Who will be soliciting proxies?

A:	The boards of directors of Hampton Roads Bankshares and Gateway Financial will be soliciting proxies.

Q:	What if I do not vote or I abstain from voting?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will count as a vote “AGAINST” the merger.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares on the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the merger.

Q:	If I am a Gateway Financial shareholder, will I be able to sell the shares of Hampton Roads Bankshares common stock that I receive in the merger?

A:	Yes, in most cases. The shares of Hampton Roads Bankshares common stock to be issued in the merger will be registered under the Securities Act of 1933 and listed on the Nasdaq Global Select Market. However, certain shareholders who are deemed to be “affiliates” of Hampton Roads Bankshares or Gateway Financial under the Securities Act (generally, directors, executive officers and shareholders of Hampton Roads Bankshares or Gateway Financial holding 10% or more of the outstanding shares of common stock) must abide by certain transfer restrictions under the Securities Act.

Q:	What are the tax consequences of the merger to me?

A:	Hampton Roads Bankshares and Gateway Financial intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, which we refer to as the Code, for U.S. federal income tax purposes. Assuming the merger qualifies for such treatment, a holder of Gateway Financial stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Gateway Financial stock for shares of Hampton Roads Bankshares stock pursuant to the merger.

If you are a Hampton Roads Bankshares shareholder, there will be no changes to your shares of Hampton Roads Bankshares common stock and there will be no tax consequences for you.

Q:	Do I have appraisal or dissenters’ rights?

A:	Hampton Roads Bankshares shareholders do not have appraisal or dissenters’ rights in connection with the merger under applicable Virginia corporate law. Holders of Gateway Financial common stock do not have appraisal or dissenters’ rights in connection with the merger under applicable North Carolina corporate law.

However, holders of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock have the right to assert dissenters’ rights with respect to the merger and demand in writing that Hampton Roads Bankshares pay the fair value of their shares. As a dissenting holder of preferred shares in Gateway Financial, in order to exercise and perfect dissenters’ rights, you must:

•	Give written notice of your intent to demand payment for your shares to Gateway Financial before voting on the merger at the special meeting;

•	Not vote in favor of the merger; and

•	Then, if your merger is approved at the special meeting, you must complete, sign and return the dissenters’ notice which Gateway Financial will send you within ten days of the shareholder vote.

Payment for your shares will be made only if the merger is completed. A copy of the applicable North Carolina statutory provisions is included in this joint proxy statement/prospectus as Annex D, and a description of the procedures to demand and perfect dissenters’ rights is included in the section entitled “Proposal I—Approval of the Merger and Related Matters—Approval of the Merger—Dissenters’ Rights of Holders of Gateway Financial Preferred Stock” beginning on page [    ].

Q:	What are the federal income tax consequences of exercising my appraisal rights?

A:	If you exercise your dissenters’ rights and receive a cash payment with respect to your shares of Gateway Financial preferred shares and have held your preferred shares of Gateway Financial stock as a capital asset, you generally will recognize capital gain or loss equal to the difference between your tax basis in those shares and the amount of cash you receive in exchange for those shares. For greater detail, see “Proposal I—Approval of the Merger and Related Matters—Certain Federal Income Tax Consequences of the Merger” beginning on page [ ].

Q:	Who should shareholders call with questions?

A:	If you have more questions about the merger you should contact:

Gateway Financial Holdings, Inc.	Hampton Roads Bankshares, Inc.
1580 Laskin Road	999 Waterside Drive, Suite 200
Virginia Beach, Virginia 23451	Norfolk, Virginia 23510
(757) 422-4055	(757) 217-1000
Attn: D. Ben Berry	Attn: Jack W. Gibson

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to fully understand the merger and the other matters to be considered at the shareholder meeting. See “Where You Can Find More Information” on page [    ]. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page [    ])

We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. Please read the merger agreement. It is the legal document that governs the merger.

In the merger, Hampton Roads Bankshares will acquire Gateway Financial through the merger of Gateway Financial into Hampton Roads Bankshares. Gateway Bank & Trust Co., Gateway Financial’s wholly-owned subsidiary, will operate as a separate, wholly-owned subsidiary of Hampton Roads Bankshares. However, the companies anticipate that Gateway Bank & Trust Co.’s offices in Virginia Beach, Chesapeake, Norfolk and Suffolk, Virginia, will be converted to Bank of Hampton Roads locations with the additional consolidation of overlapping market locations. Gateway Bank & Trust Co.’s offices outside of southside Hampton Roads will continue to operate as either Gateway Bank & Trust Co. locations or, as presently the case in Richmond, Virginia, as the Bank of Richmond.

Each share of Gateway Financial common stock outstanding will be converted in the merger into 0.6700 shares of Hampton Roads Bankshares common stock as further described below. We expect to complete the merger in the fourth quarter of 2008, although there can be no assurance in this regard.

Our Reasons for the Merger (page [    ])

Gateway Financial’s board of directors is proposing the merger because, among other reasons:

•	the per share value of the merger consideration to holders of Gateway Financial common stock;

•	the merger allows Gateway Financial’s shareholders to be part owner of a larger, more diversified financial services institution;

•	the merger will result in Gateway Bank & Trust Co., Gateway Financial’s wholly-owned subsidiary, becoming a subsidiary of Hampton Roads Bankshares; and

•	the merger should position Gateway Bank & Trust Co. to expand its presence in the Virginia and North Carolina markets, increase competitiveness and improve operations.

Hampton Roads Bankshares board of directors is proposing the merger because, among other reasons:

•	the merger will broaden the market presence of Hampton Roads Bankshares beyond southside Hampton Roads and the Delmarva Peninsula;

•	the merger will position Hampton Roads Bankshares to expand into additional markets in Central Virginia and North Carolina;

•	the merger will diversify Hampton Roads Bankshares’ deposit and loan base;

•	the merger will allow it to better serve its customers through the higher combined legal lending limits available through the combined banks;

•	the merger will broaden Hampton Roads Bankshares’ management and employee depth; and

•	the merger will increase the capacity of the resulting organization to add to its current offering of financial products and services.

What Shareholders Will Receive (page [    ])

Each of your shares of Gateway Financial common stock will automatically be converted into

0.6700 shares of Hampton Roads Bankshares common stock, each of your shares of Gateway Financial Series A Preferred Stock will automatically be converted into one share of Hampton Roads Bankshares Series A Preferred Stock unless you exercise your dissenters’ rights, and each of your shares of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, will automatically be converted into one share of Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock unless you exercise your dissenters’ rights.

Hampton Roads Bankshares will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Hampton Roads Bankshares common stock owed to you. The amount of cash that you will receive for any such fractional share will be calculated by multiplying the fractional share interest by the product obtained by multiplying the average of the daily closing prices of Hampton Roads Bankshares common stock on the Nasdaq Global Select Market for the 10 consecutive trading days ending on the fifth day before the merger by the common stock exchange ratio.

Dissenters’ Rights (page [    ])

Hampton Roads Bankshares shareholders and holders of Gateway Financial common stock will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this joint proxy statement/prospectus. Holders of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock are entitled to dissenters’ rights under North Carolina law and may demand that Hampton Roads Bankshares pay fair market value for those shares.

Board Recommendations (page [    ])

Gateway Financial

The Gateway Financial board of directors believes that the merger is fair to Gateway Financial’s shareholders and in their best interest. Gateway Financial’s board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

Hampton Roads Bankshares

The Hampton Roads Bankshares board of directors believes that the merger is fair to Hampton Roads Bankshares shareholders and in their best interest. Hampton Roads Bankshares’ board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby and “FOR” the proposal to approve and adopt the amendment to Hampton Roads Bankshares’ articles of incorporation.

Opinion of Gateway Financial’s Financial Advisor (page [    ])

Sandler O’Neill + Partners, L.P. delivered a written opinion to the Gateway Financial board of directors that, as of September 23, 2008, the merger consideration is fair to the shareholders from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill + Partners, L.P. in providing its opinion.

Opinion of Hampton Roads Bankshares’ Financial Advisor (page [    ])

McKinnon & Company, Inc. delivered a written opinion to the Hampton Roads Bankshares board of directors that, as of September 23, 2008, the common stock exchange ratio is fair to the shareholders from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by McKinnon & Company, Inc. in providing its opinion.

Accounting Treatment (page [    ])

The merger will be accounted for under the purchase method of accounting.

Certain Federal Income Tax Consequences (page [    ])

Gateway Financial

Gateway Financial and Hampton Roads Bankshares intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the merger qualifies for such treatment, a holder of Gateway Financial stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Gateway Financial stock for shares of Hampton Roads Bankshares stock pursuant to the merger. It is a condition to each of Gateway Financial’s and Hampton Roads Bankshares’ respective obligations to complete the merger that it receives a separate legal opinion, at the effective time of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Certain Federal Income Tax Consequences” beginning on page [    ].

The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Gateway Financial common stock. Shareholders of Gateway Financial are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page [    ])

Hampton Roads Bankshares, Inc.

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

(757) 217-1000

Hampton Roads Bankshares is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act. It has two banking subsidiaries—Bank of Hampton Roads and Shore Bank, which together have 26 offices in Virginia and Maryland.

Hampton Roads Bankshares is engaged in the business of offering banking services to the general public. Through its subsidiaries, Hampton Roads Bankshares offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers. The three principal types of loans that the banks make are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.

As of September 30, 2008, Hampton Roads Bankshares reported, on a consolidated basis, total assets of $918 million, net loans of $797 million, deposits of $675 million and shareholders’ equity of $109 million.

Gateway Financial

1580 Laskin Road

Virginia Beach, Virginia 23451

(757) 422-4055

Gateway Financial is a corporation organized under the laws of the State of North Carolina and is registered as a financial holding company with the Federal Reserve Board. Gateway Financial was formed in October 2001 to become the owner of all outstanding shares of Gateway Bank & Trust Co., which commenced operations in December 1998.

Gateway Bank & Trust Co. has a total of thirty-seven full-service financial centers—twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and sixteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, Wake Forest and Wilmington. The bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, mortgage banking services through its Gateway Bank

Mortgage, Inc. subsidiary, and title insurance services through its Gateway Title Agency, Inc. subsidiary.

As of June 30, 2008, Gateway Financial reported, on a consolidated basis, total assets of $2,280 million, net loans of $1,809 million, deposits of $1,834 million and shareholders’ equity of $164 million.

The Shareholder Meetings (page [    ])

Gateway Financial

The special meeting will be held on [                    ], 2008 at [    ].m. at [            ],Virginia. At the special meeting, you will be asked:

•	to approve the merger agreement and the transactions contemplated thereby (see Proposal I); and

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matter to be considered by the shareholders at the meeting (see Proposal III).

Hampton Roads Bankshares

The special meeting will be held on [                    ], 2008 at [    ].m. at [            ], Virginia. At the special meeting, you will be asked:

•	to approve the merger agreement and the transactions contemplated thereby (see Proposal I);

•	to approve to increase the maximum number of members of the board of directors from 18 to 24 (see Proposal II); and

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the matter to be considered by the shareholders at the meeting (see Proposal III).

Record Date; Vote Required (page [    ])

Gateway Financial

Shareholders of Gateway Financial can vote at the special meeting if they owned shares of Gateway Financial stock at the close of business on [                    ], 2008. On that date, Gateway Financial had [            ] shares of common stock outstanding and entitled to vote, 23,266 shares of Series A Preferred Stock outstanding and entitled to vote, and 37,550 shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock outstanding and entitled to vote. You can cast one vote for each share of Gateway Financial stock that you owned on that date.

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Gateway Financial’s outstanding shares of common stock, voting as a separate group, and the affirmative vote of the holders of a majority of Gateway Financial’s outstanding shares of Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, voting together as a separate group.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

As of [                    ], 2008, Gateway Financial’s directors and executive officers held approximately [      ]% of the outstanding shares of Gateway Financial common stock entitled to vote at the special meeting and [      ]% of the outstanding shares of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock entitled to vote at the special meeting. The Gateway Financial executive officers and directors have indicated that they plan to vote the shares of Gateway Financial stock that they own for approval of the merger agreement and the transactions contemplated thereby.

In addition, each executive officer and director of Gateway Financial has entered into a support agreement which generally precludes these persons from transferring, selling, or otherwise disposing of any shares of stock of Gateway Financial held by them during the pendency of the transaction. The persons that entered into the support agreements also agreed to vote in favor of the merger agreement and the merger and to surrender the shares of stock of Gateway Financial held by such persons at the effective time of the merger. In addition, the persons that entered into the support agreements agreed to vote against any proposal or any amendment of Gateway Financial’s articles of incorporation or bylaws which would frustrate or impede the merger. The support agreements require that any signing party not make any statement, written or oral, to the effect that it does not support the merger or that other shareholders of Gateway Financial should not support the merger; provided, however, that members of the board of directors and officers of Gateway Financial are permitted to discuss or communicate about the merger in accordance with their fiduciary duties if such discussions and communications are limited to other members of the board and officers of Gateway Financial and Gateway Bank & Trust Co., financial advisors, legal advisors, and other persons owing duties of confidentiality to Gateway Financial.

Hampton Roads Bankshares

Shareholders of Hampton Roads Bankshares can vote at the special meeting if they owned shares of Hampton Roads Bankshares common stock at the close of business on [                    ], 2008. On that date, Hampton Roads Bankshares had [            ] shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Hampton Roads Bankshares common stock that you owned on that date.

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Hampton Roads Bankshares’ outstanding shares.

The approval of the adoption of the amendment to Hampton Roads Bankshares’ articles of incorporation to increase the maximum number of members of the board of directors from 18 to 24 requires the affirmative vote of a majority of Hampton Roads Bankshares’ outstanding shares.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

As of [                    ], 2008, Hampton Roads Bankshares’ directors and executive officers held approximately [      ]% of the outstanding shares of Hampton Roads Bankshares common stock entitled to vote at the special meeting. The Hampton Roads Bankshares directors have indicated that they plan to vote the shares of Hampton Roads Bankshares common stock that they own for approval of the merger agreement and the transactions contemplated thereby and for adoption of the amendment to the articles of incorporation.

Conditions to Completion of the Merger (page [    ])

The obligations of Hampton Roads Bankshares and Gateway Financial to complete the merger depend on a number of conditions being met. These include:

•	the shareholders of Hampton Roads Bankshares and Gateway Financial must approve the merger agreement and the related transactions;

•	the approval of the merger by the necessary federal and state regulatory authorities; and

•

the receipt by Gateway Financial and Hampton Roads Bankshares of opinions that, for United States federal income tax purposes, the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page [    ])

We cannot complete the merger unless it is approved by the Board of Governors of the Federal

Reserve System and the Virginia Bureau of Financial Institutions. Once the Federal Reserve Board approves the merger, we have to wait 15 days before we can complete it. During that time, the Department of Justice may challenge the merger.

As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Termination of the Merger Agreement; Expenses (page [    ])

Hampton Roads Bankshares and Gateway Financial can mutually agree at any time to terminate the merger agreement without completing the merger, even if the Gateway Financial and Hampton Roads Bankshares shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

•	the final denial of a required regulatory approval;

•	the failure to obtain the required shareholder votes at a duly called meeting;

•

the failure of the other party to recommend that its shareholders adopt the merger agreement, the failure of the other party to call a shareholders’ meeting for that purpose, or the other party’s willful and material breach of the merger agreement;

•	an unremedied breach of the merger agreement by the other party, so long as the party that is seeking to terminate the merger agreement has not itself breached the agreement; and

•	the failure to complete the merger by June 30, 2009 without a breach by the other party.

Gateway Financial can terminate the merger agreement if, as a result of a tender offer by a party other than Hampton Roads Bankshares, or any written offer with respect to a merger, share exchange, sale of a material portion of its assets or other business combination, Gateway Financial’s board of directors determines that it has a fiduciary obligation to its shareholders to accept such proposal and the proposal is superior to the merger agreement.

If the merger agreement is terminated under certain circumstances, Hampton Roads Bankshares may be entitled to receive a termination fee from Gateway Financial in the amount of $3,300,000. Under certain circumstances, Gateway Financial may be entitled to receive a termination fee from Hampton Roads Bankshares in the amount of $3,300,000.

Waiver and Amendment (page [    ])

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after either party’s shareholders approve the merger if the amendment or waiver reduces or changes the consideration that will be received by Gateway Financial shareholders or adversely affects the tax consequences of the consideration received by you.

Certain Benefits of Directors and Officers of Gateway Financial (page [    ])

Some of the directors and officers of Gateway Financial have interests in the merger that differ from, or are in addition to, their interests as shareholders of Gateway Financial. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Gateway Financial, and rights that these officers and directors have under Gateway Financial’s benefit plans. These employment and severance agreements provide certain officers with severance benefits if their employment is terminated following the merger.

D. Ben, Berry, the Chairman, President and Chief Executive Officer of Gateway Financial, will join the board of directors of Hampton Roads Bankshares, and Gateway Financial will designate six additional individuals (who will be existing directors of Gateway Financial) to the board of directors of Hampton Roads Bankshares. Mr. Berry will become President of Hampton Roads Bankshares, and David R. Twiddy, Senior Executive

Vice President of Gateway Financial, will become President and Chief Executive Officer of Gateway Bank & Trust Co. and an executive officer of Hampton Roads Bankshares.

The members of the Gateway Financial board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Stock Options (page [    ])

Under the merger agreement, each stock option to buy Gateway Financial common stock granted under Gateway Financial’s stock option plan that is outstanding and not yet exercised immediately prior to the merger will become an option to buy Hampton Roads Bankshares’ common stock. The number of shares of Hampton Roads Bankshares’ common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the common stock exchange ratio in the merger.

Restricted Stock (page [    ])

Under the merger agreement, each share of Gateway Financial restricted stock, whether or not vested, will be converted into and become rights with respect to Hampton Roads Bankshares common stock. Each share of Gateway Financial restricted stock will be converted into 0.6700 shares of Hampton Roads Bankshares common stock.

Material Differences in the Rights of Hampton Roads Bankshares Shareholders and Gateway Financial Shareholders (page [    ])

The rights of Hampton Roads Bankshares shareholders are governed by Virginia law and by Hampton Roads Bankshares’ articles of incorporation and bylaws. The rights of Gateway Financial shareholders are governed by North Carolina law and by Gateway Financial’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the Hampton Roads Bankshares shareholders, including former shareholders of Gateway Financial, will be governed by Virginia law, and the articles of incorporation and bylaws of Hampton Roads Bankshares.

RECENT DEVELOPMENTS

Creation and Issuance of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock

On September 25, 2008, Gateway Financial filed Articles of Amendment with the North Carolina Secretary of State for the purpose of amending its Amended and Restated Articles of Incorporation to create a Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, no par value per share. The terms of the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock prohibits Gateway Financial from declaring or paying any cash dividends on its common stock in the event Gateway Financial fails to declare and pay full cash dividends (or declare and set aside a sum sufficient for payment thereof) on the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock through the date on which Gateway Financial proposes to declare and pay the cash dividend on the common stock. The Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will not participate in dividends paid with respect to any other class or series of the Gateway Financial’s capital stock. The Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock ranks on parity with Gateway Financial’s existing Series A Preferred Stock (and senior to the common stock) with respect to dividend and liquidation rights. The Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock has a 12% non-cumulative dividend, may be redeemed at the election of Gateway Financial at any time after October 1, 2009, and initially has a liquidation preference of $1,000 per share.

On September 29, 2008, Gateway Financial accepted subscription offers from investors for the purchase of 37,550 shares of the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock. The offering closed on September 29, 2008, and Gateway Financial received gross proceeds of $37.55 million from the sale.

Bank Loans

On September 30, 2008, Gateway Financial obtained loans in the aggregate amount of approximately $31.0 million from Hampton Roads Bankshares and its subsidiaries. The loans are payable on demand and secured by a first priority lien on all of the issued and outstanding shares of common stock of Gateway Bank & Trust Co., the principal subsidiary of Gateway Financial. The proceeds from the loans were used to terminate Gateway Financial’s credit agreement, dated May 30, 2008, with JPMorgan Chase Bank, N.A., which previously provided Gateway Financial with: (a) a term loan in the principal amount of $500,000; (b) a revolving line of credit in the maximum principal amount of $20,000,000; and (c) a subordinated debt facility in the aggregate principal amount of $20,000,000. The aggregate amount of approximately $31.0 million paid to JPMorgan Chase Bank, N.A. represented the principal amount borrowed and outstanding under the term loan, revolving line of credit and subordinated debt facility, plus accrued and unpaid interest and other facility fees and expenses, including a 0.50% prepayment penalty on the subordinated debt facility.

Material Impairment

On October 1, 2008, the Audit Committee of the Board of Directors of Gateway Financial concluded that Gateway Financial must record as of September 30, 2008 an other-than-temporary impairment in the amount of $37.4 million on its investments in perpetual preferred securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”). This determination was made as a result of the action taken by the United States Treasury Department and the Federal Housing Finance Agency on September 7, 2008, which placed Fannie Mae and Freddie Mac into conservatorship. Gateway Financial’s preferred investments in Fannie Mae and Freddie Mac are included in securities available for sale at a cost of $20.2 million and $20.2 million, respectively. As of the market close on [                    ], 2008, the total market value of the Freddie Mac and Fannie Mae preferred stock was $[            ] million. The other than temporary impairment with respect to Gateway Financial’s investments in the Freddie Mac and Fannie Mae preferred stock will result in a non-cash charge to earnings.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Hampton Roads Bankshares common stock is traded on the Nasdaq Global Select Market under the symbol “HMPR.” The closing sale price reported for Hampton Roads Bankshares common stock on September 23, 2008, the last trading date preceding the public announcement of the merger agreement, was $10.20. Gateway Financial common stock is traded on the Nasdaq Global Select Market under the symbol “GBTS.” The closing sale price reported for Gateway Financial common stock on September 23, 2008, the last trading date preceding the public announcement of the merger agreement, was $5.90.

The following table sets forth for the periods indicated the high and low prices per share of Hampton Roads Bankshares and Gateway Financial common stock as reported on the Nasdaq Global Select Market, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	Hampton Roads Bankshares			Gateway Financial
	Sales Price		Cash Dividend Declared	Sales Price		Cash Dividend Declared
	High	Low		High	Low
2006
First Quarter	$12.00	$10.50	$0.20	$15.96	$15.14	$0.03
Second Quarter	11.75	10.90	—	15.85	14.60	0.03
Third Quarter	13.23	10.32	0.20	14.91	14.11	0.05
Fourth Quarter	12.50	11.35	0.10	14.67	14.00	0.05

2007
First Quarter	$13.25	$11.55	$0.10	$14.80	$14.13	$0.05
Second Quarter	15.25	12.10	0.11	14.99	13.50	0.08
Third Quarter	14.71	11.90	0.11	16.04	12.99	0.08
Fourth Quarter	13.24	11.01	0.11	15.19	11.93	0.08

2008
First Quarter	$12.45	$9.50	$0.11	$11.89	$10.02	$0.08
Second Quarter	$13.38	$9.54	0.11	10.98	7.56	0.08
Third Quarter	$12.72	$10.15	0.11	9.42	4.16	0.08
Fourth Quarter (through [ ], 2008)

Hampton Roads Bankshares presently pays a quarterly dividend. Its future dividend policy is subject to the discretion of its board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both Hampton Roads Bankshares and its subsidiary banks, applicable governmental regulations and policies and other factors deemed relevant by its board of directors.

After the merger Hampton Roads Bankshares’ ability to distribute cash dividends in the future will depend primarily on the ability of its subsidiary banks to pay dividends to it. As state member banks, Bank of Hampton Roads, Shore Bank and Gateway Bank and Trust Co. are subject to certain restrictions imposed by the reserve and capital requirements of federal, Virginia and North Carolina banking statutes and regulations. Furthermore, neither Hampton Roads Bankshares nor any bank may declare or pay a cash dividend on any of its stock if it is insolvent or if the payment of the dividend would render it insolvent or unable to pay its obligations as they become due in the ordinary course of business.

No dividend will be declared or paid during any calendar year on the Hampton Roads Bankshares common stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of the

Hampton Roads Bankshares Series A Preferred Stock and the Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock that will be issued upon consummation of the merger, at least a pro rata portion of the stated annual dividend on such shares of preferred stock for that calendar year, at their respective rates, through the date on which Hampton Roads Bankshares proposes to pay the cash dividend on the common stock.

The following table sets forth historical per share market values for Hampton Roads Bankshares common stock and Gateway Financial common stock (i) on September 23, 2008, the last trading day prior to public announcement of the merger agreement, and (ii) on [                    ], 2008 the most recent practicable date before the printing and mailing of this joint proxy statement/prospectus. The table also shows the equivalent pro forma market value of Gateway Financial common stock on September 23, 2008 and [                    ], 2008, assuming the receipt of stock consideration.

The equivalent pro forma market value of Gateway Financial common stock is obtained by multiplying the historical market price of Hampton Roads Bankshares common stock by the common stock exchange ratio of 0.6700 shares of Hampton Roads Bankshares common stock for each share of Gateway Financial common stock.

The historical market prices represent the last sale prices on or before the dates indicated.

Historical Market Price

	Hampton Roads Bankshares		Gateway Financial		Gateway Financial Equivalent Pro Forma Market Value
September 23, 2008		$10.20		$5.90	$6.83
[ ], 2008	$		$

Once the merger is completed, there will be no further public market for Gateway Financial common stock.

COMPARATIVE UNAUDITED PER SHARE DATA

We have summarized below historical per share information for Hampton Roads Bankshares and Gateway Financial and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.

We expect that both Hampton Roads Bankshares and Gateway Financial will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The unaudited information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

	Net Income Per Share		Dividends Declared on Common Stock	Book Value Per Common Share	Tangible Book Value Per Common Share
	Basic	Diluted
Year Ended December 30, 2007
Hampton Roads Bankshares	$0.67	$0.65	$0.43	$7.14	$7.14
Gateway Financial	$0.91	$0.89	$0.29	$11.24	$7.17

Nine Months Ended September 30, 2008
Hampton Roads Bankshares	$0.42	$0.41	$0.33	$8.21	$5.86
Gateway Financial	$(2.66)	$(2.66)	$0.24	$8.08	$4.10

Pro Forma Combined
Year Ended December 30, 2007	$0.76	$0.74	$0.43	$9.40	$5.82
Nine Months Ended September 30, 2008	$(2.70)	$(2.70)	$0.33	$11.86	$8.06

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Hampton Roads Bankshares’ consolidated ratio of earnings to fixed charges for each of the periods indicated:

Year Ended December 31					Nine Months Ended September 30 2008
2007	2006	2005	2004	2003
1.7	2.0	2.4	2.6	2.4	1.6

In computing the ratio of earnings to fixed charges, earnings have been based on income from continuing operations before income tax provision plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense on operating leases attributable to interest.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on the companies’ historical financial positions and results of operations in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Under these statements, the assets and liabilities of the company not surviving the merger are, as of the effective time of the merger, recorded at their respective fair values and added to those of the surviving company. The unaudited pro forma condensed combined financial information combines the historical financial information of Hampton Roads Bankshares and Gateway Financial as of and for the year ended December 31, 2007 and as of and for the nine months ended September 30, 2008. The unaudited pro forma condensed combined balance sheets as of September 30, 2008 assume the merger was consummated on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been consummated at the beginning of the period.

The unaudited pro forma condensed combined financial information is based on, derived from, and should be read in conjunction with the historical consolidated financial statements of Hampton Roads Bankshares and Gateway Financial, which are included in this joint proxy statement/prospectus or incorporated in this document by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred, or financial position that would have existed if the merger had been consummated during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

In connection with the merger, the two companies are in the process of assessing computer systems, service contracts, equipment, premises, benefit plans, and personnel to determine where Hampton Roads Bankshares may take advantage of redundancies or where it will be necessary or beneficial to convert to a single system. The costs associated with such decisions may have the effect of increasing the amount of the purchase price applicable to goodwill. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of the plans.

In addition to the costs described above, merger-related charges may be incurred in the process of combining the operations of the two companies. These merger-related charges include systems conversions, costs of incremental communications to customers, and other charges. It is expected that these costs will be incurred within one year after completion of the merger.

Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc.

Pro Forma Combined Condensed Balance Sheets

As of September 30, 2008

(Unaudited)

	Hampton Roads Bankshares	Gateway Financial	Pro Forma Adjustments		Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	$19,524	$129,936	$(4,450	)(1)	$145,010
Total investment securities	41,909	138,262	—		180,171
Total gross loans	796,875	1,843,091	(30,965	)(2)
			(18,247	)(3)	2,590,754
Loan loss reserves	(8,692)	(22,783)	—		(31,475)

Net loans	788,183	1,820,308	(49,212)		2,559,279
Goodwill	22,186	46,006	(9,869	)(4)	58,323
Core deposit intangible	8,911	4,606	10,912	(5)	24,429

Total intangibles	31,097	50,612	1,043		82,752
OREO	1,127	3,089	—		4,216
Deferred tax assets	778	4,918	(101	)(6)	5,595
Other assets	35,207	132,559	572	(7)	168,338

Total assets	$917,825	$2,279,684	$(52,148)		$3,145,361

Liabilities
Deposits	$675,399	$1,834,324	$11,901	(8)	$2,521,624
Other borrowings	127,263	273,850	(30,965	)(2)
			(18,953	)(9)	351,195
Other liabilities	6,643	7,966	—		14,609

Total liabilities	809,305	2,116,140	(38,017)		2,887,428

Equity
Common stock	8,263	—	5,326	(10)	13,589
Preferred stock	—	60,483	—	(11)	60,483
Capital surplus	74,896	128,121	83,604	(12)
			(128,121	)(13)	158,500
Retained earnings	25,592	(22,131)	22,131	(13)	25,592
Accumulated other comprehensive income (loss)	(231)	(2,929)	2,929	(13)	(231)

Total equity	108,520	163,544	(14,131)		257,933

Total liabilities and equity	$917,825	$2,279,684	$(52,148)		$3,145,361

(1)	Cash paid for merger expenses and employee contracts
(2)	Eliminate intercompany loan
(3)	Mark to market adjustment for loans
(4)	Goodwill, net of seller’s goodwill
(5)	Core deposit intangible, net of seller’s core deposit intangible
(6)	Deferred tax liability related to mark to market adjustments and core deposit intangible, net of seller’s deferred tax liability related to mark to market adjustments and core deposit intangible
(7)	Mark to market adjustment for land and buildings
(8)	Mark to market adjustment for time deposits
(9)	Mark to market adjustment for borrowings and trust preferred obligations
(10)	Issuance of common stock consideration for merger
(11)	Issuance of preferred stock in consideration for merger, net of seller’s preferred stock
(12)	Increase in capital surplus for the excess of the fair value of the shares issued over the par value plus the fair value of outstanding options
(13)	Elimination of seller’s equity

Note: Hampton Roads Bankshares represents the pro forma results of the merger between Hampton Roads Bankshares, Inc. and Shore Financial Corporation which was completed on June 1, 2008.

Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc.

Pro Forma Combined Condensed Statements of Income

Year Ended December 31, 2007

(Unaudited)

(in thousands, except per share data)	Hampton Roads Bankshares	Gateway Financial	Pro Forma Adjustments		Pro Forma Combined
Interest income	$54,156	$109,559	$2,807	(1)	$166,522
Interest expense	21,557	60,474	(4,800	)(2)	77,231

Net interest income	32,599	49,085	7,607		89,291
Provision for loan losses	1,159	4,900	—		6,059

Net interest income after provision for loan losses	31,440	44,185	7,607		83,232
Noninterest income	6,840	17,765	—		24,605
Noninterest expense	25,517	44,941	2,486	(3)	72,944

Income before income tax provision	12,763	17,009	5,121		34,893
Income tax provision	4,195	5,990	1,792	(4)	11,977

Net income	$8,568	$11,019	$3,329		$22,916

Per share data:
Net income, basic	$0.66	$0.91		(7)	$0.76
Net income, diluted	$0.64	$0.89		(7)	$0.74
Cash dividends-common stock	$0.43	$0.29			$0.43
Average common shares outstanding
Basic	12,942,063	11,960,932	(3,439,053	)(5)	21,463,942
Diluted	13,367,305	12,346,870	(3,711,635	)(6)	22,002,540

(1)	Accretion of loan discount of $2,807 annually over 6.5 years.
(2)	Amortization of deposit premium of $3,967 annually over 3.0 years, plus amortization of FHLB borrowings of $1,762 annually for 4.0 years, and net of accretion of trust preferred of $929 annually for 28.0 years.
(3)	Amortization of core deposit intangible of $3,104 annually over 5.0 years netted against seller’s amortization of core deposit intangible of $618 annually.
(4)	Income tax effect calculated at 35% of income (loss) before income taxes.
(5)	Cancellation of seller’s basic average shares outstanding net of the effect of an additional 8,521,879 basic average Hampton Roads Bankshares’ shares issued in the merger.
(6)	Cancellation of seller’s diluted average shares outstanding net of the effect of an additional 8,635,505 diluted average Hampton Roads Hampton Roads Bankshares’ shares issued in the merger and the incremental number of shares as a result of the options issued in the merger.
(7)	Net income available to common shareholders equals net income less dividends on preferred shares of $6,542.

Note: Hampton Roads Bankshares represents the pro forma results of the merger between Hampton Roads Bankshares, Inc. and Shore Financial Corporation which was completed on June 1, 2008.

Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc.

Pro Forma Combined Condensed Statements of Income

Nine Months Ended September 30, 2008

(Unaudited)

(in thousands, except per share data)	Hampton Roads Bankshares	Gateway Financial	Pro Forma Adjustments		Pro Forma Combined
Interest income	$37,999	$89,993	$2,105	(1)	$130,097
Interest expense	15,751	48,129	(3,600	)(2)	60,280

Net interest income	22,248	41,864	5,706		69,818
Provision for loan losses	1,079	9,200	—		10,279

Net interest income after provision for loan losses	21,169	32,664	5,706		59,539
Noninterest income	6,061	(20,636)	—		(14,575)
Noninterest expense	19,883	43,277	1,864	(3)	65,024

Income before income tax provision	7,347	(31,249)	3,842		(20,060)
Income tax provision	3,152	1,094	1,345	(4)	5,591

Net income	$4,195	$(32,343)	$2,497		$(25,651)

Per share data:
Net income, basic	$0.40	$(2.70)		(7)	$(1.49)
Net income, diluted	$0.39	$(2.70)		(7)	$(1.49)
Cash dividends-common stock	$0.33	$0.24			$0.33
Average common shares outstanding
Basic	13,066,816	12,532,031	(4,010,152	)(5)	21,588,695
Diluted	13,191,824	12,532,031	(4,135,160	)(6)	21,588,695

(1)	Accretion of loan discount of $2,807 annually over 6.5 years.
(2)	Amortization of deposit premium of $3,967 annually over 3.0 years, plus amortization of FHLB borrowings of $1,762 annually for 4.0 years, and net of accretion of trust preferred of $929 annually for 28 years.
(3)	Amortization of core deposit intangible of $3,104 annually over 5.0 years netted against seller’s amortization of core deposit intangible of $618 annually.
(4)	Income tax effect calculated at 35% of income (loss) before income taxes.
(5)	Cancellation of seller’s basic average shares outstanding net of the effect of an additional 8,521,879 basic average Hampton Roads Bankshares’ shares issued in the merger.
(6)	All options are antidilutive. Cancellation of seller’s diluted average shares outstanding net of the effect of an additional 8,396,871 diluted average Hampton Roads Bankshares’ shares issued in the merger.
(7)	Net income available to common shareholders equals net income less dividends on preferred shares of $4,906.

Note: Hampton Roads Bankshares represents the pro forma results of the merger between Hampton Roads Bankshares, Inc. and Shore Financial Corporation which was completed on June 1, 2008.

SUMMARY SELECTED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial information for Hampton Roads Bankshares and Gateway Financial. The balance sheet data and income statement data of each of Hampton Roads Bankshares and Gateway Financial as of and for the five years in the period ended December 31, 2007 are taken from the audited consolidated financial statements of Hampton Roads Bankshares and Gateway Financial, respectively. The consolidated financial information of Hampton Roads Bankshares as of and for the nine-month periods ended September 30, 2007 and 2008 is derived from Hampton Roads Bankshares’ unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated financial information of Gateway Financial as of and for the nine-month periods ended September 30, 2007 and 2008 is derived from Gateway Financial’s unaudited consolidated financial statements annexed in this joint proxy statement/prospectus.

The selected historical financial data below should be read in conjunction with the consolidated financial statements that are annexed in or incorporated by reference into this document and their accompanying notes.

HAMPTON ROADS BANKSHARES—SELECTED HISTORICAL FINANCIAL DATA

	As of and For the Years Ended December 31,					As of and For the Nine Months Ended September 30
	2007	2006	2005	2004	2003	2008	2007
	(dollars in thousands, except per share data)
Operating Results:
Net interest income	$24,187	$20,898	$18,689	$14,157	$13,052	$18,585	$18,079
Net income	6,811	6,036	5,507	4,134	4,023	4,830	5,098
Net Income Per Share
Basic	0.67	0.66	0.68	0.52	0.52	0.42	0.50
Diluted	0.65	0.65	0.66	0.50	0.50	0.41	0.49
Cash Dividends Per Share	0.43	0.50	0.36	0.33	0.42	0.33	0.32
Assets	563,828	476,299	409,517	344,969	316,473	917,825	554,225
Deposits	431,457	363,261	327,447	275,115	257,433	675,399	411,371
Shareholders’ equity	73,660	70,163	49,131	43,626	41,314	108,520	72,495

GATEWAY FINANCIAL—SELECTED HISTORICAL FINANCIAL DATA

	As of and For the Years Ended December 31,					As of and For the Nine Months Ended September 30
	2007	2006	2005	2004	2003	2008	2007
	(dollars in thousands, except per share data)
Operating Results:
Net interest income	$49,085	$36,998	$23,303	$12,941	$8,145	$41,865	$35,307
Net income (loss)	11,019	5,269	3,939	2,010	1,200	(31,250)	13,595
Net Income Per Share
Basic	0.91	0.49	0.48	0.37	0.30	(2.70)	0.74
Diluted	0.89	0.47	0.46	0.34	0.29	(2.70)	0.72
Cash Dividends Per Share	0.29	0.18427	0.03306	0.01653	—	0.24	0.21
Assets	1,868,185	1,207,477	883,373	535,728	314,826	2,279,684	1,737,245
Deposits	1,408,919	923,725	646,262	406,259	238,452	1,834,324	1,353,297
Shareholders’ equity	164,407	109,640	98,744	64,318	24,971	163,544	141,101

RISK FACTORS

You should carefully read and consider the following risk factors concerning Hampton Roads Bankshares, Gateway Financial and the merger before you decide whether to vote to approve the merger and/or the other matters to be considered and voted upon at your shareholder meeting.

Risks Associated with the Merger

Fluctuations in the trading price of Hampton Roads Bankshares common stock will change the value of the shares of Hampton Roads Bankshares common stock that Gateway Financial shareholders receive in the merger.

The number of shares of Hampton Roads Bankshares common stock that Gateway shareholders will receive for their common stock will not change regardless of any change in value of Hampton Roads Bankshares common stock. As a result, the market value of the Hampton Roads Bankshares common stock that you receive in the merger will increase or decrease depending solely on the direction of the price movement of the Hampton Roads Bankshares common stock before or after the merger.

The integration of the operations of Hampton Roads Bankshares and Gateway Financial may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) Hampton Roads Bankshares’ ability to:

•	timely and successfully integrate the operations of Hampton Roads Bankshares and Gateway Financial;

•	maintain existing relationships with depositors in Gateway Bank & Trust Co. to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers;

•	limit unanticipated losses from loans;

•	control the incremental non-interest expense from Hampton Roads Bankshares to maintain overall operating efficiencies;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations;

•	retain and attract qualified personnel at Hampton Roads Bankshares and Gateway Bank & Trust Co.; and

•	compete effectively in the communities served by Hampton Roads Bankshares and Gateway Bank & Trust Co. and in nearby communities.

The merger with Gateway Financial may distract management from its other responsibilities.

The merger could cause the management of both companies to focus its time and energies on matters related to the merger that otherwise would be directed to their business and operations. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of the merged companies.

The shareholders of each merged company will have less influence than they had before the merger.

Gateway Financial’s shareholders currently have the right to vote in the election of the board of directors of Gateway Financial and on other matters affecting Gateway Financial. Hampton Roads Bankshares’ shareholders currently have the right to vote in the election of the board of directors of Hampton Roads Bankshares and on other matters affecting Hampton Roads Bankshares. After the merger, the shareholders of Gateway Financial as a group will own approximately 39% of the combined organization and the current shareholders of Hampton Roads Bankshares as a group will own approximately 61% of the combined organization. Because of this, Gateway Financial’s current shareholders as well as Hampton Roads Bankshares’ current shareholders will have less influence on the management and policies of Hampton Roads Bankshares after the combination than they now have on the management and policies of their separate companies before the merger.

The fairness opinions obtained by Hampton Roads Bankshares and Gateway Financial from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger.

The fairness opinion of McKinnon and Company, Inc. to Hampton Roads Bankshares and the fairness opinion of Sandler O’Neill & Partners, L.P. to Gateway Financial do not speak as of the time the merger will be completed or as of any date other than the date of each such opinion in September, 2008. Changes in the operations and prospects of Hampton Roads Bankshares or Gateway Financial, general market and economic conditions and other factors which may be beyond the control of Hampton Roads Bankshares or Gateway Financial, and on which the fairness opinions were based, may alter the value of Hampton Roads Bankshares or Gateway Financial or the prices of shares of Hampton Roads Bankshares common stock or Gateway Financial common stock by the time the merger is completed.

As a result of the merger, Hampton Roads Bankshares will create two new series of preferred stock that will have rights that are senior to those of its common shareholders before the merger.

Gateway Financial has outstanding 23,266 shares of Series A Preferred Stock and 37,550 shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock. Pursuant to the merger agreement, the shares of Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will, in each case, be exchanged for a newly-designated series of preferred stock of Hampton Roads Bankshares, having substantially the same powers, designations, preferences, rights and qualifications, limitations and restrictions as the stock so converted. Each of the newly-designated series of preferred stock of Hampton Roads Bankshares will be senior to its shares of common stock. As a result, Hampton Roads Bankshares must make dividend payments on each series of the preferred stock before any dividends can be paid on its common stock and, in the event of its bankruptcy, dissolution or liquidation, the holders of each series of the preferred stock must be satisfied before any distributions can be made on its common stock. Hampton Roads Bankshares will have the right to defer distributions on its preferred stock for any period of time, during which time no dividends may be paid on its common stock.

The U.S. government’s plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be effective and/or it may not be available to Hampton Roads Bankshares or Gateway Financial after the merger.

In response to the financial crises affecting the banking system and financial markets and the going concern threats to the ability of investment banks and other financial institutions, the U.S. Congress adopted the new Emergency Economic Stabilization Act of 2008 (“EESA”). The primary feature of the EESA is the establishment of a troubled asset relief program (“TARP”), under which the U.S. Treasury Department will purchase up to $700 billion of troubled assets, including mortgage-backed and other securities, from financial institutions for the purpose of stabilizing the financial markets and to purchase capital stock from these financial institutions. There can be no assurance as to what impact it will have on the financial markets, including the extreme levels of volatility currently being experienced. The failure of the U.S. government to execute this program expeditiously could have a material adverse effect on the financial markets, which in turn could materially and adversely affect Hampton Roads Bankshares’ business, financial condition and results of operations. Since the rules and guidelines of the TARP have not yet been published, Hampton Roads Bankshares is unable to assess whether participation in the program would be beneficial to it.

The U.S. government’s plan to provide TARP Senior Preferred Stock capital to financial institutions may not be available to Hampton Roads Bankshares or Gateway Financial.

Hampton Roads Bankshares and Gateway Financial each intend to apply for TARP Senior Preferred Stock capital which may be furnished by the U. S. Treasury. Gateway Financial may not issue any TARP Senior Preferred Stock or common stock warrants to the U.S. Treasury without the prior written consent of Hampton Roads Bankshares, which consent has not been given. Hampton Roads Bankshares does not need the consent of Gateway Financial to issue TARP Senior Preferred Stock or common stock warrants to the U.S. Treasury. This capital may be used to retire more costly debt or stock or for other uses. However, no assurances can be given that this capital will be available to Hampton Roads Bankshares or Gateway Financial.

Due to accounting rule changes, failure to complete the merger by December 31, 2008 will result in additional charges for Hampton Roads Bankshares in 2009.

On December 4, 2007, the Financial Accounting Standards Board issued a revised version of Financial Accounting Standard No. 141 (“FAS 141(R)”), which addresses accounting for business combinations. Prior to the effective date of FAS 141(R), the costs of an acquisition—such as legal, consulting, banking and other professional fees related to an acquisition—have been and will be capitalized as part of the purchase price of the transaction. After December 31, 2008, when FAS 141(R) will become effective for Hampton Roads Bankshares, transaction-related costs of an acquisition must be expensed during the period in which they are incurred. Accordingly, if the merger is not completed until after December 31, 2008, transaction related costs will be expensed, and Hampton Roads Bankshares’ earnings will be reduced accordingly.

The proposed merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined companies.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the surviving corporation following the merger, any of which might have a material adverse effect on the surviving corporation following the merger.

Risks Associated with Hampton Roads Bankshares

Hampton Roads Bankshares depends on the services of key personnel.

The loss of any of these personnel could disrupt Hampton Roads Bankshares’ operations, and its business could suffer. Hampton Roads Bankshares’ success depends substantially on the banking relationships maintained with its customers and the skills and abilities of its executive officers and senior lending officers. Hampton Roads Bankshares has entered into employment agreements with the following executive officers:

Jack W. Gibson	Vice Chairman, President and Chief Executive Officer
Douglas J. Glenn	Executive Vice President and General Counsel
Julie R. Anderson	Executive Vice President and Chief Credit Officer
Scott C. Harvard	Executive Vice President for Delmarva Operations
Lorelle L. Fritsch	Senior Vice President and Chief Financial Officer
Tiffany K. Glenn	Senior Vice President, Marketing Officer and Secretary
Gregory P. Marshall	Executive Vice President and Commercial Loan Officer
Renee’ R. McKinney	Senior Vice President and Branch Administrator

The existence of such agreements, however, does not necessarily assure that Hampton Roads Bankshares will be able to continue to retain their services. They provide valuable services to Hampton Roads Bankshares and the unexpected loss of one or more of them could have an adverse impact on Hampton Roads Bankshares’ business and possibly result in reduced revenues and earnings.

Hampton Roads Bankshares’ business success also is dependent upon its ability to continue to attract, hire, motivate, and retain skilled personnel to develop new customer relationships, as well as new financial products and services. Many experienced banking professionals employed by Hampton Roads Bankshares’ competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and Hampton Roads Bankshares cannot assure you that it will be successful in attracting, hiring, motivating, or retaining them.

Hampton Roads Bankshares’ future success is dependent on its ability to compete effectively in a highly competitive banking industry.

Hampton Roads Bankshares faces vigorous competition from other banks and other financial institutions, including savings and loan associations, finance companies, and credit unions for deposits, loans, and other financial services in its market area. A number of these banks and other financial institutions are significantly larger than Hampton Roads Bankshares is and have substantially greater access to capital and other resources, as well as larger lending limits and branch networks, and offer a wider array of banking services. In addition, Hampton Roads Bankshares also competes with other providers of financial services, such as money market mutual funds, consumer finance companies, mortgage companies, insurance companies, and governmental organizations that may offer more favorable financing than it can. Many of Hampton Roads Bankshares’ non-bank competitors are not subject to the same extensive regulations that govern it. As a result, these non-bank competitors have advantages over Hampton Roads Bankshares in providing certain services. The competition may reduce or limit Hampton Roads Bankshares’ margins and its market share and may adversely affect its results of operations and financial condition.

Because of Hampton Roads Bankshares’ business of lending for construction and land development, a downturn in real estate markets could increase its credit losses and negatively affect its financial results.

Hampton Roads Bankshares’ loan portfolio includes a substantial amount of loans for construction and land development. At September 30, 2008, Hampton Roads Bankshares had loans of $169 million, or 21.25% of total loans, outstanding to finance construction and land development. If the market for new housing should experience a significant slowdown, it could impact the value of loan collateral, the ability of borrowers to meet required principal and/or interest payments, and, potentially, the volume of loan losses. Hampton Roads Bankshares is subject to the risk of loan defaults and foreclosures as the result of being in the lending business. In spite of Hampton Roads Bankshares’ efforts to limit exposure to credit risk, it cannot eliminate it entirely. As a result, loan losses, whether from construction and land development loans or other loans in Hampton Roads Bankshares’ portfolio, may occur in the future and could affect operating results adversely.

Hampton Roads Bankshares serves a limited market area, and an economic downturn in its market area could adversely affect its business.

Hampton Roads Bankshares’ current market area consists primarily of the southside Hampton Roads portion of Virginia, which includes the cities of Norfolk, Chesapeake, Virginia Beach, and Suffolk, and the Delmarva Peninsula. In the event of an economic downturn in this market, the lack of geographic diversification could adversely affect banking business and, consequently, Hampton Roads Bankshares’ results of operations and financial condition. Although the local economy is diverse, the military has a significant presence. In 2005, the federal government considered the possibility of military base closures. Although the government ultimately decided not to close any significant military bases in Hampton Roads Bankshares’ market at this time, there is no guarantee that it will not do so in the future. A significant reduction in the military presence in Hampton Roads Bankshares’ market, however, whether due to base closures or large troop deployments out of the area, could have a materially adverse impact on the local economy and potentially on its customers and its business.

If Hampton Roads Bankshares’ allowance for loan losses becomes inadequate, its results of operations may be adversely affected.

Hampton Roads Bankshares maintains an allowance for loan losses that it believes is a reasonable estimate of known and inherent losses in its loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans, historical loan loss experience, and both local and national economic conditions and trends. The amount of losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, which may be beyond Hampton Roads Bankshares’ control, and these losses may exceed its estimates. Hampton Roads Bankshares cannot predict with certainty the amount of losses that may be sustained or that its allowance for loan losses will be adequate in the future.

Changes in interest rates could negatively impact Hampton Roads Bankshares’ results of operations.

Hampton Roads Bankshares’ results of operations depend to a large extent on its net interest income, which is the difference between the interest income received on earning assets, such as loans, investment securities, and short-term investments, and interest expense incurred on deposit accounts and borrowings. The amount of net interest income Hampton Roads Bankshares earns is influenced by market rates of interest, which in turn are influenced by monetary policy and other external factors, including competition. Net interest income also is influenced by Hampton Roads Bankshares’ asset and liability management policies, the volume of its interest bearing assets and liabilities, and changes in the mix of those assets and liabilities, as well as growth in the respective categories. The relationship of interest rate changes to Hampton Roads Bankshares’ financial condition and its results of operations is complex, however, as an asset-sensitive financial institution, Hampton Roads Bankshares’ net interest income is likely to decline in a declining interest rate environment and to increase in an increasing interest rate environment. Hampton Roads Bankshares uses various techniques to analyze the effects of changes in interest rates and utilizes various strategies intended to mitigate any adverse effects. Due to the fact that most of Hampton Roads Bankshares’ assets and liabilities are interest bearing instruments, its financial condition and results of operation are subject to interest rate risk. Although Hampton Roads Bankshares attempts to manage interest rate risk, it cannot eliminate it.

Governmental and regulatory changes may adversely affect Hampton Roads Bankshares’ cost structure.

Hampton Roads Bankshares is subject to extensive regulation by state and federal regulatory authorities. In addition, as a public company Hampton Roads Bankshares is subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because Hampton Roads Bankshares is a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect Hampton Roads Bankshares’ expenses and future results of operations. In addition, government and regulatory authorities have the power to impose rules or other requirements, including requirements that Hampton Roads Bankshares is unable to anticipate, that could have an adverse impact on its results of operations.

Hampton Roads Bankshares faces a variety of threats from technology based frauds and scams.

Financial institutions are a prime target of criminal activities through various channels of information technology. Hampton Roads Bankshares attempts to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, Hampton Roads Bankshares maintains insurance coverage designed to provide a level of financial protection to its business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on Hampton Roads Bankshares’ results of operations.

If Hampton Roads Bankshares needs capital in the future to continue its growth, it may not be able to obtain it on terms that are favorable. This could negatively affect Hampton Roads Bankshares’ performance and the value of its common stock.

Hampton Roads Bankshares’ business strategy calls for continued growth. Hampton Roads Bankshares anticipates that it will be able to support this growth through this merger, as well as the generation of additional deposits at new branch locations and investment opportunities. However, Hampton Roads Bankshares may need to raise capital in the future to support its continued growth and to maintain its capital levels. Hampton Roads Bankshares’ ability to raise capital through the sale of additional securities will depend primarily upon its financial condition and the condition of financial markets at that time. Hampton Roads Bankshares may not be able to obtain capital in the amounts or on terms satisfactory to it. Hampton Roads Bankshares’ growth may be constrained if it is unable to raise capital as needed.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.

Hampton Roads Bankshares is subject to supervision by several governmental regulatory agencies. These regulations, and the interpretation and application of them by regulators, are beyond Hampton Roads Bankshares’ control, may change rapidly and unpredictably and can be expected to influence its earnings and growth. In addition, these regulations may limit its growth and the return to investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. Although these regulations impose costs upon Hampton Roads Bankshares, they are intended to protect depositors, and you should not assume that they protect your interests as a shareholder. The regulations to which Hampton Roads Bankshares is subject may not always be in the best interests of investors.

Trading in Hampton Roads Bankshares common stock has been sporadic and volume has been light. As a result, shareholders may not be able to quickly and easily sell their common stock.

Although Hampton Roads Bankshares common stock trades on the Nasdaq Global Select Market and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited and there can be no assurance that an active and liquid market for the common stock will develop.

Virginia law and the provisions of Hampton Roads Bankshares’ articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of its common stock that would be willing to pay you a premium for your shares of Hampton Roads Bankshares common stock.

Hampton Roads Bankshares’ articles of incorporation and bylaws contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of it. These provisions include the division of Hampton Roads Bankshares’ board of directors into classes and the ability of its board to set the price, term and rights of, and to issue, one or more series of Hampton Roads Bankshares preferred stock. Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of Hampton Roads Bankshares’ incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally and to benefit from actions which are opposed by the current board.

Hampton Roads Bankshares’ directors and officers have significant voting power.

Hampton Roads Bankshares’ present officers and directors beneficially own [      ]% of its common stock. By voting against a proposal submitted to shareholders, the directors and officers may be able to make approval more difficult for proposals requiring the vote of shareholders such as mergers, share exchanges, asset sales and amendments to Hampton Roads Bankshares’ articles of incorporation.

Risks Associated with Gateway Financial

Gateway Financial’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

Gateway Financial is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. During 2007 Gateway Financial issued $26.2 million of common stock and $25 million in trust preferred securities to acquire The Bank of Richmond, N.A. Additionally, in December of 2007 Gateway Financial conducted a private placement of $23,366,000 in preferred stock and in September of 2008 Gateway Financial conducted an offering of $37,550,000 million in preferred stock to support its continued growth. In the third quarter of 2008, after suffering significant losses relating to Freddie Mac and Fannie Mae preferred stock and material increases in its loan loss reserve. At the end of the third quarter of 2008, Hampton Roads Bankshares refinanced the loan from JP Morgan on a demand note and assisted Gateway Financial in raising $37,550,000 from the issuance of Gateway Financial’s Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock. If the merger is not consummated, Hampton Roads Bankshares may call its $31 million demand note for payment by Gateway Financial. The demand note is secured by all of the common stock of Gateway Bank & Trust Co. If the merger is not consummated, Gateway Financial may at some point need to again raise additional capital. Gateway Financial’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Gateway Financial cannot assure you of its ability to raise additional capital if needed on acceptable terms. If Gateway Financial cannot raise additional capital when needed, its ability to expand its operations through internal growth and acquisitions could be materially impaired.

Failure to maintain regulatory capital requirements may limit Gateway Financial’s ability to maintain its level of brokered certificates of deposit.

Among other sources of funds, Gateway Financial relies heavily on deposits for funds to make loans and provide for its other liquidity needs. However, Gateway Financial’s loan demand has exceeded the rate at which it has been able to build core deposits so it has relied heavily on time deposits, including out-of-market and brokered certificates of deposit, as a source of funds. Those deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or Gateway Financial may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect Gateway Financial’s liquidity. Paying higher deposit rates to attract, keep or replace those deposits could have a negative effect on Gateway Financial’s interest margin and operating results.

Gateway Financial is required by federal banking authorities to maintain certain capital levels to be considered “well capitalized.” If Gateway Financial fails to maintain these capital levels, it would have to seek regulatory approval to keep or obtain additional funding through the use of brokered certificates of deposit. The inability to keep or replace brokered certificates of deposit could result in Gateway Financial having to pay higher deposit rates to attract local deposits, which could have a material negative effect on its interest margin, operating results and its ability to make dividend payments.

The decline in the fair market value of various investment securities available for sale could result in future impairment losses.

As of September 30, 2008, the total amortized cost of Gateway Financial’s portfolio of investment securities available for sale, which includes both debt and equity securities, was approximately $125.4 million while the fair market value of Gateway Financial’s investment securities available for sale was approximately $120.6 million. As of September 30, 2008, the difference between the estimated fair value and amortized cost of the equity securities included within Gateway Financial’s available-for-sale investment portfolio was a loss of $4.8 million, and an approximate $2.9 million loss net of tax, which was included in accumulated other comprehensive loss as a reduction in shareholders’ equity on its balance sheet.

On September 7, 2008, the United States Treasury placed Freddie Mac and Fannie Mae into conservatorship, two companies whose preferred stock Gateway Financial had purchased and included in its investment securities available for sale. Because Freddie Mac and Fannie Mae have been placed into conservatorship, Gateway Financial determined that it must recognize the difference between the cost to Gateway Financial of their preferred stock and their fair market value as an other-than-temporary impairment. In the third quarter of 2008, Gateway Financial recognized an impairment of $37.4 million on the securities of Fannie Mae and Freddie Mac. Even after this impairment loss, Gateway Financial cannot guarantee that it will not have to recognize in one or more future reporting periods additional impairment losses which could have a material adverse effect on its financial condition and results of operation.

A number of factors could cause Gateway Financial to conclude in one or more future reporting periods that any difference between the fair value and the amortized cost of any of its investment securities available for sale constitutes an other-than-temporary impairment. These factors include, but are not limited to, an increase in the severity of the unrealized loss on a particular security, an increase in the length of time unrealized losses continue without an improvement in value, a change in Gateway Financial’s intent or ability to hold the security for a period of time sufficient to allow for the forecasted recovery, or changes in market conditions or industry or issuer specific factors that would render Gateway Financial unable to forecast a full recovery in value. As of the market close on September 30, 2008, the total market value of the Freddie Mac and Fannie Mae preferred stock was $3.0 million.

Gateway Financial faces risks with respect to the our proposed merger.

The merger agreement generally restricts Gateway Financial from seeking other merger partners, and Gateway Financial is subject to a $3,300,000 termination fee under certain circumstances if it enters into a transaction agreement with a third party. The merger agreement also prohibits Gateway Financial from issuing additional stock, common or preferred, or otherwise entering into transactions outside of the ordinary course of business.

Gateway Financial’s financial condition and results of operations could be negatively affected if it fails to manage its growth effectively.

Gateway Financial pursued a significant growth strategy for its business historically, but intends to normalize its future growth. Gateway Financial cannot assure you it will be able to successfully manage this normalization of its growth or that any such a change in its historic business strategy will not adversely affect its results of operations. Failure to manage Gateway Financial’s growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy.

Gateway Financial’s business is subject to the success of the local economies where it operates.

Gateway Financial’s success significantly depends upon the growth in population, income levels, deposits and housing starts in its primary and secondary markets. If the communities in which it operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, its business may not succeed. Adverse economic conditions in Gateway Financial’s specific market area could reduce its growth rate, affect the ability of its customers to repay their loans to it and generally affect its financial condition and results of operations. Gateway Financial is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, Gateway Financial cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.

Any adverse market or economic conditions in Virginia and North Carolina may disproportionately increase the risk that Gateway Financial’s borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in Virginia and North Carolina could adversely affect the value of Gateway Financial’s assets, its revenues, results of operations and financial condition.

If the value of real estate in Gateway Financial’s core market areas were to decline materially, a significant portion of its loan portfolio could become under-collateralized, which could have a material adverse effect on it.

With most of Gateway Financial’s loans concentrated in the Richmond and Greater Metropolitan Hampton Roads areas of Virginia and the coastal and eastern Piedmont region of North Carolina, a decline in local economic conditions could adversely affect the values of its real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on Gateway Financial’s earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, Gateway Bank and Trust Co. often secures loans with real estate collateral. At June 30, 2008, approximately 80% of Gateway Bank and Trust Co.’s loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If Gateway Financial is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected.

Gateway Financial’s construction loans are subject to additional lending risks that could adversely affect earnings.

As of September 30, 2008, approximately 37.6% of Gateway Financial’s total loan portfolio was in construction, acquisition and development loans. In the event of a general economic slowdown like the one we are currently experiencing, these loans have additional risks beyond Gateway Financial’s other loans that could affect the borrowers’ ability to repay on a timely basis. In addition to the normal loan risks of nonpayment by borrowers and decreases in real estate values, construction lending poses additional risks that affect the ability of borrowers to repay loans and the value and marketability of real estate collateral, such as:

•	developments, builders or owners may fail to complete or develop projects;

•	municipalities may place moratoriums on building, utility connections or required certifications;

•	developers may fail to sell the improved real estate;

•	there may be construction delays and cost overruns;

•	the variable rates on these loans could increase the payment on the loan at a time when the borrower’s income is under stress;

•	collateral may prove insufficient; or

•	permanent financing may not be obtained in a timely manner.

Any of these conditions could negatively affect Gateway Financial’s net income and its financial condition.

An inadequate allowance for loan losses would reduce Gateway Financial’s earnings and capital.

Gateway Financial’s loan losses could exceed the allowance for loan losses it has set aside. Gateway Financial’s average loan size continues to increase. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately 78.1% of Gateway Financial’s loan portfolio is composed of construction, acquisition and development, commercial mortgage and commercial and industrial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria Gateway Financial utilizes, losses may be experienced as a result of various factors beyond its control, including, among other things, changes in market conditions affecting the value of its loan collateral and problems affecting the credit of its borrowers.

Management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require the bank to increase the allowance for loan losses as a part of their examination process, the bank’s earnings and capital could be significantly and adversely affected.

A significant part of Gateway Financial’s loan portfolio is unseasoned.

From the beginning of 2007 through September 30, 2008, Gateway Financial’s loan portfolio grew by approximately $30.9%, including approximately $168 million in loans acquired as a result of its acquisition of The Bank of Richmond, N.A. It is difficult to assess the future performance of this part of Gateway Financial’s loan portfolio due to the recent origination of these loans. Industry experience shows that it takes several years for loan difficulties to become apparent. Gateway Financial can give no assurance that these loans will not become non-performing or delinquent, which could adversely affect its future performance.

Gateway Financial may be adversely affected by interest rate changes.

Changes in interest rates may affect Gateway Financial’s level of interest income, the primary component of its gross revenue, as well as the level of its interest expense, its largest recurring expenditure. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and Gateway Financial’s borrowings, including its outstanding junior subordinated debentures. Gateway Financial may not be able to effectively manage changes in what it charges as interest on its earning assets and the expense it must pay on interest-bearing liabilities, which may significantly reduce its earnings. The Federal Reserve has made significant reductions in interest rates during the first quarter of 2008. Since rates charged on loans often tend to react to market conditions faster than do rates paid on deposit accounts, these rate changes are expected to have a negative impact on Gateway Financial’s earnings until it can make appropriate adjustments in its deposit rates. In addition, there are costs associated with Gateway Financial’s risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of Gateway Financial’s ability to continue to maintain a consistent positive spread between the interest earned on its earning assets and the interest paid on its interest-bearing liabilities.

Gateway Financial’s operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in its market area.

Because substantially all of Gateway Financial’s loans are with customers and businesses located in the central and coastal portions of Virginia and North Carolina, catastrophic events, including natural disasters, such as hurricanes which historically have struck the east coast of the United States with some regularity, or terrorist attacks, could disrupt its operations. Any of these natural disasters or other catastrophic events could have a negative impact on most or all of Gateway Financial’s offices and customer base, as well as the strength of its loan portfolio. Even though Gateway Financial carries business interruption insurance policies, make contingency plans and typically have provisions in its contracts that protect it in certain events, it might suffer losses as a result of business interruptions that exceed the coverage available under its insurance policies or for which it does not have coverage. Any natural disaster or catastrophic event affecting Gateway Financial could have a significant negative impact on its operations.

Competition from financial institutions and other financial service providers may adversely affect Gateway Financial’s profitability.

The banking business is highly competitive and Gateway Financial experiences competition in each of its markets from many other financial institutions. Gateway Financial competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in its primary market areas and elsewhere.

Gateway Financial competes with these institutions both in attracting deposits and in making loans. In addition, Gateway Financial has to attract its customer base from other existing financial institutions and from new residents. Many of Gateway Financial’s competitors are well-established, larger financial institutions. While Gateway Financial believes it can and does successfully compete with these other financial institutions in its primary markets, it may face a competitive disadvantage as a result of its smaller size, lack of geographic diversification and inability to spread its marketing costs across a broader market. Although Gateway Financial competes by concentrating its marketing efforts in its primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, it can give no assurance this strategy will be successful.

Directors and officers of Gateway Financial have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of Gateway Financial have interests in the merger that differ from, or are in addition to, their interests as shareholders of Gateway Financial generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Gateway Financial, rights that Gateway Financial officers and directors have under Gateway Financial’s benefit plans (including the treatment of their stock options following the merger) and rights to indemnification and directors and officers insurance following the merger. D. Ben Berry, the Chairman, President and Chief Executive Officer of Gateway Financial, will join the board of directors of Hampton Roads Bankshares, and Gateway Financial will designate six additional individuals (who will be existing directors of Gateway Financial) to the board of directors of Hampton Roads Bankshares. Mr. Berry will become President of Hampton Roads Bankshares, and David R. Twiddy, Senior Executive Vice President of Gateway Financial, will become President and Chief Executive

Officer of Gateway Bank & Trust Co. and an executive officer of Hampton Roads Bankshares. Gateway Financial’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of Gateway Financial will receive benefits or other payments in connection with the merger that you will not receive. See “Proposal I—Approval of the Merger and Related Matters—Approval of the Merger—Interests of Certain Persons in the Merger” on page [    ].

Gateway Financial is subject to extensive regulation that could limit or restrict its activities.

Gateway Financial is a public company that operates in a highly regulated industry and is subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Gateway Financial’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Gateway Financial is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

The laws and regulations applicable to public companies and the banking industry could change at any time, and Gateway Financial cannot predict the effects of these changes on its business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank and financial holding companies, Gateway Financial’s cost of compliance could adversely affect its ability to operate profitably.

The FDIC deposit insurance assessments that Gateway Bank and Trust Co. is required to pay may materially increase in the future, which would have an adverse effect on Gateway Financial’s earnings and its ability to pay dividends.

Gateway Bank and Trust Co. is required to pay semi-annual deposit insurance premium assessments to the FDIC. Due to the recent failure of several unaffiliated out-of-market FDIC insurance depository institutions and the potential failure of other depository institutions, the deposit insurance premium assessments paid by all banks may increase. In addition, the FDIC has indicated that it intends to propose changes to the deposit insurance premium assessment system that will shift a greater share of any increase in such assessments onto institutions with higher risk profiles, including banks that rely on brokered deposits, such as Gateway Bank and Trust Co. If the deposit insurance premium assessment rate applicable to the bank increases, Gateway Financial’s earnings would be adversely affected which may impact our ability to make dividend payments.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the merger, the expected pro forma effect of the merger, and plans and objectives of Hampton Roads Bankshares’ management for future operations of the combined organization following consummation of the merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of Hampton Roads Bankshares and Gateway Financial caution you not to rely unduly on any forward-looking statements in this joint proxy statement/prospectus. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.

Factors that might cause such a difference include the following:

•	the ability of Gateway Financial or Hampton Roads Bankshares to obtain the required shareholder approval or the companies to obtain the required regulatory approvals for the merger;

•	the ability of the companies to consummate the merger;

•	the ability to successfully integrate Gateway Financial into Hampton Roads Bankshares following the merger;

•	a material adverse change in the financial condition, results of operations or prospects of either Hampton Roads Bankshares or Gateway Financial;

•	the ability to fully realize any cost savings and revenues or the ability to realize them on a timely basis;

•	the risk of borrower, depositor and other customer attrition after the transaction is completed;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services;

•	the failure of Hampton Roads Bankshares or Gateway Financial to continue to qualify as “well-capitalized”; and

•	other risk factors described on pages [ ] to [ ] of this joint proxy statement/prospectus.

Hampton Roads Bankshares and Gateway Financial undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

THE GATEWAY FINANCIAL SPECIAL MEETING

General

This section contains information about the Gateway Financial special shareholders’ meeting that has been called to vote upon the matters described below.

We are mailing this joint proxy statement/prospectus to you, as a Gateway Financial shareholder, on or about [                    ], 2008. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the Gateway Financial board is soliciting for use at the special meeting. The special meeting will be held on [                    ], 2008, at [    ].m., local time at [            ].

Matters to Be Considered

At the special meeting, you will be asked:

•	to approve the merger agreement and the transactions contemplated thereby (see Proposal I); and

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (see Proposal III).

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the Gateway Financial corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, Virginia 23451
Attn: D. Ben Berry

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Solicitation of Proxies

Gateway Financial will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Gateway Financial will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with North Carolina law, Gateway Financial’s articles of incorporation and bylaws and the Nasdaq Global Select Market rules, we have fixed [                    ], 2008 as the record date for determining the

shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Gateway Financial stock at the close of business on the record date. At that time, [            ] shares of Gateway Financial common stock were outstanding, held by [            ] holders of record; 23,266 shares of Gateway Financial Series A Preferred Stock were outstanding, held by [            ] holders of record; and 37,550 shares of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, held by [            ] holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Gateway Financial common stock representing a majority of the shares outstanding and entitled to vote on the record date, and the holders of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Gateway Financial stock you held as of the close of business on the record date.

Holders of shares of Gateway Financial stock present in person at the special meeting but not voting, and shares of Gateway Financial stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business.

Vote Required

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Gateway Financial’s outstanding shares of common stock, voting as a separate group, and the affirmative vote of the holders of a majority of Gateway Financial’s outstanding shares of Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, voting together as a separate group.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Because approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of Gateway Financial common stock entitled to vote at the special meeting, voting as a separate group, and the holders of a majority of the outstanding shares of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock entitled to vote at the special meeting, voting together as a separate group, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the Gateway Financial board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers of Gateway Financial beneficially owned (i) approximately [            ] shares of Gateway Financial common stock, entitling them to exercise approximately [      ]% of the voting power of the Gateway Financial common stock entitled to vote at the special meeting, and (ii) approximately [            ] shares of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, entitling them to exercise approximately [      ]% of the voting power of the Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock entitled to vote at the special meeting. Each director and executive officer of Gateway Financial has indicated that he will vote each share of Gateway Financial stock that he or she owns “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

In addition, each director and executive officer of Gateway Financial has entered into a support agreement which generally precludes these persons from transferring, selling, or otherwise disposing of any shares of stock of Gateway Financial held by them during the pendency of the transaction. The parties that entered into the support agreements also agreed to vote in favor of the merger agreement and the merger and to surrender the shares of common stock of Gateway Financial held by such persons at the effective time of the merger. In addition, the parties that entered into the support agreements agreed to vote against any proposal or any amendment of Gateway Financial’s articles of incorporation or bylaws which would frustrate or impede the merger. The support agreements require that any signing party not make any statement, written or oral, to the effect that he does not support the merger or that other shareholders of Gateway Financial should not support the merger; provided, however, that members of the board of directors and officers of Gateway Financial are permitted to discuss or communicate about the merger in accordance with their fiduciary duties if such discussions and communications are limited to other members of the board and officers of Gateway Financial and Gateway Bank & Trust Co., financial advisors, legal advisors, and other persons owing duties of confidentiality to Gateway Financial.

Recommendation of the Gateway Financial Board of Directors

The Gateway Financial board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger. The Gateway Financial board believes that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and are in the best interests of, Gateway Financial and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

THE HAMPTON ROADS BANKSHARES SPECIAL MEETING

General

This section contains information about the Hampton Roads Bankshares special shareholders’ meeting that has been called to vote upon the matters described below.

We are mailing this joint proxy statement/prospectus to you, as a Hampton Roads Bankshares shareholder, on or about [                    ], 2008. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the Hampton Roads Bankshares board is soliciting for use at the special meeting. The special meeting will be held on [                    ], 2008, at [    ].m., local time at [            ].

Matters to Be Considered

At the special meeting, you will be asked:

•	to approve the merger agreement and the transactions contemplated thereby (Proposal I);

•	to approve a proposal to adopt an amendment to Hampton Roads Bankshares’ articles of incorporation to increase the maximum number of members of the board of directors from 18 to 24 (Proposal II); and

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (Proposal III).

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the Hampton Roads Bankshares Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Hampton Roads Bankshares, Inc.

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Attn: Tiffany K. Glenn

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Solicitation of Proxies

Hampton Roads Bankshares will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Hampton Roads Bankshares will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Virginia law, Hampton Roads Bankshares’ articles of incorporation and bylaws and the Nasdaq Global Select Market rules, we have fixed [                    ], 2008 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Hampton Roads Bankshares common stock at the close of business on the record date. At that time, [            ] shares of Hampton Roads Bankshares common stock were outstanding, held by [            ] holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Hampton Roads Bankshares common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Hampton Roads Bankshares common stock you held as of the close of business on the record date.

Holders of shares of Hampton Roads Bankshares common stock present in person at the special meeting but not voting, and shares of Hampton Roads Bankshares common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

Vote Required

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Hampton Roads Bankshares outstanding shares.

The approval of a proposal to adopt an amendment to the articles of incorporation of Hampton Roads Bankshares to increase the maximum number of members of the board of directors from 18 to 24 requires the affirmative vote of the holders of a majority of Hampton Roads Bankshares outstanding shares.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Because approval of the merger agreement and the transactions contemplated thereby and the adoption of the amendment to the articles of incorporation each require the affirmative vote of the holders of a majority of the outstanding shares of Hampton Roads Bankshares common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the Hampton Roads Bankshares board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers of Hampton Roads Bankshares beneficially owned approximately [            ] shares of Hampton Roads Bankshares common stock, entitling them to exercise approximately [      ]% of the voting power of the Hampton Roads Bankshares common stock entitled to vote at the special meeting. Each director and executive officer of Hampton Roads Bankshares has indicated that he will vote each share of Hampton Roads Bankshares common stock that he or she owns “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby and “FOR” the adoption of the amendment to the articles of incorporation.

Recommendation of the Hampton Roads Bankshares Board of Directors

The Hampton Roads Bankshares board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger. The Hampton Roads Bankshares board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and are in the best interests of, Hampton Roads Bankshares and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the approval of the amendment to Hampton Roads Bankshares’ articles of incorporation.

PROPOSAL I—APPROVAL OF THE MERGER AND RELATED MATTERS

APPROVAL OF THE MERGER

Merger

Subject to satisfaction or waiver of all conditions in the merger agreement, Gateway Financial will merge with and into Hampton Roads Bankshares. Upon completion of the merger, Gateway Financial’s corporate existence will terminate. Immediately following the merger, D. Ben Berry, the Chairman, President and Chief Executive Officer of Gateway Financial, will join the board of directors of Hampton Roads Bankshares, and Gateway Financial will designate six additional individuals (who will be existing directors of Gateway Financial) to the board of directors of Hampton Roads Bankshares. Gateway Financial’s wholly-owned subsidiary, Gateway Bank & Trust Co., will remain in existence and operate as a separate subsidiary of Hampton Roads Bankshares.

Background of the Merger

From time-to-time over the past several years, Hampton Roads Bankshares’ Vice Chairman, President and Chief Executive Officer, Jack W. Gibson, (“Gibson”) and Gateway Financial’s Chairman and Chief Executive Officer, D. Ben Berry, (“Berry”) discussed the possibility of combining the businesses. These discussions were informal and exploratory. They did not result in any formal or follow-up discussions, or the creation of a proposal that could be presented to the board of directors of either company.

On September 8th or 9th of this year, Gibson telephoned Berry to suggest that Hampton Roads Bankshares would be interested in discussing a possible business combination in light of Gateway Financial’s disclosed position in Fannie Mae and Freddie Mac securities and the federal government’s takeover of those entities on September 7, 2008. Berry responded to Gibson that while his interest was appreciated, Gateway Financial had a capital formation plan that it was then undertaking and expected to conclude.

On the evening of September 8, 2008, Douglas J. Glenn (“Glenn”), Hampton Roads Bankshares’ Executive Vice-President and General Counsel, spoke with Theodore L. Salter (“Salter”), Gateway Financial’s Senior Executive Vice-President and Chief Financial Officer, to confirm Hampton Roads Bankshares’ interest in presenting a possible alternative to Gateway Financial’s capital formation plan. Salter expressed appreciation for the inquiry and indicated that he would be happy to present Berry with any information that Hampton Roads Bankshares would want to provide to him.

Hampton Roads Bankshares had a regularly scheduled meeting of its board of directors on September 9, 2008. Gateway Financial’s capital position was a topic of general discussion during both the regular board session and its executive session. Gibson advised the executive session of the board of his expression of interest in a business combination to Berry and the board expressed support for continuing such an approach. In addition, following the board meeting, Gibson discussed the approach to Gateway Financial in more detail with Emil A. Viola (“Viola”), the board’s Chairman, and Herman A. Hall, III (“Hall”), who are members, together with Gibson, of the board’s executive committee. Both Viola and Hall urged Gibson to pursue further discussions with Gateway Financial.

Later in the week of September 8, 2008, Hall contacted Frank T. Williams (“Williams”), a long-time acquaintance of Hall, a director of Gateway Financial, and a significant beneficial owner of its common stock, to ensure that Williams was aware of Hampton Roads Bankshares’ interest in a business combination with Gateway Financial. Williams expressed appreciation for and interest in the information provided by Hall. Gibson also requested that W. Lewis Witt (“Witt”), a director of Hampton Roads Bankshares, contact Jerry T. Womack (“Womack”), a director of Gateway Financial, a long-time acquaintance of Witt, and significant beneficial owner of Gateway Financial’s common stock, to ensure that Womack was aware of Hampton Roads Bankshares’ interest in a business combination with Gateway Financial. Womack expressed appreciation for and interest in the information provided by Witt.

On Monday, September 15, 2008, Womack telephoned Gibson and invited him to offer a presentation to members of the executive committee of Gateway Financial’s board of directors and Berry at a special meeting called for September 17, 2008.

On the morning of September 17, 2008, Gibson and Glenn met with Billy Roughton (“Roughton”) and Ollin B. Sykes (“Sykes”), both directors of Gateway Financial and members of the board’s executive committee, and Berry. Gibson, on behalf of Hampton Roads Bankshares, presented a view of Gateway Financial’s perceived challenges, a rationale for combining the businesses and a plan for maximizing shareholder value in the operation of the combined businesses. Gibson proposed a stock-for-stock transaction with closing to occur before December 31, 2008, in order to take advantage of certain accounting standard changes scheduled to take effect in December of 2008. Pricing was only discussed in general terms.

In the afternoon of September 17, 2008, Berry called Gibson and advised him that Gateway Financial’s board desired to enter into formal negotiations with Hampton Roads Bankshares regarding a possible combination of the businesses. Gibson and Berry determined to meet the following morning with all necessary representatives.

On September 17, 2008, Glenn contacted William A. Old, Jr. (“Old”) of Williams Mullen and formally engaged Old and his firm to represent Hampton Roads Bankshares in its negotiations with Gateway Financial.

On September 17, 2008, Hampton Roads Bankshares formally engaged McKinnon & Company, Inc. to render financial advisory and investment banking services to the company in connection with the acquisition of Gateway Financial.

On September 18, 2008, Gibson, Glenn, Old and William J. McKinnon, Jr., of McKinnon and Company, Inc. met with Berry, Salter, David R. Twiddy (“Twiddy”), the President and Chief Operating Officer of Gateway Bank & Trust Co., Roughton, Sykes and representatives of Sandler O’Neill + Partners, L.P., an investment bank engaged by Gateway Financial to render advisory services. The parties negotiated the pricing terms of a combination whereby the shareholders of Gateway Financial would receive 0.6700 shares of common stock of Hampton Roads Bankshares for each share of Gateway Financial common stock they own immediately prior to the effective time of the merger. Each of Gateway Financial’s preferred shares outstanding immediately prior to the effective time of the merger would convert into new preferred shares of Hampton Roads Bankshares that have substantially identical rights.

On September 18, 2008, Hampton Roads Bankshares called a special meeting of its board to be held September 19, 2008, at 4:00 p.m. to discuss the terms of the acquisition proposal as negotiated with Gateway Financial.

On the evening of September 18, 2008, Gibson and Berry met to further discuss the financial terms of the proposed business combination of Hampton Roads Bankshares.

On September 19, 2008, Hampton Roads Bankshares and Gateway Financial, through their respective advisors and representatives, met at the offices of Williams Mullen in Norfolk, Virginia, to negotiate the terms of a definitive merger agreement that the management of Hampton Roads Bankshares and Gateway Financial could recommend to their respective boards of directors. Gateway Financial engaged Gaeta & Eveson, P.A. to provide legal advice to Gateway Financial.

On September 19, 2008, the Hampton Roads Bankshares board of directors met to be apprised of the status of the negotiations with Gateway Financial, including a presentation by Gibson regarding a view of Gateway Financial’s perceived challenges, a rationale for combining the businesses and a plan for maximizing shareholder value in the operation of the combined businesses as well as pricing and structure. The board was unanimous in its continued support for the negotiations and adjourned the special meeting until Sunday, September 21, 2008, at 4:00 pm.

The Gateway Financial board of directors also met on September 19, 2008 to be apprised of the status of the transaction. At the meeting, Berry and Jonathan J. Doyle of Sandler O’Neill + Partners, L.P. updated the board on the discussions with Hampton Roads Bankshares and outlined the major deal parameters that were already in place, including pricing and structure. The board discussed the background and results of Hampton Roads Bankshares and inquired as to the details of the pro forma company. The chairman of the executive committee reported that Gateway Financial’s executive committee had been reviewing information and unanimously supported the merger. The full board approved a motion to proceed with the merger based on the information presented at the meeting, and planned to meet on Sunday, September 21, 2008, to consider the merger agreement.

Subsequent to the Hampton Roads Bankshares’ board meeting on September 19, 2008, and continuing through the afternoon of September 21, 2008, the respective advisors and representatives of Hampton Roads Bankshares and Gateway Financial continued to meet at the offices of Williams Mullen to negotiate the terms of a definitive merger agreement. Of primary importance were Gateway Financial’s capital position at the end of the third quarter on September 30, 2008, and the terms of various credit facilities with JPMorgan Chase Bank, N.A. (“JP Morgan”). It was agreed that, as a condition to the merger, Gateway Financial would use its best efforts to raise between $20,000,000 and $35,000,000 in qualified capital (collectively, the “Capital Financing”) through the sale of its Series B preferred stock. Any increase in the amount of the offering or change to the terms of the securities offered would require the approval of Hampton Roads Bankshares. Provided the Capital Financing permitted Gateway Bank to qualify as “well capitalized” on or before September 29, 2008, Hampton Roads Bankshares agreed to lend, on its own behalf or that of Bank of Hampton Roads and Shore Bank, $31,000,000 (the “HRB Loan”), payable on demand. The repayment of the HRB Loan by Gateway Financial would be secured by a first priority lien on the stock of Gateway Bank, and the proceeds would be used to pay off all outstanding obligations under Gateway Financial’s various credit facilities with JP Morgan. A definitive merger agreement, including the foregoing conditions, was substantially agreed to by the negotiating parties on September 21, 2008. A copy of the definitive agreement was then submitted to both Sandler O’Neill + Partners, L.P. and McKinnon and Company, Inc. for their consideration of its fairness to the shareholders of Hampton Roads Bankshares and Gateway Financial.

On September 21, 2008, the Hampton Roads Bankshares’ board of directors met to review and consider the definitive agreement. At the meeting, Old, for Williams Mullen, reviewed the terms and conditions of the definitive agreement with the board and McKinnon and Company, Inc. delivered to the board its oral and written opinion that as of the date of its opinion the proposed transaction was fair from a financial point of view to the holders of the Hampton Roads Bankshares common stock. The Hampton Roads Bankshares board was unanimous in its continued support for the proposed merger and authorized management to continue negotiations of the final definitive merger agreement for consideration at the board’s September 23, 2008 special meeting.

On September 21, 2008, the Gateway Financial board of directors met at the Norfolk offices of Williams Mullen to review the progress made on the transaction. Scott Clark of Sandler O’Neill + Partners, L.P. (“Clark”) reviewed the financial aspects of the proposed merger. The board also reviewed the terms and conditions of the definitive merger agreement. William F. Hickey of Sandler O’Neill + Partners, L.P. reviewed the prospects of the pro forma company. The board also had extensive discussions regarding the need to satisfy various outstanding credit facilities with JP Morgan Chase Bank, N.A. before proceeding with the merger.

Subsequent to the Hampton Roads Bankshares’ board meeting on September 21, 2008, and continuing through the afternoon of September 23, 2008, the respective advisors and representatives of Hampton Roads Bankshares and Gateway Financial continued to meet at the offices of Williams Mullen to negotiate and further finalize the terms of a definitive merger agreement.

On September 23, 2008, the Hampton Roads Bankshares board of directors met to review and consider the final version of the definitive merger agreement. At the meeting, Old, for Williams Mullen, again, reviewed the terms and conditions of the definitive agreement with the board and explained what changes had been made to the agreement since the board’s September 21, 2008, meting. As the pricing structure of the proposed merger had not changed, McKinnon and Company, Inc. reaffirmed through management its opinion that the proposed transaction was fair from a financial point of view to the holders of the Hampton Roads Bankshares common stock. The Hampton Roads Bankshares board then unanimously approved the agreement and plan of merger with Gateway Financial and resolved to recommend it to the Hampton Roads Bankshares shareholders for approval.

On September 23, 2008, the Gateway Financial board of directors met in Virginia Beach, Virginia. Anthony Gaeta, Jr., of Gaeta & Eveson, P.A., reviewed the terms of the definitive merger agreement and the various approvals necessary to complete the merger. Clark reviewed the proposal to satisfy all outstanding obligations under Gateway Financial’s credit facilities with JP Morgan through the HRB Loan. The board also discussed the proposed Capital Financing. After discussion, the board unanimously approved a resolution authorizing the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock and approved the merger agreement with Hampton Roads Bankshares.

A joint press release announcing the execution of the merger agreement was issued by Hampton Roads Bankshares and Gateway Financial on September 24, 2008.

Hampton Roads Bankshares’ Reasons for the Merger

In reaching its decision to initially propose and thereafter approve the merger agreement and recommend the merger to its shareholder, the Hampton Roads Bankshares board of directors consulted with Hampton Roads Bankshares’ management, as well as with its outside financial and legal advisors, reviewed various financial data and evaluation materials, and made an independent determination that the proposed merger with Gateway Financial was in the best interests of Hampton Roads Bankshares and its shareholders. The board of directors considered a number of positive factors that it believes support its recommendation that Hampton Roads Bankshares’ shareholders approve the merger agreement, including:

•

that the transaction conforms with Hampton Roads Bankshares’ long term goals of enhancing shareholder value; diversifying deposit gathering and credit risk; broadening its customer base for loans and deposits and broadening its market penetration;

•

that Gateway Financial has a strong market presence in Virginia and North Carolina in areas outside of Hampton Roads Bankshares’ markets, that Gateway Financial’s market is contiguous to Hampton Roads Bankshares’ existing market without significant overlap or redundant facilities in Hampton Roads, Virginia, and presents opportunities to grow the business further into and through the Central Virginia region and in North Carolina;

•

the financial analysis and presentation of McKinnon & Company, Inc. and its written opinion that, as of September 23, 2008, the proposed common stock exchange ratio was fair, from a financial point of view, to Hampton Roads Bankshares (see “—Opinion of Hampton Roads Bankshares’ Financial Advisor”);

•	the financial terms of recent business combinations in the financial services industry;

•	its belief that the merger will create a larger and more diversified organization, with a higher combined legal lending limit, that is better positioned to compete and grow its business;

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, Hampton Roads Bankshares’ current competitive position and the other potential strategic alternatives available to Hampton Roads Bankshares, including accelerating de novo branch growth, making acquisitions or developing or acquiring non-bank businesses;

•

its review of Gateway Financial’s financial condition, earnings, business operations and prospects and its belief that Gateway Financial has a compatible business culture with a shared approach to customer service, treatment of employees and increasing shareholder value;

•

the assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the business of the combined company after the merger;

•	its expectation that shareholders in the combined company will continue to receive dividends from the earnings of the combined company; and

•

the fact that the merger should enable shareholders in the combined company to enjoy greater liquidity from the larger shareholder base so as to allow them to buy and sell shares quickly and efficiently.

The Hampton Roads Bankshares board also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with Gateway Financial were likely to outweigh substantially these risks and factors. The risks and factors included:

•

the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Hampton Roads Bankshares on-going business, and in the loss of customers;

•	the possibility that the merger may not be well received by Gateway Financial’s key employees or customers, resulting in either or both the loss of such key employees or customers

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	interest rate changes and short term asset-liability adjustments; and

•	the risks of the type and nature described under “Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by Hampton Roads Bankshares’ board is not intended to be exhaustive, but is believed to include all material factors considered by Hampton Roads Bankshares’ board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Hampton Roads Bankshares’ board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weight to the various factors that it considered in reaching its determination to initially propose and thereafter approve the merger and recommend that Hampton Roads Bankshares’ shareholders vote “FOR” the approval of the merger agreement. In addition, individual members of the Hampton Roads Bankshares board of directors may have given differing weights to different factors. The Hampton Roads Bankshares board of directors conducted an overall analysis of the factors described above, including thorough discussions with Hampton Roads Bankshares management and outside financial and legal advisors and considered the factors overall to be favorable to and to support its determination to approve the merger and recommend that Hampton Roads Bankshares’ shareholders approve the merger agreement.

It should be noted that this explanation of the Hampton Roads Bankshares’ board of directors’ reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

The approval of the merger agreement and the transactions contemplated thereby and the approval of the amendment to Hampton Roads’ Bankshares articles of incorporation are conditioned on each other, and approval of each is required for completion of the merger.

Based on the foregoing, the Hampton Roads Bankshares board of directors unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby are in the best interests of Hampton Roads Bankshares and its shareholders. The Hampton Roads Bankshares’ board of directors unanimously recommends that Hampton Roads Bankshares’ shareholders vote “FOR” the approval of the merger agreement.

Gateway Financial’s Reasons for the Merger

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Gateway Financial board of directors consulted with Gateway Financial’s management, as well as with its outside financial and legal advisors, reviewed various financial data and evaluation materials, and made an independent determination that the proposed merger with Hampton Roads Bankshares was in the best interests of Gateway Financial and its shareholders. The board of directors considered a number of positive factors that it believes support its recommendation that Gateway Financial’s shareholders approve the merger agreement, including:

•

the financial analysis and presentation of Sandler O’Neill + Partners, L.P., and its written opinion that, as of September 23, 2008, the merger was fair, from a financial point of view, to Gateway Financial (see “—Opinion of Gateway Financial’s Financial Advisor”);

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;

•	its belief that the merger will create a larger and more diversified organization, with a higher combined legal lending limit, that is better positioned to compete and grow its business;

•

the corporate governance and operational provisions established for the transaction, including the fact that Gateway Bank & Trust Co. will retain its banking charter and continue to operate as a separate bank and the composition of the post-merger board of directors of Hampton Roads Bankshares;

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, Gateway Financial’s current competitive position and the other potential strategic alternatives available to Gateway Financial, including remaining independent, accelerating branch growth, making acquisitions, developing or acquiring non-bank businesses and selling Gateway Financial to certain other financial institutions;

•

its review of Hampton Roads Bankshares’ financial condition, earnings, business operations and prospects and its belief that Hampton Roads Bankshares is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•

the assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the business of the combined company after the merger; and

•

the fact that the merger will enable Gateway Financial’s common stock shareholders to exchange their shares of Gateway Financial, in a tax-free transaction, for registered shares of common stock of a company that will have a significantly larger pro forma market capitalization, that will potentially provide greater liquidity for Gateway Financial shareholders to sell their shares quickly and efficiently.

The Gateway Financial board also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with Hampton Roads Bankshares were likely to outweigh substantially these risks and factors. The risks and factors included:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Gateway Financial’s on-going business, and in the loss of customers;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the matters described in “—Interests of Directors and Executive Officers in the Merger” beginning on page [ ]; and

•	the risks of the type and nature described under “Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by Gateway Financial’s board is not intended to be exhaustive, but is believed to include all material factors considered by Gateway Financial’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Gateway Financial board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weight to the various factors that it considered in reaching its determination to approve the merger and recommend that Gateway Financial’s shareholders vote “FOR” the approval of the merger agreement. In addition, individual members of the Gateway Financial board of directors may have given differing weights to different factors. The Gateway Financial board of directors conducted an overall analysis of the factors described above, including thorough discussions with Gateway Financial’s management and outside financial and legal advisors and considered the factors overall to be favorable to and to support its determination to approve the merger and recommend that Gateway Financial’s shareholders approve the merger agreement.

It should be noted that this explanation of the Gateway Financial board’s reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Based on the foregoing, the Gateway Financial board of directors unanimously determined that the merger, the merger agreement, and the transactions contemplated thereby are in the best interests of Gateway Financial and its shareholders. The Gateway Financial board of directors unanimously recommends that Gateway Financial’s shareholders vote “FOR” the approval of the merger agreement.

Opinion of Gateway Financial’s Financial Advisor

By a letter of agreement dated September 18, 2008, Gateway Financial retained Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) to act as its financial advisor in connection with a possible business combination with Hampton Roads Bankshares. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Gateway Financial in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the September 23, 2008 meeting at which Gateway Financial’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Gateway Financial’s shareholders from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Gateway Financial shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion is directed to the Gateway Financial board and speaks only to the fairness from a financial point of view of the merger consideration to Gateway Financial shareholders. It does not address the underlying business decision of Gateway Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any Gateway Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its September 23, 2008 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Gateway Financial that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Hampton Roads Bankshares that Sandler O’Neill deemed relevant;

(4)	internal financial projections for Gateway Financial for the years ending December 31, 2008 through 2012 as provided by and reviewed with senior management of Gateway Financial;

(5)	internal financial projections for Hampton Roads Bankshares for the years ending December 31, 2008 through 2012 as prepared by and reviewed with senior management of Hampton Roads Bankshares;

(6)	the pro forma financial impact of the merger on Hampton Roads Bankshares and Gateway Financial based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior managements of Gateway Financial and Hampton Roads Bankshares;

(7)	the publicly reported historical price and trading activity for Gateway Financial’s and Hampton Roads Bankshares’ common stock, including a comparison of certain financial and stock market information for Gateway Financial and Hampton Roads Bankshares with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Gateway Financial the business, financial condition, results of operations and prospects of Gateway Financial, including certain operating, liquidity, regulatory and other financial matters, in particular Gateway Financial’s determination that it would be less than well-capitalized as of September 30, 2008 and the impact of certain pending write-downs. Sandler O’Neill also held similar discussions with certain members of senior management of Hampton Roads Bankshares regarding the business, financial condition, results of operations and prospects of Hampton Roads Bankshares.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial information, projections, estimates and other information that was available to it from public sources, that was provided by Gateway Financial and Hampton Roads Bankshares or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of Gateway Financial and Hampton Roads Bankshares that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Gateway Financial or Hampton Roads Bankshares or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Gateway Financial or Hampton Roads Bankshares, nor did Sandler O’Neill review any individual credit files relating to Gateway Financial or Hampton Roads Bankshares. Sandler O’Neill assumed, with Gateway Financial’s consent, that the respective allowances for loan losses for both Gateway Financial and Hampton Roads Bankshares were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis that each party to the merger agreement would perform all of the material covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement had not been waived. Sandler O’Neill also assumed that there had been no material change in Gateway Financial’s and Hampton Roads Bankshares’ assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Gateway Financial and Hampton Roads Bankshares would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill, with Gateway Financial’s consent, relied on the advice Gateway Financial received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger agreement and the transactions contemplated by the merger agreement.

The internal financial projections for Gateway Financial and Hampton Roads Bankshares used and relied upon by Sandler O’Neill in its analyses and the projections of transaction costs, estimates of purchase accounting adjustments, expected cost savings, and other synergies relating to the merger were reviewed with the senior managements of Gateway Financial and Hampton Roads Bankshares, and such managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Gateway Financial and Hampton Roads Bankshares, both respectively and related to the combined entity, and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such estimates and projections or the assumptions on which they were based. Those estimates and projections, as well as the other estimates used by Sandler O’Neill in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

Financial Analysis of Sandler O’Neill. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying their respective opinions. Also, no company included in the comparative analysis described below is identical to Gateway Financial or Hampton Roads Bankshares and no transaction is identical to the merger. In performing its analysis, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Gateway Financial, Hampton Roads Bankshares and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis. Sandler O’Neill prepared its analysis solely for purposes of rendering its opinion and provided such analysis to the Gateway Financial board at the board’s September 23, 2008 meeting. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analysis does not necessarily reflect the value of Hampton Roads Bankshares’ or Gateway Financial’s common stock or the prices at which Hampton Roads Bankshares’ or Gateway Financial’s common stock may be sold at any time. The analysis of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Gateway Financial’s board in making its determination to approve the merger, the merger agreement and the transactions contemplated by the merger agreement and the analysis described below should not be viewed as determinative of the decision of Gateway Financial’s board or management with respect to the fairness of the merger.

The summary below is not a complete description of the analyses underlying the opinion of Sandler O’Neill or the presentation made by Sandler O’Neill to Gateway Financial’s board, but is instead a summary of the material analyses performed and presented in connection with its opinion.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor. The financial analysis summarized below includes information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the per share merger consideration on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analysis and opinion. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of Gateway Financial common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.6700 shares of Hampton Roads Bankshares common stock. Based upon per-share financial information for Gateway Financial for the twelve months ended June 30, 2008, and projected financial information through September 30, 2008 based on Gateway Financial projections, Sandler O’Neill calculated the following ratios:

Transaction Ratios (1)

Transaction price/Book value per share	61%
Transaction price/Tangible book value per share	96%
Transaction price/Adjusted book value per share (2)	82%
Transaction price/Adjusted tangible book value per share	158%
Transaction price/Adjusted Management Est. 2008 EPS	NM
Transaction price/Adjusted Management Est. 2009 EPS (3)	8.9x
Transaction price/Adjusted core deposit premium (2)(4)	2.3%
Market premium (5)	22.1%

(1)	Based on Hampton Roads Bankshares’ closing price of $10.15 on September 22, 2008
(2)	Projected tangible book value as of September 30, 2008, per management guidance, which includes a loss of $37.0 million from the write-down of Fannie Mae and Freddie Mac preferred securities, per management guidance
(3)	Per management guidance, assumes a $50 million common equity capital raise at $5.00 per share
(4)	Core deposits exclude time deposits with balances greater then $100,000
(5)	Based on Gateway Financial’s closing price of $5.57 on September 22, 2008

The aggregate transaction value was approximately $86.5 million.

Capital Raise Analysis. Sandler O’Neill considered, given Gateway Financial’s exposure to Fannie Mae and Freddie Mac preferred stock, the pro forma capital impact to Gateway Financial assuming a loss of $37 million on Gateway Financial’s Fannie Mae and Freddie Mac holdings, as discussed and reviewed by Gateway Financial senior management. Were Gateway Financial to write off $37 million in preferred stock, it would have a pro forma Risk Based Capital Ratio as of September 30, 2008 of 8.95%, over 1.0% below “well-capitalized”, as per regulatory capital requirements.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Gateway Financial’s and Hampton Roads Bankshares’ common stock. For the one- and three-year period ended September 22, 2008, Sandler O’Neill compared the relative performance of Gateway Financial’s and Hampton Roads Bankshares’ common stock with the following:

•	the S&P 500 Index;

•	the NASDAQ Bank Index; and

•	the S&P Bank Index.

During the one-year period ended September 22, 2008, the relative performances were as follows:

Gateway Financial’s and Hampton Roads Bankshares’ Stock Performance

	Beginning Index Value September 22, 2007	Ending Index Value September 22, 2008
Gateway Financial	100.0%	35.8%
Hampton Roads Bankshares	100.0	72.5
S&P 500 Index	100.0	79.1
NASDAQ Bank Index	100.0	83.1
S&P Bank Index	100.0	55.3

During the three-year period ended September 22, 2008, the relative performances were as follows:

Gateway Financial’s and Hampton Roads Bankshares’ Stock Performance

	Beginning Index Value September 22, 2005	Ending Index Value September 22, 2008
Gateway Financial	100.0%	34.4%
Hampton Roads Bankshares	100.0	92.3
S&P 500 Index	100.0	99.4
NASDAQ Bank Index	100.0	85.2
S&P Bank Index	100.0	59.9

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Gateway Financial and Hampton Roads Bankshares to various peer groups selected by Sandler O’Neill.

The “Virginia Banks” peer group for Gateway Financial consisted of the following companies:

Burke & Herbert Bank & Trust Company	C&F Financial Corporation

Cardinal Financial Corporation	Carter Bank & Trust

Commonwealth Bankshares, Inc.	Eastern Virginia Bankshares, Inc.

First Bancorp, Inc.	First Community Bancshares, Inc.

Hampton Roads Bankshares, Inc.	Middleburg Financial Corporation

National Bankshares, Inc.	Old Point Financial Corporation

TowneBank	Union Bankshares Corporation

Virginia Commerce Bancorp, Inc.

The analysis compared publicly available financial information as of and for the twelve-month period ended June 30, 2008 and market trading information as of September 22, 2008. The table below compares the data for Gateway Financial and the median data for the comparable peer group.

Comparable Group Analysis

	Gateway Financial	Virginia Banks Peer Group Median
Total Assets (in millions)	$2,128	$1,027
Tangible Equity/Tangible Assets	5.44%	7.23%
Last Twelve Months Return on Average Assets	0.62%	0.94%
Last Twelve Months Return on Average Equity	7.5%	9.3%
Net Interest Margin	3.18%	3.85%
Last Twelve Months Efficiency Ratio	68.6%	65.4%
Reserves/Loans	1.04%	1.14%
Non-Performing Assets/Assets	0.47%	0.40%
Net Charge-Offs/Average Loans	0.08%	0.09%
Market Capitalization (in millions)	$70.7	$159.1
Core Deposit Premium	(3.15%)	3.98%
Dividend Yield	5.43%	3.62%
Price/Book Value per Share	43%	110%
Price/Tangible Book Value per Share	63%	136%
Price/52-Week High	34.3%	79.0%
Price/Last Twelve Months Earnings per Share	7.0x	12.2x
Price/Estimated 2009 Earnings per Share	6.6x	11.7x

The “Select Companies with Significant FNM/FRE Exposure” peer group for Gateway Financial consisted of the following companies (1):

Bank Holdings	Berkshire Bancorp Inc.

Cascade Financial Corporation	Central Virginia Bankshares, Inc.

Community Financial Corporation	Cooperative Bankshares, Inc.

Financial Institutions, Inc.	First Litchfield Financial Corporation

Midwest Banc Holdings, Inc.	Ohio Legacy Corp

(1)	Select banks who have published record of owning Fannie Mae and / or Freddie Mac preferred securities.

The analysis compared publicly available financial information as of and for the twelve-month period ended June 30, 2008 and market trading information as of September 22, 2008. The table below compares the data for Gateway Financial and the median data for the comparable peer group.

Comparable Group Analysis

	Gateway Financial	Select Companies with Significant FNM/FRE Exposure Median
Total Assets (in millions)	$2,128	$813
Tangible Equity/Tangible Assets	5.44%	6.79%
Last Twelve Months Return on Average Assets	0.62%	0.62%
Last Twelve Months Return on Average Equity	7.5%	7.2%
Net Interest Margin	3.18%	3.24%
Last Twelve Months Efficiency Ratio	68.6%	67.2%
FNM & FRE Preferred Stock Fair Value/Tangible Book Value	35.8%	26.0%
Reserves/Loans	1.04%	1.14%
Non-Performing Assets/Assets	0.47%	1.14%
Net Charge-Offs/Average Loans	0.08%	0.18%
Market Capitalization (in millions)	$70.7	$32
Core Deposit Premium	(3.15%)	(3.08%)
Dividend Yield	5.43%	1.34%
Price/Book Value per Share	43%	61%
Price/Tangible Book Value per Share	63%	72%
Price/52-Week High	34.3%	43.6%
Price/Last Twelve Months Earnings per Share	7.0x	8.5x
Price/Estimated 2009 Earnings per Share	6.6x	8.0x

The selected comparable “Virginia Banks” peer group for Hampton Roads Bankshares consisted of the following companies:

Access National Corporation	Alliance Bankshares Corporation

American National Bankshares Inc.	C&F Financial Corporation

Commonwealth Bankshares, Inc.	Eagle Financial Services, Inc.

Fauquier Bankshares, Inc.	First Bancorp, Inc.

First National Corporation	Highlands Bankshares, Inc.

Middleburg Financial Corporation	National Bankshares, Inc.

Old Point Financial Corporation	Valley Financial Corporation

The analysis compared publicly available financial information as of and for the twelve-month period ended June 30, 2008 and market trading information as of September 22, 2008. The table below compares the data for Hampton Roads Bankshares and the median data for the comparable peer group.

Comparable Group Analysis

	Hampton Roads Bankshares	Virginia Banks Peer Group Median
Total Assets (in millions)	$845	$733
Tangible Equity/Tangible Assets	9.35%	8.08%
Last Twelve Months Return on Average Assets	1.15%	0.94%
Last Twelve Months Return on Average Equity	8.8%	9.9%
Net Interest Margin	4.30%	3.84%
Last Twelve Months Efficiency Ratio	59.8%	67.6%
Reserves/Loans	1.18%	1.02%
Non-Performing Assets/Assets	0.23%	0.67%
Net Charge-Offs/Average Loans	0.02%	0.19%
Market Capitalization (in millions)	$133.5	$60.2
Core Deposit Premium	11.17%	2.12%
Dividend Yield	4.22%	3.40%
Price/Book Value per Share	124%	107%
Price/Tangible Book Value per Share	175%	115%
Price/52-Week High	70.8%	66.3%
Price/Last Twelve Months Earnings per Share	16.4x	11.0x
Price/Estimated 2009 Earnings per Share	15.1x	8.8x

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed the following eight (8) selected merger transactions announced from January 1, 2007 through September 22, 2008 involving Mid-Atlantic and Southeast commercial banks:

Acquirer	Acquiree
1st United Bancorp Inc.	Equitable Financial Group Inc

Cape Bancorp Inc.	Boardwalk Bancorp Inc.

Community Bnkrs Acq Corp	BOE Financial Services of VA

F.N.B. Corp.	Iron & Glass Bancorp

First Citizens Bancorp.	Community Bankshares Inc.

First National Bancshares Inc.	Carolina National Corp.

Hampton Roads Bankshares Inc.	Shore Financial Corp.

Yadkin Valley Financial	American Community Bancshares

Sandler O’Neill reviewed the following multiples in the selected merger transactions:

•	transaction price at announcement to last twelve months’ reported earnings per share;

•	transaction price to book value per share;

•	transaction price to tangible book value per share;

•	tangible book premium/core deposits; and

•	transaction price/seller stock price 2 days prior to transaction announcement.

As illustrated in the following table, Sandler O’Neill compared the multiples of the proposed merger to the median multiples of the selected merger transactions.

Comparable Transaction Multiples

Hampton Roads Bankshares /Gateway Financial (1)	Median Mid-Atlantic and Southeastern Commercial Bank Group Multiple
Transaction price / Book value per share	61%	186%
Transaction price / Tangible book value per share	96%	199%
Transaction price / Adjusted book value per share (2)	82%	—
Transaction price / Adjusted tangible book value per share (2)	158%	—
Transaction price / Last twelve months earnings per share	—	23.5	x
Transaction price / Adjusted Management Est. 2008 EPS	NM	—
Transaction price / Adjusted Management Est. 2009 EPS (3)	8.9	x	—
Tangible book premium / Core deposits (2)(4)	2.3%	22.1%
Transaction price / Seller stock price 2 days prior to transaction announcement (5)	22.1%	68.3%

(1)	Based on Hampton Roads Bankshares’ closing price of $10.15 on September 22, 2008
(2)	Projected tangible book value as of September 30, 2008, per management guidance, which includes a loss of $37.0 million from the write-down of Fannie Mae and Freddie Mac preferred securities, per management guidance
(3)	Per management guidance, assumes a $50 million common equity capital raise at $5.00 per share
(4)	Core deposits exclude time deposits with balances greater then $100,000
(5)	Based on Gateway Financial’s closing price of $5.57 on September 22, 2008

Discounted Cash Flow Analysis of Gateway Financial. Sandler O’Neill performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Gateway Financial could provide to equity holders through 2012 on a stand-alone basis, assuming, per management guidance, a $50 million capital raise issued at $5.00 per share and excluding the effects related to the merger. In performing this analysis, Sandler O’Neill used management estimates of per share net income of $(1.50) for 2008, $0.76 for 2009, $0.82 for 2010, $0.87 for 2011 and $0.95 for 2012. The range of values was determined by the present value of the “terminal value” of Gateway Financial common stock. In calculating the terminal value of Gateway Financial common stock, Sandler O’Neill applied multiples ranging from 6.0x to 18.0x to Gateway Financial’s 2012 management estimated earnings. Sandler O’Neill also applied multiples ranging from 60% to 180% to Gateway Financial’s 2012 management projected tangible book value per share. The terminal value was then discounted back using discount rates ranging from 12.1% to 16.1%, which range Sandler O’Neill viewed as appropriate for a company with Gateway Financial’s risk characteristics. In a third instance of discounted cash flow analysis, Sandler O’Neill applied multiples ranging from 6.0x to 18.0x to Gateway Financial’s 2012 management estimated earnings, and positive and negative variations to those estimated earnings ranging from negative 50% to positive 50%.

This analysis resulted in the following reference ranges of indicated per share values for Gateway Financial common stock:

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Diluted Earnings Per Share

Terminal Multiple

Discount Rate	6.0x	9.0x	12.0x	15.0x	18.0x
12.1%	$3.73	$5.43	$7.13	$8.83	$10.54
13.1%	$3.59	$5.22	$6.86	$8.49	$10.13
14.1%	$3.46	$5.03	$6.60	$8.17	$9.74
15.1%	$3.33	$4.84	$6.35	$7.86	$9.37
16.1%	$3.21	$4.66	$6.11	$7.57	$9.02

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Tangible Book Value Per Share

Terminal Multiple

Discount Rate	60%	90%	120%	150%	180%
12.1%	$3.42	$4.97	$6.52	$8.06	$9.61
13.1%	$3.29	$4.78	$6.27	$7.75	$9.24
14.1%	$3.17	$4.60	$6.03	$7.46	$8.89
15.1%	$3.05	$4.43	$5.80	$7.18	$8.55
16.1%	$2.94	$4.27	$5.59	$6.91	$8.23

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Diluted Earnings Per Share

Terminal Multiple

Under / Over Budget	6.0x	9.0x	12.0x	15.0x	18.0x
(50.0%)	$1.88	$2.67	$3.46	$4.24	$5.03
(25.0%)	$2.67	$3.85	$5.03	$6.21	$7.39
0.0%	$3.46	$5.03	$6.60	$8.17	$9.74
25.0%	$4.24	$6.21	$8.17	$10.14	$12.10
50.0%	$5.03	$7.39	$9.74	$12.10	$14.46

Sandler O’Neill performed a second discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Gateway Financial could provide to equity holders through 2012 on a stand-alone basis, assuming, per management guidance, a $50 million capital raise issued at $4.00 per share and excluding the effects related to the merger. In performing this analysis, Sandler O’Neill used management estimates of per share net income of $(1.40) for 2008, $0.69 for 2009, $0.74 for 2010, $0.78 for 2011 and $0.85 for 2012. The range of values was determined by the present value of the “terminal value” of Gateway Financial common stock. In calculating the terminal value of Gateway Financial common stock, Sandler O’Neill applied multiples ranging from 6.0x to 18.0x to Gateway Financial’s 2012 management estimated earnings. Sandler O’Neill also applied multiples ranging from 60% to 180% to Gateway Financial’s 2012 management projected tangible book value per share. The terminal value was then discounted back using discount rates ranging from 12.1% to 16.1%, which range Sandler O’Neill viewed as appropriate for a company with Gateway Financial’s risk characteristics. In a third instance of discounted cash flow analysis, Sandler O’Neill applied multiples ranging from 6.0x to 18.0x to Gateway Financial’s 2012 management estimated earnings, and positive and negative variations to those estimated earnings ranging from negative 50% to positive 50%.

This analysis resulted in the following reference ranges of indicated per share values for Gateway Financial common stock:

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Diluted Earnings Per Share

Terminal Multiple

Discount Rate	6.0x	9.0x	12.0x	15.0x	18.0x
12.1%	$3.38	$4.91	$6.44	$7.97	$9.50
13.1%	$3.26	$4.72	$6.19	$7.66	$9.13
14.1%	$3.14	$4.55	$5.96	$7.37	$8.78
15.1%	$3.02	$4.38	$5.74	$7.09	$8.45
16.1%	$2.91	$4.22	$5.52	$6.83	$8.13

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Tangible Book Value Per Share

Terminal Multiple

Discount Rate	60%	90%	120%	150%	180%
12.1%	$3.10	$4.48	$5.87	$7.25	$8.64
13.1%	$2.98	$4.31	$5.64	$6.98	$8.31
14.1%	$2.87	$4.15	$5.43	$6.71	$7.99
15.1%	$2.77	$4.00	$5.23	$6.46	$7.69
16.1%	$2.67	$3.85	$5.03	$6.22	$7.40

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Diluted Earnings Per Share

Terminal Multiple

Under / Over Budget	6.0x	9.0x	12.0x	15.0x	18.0x
(50.0%)	$1.72	$2.43	$3.14	$3.84	$4.55
(25.0%)	$2.43	$3.49	$4.55	$5.61	$6.67
0.0%	$3.14	$4.55	$5.96	$7.37	$8.78
25.0%	$3.84	$5.61	$7.37	$9.14	$10.90
50.0%	$4.55	$6.67	$8.78	$10.90	$13.02

In connection with their analyses, Sandler O’Neill considered and discussed with the Gateway Financial board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Discounted Cash Flow Analysis of Hampton Roads Bankshares. Sandler O’Neill performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Hampton Roads Bankshares could provide to equity holders through 2012 on a stand-alone basis, excluding the effects related to the merger. In performing this analysis, Sandler O’Neill used management estimates of per share net income of $0.53 for 2008, $0.67 for 2009, $0.75 for 2010, $0.83 for 2011 and $0.90 for 2012. The range of values was determined by the present value of the “terminal value” of Hampton Roads Bankshares common stock. In calculating the terminal value of Hampton Roads Bankshares common stock, Sandler O’Neill applied multiples ranging from 10.0x to 18.0x to Hampton Roads Bankshares’ 2012 management estimated earnings. Sandler O’Neill also applied multiples ranging from 125% to 225% to Hampton Roads Bankshares’ 2012 management projected tangible book value per share. The terminal value was then discounted back using discount rates ranging from 12.1% to 16.1%, which range Sandler O’Neill viewed as appropriate for a company with Hampton Roads Bankshares’ risk characteristics. In a third instance of discounted cash flow analysis, Sandler O’Neill applied multiples ranging from 10.0x to 18.0x to Hampton Roads Bankshares’ 2012 management estimated earnings, and positive and negative variations to those estimated earnings ranging from negative 50% to positive 50%.

This analysis resulted in the following reference ranges of indicated per share values for Hampton Roads Bankshares common stock:

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Diluted Earnings Per Share

Terminal Multiple

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
12.1%	$6.80	$7.88	$8.95	$10.03	$11.10
13.1%	$6.56	$7.59	$8.62	$9.66	$10.69
14.1%	$6.33	$7.32	$8.31	$9.31	$10.30
15.1%	$6.11	$7.06	$8.02	$8.97	$9.92
16.1%	$5.90	$6.81	$7.73	$8.65	$9.57

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Tangible Book Value Per Share

Terminal Multiple

Discount Rate	125%	150%	175%	200%	225%
12.1%	$6.70	$7.76	$8.81	$9.86	$10.92
13.1%	$6.46	$7.48	$8.49	$9.50	$10.52
14.1%	$6.23	$7.21	$8.18	$9.16	$10.13
15.1%	$6.02	$6.95	$7.89	$8.83	$9.76
16.1%	$5.81	$6.71	$7.61	$8.51	$9.41

Net Present Value Per Share for Period Ending Dec. 31, 2012—Based on Diluted Earnings Per Share

Terminal Multiple

Under / Over Budget	10.0x	12.0x	14.0x	16.0x	18.0x
(50.0%)	$3.85	$4.34	$4.84	$5.34	$5.83
(25.0%)	$5.09	$5.83	$6.58	$7.32	$8.06
0.0%	$6.33	$7.32	$8.31	$9.31	$10.30
25.0%	$7.57	$8.81	$10.05	$11.29	$12.53
50.0%	$8.81	$10.30	$11.79	$13.28	$14.77

In connection with their analyses, Sandler O’Neill considered and discussed with Hampton Roads Bankshares management how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming:

•	the merger closes during the fourth quarter of 2008;

•	consideration of 100% stock at a fixed exchange ratio of 0.6700;

•	earnings per share projection in 2008 through 2012 for Gateway Financial confirmed with Gateway Financial management;

•	earnings per share projections in 2008 and through 2012 confirmed with Hampton Roads Bankshares management;

•	certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger;

•	cost savings and other synergies are consistent with the estimates of the senior managements of Gateway Financial and Hampton Roads Bankshares; and

•	Gateway Financial pays down $20M of subordinated debt, $10M holding company line and prepayment penalties through $31M loan from Hampton Roads Bankshares, per management guidance.

For each of the years 2009, 2010, 2011 and 2012, Sandler O’Neill compared the estimated earnings per share of Hampton Roads Bankshares common stock and Gateway Financial common stock to the estimated earnings per share, on a GAAP basis, of the combined company’s common stock using the foregoing assumptions. For the same years, including 2008, Sandler O’Neill compared the management estimated tangible book value per share of Hampton Roads Bankshares common stock and Gateway Financial common stock to the estimated tangible book value per share, on a GAAP basis, of the combined company’s stock using the foregoing assumptions.

The analyses indicated that the merger would be accretive to Hampton Roads Bankshares’ management projected 2009, 2010, 2011 and 2012 GAAP EPS, and immediately accretive to Hampton Roads Bankshares’ tangible book value per share. The analyses also indicated that the merger would be accretive to Gateway Financial’s management projected 2009, 2010, 2011 and 2012 GAAP EPS. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill also considered the contributions to certain financial and market metrics of Hampton Roads Bankshares and Gateway Financial on a stand-alone basis to the pro forma company.

(Dollars in Thousands)	Gateway Financial	Contribution	Hampton Roads Bankshares	Contribution
Cash & Securities	$201,176	76%	$65,138	24%
Net Loans	$1,727,792	71%	$714,681	29%
Total Intangibles	$50,767	62%	$31,280	38%
Total Assets	$2,127,725	72%	$845,490	28%
Total Deposits	$1,618,541	72%	$635,681	28%
Total Borrowings	$337,262	78%	$94,304	22%
Total Equity (1)	$126,684	54%	$107,442	46%
Tangible Equity (1)	$75,917	50%	$76,162	50%
Adjusted Tangible Equity	$38,917	34%	$76,162	66%
LTM Net Income	$10,479	61%	$6,683	39%
2009 Est. Net Income	$15,733	64%	$9,027	36%
Market Capitalization	$70,700	35%	$133,500	65%
Pro Forma Ownership		39%		61%

(1)	Adjusted tangible equity and equity for Gateway Financial adjusts equity for $37 mm loss on Fannie Mae’s and Freddie Mac’s preferred stock, as per management guidance.

Miscellaneous. Gateway Financial paid Sandler O’Neill a non-refundable advisory fee of $100,000 payable via wire transfer in immediately available funds. Gateway Financial has also agreed to pay Sandler O’Neill a transaction fee in connection, which is contingent, and payable, upon closing of the merger. Sandler O’Neill also received a $250,000 fee for rendering its fairness opinion. Gateway Financial has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Gateway Financial and Hampton Roads Bankshares and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Hampton Roads Bankshares and Gateway Financial or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

The full text of the Sandler O’Neill opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Annex B and is incorporated in this document by reference. The description of the Sandler O’Neill opinion set above is qualified in its entirety by reference to the full text of the Sandler O’Neill opinion in Annex B. Gateway Financial’s shareholders are urged to read the Sandler O’Neill opinion carefully and in its entirety.

Opinion of Hampton Roads Bankshares’ Financial Advisor

McKinnon & Company, Inc. (“McKinnon”) was retained by Hampton Roads Bankshares on September 18, 2008 to serve as its exclusive financial advisor to assist with evaluating the strategic merits of an acquisition of Gateway Financial, structuring a proposal on terms acceptable to the board of directors of Hampton Roads Bankshares and structuring and carrying through to settlement any agreement which may be reached. In the ordinary course of business, McKinnon is regularly involved in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, securities trading, private placements and valuations for estate, corporate and other purposes. On September 21, 2008, McKinnon provided its written opinion to the board of directors of Hampton Roads Bankshares that, as of such date subject to certain assumptions, factors and limitations, the consideration proposed to be paid by Hampton Roads Bankshares pursuant to the merger agreement was fair from a financial point of view. On September 23, 2008, McKinnon updated and reconfirmed its written opinion. The full text of McKinnon’s opinion dated September 23, 2008, which discusses the assumptions made and limitations on the review, is attached hereto as Annex C. The shareholders of Hampton Roads Bankshares are urged to read the McKinnon opinion in its entirety.

McKinnon’s opinion is directed to the board of directors of Hampton Roads Bankshares and addresses only the fairness from a financial point of view, of the aggregate consideration to be paid by Hampton Roads Bankshares in the merger and is not a recommendation to any shareholder of Hampton Roads Bankshares as to how the shareholder should vote at the meeting of the shareholders of Hampton Roads Bankshares to consider the merger or any related matter.

In rendering its opinion, McKinnon reviewed and considered, among other things:

•	The merger agreement and certain related documents; and

•

Public and non-public financial statements and other historical financial information of Hampton Roads Bankshares, Bank of Hampton Roads, Shore Bank, Gateway Financial and Gateway Bank and Trust Co. including annual reports, audited financial statements, regulatory filings, quarterly and monthly financial statements and certain other internally prepared or publicly available financial documents available or made available as of the date of the McKinnon opinion dated September 23, 2008. In addition, McKinnon discussed with the managements of Hampton Roads Bankshares and Gateway Financial, their respective operations, regulatory relationships, prospects and other matters deemed to be relevant.

In conducting its review and arriving at its opinion, McKinnon relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided or was publicly available. McKinnon did not make or obtain any evaluations or appraisals of the properties, assets of liabilities of Hampton Roads Bankshares or Gateway Financial, nor did McKinnon examine any loan credit files. McKinnon relied upon the managements of Hampton Roads Bankshares and Gateway Financial as to the reasonableness and achievability of the financial forecasts and related assumptions provided to it. McKinnon assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. McKinnon assumed that all of the representations and warranties contained in the merger agreement are true and correct and that the merger will be completed on the terms provided for in the merger agreement. McKinnon assumed that there has been no material change in the financial condition, operating results, business or prospects of Hampton Roads Bankshares or Gateway Financial. McKinnon’s opinion was based on market, economic and other conditions as they existed on the date of its opinion.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, McKinnon’s opinion is not readily conducive to summary description. In arriving at its opinion, McKinnon performed a variety of analyses, no one of which was assigned a greater significance than another. McKinnon believes that the analyses must be considered as a whole and that the consideration of a portion or portions of such analyses, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying McKinnon’s opinion.

Transaction Summary. Under the terms of the merger, the holders of Gateway Financial common stock will receive 0.6700 shares of Hampton Roads Bankshares common stock for each share of Gateway Financial common stock.

The common stock exchange ratio of 0.6700 and the proposed public announcement of the definitive agreement on September 24, 2008 valuing the deal at $101 million were based upon the 20-day weighted average closing price of Hampton Roads Bankshares’ common stock through September 12, 2008, of $11.91 per share. The closing price of Hampton Roads common stock on the last trading day, September 19, 2008, prior to the September 21 board meeting of Hampton Roads Bankshares was $10.42 per share; closing price on the last trading day, September 22, 2008, prior to the September 23 board meeting of Hampton Roads Bankshares was $10.15 per share. Based on: a) the 20 day weighted average closing price of Hampton Roads Bankshares’ common stock through September 12, 2008, of $11.91; b) the closing price on September 19, 2008; or the closing price on September 22, 2008, the value of the transaction is as follows:

	Per Share Value of Transaction	Total Value of Transaction (approximate)
Gateway Financial receives 0.6700 common shares of Hampton Roads Bankshares per common share of Gateway Financial Values Based on Hampton Roads Bankshares Price of:
a) 20-day wted. average closing price through September 12, 2008	$7.98	$101.3 million
b) September 19, 2008	6.98	88.6 million
c) September 22, 2008	6.75	86.3 million

Pro Forma Effect of the Merger. McKinnon reviewed certain operating and financial projections for Hampton Roads Bankshares and Gateway Financial. Based on such projections, which the management of Hampton Roads Bankshares and Gateway Financial considered to be reasonable, including potential efficiencies and operating synergies available to the combined institution, and assuming a loss of $36.36 million on Gateway Financial’s Fannie Mae and Freddie Mac preferred securities in line with management’s expectations, the following estimates and projections of various income and balance sheet items were made:

Gateway Financial receiving 0.6700 common shares of Hampton Roads Bankshares for each common share of Gateway Financial
Estimated 2009 GAAP diluted earnings-per-share accretion	Greater than 10%
Estimated 2008 cash (GAAP earnings less the estimated expense for amortization of one/deposit intangibles) diluted earning per share accretion	Greater than 10%
Estimated 2010 GAAP diluted earnings-per-share accretion	Greater than 10%
Estimated 2010 cash (GAAP earnings less the estimated expense for amortization of core/deposit intangibles) diluted earnings-per-share accretion	Greater than 10%
Estimated year-end 2008 book value per share accretion	Greater than 4%

The analysis indicated that the merger would be over 10% accretive to Hampton Roads Bankshares’ estimated 2009 and 2010 GAAP diluted earnings-per-share and cash diluted earnings per share plus immediately accretive to its book-value per share at closing.

Contribution Analysis. McKinnon prepared a contribution analysis of total assets, net loans, deposits, equity, tangible equity, net income for the trailing-twelve-months, and net interest income before provision expense for the trailing-twelve-months for Hampton Roads Bankshares and Gateway Financial as of or for the period ended June 30, 2008. McKinnon also prepared a contribution analysis on adjusted common equity, adjusted tangible equity and adjusted net income for Gateway Financial which assumes a charge-off/loss of $36.36 million on Gateway Financial’s Fannie Mae and Freddie Mac preferred securities, in line with management’s expectations, as if it had occurred during the period ended or as of June 30, 2008. The contribution analysis showed that without any merger adjustments, each institution contributed the following percentage to the combined institution’s pro forma balance sheet and income statement.

	Hampton Roads Bankshares	Gateway Financial
Assets	28.4%	71.6%
Net Loans	29.2	70.8
Deposits	28.2	71.8
Common Equity	43.3	56.7
Adjusted Common Equity	50.8	29.2
Tangible Equity	45.9	54.1
Adjusted Tangible Equity	58.8	41.2
Net Income trailing-twelve-months (TTM)	38.9	61.1
Adjusted Net Income (TTM)	NM	NM
Net Interest Income before Provision (TTM)	30.4	69.6

Without any merger adjustments and without considering the dilutive impact from options outstanding at Hampton Roads Bankshares or Gateway Financial, the pro forma common ownership of Gateway Financial in the combined company would be approximately 39.2% based on the indicated common stock exchange ratio of 0.6700 shares of Hampton Roads Bankshares for each share of Gateway Financial.

Comparable Transaction Analysis. McKinnon reviewed and compared the financial terms of the merger with the terms of transactions which were deemed to be pertinent and generally comparable to the analysis of the merger. The pricing ratios for the merger and the comparable transactions were compared for (a) the price to book value (including the price to adjusted book value for Gateway Financial) (b) the price to tangible book values (including the price to adjusted tangible book value for Gateway Financial) (c) the price to trailing-twelve-months (TTM) earnings (including the price to adjusted trailing-twelve-months (TTM) earnings for Gateway Financial) (d) the price to total assets and (e) the tangible book premium to core deposits (transaction price less tangible common equity to core deposits defined as deposits less than $100,000) and the adjusted tangible book premium to core deposits. Adjusted figures assume a loss of $36.36 million on Fannie Mae and Freddie Mac as if it had occurred during the period ending or at June 30, 2008. All figures are based on Hampton Roads Bankshares closing price of $10.15 on September 22, 2008.

The following table provides a summary analysis of the financial terms of the merger as compared to the terms for two groups, including: (1) for 10 bank and thrift mergers announced in the Southeast between January 1, 2008 and September 15, 2008 where the selling institution had $100 million to $3 billion in total assets; and (2) for 11 bank and thrift mergers announced nationally during the same period where the selling institutions had $500 million to $5 billion in total assets.

	Comparable Southeast Median		Transactions Nation Median		Hampton Roads Bankshares/ Gateway Financial (0.67 Exchange Ratio)
(a) Price/Book Value	175%		156%		61%
Price/Adjusted Book Value					83
(b) Price/Tangible Book Value	178		176		96
Price/Adjusted Tangible Book Value					162
(c) Price/Trailing-Twelve-Months Earnings	19.80	x	24.23	x	8.29	x
Price/Adjusted Trailing-Twelve-Months Earnings					NM
(d) Price/Total Assets	17.65%		16.40%		4.05%
(e) Tangible Book Premium/Core Deposits	11.96		13.40		-0.26
Adjusted Tangible Book Premium/Core Deposits					2.46%

The following is a list of the (1) 10 Southeast transactions and the (2) 11 national transactions (Buyer/Seller): (1) Yadkin Valley Financial/American Community Bancshares; Jefferson Bancshares, Inc./State of Franklin Bancshares, Inc.; First Citizens Bancorp/Community Bankshares, Inc.; Summit Financial Group, Inc./Greater Atlantic Financial; First Security Bancorp/Union Bancshares of Benton, Inc.; Caja Madrid/City National Bankshares, Inc.; Hampton Roads Bankshares, Inc./Shore Financial Corp.; Community Bankshares Acquisition Corp./BOE Financial Services of VA; First Volunteer Corporation/Benton Bancshares Inc.; and SunTrust Banks, Inc./GB&T Bancshares, Inc.; and: (2) Yadkin Valley Financial/American Community Bancshares; First Merchants Corp./Lincoln Bancorp; First Citizens Bancorp/Community Bankshares, Inc.; FBOP Corp./PFF Bancorp, Inc.; Whitney Holdings Corp./Parish National Corp.; Harleysville National Corp./Willow Financial Bancorp, Inc.; First Place Financial Corp./Camco Financial Corp.; Caja Madrid/City National Bancshares, Inc.; Valley National Bancorp/Greater Community Bancorp; Eastern Bank Corporation/MASSBANK Corp.; and Mutual First Financial Inc./MFB Corp.

The 10 Southeastern institutions and 11 national institutions being acquired in the transactions considered in the table above had the following characteristics, respectively: median assets of $295 and $870 million, respectively; median equity/assets of 10.20 and 9.29%, respectively; median return on average assets of 0.94 and 0.57%, respectively; median return on average equity of 9.41 and 5.34%, respectively and the median deal value was $55.8 and $95.9 million, respectively.

Comparable Company Analysis. McKinnon compared historical operating and financial performance of Gateway Financial to 10 commercial banks and thrifts based in the Southeast and 10 based in Virginia where total assets were between $1.7 billion and $2.4 billion in the Southeast and between $800 million and $3.1 billion in Virginia.

The Southeast peer group consisted of: Union Bankshares Corporation; Seacoast Banking Corporation of Florida; Ameris Bancorp; Bank Trust Financial Group, Inc.; New Bishop Bancorp; FNB United Corp.; First Community Bancshares, Inc.; Cadence Financial Corporation; Great Florida Bank; and Fidelity Southern Corporation.

The Virginia peer group consisted of: Stellar One Corporation; TowneBank; Virginia Commerce Bancorp, Inc.; Union Bankshares Corporation; First Community Bancshares, Inc.; Cardinal Financial Corporation; Eastern Virginia Bankshares, Inc.; Commonwealth Bankshares, Inc.; Middleburg Financial Corporation; and National Bankshares, Inc.

	Median Region	Median State (VA)	Gateway Financial
Median Total Assets ($000)	$2,059,000	$1,890,010	$2,127,725
Return on Average Assets (LTM)	0.37%	0.90%	0.62%
Return on Average Equity (LTM)	3.32	9.09	7.51
Net Interest Margin (LTM)	3.75	3.84	3.18
Efficiency Ratio (LTM)	70.49	63.62	68.62
Non-Interest Income/Oper. Revenues (LTM)	23.81%	24.34%	28.02%
Tangible Equity/Tg. Assets	6.27	7.22	5.44
Non-performing Assets/Assets	1.55	0.48	0.47
Net Charge-offs/Average Loans	0.61	0.10	0.08
Reserves/Loans	1.54	1.15	1.04

Based on this analysis, Gateway Financial’s operating performance and financial condition were generally above the performance of the regional banking institutions of comparable size and in line or slightly below that of the state institutions of comparable size. Gateway Financial’s leverage as measured by tangible equity/tangible assets was higher (therefore weaker) than that of both comparable groups.

Other Analysis. McKinnon performed such other analyses as were deemed appropriate, including a review of the public trading history of the common stock of Hampton Roads Bankshares. The preceding analyses do not purport to be all of the analyses performed nor all of the matters considered in rendering the opinion.

McKinnon’s opinion included in this joint proxy statement/prospectus as Annex C, dated September 23, 2008, is based solely upon the information available to McKinnon and the economic market and other circumstances as they existed as of September 23, 2008. Events occurring after that date could materially affect the assumptions and conclusion contained in McKinnon’s opinion. McKinnon was retained by Hampton Roads Bankshares to serve as financial advisor in conjunction with a potential acquisition of Gateway Financial and for rendering its fairness opinion. For its services, McKinnon has been paid $100,000, will receive another $100,000 at the time of the mailing of this joint proxy statement/prospectus and will receive an additional $650,000 upon closing of this transaction, plus actual expenses incurred. In the ordinary course of business, McKinnon trades the securities of Hampton Roads Bankshares for its own account and for the accounts of its customers, and officers, employees, consultants and agents may have long or short positions in the securities of Hampton Roads Bankshares as well.

Based on and subject to the assumptions, factors and limitations as set forth in the attached opinion, as discussed therein, the consideration offered to Gateway Financial in the merger transaction is fair to the shareholders of Hampton Roads Bankshares from a financial point of view. No limitations were imposed by Hampton Roads Bankshares upon McKinnon with respect to the investigation made or procedures followed by it in arriving at its opinion.

The full text of the McKinnon opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Annex C and is incorporated in this document by reference. The description of the McKinnon opinion set forth below is qualified in its entirety by reference to the full text of the McKinnon opinion in Annex C. Hampton Roads Bankshares’ shareholders are urged to read the McKinnon opinion carefully and in its entirety.

Dissenters’ or Appraisal Rights

Hampton Roads Bankshares shareholders and holders of Gateway Financial common stock will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this joint proxy statement/prospectus. Holders of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock have dissenters’ rights under North Carolina law. See “—Dissenters’ Rights of Holders of Gateway Financial Preferred Stock” below.

Dissenters’ Rights of Holders of Gateway Financial Preferred Stock

Pursuant to Article 13 of the North Carolina Business Corporation Act, each holder of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock is permitted to dissent from the merger and to obtain the fair value of his or her shares of Gateway Financial preferred stock if the merger is completed. The following is a summary of dissenters’ rights under Article 13. If you wish to exercise your dissenters’ rights, you should review carefully the complete text of Article 13, which is attached as Annex D to this joint proxy statement/prospectus, and are urged to consult a legal advisor before electing or attempting to exercise these rights. Failure to comply with the procedures prescribed by Article 13 will result in the loss of your dissenters’ rights.

Any holder of Gateway Financial preferred shares who intends to dissent from the merger must give Gateway Financial, and Gateway Financial must actually receive, before a vote on the merger is taken at the special meeting, written notice of your intent to demand payment for your shares of Gateway Financial preferred stock if the merger is completed. This notice should be mailed to the Corporate Secretary of Gateway Financial at the following address: Gateway Financial Holdings, Inc., Attention: Corporate Secretary, 1580 Laskin Road, Virginia Beach, Virginia 23451. A vote against the merger will not be sufficient to satisfy this notice requirement. A Gateway Financial shareholder who provides this written notice, votes against the merger and follows the other procedures in Article 13 will be entitled to receive the fair value of his or her Gateway Financial preferred stock. He or she will not be entitled to receive the merger consideration for his or her Gateway Financial preferred stock.

In addition to providing the written notice, a Gateway Financial shareholder dissenting from the merger must not vote his or her shares in favor of the merger, but must, instead, either vote against or abstain from voting on the merger. Gateway Financial shareholders who return a signed proxy but fail to provide instructions as to the manner in which their Gateway Financial shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights. A shareholder who dissents must dissent with respect to all Gateway Financial preferred shares he or she beneficially owns.

If the merger is approved by Gateway Financial shareholders at the special meeting or at any adjournment thereof, Gateway Financial must, no later than 10 days following such shareholder approval, send a written notice to each dissenting Gateway Financial shareholder who satisfies the requirements described in the preceding two paragraphs. That notice, called a dissenters’ notice, will:

•	state where the dissenting Gateway Financial shareholder’s payment demand must be sent, and where and when stock certificates evidencing Gateway Financial shares must be deposited;

•	supply a form for demanding payment;

•

set a date by which Gateway Financial must receive the dissenting Gateway Financial shareholder’s payment demand (which may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is mailed); and

•	be accompanied by a copy of Article 13.

Gateway Financial shareholders receiving the dissenters’ notice must then demand payment and deposit their Gateway Financial preferred stock certificates in accordance with the terms of the dissenters’ notice to be entitled to dissenters’ rights. Any Gateway Financial shareholder who demands payment and deposits his or her Gateway Financial preferred stock certificates in accordance with Article 13 will retain all other rights as a Gateway Financial holder of preferred stock until such rights are canceled or modified by consummation of the merger. A Gateway Financial shareholder who does not demand payment or deposit his or her preferred stock certificates where required, each by the date set in the dissenters’ notice, will not be entitled to payment for his or her shares of Gateway Financial preferred stock under Article 13. If Gateway Financial does not consummate the merger within 60 days after the date set for demanding payment and depositing certificates in the dissenters’ notice, Gateway Financial must return the deposited certificates. If the merger is consummated thereafter, Gateway Financial must send a new dissenters’ notice and repeat the payment demand procedure described above. Any holder of dissenting shares at the time of the merger who does not continue strictly to follow the procedures prescribed by Article 13 and described in this summary will receive in the merger the form of consideration receivable by shareholders. See “—Merger Consideration” above.

As soon as the merger is completed, Gateway Financial will be required to pay each dissenting shareholder who timely demanded payment and deposited his or her preferred stock certificates in accordance with the terms of the dissenters’ notice the amount that Gateway Financial estimates to be the fair value of the shareholder’s dissenting shares, plus interest accrued from the effective time of the merger to the date of payment. The payment will be accompanied by:

•	Gateway Financial’s most recent year-end financial statements together with its most recent interim financial statements;

•	an explanation of how Gateway Financial estimated the fair value of the dissenting shares;

•	an explanation of how interest was calculated;

•	a statement of the dissenting Gateway Financial shareholder’s right to demand payment if dissatisfied with the amount of Gateway Financial’s payment; and

•	a copy of Article 13.

A dissenting Gateway Financial shareholder may notify Gateway Financial in writing of his or her own estimate of the value of his or her preferred shares and the amount of interest due and may demand payment of the amount by which such estimate exceeds the amount paid by Gateway Financial in any of the following circumstances:

•

a dissenting Gateway Financial shareholder believes that the amount paid by Gateway Financial is less than the fair value of the holder’s dissenting shares or that the interest due is incorrectly calculated;

•

Gateway Financial fails to make payment to a dissenting Gateway Financial shareholder as soon as the merger is consummated or within 30 days after receipt of a payment demand from the dissenting Gateway Financial shareholder; or

•	Gateway Financial fails to consummate the merger and does not return the deposited certificates within 60 days after the date set for demanding payment.

This notice must be given within 30 days after Gateway Financial makes payment or fails to perform. Any dissenting Gateway Financial shareholder who does not give notice within this 30-day period will waive his or her dissenters’ rights under Article 13 and will be deemed to have withdrawn his or her dissent and demand for payment.

If a dissenting Gateway Financial shareholder has taken all required actions and the demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of the date Gateway Financial made payment for the dissenting shares and the date the shareholder gives the notice described in the immediately preceding paragraph by filing a complaint with the North Carolina Superior Court Division of the General Court of Justice to determine the fair value of the holder’s dissenting shares and accrued interest. There is no right to a jury trial in any such proceeding commenced by a Gateway Financial shareholder. A dissenting Gateway Financial shareholder who takes no action within this 60-day period shall be deemed to have withdrawn his or her dissent and demand for payment. The court has discretion to make all dissenting Gateway Financial shareholders whose demands remain unsettled parties to the proceeding, in which case all parties must be served with a copy of the complaint. The court may appoint one or more persons as appraisers with such powers as the court may determine to receive evidence and recommend a decision on the question of fair value. Each dissenting Gateway Financial shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by Gateway Financial. Court costs, as well as the fees and expenses of court-appointed appraisers, counsel and experts, may be assessed by the court as it deems equitable.

For a discussion of certain tax consequences applicable to dissenting Gateway Financial shareholders who receive cash upon the exercise of dissenters’ rights, see “—Certain Federal Income Tax Consequences of the Merger” beginning on page [    ].

Interests of Certain Persons in the Merger

Certain members of Gateway Financial’s management have interests in the merger in addition to their interests as shareholders of Gateway Financial. These interests are described below. In each case, the Gateway Financial board of directors was aware of these potential interests, and considered them, among other matters in approving the merger agreement and the transactions contemplated thereby.

Indemnification. Hampton Roads Bankshares will not indemnify or hold harmless any officers or directors of Gateway Financial or any of its subsidiaries with respect to matters occurring or arising on or prior to the effective time of the merger, whether asserted or claimed prior to at or after such time. However, Hampton Roads Bankshares has agreed to provide directors’ and officers’ liability insurance for those officers and directors comparable to the coverage currently provided by Gateway Financial for five years after the effective date of the merger for a premium not to exceed $200,000 per year.

Management Following the Merger. As a result of the merger, Gateway Financial will be merged with and into Hampton Roads Bankshares. The executive officers and directors of Hampton Roads Bankshares will not change as a result of the merger except that D. Ben Berry, who is Gateway Financial’s Chairman, President and Chief Executive Officer, and six other individuals designated by Gateway Financial (who will be existing directors of Gateway Financial) will be appointed to Hampton Roads Bankshares’ board of directors, Mr. Berry will become President of Hampton Roads Bankshares, and David R. Twiddy, Senior Executive Vice President of Gateway Financial, will become President and Chief Executive Officer of Gateway Bank & Trust Co. and an executive officer of Hampton Roads Bankshares.

Conversion of Stock Options. The merger agreement provides that each stock option granted to officers, employees and directors of Gateway Financial under Gateway Financial’s stock option plans and outstanding prior to the Effective Date will be converted into an option to purchase the number of shares of Hampton Roads Bankshares common stock equal to the product of the number of shares of Gateway Financial common stock subject to such stock option multiplied by the common stock exchange ratio. The terms and conditions of the converted option will otherwise remain the same as the terms and conditions applicable to the stock options granted by Gateway Financial, except that the exercise price per share of each converted option will be equal to the exercise price of the stock options granted by Gateway Financial divided by the common stock exchange ratio.

Restricted Stock. To the extent that any restricted stock award agreement provides for acceleration of vesting in connection with the merger, the restricted stock will vest pursuant to the terms of the award agreement. If the restricted stock is vested as of the effective time of the merger, then it will be treated as Gateway Financial common stock for purposes of the merger, and will be converted into 0.6700 shares of Hampton Roads Bankshares common stock.

Employee Benefit Plans. Hampton Roads Bankshares has agreed that, upon consummation of the merger, the Gateway Financial and Gateway Bank & Trust Co. continuing employees will be entitled to participate in its current employee and fringe benefit plans. To the extent those benefit plans are inconsistent with those of Hampton Roads Bankshares and Bank of Hampton Roads, Hampton Roads Bankshares will endeavor in good faith to modify the Gateway Financial and Gateway Bank & Trust Co. plans so that the Gateway Financial employees will receive benefits substantially similar to employees of Hampton Roads Bankshares, Bank of Hampton Roads, after taking into account all factors deemed relevant by the boards of Hampton Roads Bankshares and Gateway Financial.

Hampton Roads Bankshares will honor Gateway Financial’s obligations for all accrued and unused vacation, sick leave and personal leave and any obligations under any employment, severance, consulting and other compensation agreements disclosed to it and remaining in force.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve Board and the Virginia State Corporation Commission. As a bank holding company, Hampton Roads Bankshares is subject to regulation under the Bank Holding Company Act of 1956. Hampton Roads Bankshares, will file all required applications seeking approval of the merger with the Federal Reserve and the Virginia State Corporation Commission.

Under the Bank Holding Company Act, the Federal Reserve Board is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve Board must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia State Corporation Commission will review the merger under similar standards.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained, and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board.

Hampton Roads Bankshares and Gateway Financial are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

Accounting Treatment

The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Gateway Financial, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of Hampton Roads Bankshares issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Gateway Financial. The operating results of Gateway Financial will be reflected in Hampton Roads Bankshares’ consolidated financial statements from and after the date the merger is consummated. The unaudited pro forma combined consolidated financial statements contained in this joint proxy statement/prospectus have been prepared using the purchase method of accounting to account for the merger.

Management and Operations after the Merger

Board of Directors. D. Ben Berry, who is the Chairman, President and Chief Executive Officer of Gateway Financial, and six persons designated by Gateway Financial (who will be existing directors of Gateway Financial) will be added to the board of directors of Hampton Roads Bankshares immediately after the effective time of the merger. Mr. Berry, age [53], has been Chairman, President and Chief Executive Officer of Gateway Financial Holdings since October 2001 and Chairman and Chief Executive Officer, and until March 2005, President of Gateway Bank & Trust Co., Elizabeth City, North Carolina. See “—Interests of Certain Persons in the Merger—Management Following the Merger” beginning on page [    ].

Management. Mr. Berry will become President of Hampton Roads Bankshares, and David R. Twiddy, Senior Executive Vice President of Gateway Financial, will become President and Chief Executive Officer of Gateway Bank & Trust Co. and an executive officer of Hampton Roads Bankshares. See “—Interests of Certain Person in the Merger—Management Following the Merger” beginning on page [    ].

Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the surviving entity will be the same as the articles of incorporation and bylaws of Hampton Roads Bankshares.

Resales of Hampton Roads Bankshares Stock

The shares of Hampton Roads Bankshares stock to be issued to shareholders of Gateway Financial under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Hampton Roads Bankshares after the merger and who were not affiliates of Gateway Financial on the date of the special meeting.

Certain directors and executive officers of Gateway Financial will be considered affiliates of Hampton Roads Bankshares after the merger. They may resell shares of Hampton Roads Bankshares stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with Hampton Roads Bankshares providing that the person will not transfer any shares of Hampton Roads Bankshares stock received in the merger, except in compliance with the Securities Act. Hampton Roads Bankshares encourages any such person to obtain advice of securities counsel before reselling any Hampton Roads Bankshares stock.

THE MERGER AGREEMENT

This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to such documents. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We incorporate this document into this summary by reference.

Merger Consideration

Each share of Gateway Financial common stock will be converted in the merger into 0.6700 shares of Hampton Roads Bankshares common stock. Each share of Gateway Financial Series A Preferred Stock will be converted in the merger into one share of Hampton Roads Bankshares Series A Preferred Stock. Each share of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will be converted in the merger into one share of Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock.

The amount and nature of the merger consideration was established through arm’s-length negotiations between Hampton Roads Bankshares and Gateway Financial and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate. See “—Approval of the Merger—Background of the Merger,” “—Hampton Roads Bankshares’ Reasons for the Merger” and “—Gateway Financial’s Reasons for the Merger” beginning on page [    ]. The parties have structured the merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes. See “—Certain Federal Income Tax Consequences of the Merger” beginning on page [    ].

Conditions of the Merger

The respective obligations of Hampton Roads Bankshares and Gateway Financial to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	The shareholders of Gateway Financial and Hampton Roads Bankshares approve the merger agreement and the transactions contemplated thereby, described in this joint proxy statement/prospectus;

•

All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve Board, the Virginia State Corporation Commission and the other appropriate federal and/or state regulatory agencies, and all waiting periods after such approvals required by law or regulation expire;

•

The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of Hampton Roads Bankshares common stock to be issued in the merger is declared effective and not subject to a stop order or any threatened stop order;

•	The Hampton Roads Bankshares shares to be issued in connection with the merger shall have been approved for listing on the Nasdaq Global Select Market;

•

There is no actual or threatened litigation, investigations or proceedings challenging the validity of the merger, seeking to restrain the merger, or seeking damages in connection with the merger that would have a material adverse effect with respect to the interests of Hampton Roads Bankshares or Gateway Financial; and

•

There is no actual or threatened litigation, investigations or proceedings, regardless of the materiality of any such claim, in connection with any act or omission of any officer or director of Gateway Financial or any of its subsidiaries.

In addition to the mutual covenants described above, the obligation of Hampton Roads Bankshares to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

Subject to a materiality standard set forth in the merger agreement, the representations and warranties of Gateway Financial made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Hampton Roads Bankshares receives a certificate of the chief executive officer of Gateway Financial to that effect;

•

Gateway Financial performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Hampton Roads Bankshares a certificate of its chief executive officer to that effect;

•	Gaeta & Eveson, P.A., counsel to Gateway Financial, delivers to Hampton Roads Bankshares an opinion, dated as of the effective time of the merger, in the form described in the merger agreement;

•

Gateway Financial shall have obtained those consents required in order to permit the succession by Hampton Roads Bankshares, as the surviving company, to any obligations, rights or interests of Gateway Financial under any loan, lease, license, or other agreement;

•

Gateway Financial and Hampton Roads Bankshares shall have agreed on the total number of Gateway Financial shares outstanding and the total number of options, warrants, commitments or other rights to purchase Gateway Financial shares outstanding as of the effective time of the merger;

•

Hampton Roads Bankshares shall have received an opinion of Williams Mullen, counsel to Hampton Roads Bankshares, dated as of the date the proxy is mailed to shareholders of Hampton Roads Bankshares, stating that, among other things, the merger will constitute a “reorganization” under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by Hampton Roads Bankshares or the shareholders of Hampton Roads Bankshares in connection with the merger;

•

Each officer and director of Gateway Financial and its subsidiaries shall have delivered to Hampton Roads Bankshares a waiver, in a form acceptable to Hampton Roads Bankshares, of any indemnification rights he or she may have with respect to matters occurring or arising on or prior to the effective time of the merger, whether asserted or claimed prior to at or after such time;

•	Hampton Roads Bankshares shall have received consent from Compass Bank, a creditor of Hampton Roads Bankshares, to enter into the merger in form and substance satisfactory to Hampton Roads Bankshares;

•

Immediately prior to the effective time of the merger, each of the following balance sheet items of Gateway Financial shall not have decreased by more than twenty percent (20%) from the amounts set forth in the September 30, 2008 financial statements of Gateway Financial: (i) shareholders’ equity (excluding goodwill), (ii) total assets, (iii) total deposits, and (iv) net loans. Gateway Bank & Trust Co. shall have sufficient regulatory capital to qualify as “well capitalized”, and neither Gateway Bank & Trust Co. nor Gateway Financial shall have received any cease and desist order, or be subject to any memorandum of understanding or any other form of enforcement action; and

•

Not more than ten percent (10%) of the shares of Gateway Financial Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock shall have perfected dissenters’ rights and no shares of Gateway Financial Series A Preferred Stock or Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock owned by officers, directors, employees or affiliates of Gateway Financial shall have perfected dissenters’ rights.

In addition to the mutual covenants described above, Gateway Financial’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

Subject to a materiality standard set forth in the merger agreement, the representations and warranties of Hampton Roads Bankshares made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Gateway Financial receives a certificate of the chief executive officer of Hampton Roads Bankshares to that effect;

•	Williams Mullen, counsel to Hampton Roads Bankshares, delivers to Gateway Financial an opinion, dated as of the effective time of the merger, in the form described in the merger agreement;

•

Hampton Roads Bankshares performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Gateway Financial a certificate of its chief executive officer and president to that effect;

•	The Hampton Roads Bankshares common stock to be issued in connection with the merger shall be duly authorized and validly issued; and

•

Gateway Financial shall have received an opinion of Gaeta & Eveson, P.A., counsel to Gateway Financial, dated as of the date the proxy is mailed to the shareholders of Gateway Financial, stating that, among other things, the merger will constitute a “reorganization” under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of Gateway Financial to the extent that they receive Hampton Roads Bankshares common stock in exchange for their Gateway Financial common stock in the merger.

Representations and Warranties

The merger agreement contains representations and warranties by Hampton Roads Bankshares and Gateway Financial. These include, among other things, representations and warranties by Hampton Roads Bankshares and Gateway Financial to each other as to:

•        organization and good standing of each entity and its subsidiaries;

•        each entity’s capital structure;

•        each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•        absence of material adverse changes since June 30, 2008;

•        sufficiency of the allowance for loan losses;

•        agreements with regulatory agencies;

•        absence of actions that would keep the merger from qualifying as a reorganization under the Internal Revenue Code;

•        required consents and approvals;

•        regulatory matters;

•        accuracy of documents, including financial statements and other reports, filed by each company with the applicable regulatory authorities including the Federal Reserve Board, FDIC, state regulatory agencies, self-regulatory organizations and the SEC;

•        absence of defaults under contracts and agreements;

•        absence of environmental problems;

•        absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•        litigation and related matters;

•        taxes and tax regulatory matters;

•        compliance with the Sarbanes-Oxley Act and accounting controls;

•        absence of brokerage commissions, except as disclosed for financial advisors;

•        loans, commitments and contracts;

•        absence of undisclosed liabilities;

•        real and personal property;

•        insurance matters;

•        compliance with laws;

•        material contracts;

•        labor matters;

•        the absence of antitakeover laws;

•        environmental matters;

•        the existence of certain material interests of certain persons;

•        employee benefit plans and related matters; and

•        derivative contracts.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective date of the merger, whether before or after approval by Gateway Financial’s shareholders, by mutual consent of Hampton Roads Bankshares’ and Gateway Financial’s board of directors.

Hampton Roads Bankshares’ or Gateway Financial’s board of directors may unilaterally terminate the merger agreement:

•

at any time after June 30, 2009, if the merger has not been consummated by such date (except to the extent that the failure of the merger then to be consummated arises out of or results from the intentional act or inaction of the party seeking to terminate);

•	if any governmental authority whose approval is required for consummation of the merger issues a final non-appealable denial of such approval;

•	if the shareholders of Gateway Financial or Hampton Roads Bankshares fail to approve the merger as required under North Carolina or Virginia law, as the case may be; or

•

in the event of a material breach (not waived or cured within 30 days after written notice) of any representation, warranty, covenant or agreement contained in the merger agreement by the non-breaching party.

Hampton Roads Bankshares may also terminate the merger agreement if:

•

Gateway Financial fails to make the recommendation to its shareholders to approve the merger and the transactions contemplated thereby as required by the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Hampton Roads Bankshares; or

•	Gateway Financial has entered into a definitive merger agreement to be acquired by another party.

Gateway Financial may also terminate the merger agreement if:

•

Hampton Roads Bankshares fails to make the recommendation to its shareholders to approve the merger and the transactions contemplated thereby as required by the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Gateway Financial.

Effect of Termination; Termination Fee

Except where the termination fees described below are payable, each party is responsible for its own expenses under the merger agreement. Each party has agreed to limit their remedies for breach of the merger agreement to reimbursement for its expenses and under certain circumstances the termination fees described below.

Termination Fees. The following events trigger a termination fee under the merger agreement:

•

If (i) a party intentionally and willfully breaches any of its representations, warranties covenants or agreements set forth in the merger agreement (and such breach is not cured within 30 days after notice thereof), (ii) the board of a party fails to recommend the merger, or withdraws, modifies or qualifies its recommendation, or (iii) the board of a party fails to call a meeting of its shareholders and deliver them the joint proxy statement, then the breaching party will owe the non-breaching party a termination fee of $3,300,000.

•	If Hampton Roads Bankshares terminates the merger agreement because Gateway Financial’s shareholders failed to approve the merger and the merger agreement at their shareholder meeting called for that purpose, and at the time of Gateway Financial’s shareholder meeting a third party takeover proposal had been made, and Gateway Financial shall enter into an agreement with respect to any takeover proposal within one (1) year of the date of such shareholder meeting, then on the day Gateway Financial enters into such agreement with respect to such takeover proposal, Gateway Financial will owe a $3,300,000 termination fee.

•

If Gateway Financial properly determines that is has received an unsolicited takeover proposal that is more favorable to its shareholders from a financial point of view than the merger with Hampton Roads Bankshares (a “superior proposal”), determines that it has a fiduciary duty to accept the superior proposal and elects to terminate the merger agreement to enter into a definitive agreement with respect to the superior proposal, then Gateway Financial will owe the termination fee of $3,300,000 on the business day following such termination.

•

If shareholders of Gateway Financial fail to approve the merger or merger agreement and a support agreement is materially breached, Gateway Financial will owe Hampton Roads Bankshares a $3,300,000 termination fee.

Reimbursement of Expenses. If one party materially breaches its representations, warranties, covenants and agreements in the Merger Agreement but such breach is not willful or intentional, then the breaching party will owe the non-breaching party the non-breaching party’s reasonable out of pocket costs incurred after September 1, 2008 in connection with the merger.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the shareholders’ meetings, the merger agreement may not be amended if it would violate the Virginia Stock Corporation Act, the North Carolina Business Corporation Act or reduce the consideration to be received by Gateway Financial’s shareholders in the merger.

Indemnification; Directors’ and Officers’ Insurance

Hampton Roads Bankshares will not indemnify or hold harmless any officers or directors of Gateway Financial or any of its subsidiaries with respect to matters occurring or arising on or prior to the effective time of the merger, whether asserted or claimed prior to at or after such time. However, Hampton Roads Bankshares has agreed to obtain directors’ or officers’ liability insurance for the directors and officers of Gateway Financial as described under “—Approval of the Merger—Interests of Certain Persons in the Merger—Indemnification” beginning on page [    ].

Acquisition Proposals

Gateway Financial has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to, solicit, encourage, initiate or facilitate the submission of a third party’s (other than Hampton Roads Bankshares’) proposal to acquire the stock or assets of Gateway Financial or other business combination transactions with Gateway Financial. However, Gateway Financial may provide information to, negotiate with and enter into an acquisition agreement with a third party who makes an unsolicited takeover proposal if the Gateway Financial board of directors concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure to enter into such discussions or negotiations or resolving to accept such acquisition proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law. Additionally, the board of directors of Gateway Financial must have determined in good faith in the proper exercise of their fiduciary duties after consultation with Sandler O’Neill, that any such unsolicited proposal is more favorable to Gateway Financial from a financial point of view than the merger. If the board of directors of Gateway Financial determines in the manner described in the two preceding sentences that an acquisition is a superior proposal to Hampton Roads Bankshares’ offer set forth in the merger agreement, Gateway Financial is obligated to pay to Hampton Roads Bankshares the termination fee of $3,300,000. See “—Effect of Termination; Termination Fee” beginning on page [    ].

Closing Date; Effective Time

The merger will be consummated and become effective on the date and time the parties specify in the articles of merger filed in North Carolina and the articles of merger filed in Virginia. Unless otherwise agreed to by Hampton Roads Bankshares and Gateway Financial, the effective time of the merger will be the 15th business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority, (ii) the date on which the shareholders of Gateway Financial have approved the merger or (iii) the date on which the shareholders of Hampton Roads Bankshares have approved the merger.

Conduct of Business Pending the Merger

In the merger agreement, Gateway Financial agreed to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and Hampton Roads Bankshares its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending merger encourages officers and employees to leave), and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability to obtain any consent from any regulatory authority or other approvals required for the consummation of the merger.

Gateway Financial also agreed not to take the following actions until the merger becomes effective without the prior written consent of Hampton Roads Bankshares:

•	amend the articles of incorporation or bylaws of Gateway Financial;

•

except for the issuance of shares pursuant to the terms of previously existing Gateway Financial stock option plans, change the number of shares of the authorized, issued or outstanding capital stock of Gateway Financial, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Gateway Financial, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Gateway Financial;

•	incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•	make any capital expenditures in excess of $5,000 individually and $25,000 in the aggregate (other than expenditures necessary to maintain existing assets in good repair);

•	convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

•

pay any bonuses to any executive officer; enter into any new, or amend in any respect any existing employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

•	enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

•

acquire the assets or equity securities of any entity or acquire direct or indirect control of any entity, other than in connection with (A) any internal reorganization or consolidation involving existing Gateway Financial business units which has been approved in advance in writing by Hampton Roads Bankshares or (B) foreclosures in the ordinary course of business;

•

materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Gateway Financial’s past practices;

•	take any action that is intended to or may reasonably be expected to result in a failure of the mutual conditions to closing;

•

purchase or otherwise acquire any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies or purchase or otherwise acquire any derivative contract or any asset-backed security;

•

commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Gateway Financial for material money damages or restrictions upon any of their operations; or

•	amend or otherwise modify any agreement for stock options of Gateway Financial, including, but not limited to, any amendment to accelerate the vesting of any such options.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of Gateway Financial stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following summary addresses U.S. holders who are citizens or residents of the United States who hold their Gateway Financial stock as a capital asset. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: foreign persons; financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders of Gateway Financial stock options, stock warrants or debt instruments; and holders subject to the alternative minimum tax.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Gateway Financial stock that for U.S. federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The Merger

None of the tax opinions given in connection with the merger will be binding on the IRS. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consummation of the merger is conditioned upon Gateway Financial receiving an opinion from its counsel, Gaeta & Eveson, P.A., and Hampton Roads Bankshares receiving an opinion from its counsel, Williams Mullen, to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of the opinion is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Gateway Financial, and Hampton Roads Bankshares and in each case in form and substance reasonably satisfactory to such counsel.

Based upon the above assumptions and qualifications, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Gateway Financial and Hampton Roads Bankshares each will be a party to the merger within the meaning of Section 368(b) of the Internal Revenue Code, and neither Gateway Financial nor Hampton Roads Bankshares will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Gateway Financial Stock for Hampton Roads Bankshares Stock. A holder of Gateway Financial stock who exchanges all of his or her Gateway Financial stock for Hampton Roads Bankshares stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Hampton Roads Bankshares common stock.

Cash in Lieu of Fractional Shares. Holders of Gateway Financial common stock who receive cash in lieu of fractional shares of Hampton Roads Bankshares common stock in the merger generally will be treated as if the fractional shares of Hampton Roads Bankshares common stock had been distributed to them as part of the merger, and then redeemed by Hampton Roads Bankshares in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

Tax Consequences of Exercising Dissenters’ Rights. A holder of Gateway Financial preferred stock who perfects his or her dissenters’ rights (a “Dissenting Shareholder”) and exchanges his or her Gateway Financial preferred stock solely for cash will generally recognize capital gain or loss measured by the difference between the holder’s adjusted basis for the Gateway Financial preferred stock exchanged and the cash received.

In some cases, a Dissenting Shareholder who actually or constructively owns Hampton Roads Bankshares common stock immediately after the merger may be treated as having received ordinary dividend income in the amount of the cash received for Gateway Financial preferred stock under the tests set forth in section 302 of the Internal Revenue Code. These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each Dissenting Shareholder should consult his or her tax advisor about the application of these rules to the particular facts relevant to such Dissenting Shareholder.

Taxation of Capital Gain. Any capital gain recognized by any holder of Gateway Financial stock under the above discussion will be long-term capital gain if the holder has held the Gateway Financial stock for more than twelve months on the effective date of the exchange. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15%, and the short-term capital gain is subject to a maximum federal income tax of 35%. The deductibility of capital losses by shareholders may be limited.

Basis and Holding Period in Hampton Roads Bankshares Stock. Each holder’s aggregate tax basis in Hampton Roads Bankshares stock received in the merger will be the same as the holder’s aggregate tax basis in the Gateway Financial stock exchanged, decreased by the amount of any cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain recognized in the exchange. The holding period of Hampton Roads Bankshares stock received by a holder in the merger will include the holding period of the Gateway Financial stock exchanged in the merger to the extent the Gateway Financial stock exchanged is held as a capital asset at the time of the merger.

Constructive Ownership. In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Gateway Financial stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

Backup Withholding and Reporting Requirements. Holders of Gateway Financial stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the election form and the transmittal letter, or (b) otherwise proves to Hampton Roads Bankshares and its exchange agent that the holder is exempt from backup withholding.

Shareholders also will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Gateway Financial stock. We strongly encourage shareholders of Gateway Financial to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign, alternative minimum tax and other tax laws and changes in those laws.

PROPOSAL II

APPROVAL OF ADOPTION OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF HAMPTON ROADS BANKSHARES, INC.

The merger agreement provides that at or prior to the effective time of the merger, Hampton Roads Bankshares will cause the number of Hampton Roads Bankshares directors to be increased from 13 to 20. However, subsection (a) of Article VII of Hampton Roads Bankshares’ articles of incorporation provides that the board of directors shall consist of not less than eight nor more than 18 persons. Pursuant to the Virginia Stock Corporation Act and Hampton Roads Bankshares’ articles of incorporation, an amendment to the articles of incorporation increasing the maximum number of directors requires shareholder approval. In order to satisfy Hampton Roads Bankshares’ obligations under the merger agreement and to provide for additional board seats for possible future growth, the board of Hampton Roads Bankshares proposes that the articles of incorporation be amended to allow up to 24 directors.

The proposed articles of amendment to Hampton Roads Bankshares’ articles of incorporation is annexed hereto as Annex E and the proposed language is as follows:

Subsection (a) of Article VII of the corporation’s Articles of Incorporation is amended as follows:

(a) Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, subject to any requirement of action by the Corporation’s shareholders under the VSCA, these Articles of Incorporation or the Corporation’s Bylaws, as each may be amended from time to time. The Board of Directors shall consist of not less than eight (8) nor more than twenty-four (24) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

The approval of the merger agreement and the transactions contemplated thereby and the approval of the amendment to Hampton Roads’ Bankshares articles of incorporation are conditioned on each other, and approval of each is required for completion of the merger.

Based on the foregoing, the Hampton Roads Bankshares board of directors unanimously determined that proposed amendment to the company’s articles of incorporation is in the best interests of Hampton Roads Bankshares and its shareholders. The Hampton Roads Bankshares’ board of directors unanimously recommends that Hampton Roads Bankshares’ shareholders vote “FOR” the proposed amendment to the Hampton Roads Bankshares’ articles of incorporation.

INFORMATION ABOUT HAMPTON ROADS BANKSHARES AND

GATEWAY FINANCIAL

Hampton Roads Bankshares

Hampton Roads Bankshares is a financial holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act. It has two banking subsidiaries—Bank of Hampton Roads and Shore Bank which together have 26 offices in Virginia and Maryland—through which all of its business is conducted.

Hampton Roads Bankshares is engaged in the business of offering banking services to the general public. Through its subsidiaries, Hampton Roads Bankshares offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers. The three principal types of loans that the subsidiary banks make are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.

As of September 30, 2008, Hampton Roads Bankshares reported, on a consolidated basis, total assets of $918 million, net loans of $797 million, deposits of $675 million and shareholders’ equity of $109 million.

The principal executive offices of Hampton Roads Bankshares are located at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510, telephone number (757) 217-1000.

This joint proxy statement/prospectus incorporates by reference Hampton Roads Bankshares’ annual report on Form 10-K for the year ended December 31, 2007.

Gateway Financial

Gateway Financial is a financial holding company organized under the laws of the State of North Carolina and is registered under the federal Bank Holding Company Act. Gateway Financial’s services include commercial, real estate and installment loans and checking, savings and time deposit accounts. Gateway Financial has one banking subsidiary—Gateway Bank & Trust Co.

As of September 30, 2008, Gateway Financial reported, on a consolidated basis, total assets of $2,280 million, net loans of $1,809 million, deposits of $1,834 million and shareholders’ equity of $164 million.

The principal executive offices of Gateway Financial are located at 1580 Laskin Road, Virginia Beach, Virginia 23451, telephone number (757) 422-4055.

For additional important information regarding Gateway Financial, please refer to the following documents which are part of this joint proxy statement/prospectus:

•	Annex F—Gateway Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	Annex G—Gateway Financial’s Quarterly Report on Form 10-Q for the period ended June 30, 2008.

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF GATEWAY FINANCIAL

The following table sets forth the beneficial ownership of each person holding more than five percent of the shares of Gateway Financial common stock as of September 30, 2008 (as reported in filings with the SEC on behalf of the respective shareholders listed below).

Name and Address of Shareholder	Shares Currently Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Wellington Management Co. LLP 75 State Street Boston, MA 02109	832,730	(2)	6.55%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	706,091	(3)	5.55%

Jerry T. Womack 1190 Harmony Road Norfolk, VA 23502	682,498	(4)	5.35%

(1)	The ownership percentage shown is calculated based on the total of 12,719,222 shares issued and outstanding at September 30, 2008.

(2)	Based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2008, with the SEC, reporting its ownership as of December 31, 2007.

(3)	Based on a Schedule 13G filed by Dimensional Fund Advisors, LP on February 6, 2008, with the SEC, reporting its ownership as of December 31, 2007.

(4)	Mr. Womack is a director of Gateway Financial. His ownership percentage is calculated based on the total shares of common stock issued and outstanding at September 30, 2008, plus the number of shares of common stock that can be issued to the named individual within 60 days of September 30, 2008, upon the exercise of stock options held by the named individual that were exercisable as of September 30, 2008.

The following table shows, as of September 30, 2008, the number of shares beneficially owned by each director and principal officer and by all directors and principal officers of Gateway Financial as a group:

Name and Address of Shareholder	Shares Currently Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
H. Spencer Barrow (director)	64,111	*

D. Ben Berry (director, Chairman, President & CEO)	109,908	*

William Brumsey III (director)	173,082	1.35%

Jimmie Dixon, Jr. (director)	75,652	*

James H. Ferebee, Jr. (director)	143,590	1.12%

Robert Y. Green, Jr. (director)	24,596	*

William Taylor Johnson, Jr. (director)	72,000	*

Robert Willard Luther III (director)	7,665	*

Frances Morrisette Norrell (director)	22,163	*

W.C. “Bill” Owens, Jr. (director)	114,310	*

William A. Paulette (director)	52,509	*

Billy Roughton (director)	133,125	1.04%

Theodore L. Salter (Senior Executive Vice President and Chief Financial Officer)	16,000	*

Ollin B. Sykes (director)	157,054	1.23%

David R. Twiddy (Senior Executive Vice President)	71,326	*

Frank T. Williams (director)	394,550	3.09%

Jerry T. Womack (director)	682,498	5.35%

Directors and principal officers as a group (17 persons)	2,314,139	17.20%

*	Owns less than one percent of the outstanding common stock.

(1)	For each director or principal officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of September 30, 2008, upon the exercise of stock options held by the named individual: Barrow – 22,000; Berry – 151,612; Brumsey – 57,925; Dixon – 37,226; Ferebee – 44,586; Green – 24,200; Johnson – 22,000; Luther – 31,560; Norrell – 57,925; Owens – 57,925; Paulette – 11,695; Roughton – 22,000; Sykes – 24,200; Twiddy – 65,911; Williams – 57,925; Womack – 44,586; directors and principal officers as a group – 733,276.

(2)	The ownership percentage of each individual is calculated based on the total of 12,719,222 Gateway Financial shares issued and outstanding as of September 30, 2008, plus the number of shares of common stock that can be issued to that individual within 60 days of September 30, 2008, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the shares of common stock outstanding plus the number of shares of common stock that can be issued to the entire group within 60 days of September 30, 2008, upon the exercise of all stock options held by the group that were exercisable as of September 30, 2008.

The following table sets forth the beneficial ownership of each person holding more than five percent of the shares of Gateway Financial Series A Preferred Stock as of September 30, 2008.

Name and Address of Shareholder(1)	Shares Currently Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Paragon Bank	4,000	17.2%

Jerry T. Womack	2,000	8.60%

(1)	The business address of each holder of Gateway Financial Series A Preferred Stock is c/o Gateway Financial Holdings, Inc., 1580 Laskin Road, Virginia Beach, VA 23451.

(2)	The ownership percentage shown is calculated based on the total of 23,266 shares issued and outstanding at September 30, 2008.

The following table shows, as of September 30, 2008, the number of shares of Series A Preferred Stock beneficially owned by each director and principal officer and by all directors and principal officers of Gateway Financial as a group:

Name and Address of Shareholder	Shares Currently Beneficially Owned	Percentage of Shares Beneficially Owned(1)
H. Spencer Barrow (director)	300	1.29%

D. Ben Berry (director, Chairman, President & CEO)	300	1.29%

William Brumsey III (director)	300	1.29%

Jimmie Dixon, Jr. (director)	100	*

James H. Ferebee, Jr. (director)	500	2.15%

William Taylor Johnson, Jr. (director)	300	1.29%

W.C. “Bill” Owens, Jr. (director)	250	1.07%

William A. Paulette (director)	500	2.15%

Billy Roughton (director)	500	2.15%

Theodore L. Salter (Senior Executive Vice President and Chief Financial Officer)	50	*

Ollin B. Sykes (director)	700	3.01%

David R. Twiddy (Senior Executive Vice President)	250	*

Jerry T. Womack (director)	2,000	8.60%

Directors and principal officers as a group (13 persons)	5,450	23.42%

*	Owns less than one percent of the outstanding Series A Preferred Stock.

(1)	The ownership percentage of each individual is calculated based on the total of 23,266 shares issued and outstanding as of September 30, 2008.

The following table sets forth the beneficial ownership of each person holding more than five percent of the shares of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock as of September 30, 2008.

Name and Address of Shareholder(1)	Shares Currently Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Michael D. Sifen	5,000	13.32%

James E. Baylor, Jr.	4,000	10.65%

George Ray Bunch, Jr.	4,000	10.65%

James H. Ferebee, Jr.	2,500	6.66%

W. Preston Fussell	2,500	6.66%

Billy G. Roughton	2,500	6.66%

John P. Wright	2,000	5.33%

Roland Carroll Smith, Sr.	2,000	5.33%

(1)	The business address of each holder of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock is c/o Gateway Financial Holdings, Inc., 1580 Laskin Road, Virginia Beach, VA 23451.

(2)	The ownership percentage shown is calculated based on the total of 37,550 shares issued and outstanding at September 30, 2008.
The following table shows, as of September 30, 2008, the number of shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock beneficially owned by each director and principal officer and by all directors and principal officers of Gateway Financial as a group:

Name and Address of Shareholder	Shares Currently Beneficially Owned	Percentage of Shares Beneficially Owned(1)
James H. Ferebee, Jr. (director)	2,500	6.66%
Robert Y. Green, Jr. (director)	1,000	2.66%
William Taylor Johnson, Jr. (director)	500	1.33%
William A. Paulette (director)	200	*
Billy Roughton (director)	2,500	6.66%
Ollin B. Sykes (director)	50	*
Directors and principal officers as a group (6 persons)	6,750	17.98%

*	Owns less than one percent of the outstanding Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock.

(1)	The ownership percentage of each individual is calculated based on the total of 37,550 shares issued and outstanding as of September 30, 2008.

DESCRIPTION OF HAMPTON ROADS

BANKSHARES, INC. CAPITAL STOCK

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.625 per share and 1,000,000 shares of preferred stock, no par value. As of [                    ], there were [            ] shares of common stock issued and outstanding held by [            ] shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. We do not currently have any shares of preferred stock issued or outstanding, although the issuance of preferred stock is contemplated in connection with the merger as described below.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. We are a corporation separate and distinct from Bank of Hampton Roads, Shore Bank and the other subsidiaries. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiaries, our ability to pay dividends will be subject to regulatory restrictions as described in “Price Range of Common Stock and Dividends” above.

No dividend will be declared or paid during any calendar year on the common stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of the Series A Preferred Stock and the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock that will be issued upon consummation of the merger, at least a pro rata portion of the stated annual dividend on such shares of preferred stock for that calendar year, at their respective rates, through the date on which Hampton Roads Bankshares proposes to pay the cash dividend on the common stock. See “Preferred Stock” below.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities, including the payments on the Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock described below.

Preferred Stock

Summarized below are the material terms of our preferred stock, including the Series A Preferred Stock and Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock that will be issued upon consummation of the merger.

General Provisions Relating to Preferred Stock

Our board of directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Our board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

Our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of the our board, might warrant the issuance of preferred stock.

Series A Preferred Stock

Designation

In connection with the merger, Hampton Roads Bankshares will establish a new series of preferred stock, which will be designated “Series A Preferred Stock.” There are currently outstanding 23,266 shares of Gateway Financial Series A Preferred Stock. Each share of Gateway Financial Series A Preferred Stock outstanding immediately before the merger will be converted into the right to receive one share of the newly designated Hampton Roads Bankshares Series A Preferred Stock, which has substantially the same powers, designations, preferences, rights and qualifications.

Dividends

The holders of shares of Hampton Roads Bankshares Series A Preferred Stock will be entitled to receive cash dividends at an annual rate of 8.75%. Dividends on the Series A Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Hampton Roads Bankshares board of directors at such time or times as it elects, and no holder of Series A Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the board of directors.

Liquidation

In the event of liquidation, dissolution or winding up of Hampton Roads Bankshares, the holders of Series A Preferred Stock are entitled to be paid first out of the assets of Hampton Roads Bankshares available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $1,000.00 per share of Series A Preferred Stock, plus the amount of any dividend on such share which has been declared by the board of directors:

•

before any distribution or payment is made to any common shareholders or holders of any other class or series of capital stock of Hampton Roads Bankshares designated to be junior to the Series A Preferred Stock;

•

subject to the liquidation rights of the Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, which will be designated on a parity with the Series A Preferred Stock with respect to liquidation preferences; and

•

subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation preferences.

After payment in full of the liquidation preference to the holders of Series A Preferred Stock, holders of the Series A Preferred Stock will have no right or claim to any of the remaining available assets.

Voting

Shares of Series A Preferred Stock will be non-voting shares, and holders of Series A Preferred Stock will have no right to vote on matters submitted to a vote of Hampton Roads Bankshares’ shareholders except to the extent such voting rights are required by applicable law.

Redemption

After January 1, 2009, Hampton Roads Bankshares will have the right and option to redeem all or a portion of the outstanding shares of Series A Preferred Stock at the rate of $1,000.00 for each share of Series A Preferred Stock.

Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock

Designation

In connection with the merger, Hampton Roads Bankshares will establish a new series of preferred stock, which will be designated “Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock.” There are currently outstanding 37,550 shares of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock. Each share of Gateway Financial Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock outstanding immediately before the merger will be converted into the right to receive one share of the newly designated Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, which has substantially the same powers, designations, preferences, rights and qualifications.

Dividends

The holders of shares of Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will be entitled to receive cash dividends at an annual rate of 12.0%. Dividends on the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Hampton Roads Bankshares board of directors at such time or times as it elects, and no holder of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the board of directors.

Liquidation

In the event of liquidation, dissolution or winding up of Hampton Roads Bankshares, the holders of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock are entitled to be paid first out of the assets of Hampton Roads Bankshares available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $1,000.00 per share of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, plus the amount of any dividend on such share which has been declared by the board of directors:

•

before any distribution or payment is made to any common shareholders or holders of any other class or series of capital stock of Hampton Roads Bankshares designated to be junior to the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock;

•

subject to the liquidation rights of the Hampton Roads Bankshares Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, which will be designated on a parity with the Series A Preferred Stock with respect to liquidation preferences; and

•

subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock with respect to liquidation preferences.

After payment in full of the liquidation preference to the holders of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, holders of the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will have no right or claim to any of the remaining available assets.

Voting

Shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will be non-voting shares, and holders of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock will have no right to vote on matters submitted to a vote of Hampton Roads Bankshares’ shareholders except to the extent such voting rights are required by applicable law.

Redemption

After October 1, 2009, Hampton Roads Bankshares will have the right and option to redeem all or a portion of the outstanding shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock at the rate of $1,000.00 for each share of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock.

Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors

Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Increasing the Number of Directors

Under Virginia law, a board of directors may amend or repeal bylaws unless the articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our articles of incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the board of directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our board of directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings

Pursuant to our bylaws, special meetings of shareholders may be called only by our president, the chairman of our board of directors or the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the board of directors to call a special meeting.

Advance Notification Requirements

Our bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors at an annual shareholders meeting to provide us advance notice of at least 45 days before the date the proxy statement for the last annual meeting was first mailed.

Affiliated Transactions

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements apply to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Hampton Roads Bankshares has not adopted such an amendment.

Control Share Acquisitions

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33/ 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. However, the bylaws of Hampton Roads Bankshares contain a provision that makes these provisions inapplicable to acquisitions of our common stock.

Board of Directors

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in the Virginia Stock Corporation Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, the articles of incorporation of Hampton Roads Bankshares contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to Hampton Roads Bankshares or its shareholders for breach of their fiduciary duties, except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of Hampton Roads Bankshares or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of Hampton Roads Bankshares provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. Hampton Roads Bankshares has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Hampton Roads Bankshares are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Hampton Roads Bankshares pursuant to the foregoing provisions, Hampton Roads Bankshares has been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of Gateway Financial common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act, except for shares owned by “affiliates” as described under “—Approval of the Merger—Resales of Hampton Roads Bankshares Common Stock” on page [    ].

Hampton Roads Bankshares cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of both Hampton Roads Bankshares’ shareholders and Gateway Financial’s shareholders are governed by the Virginia Stock Corporation Act in the case of Hampton Roads Bankshares and by the North Carolina Business Corporation Act in the case of Gateway Financial, and by their respective articles of incorporation and bylaws. Following the merger, the rights of Gateway Financial’s shareholders that receive Hampton Roads Bankshares stock will be governed by the Virginia Stock Corporation Act and the articles and bylaws of Hampton Roads Bankshares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Gateway Financial’s articles of incorporation and bylaws, Hampton Roads Bankshares’ articles of incorporation and bylaws, Virginia law and North Carolina law.

Authorized Capital Stock

Hampton Roads Bankshares	Gateway Financial

40,000,000	31,000,000

Size of Board of Directors

Hampton Roads Bankshares	Gateway Financial

13	15

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ shareholders do not have a right to cumulative voting in the election of directors because the articles of incorporation do not provide for such a right.	Cumulative voting is not available with respect to the election of directors of Gateway Financial.

Classes of Directors

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ articles of incorporation and bylaws provide that Hampton Roads Bankshares’ board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.	The bylaws of Gateway Financial provide that the board of directors shall be divided into three classes, approximately equal in number, and elected to staggered three-year terms.

Qualifications of Directors

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ bylaws set forth no age requirements for directors. However, the bylaws require that a person who is a director hold at least the number of Hampton Roads Bankshares common stock having a book value of not less than $5,000 or as may be prescribed in Section 6.1-47 of the Code of Virginia.	Gateway Financial’s bylaws set forth no age requirements for directors.

Filling Vacancies on the Board

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ articles of incorporation and bylaws are silent on the filling of vacancies on the board of directors and as such, any vacancy can be filled in the manner described in Section 13.1-682 of the Virginia Stock Corporation Act, subject to the limitations on the nomination of directors imposed by the bylaws. Section 13.1-682 of the Virginia Stock Corporation Act provides that, any vacancy occurring on Hampton Roads Bankshares’ board of directors may be filled by an affirmative vote of a majority of the remaining directors though less than a quorum, or by the shareholders. The term of a person who is elected to fill a vacancy by the board of directors shall expire at the next shareholders’ meeting at which directors are elected.	Gateway Financial’s bylaws provide a vacancy in the board of directors created by an increase in the authorized number of directors shall be filled only by election at an annual meeting of shareholders or at a special meeting of shareholders called for that purpose. Any vacancy in the board of directors created other than by an increase in the authorized number of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by the sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. In the event of the resignation of a director to take effect at a future date either the board of directors or the shareholders, at any time after tender of such resignation, may elect a successor to such director to take office as of the effective date of such resignation. Any director elected to fill a vacancy shall be elected for the unexpired term of his predecessor.

Removal of Directors

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ articles of incorporation provide that a director may only be removed by the shareholders for cause. In addition, the Hampton Roads Bankshares’ bylaws provide that a director may be removed if he or she fails to attend at least seventy-five percent of the meetings in any calendar year by a majority vote of the board of directors that occurs within six months of the end of the applicable calendar year.	Gateway Financial’s bylaws provide that shareholders may remove one or more of the directors with or without cause, a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Notice of Shareholder Proposals and Director Nominations

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ bylaws provide that shareholders may nominate directors at any meeting of shareholders at which directors are to be elected, provided the shareholder has given written notice of nomination to the Secretary of Hampton Roads Bankshares not less than 45 days prior to the month and day when the corporation mailed its proxy materials for the prior year’s special meeting of shareholders (or if the date of the special meeting has changed more than 30 days from the prior year, a reasonable time before Hampton Roads Bankshares mails its proxy materials) or in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A shareholder’s nomination notice must contain specific information as further delineated in Hampton Roads Bankshares’ bylaws.

The articles of incorporation and bylaws of Hampton Roads Bankshares do not address shareholder proposals.

Gateway Financial’s bylaws provide that the nomination for election of any person to the board of directors may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been received by the Secretary of Gateway Financial at the principal office of Gateway Financial on a day which is at least seven business days and not more than 60 days prior to the date of the meeting.

The articles of incorporation and bylaws of Gateway Financial do not address shareholder proposals.

Anti-Takeover Provisions—Business Combinations

Hampton Roads Bankshares	Gateway Financial

Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. Hampton Roads Bankshares’ articles of incorporation and bylaws are silent on this issue, therefore the laws of Virginia apply.

North Carolina law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. Gateway Financial’s articles of incorporation and bylaws are silent on this issue, therefore the laws of North Carolina apply.

Gateway Financial’s articles of incorporation provide that in determining what is in the best interests of Gateway Financial, the board of directors may consider, among other things, the social and economic effects of the matter to be considered (including a change of control) on Gateway Financial and its employees, customers, creditors and the community in which Gateway Financial operates. Additionally, in the case of a proposed change in control, the directors may consider the business and financial condition of the acquiring person and the competence, experience and integrity of the acquiring person and its management, as well as the prospects for successful completion of the proposed transaction. Since this provision permits Gateway Financial’s board of directors to consider factors other than the financial effect of a proposed transaction on Gateway Financial’s shareholders and to reject a proposal to acquire Gateway Financial based on these various other factors, under some circumstances this provision may be used as, or have the effect of, an “anti-takeover” device or a deterrent to an acquisition or change in control of Gateway Financial, whether or not such a transaction was favored by Gateway Financial’s shareholders.

Shareholder Action Without a Meeting

Hampton Roads Bankshares	Gateway Financial

Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, (i) if the action is taken by all the shareholders entitled to vote on the action, in which case no action by the board of directors would be required, or (ii) if the articles of incorporation so provide, by consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Hampton Roads Bankshares’ bylaws require that shareholder action can be taken without a meeting only if it is taken by unanimous written consent.

North Carolina law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, (i) if the action is taken by all the shareholders entitled to vote on the action, in which case no action by the board of directors would be required, or (ii) if the articles of incorporation so provide, by consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Gateway Financial’s articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, North Carolina law would govern and thus, shareholder action can be taken without a meeting only if it is taken by unanimous written consent.

Calling Special Meetings of Shareholders

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ bylaws provide that special meetings of shareholders may be called by the board of directors on a motion by the chairman of the board of directors, the president, or such other persons as authorized to do so by law. The notice of special meeting of shareholders must contain specific items as delineated in Hampton Roads Bankshares’ bylaws.	Gateway Financial’s bylaws provide that a special meeting of the shareholders may be called by the chairman of the board, the president, the secretary or a majority of the board of directors.

Notice of Meetings

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ bylaws require that notice of any annual or special meeting of the shareholders be mailed not less than 10 or more than 60 days before the date of the meeting. In addition, the bylaws provide that notice must be given not less than 25 days nor more than 60 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, domestication or entity conversion, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Hampton Roads Bankshares other than in the usual and regular course of business, or the dissolution of Hampton Roads Bankshares. Such notice must contain specific information as delineated in the bylaws.	Gateway Financial’s bylaws require that written or printed notice stating the time and place of a shareholders’ meeting shall be delivered, personally or by mail, by or at the direction of the President, the board directors or by such other person or persons calling such meeting, to each shareholder of record entitled to vote at such meeting, not less than 10 or more than 60 days prior to the date of such meeting.

Vote Required for Amendments to Articles

of Incorporation and Certain Transactions

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ articles of incorporation provides that any amendment to the articles of incorporation, a plan of merger or exchange, a transaction involving the sale of all of substantially all of Hampton Roads Bankshares’ assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds (2/3) of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.	Pursuant to Chapter 55 of the North Carolina Business Corporation Act, the amendment of Gateway Financial’s articles of incorporation, or the transaction of Gateway Financial with, or a sale of substantially all of Gateway Financial’s assets to, any other entity, or a dissolution of Gateway Financial, each requires the prior approval of the holders of only a majority of the votes entitled to be cast by the holders of Gateway Financial’s voting stock.

Amendment of Bylaws

Hampton Roads Bankshares	Gateway Financial

Hampton Roads Bankshares’ bylaws provide that unless prohibited by the articles of incorporation (which are silent on the issue) or Virginia law, the board of directors may amend the bylaws by the affirmative vote of a majority vote of the board of directors. Shareholders entitled to vote for the election of directors shall have the right to rescind, alter, amend or repeal any bylaw amendment or to expressly provide that any bylaw adopted by the shareholders may not be amended, altered or repealed by the board of directors.	Pursuant to Chapter 55 of the North Carolina Business Corporation Act, the amendment of Gateway Financial’s bylaws requires the prior approval of the holders of only a majority of the votes entitled to be cast by the holders of Gateway Financial’s voting stock.

PROPOSAL III

ADJOURNMENT OF THE MEETINGS

Gateway Financial

In the event that there are not sufficient votes to constitute a quorum or approve the matters to be considered at the time of the special meeting and the merger agreement could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary, Gateway Financial has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Gateway Financial recommends that its shareholders vote “FOR” the adjournment proposal.

Hampton Roads Bankshares

In the event that there are not sufficient votes to constitute a quorum or approve the proposals to be considered at the time of the special meeting by the Hampton Roads Bankshares shareholders, Hampton Roads Bankshares has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Hampton Roads Bankshares recommends that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to Hampton Roads Bankshares shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.

MATERIAL CONTRACTS WITH GATEWAY FINANCIAL

On September 30, 2008, Gateway Financial obtained loans in the aggregate amount of approximately $31.0 million from Hampton Roads Bankshares and its subsidiaries, Bank of Hampton Roads and Shore Bank. The loans are payable on demand and secured by a first priority lien on all of the issued and outstanding shares of common stock of Gateway Bank & Trust Co., the principal subsidiary of Gateway Financial. Interest accrues on the outstanding principal balance of the loans at the rate of 12.5%  per year.

LEGAL MATTERS

Williams Mullen, Richmond, Virginia, will opine as to the qualification of the merger as a reorganization and the tax treatment of the consideration paid in connection with the merger under the Internal Revenue Code and Williams Mullen will opine as to the legality of the common stock of Hampton Roads Bankshares offered by this joint proxy statement/prospectus. In addition, certain U.S. federal income tax consequences of the merger will be passed upon for Gateway Financial by Gaeta & Eveson, P.A., Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Hampton Roads Bankshares and subsidiaries as of December 31, 2007 and for the year then ended, incorporated by reference in this joint proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, P.C., independent registered public accountants, and upon the authority of Yount, Hyde & Barbour, P.C. as experts in accounting and auditing.

The consolidated financial statements of Hampton Roads Bankshares and subsidiaries as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, incorporated by reference in this joint proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to Hampton Roads Bankshares’ adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006. Hampton Roads Bankshares has agreed to indemnify and hold KPMG harmless against any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on Hampton Roads Bankshares’ past financial statements incorporated by reference in this joint proxy statement/prospectus and in the Registration Statement on Form S-4.

The consolidated balance sheets of Shore Financial Corporation and Shore Bank as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, incorporated by reference in this joint proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of Goodman & Company, L.L.P., independent certified public accountants, and upon the authority of Goodman & Company, L.L.P., as experts in accounting and auditing.

The consolidated financial statements of Gateway Financial and its subsidiary as of December 31, 2007 and 2006 and for the three-year period ended December 31, 2007, incorporated by reference in this joint proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of Dixon Hughes PLLC, independent registered public accounting firm, and upon the authority of Dixon Hughes PLLC, as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Hampton Roads Bankshares

The next annual meeting of shareholders will be held by Hampton Roads Bankshares on or about April 28, 2009. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in Hampton Roads Bankshares’ proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than November 23, 2008. All such proposals and notifications should be sent to Jack W. Gibson, Vice Chairman, President and Chief Executive Officer, at 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

Hampton Roads Bankshares’ bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of Hampton Roads Bankshares at its principal executive office not later than (i) 45 days before the date on which we first mailed proxy materials for the prior year’s annual meeting of shareholders or, (ii) in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a proxy statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of the bylaws, without charge, upon written request to the Secretary of Hampton Roads Bankshares. Based upon the mailing date of April 17, 2008 for the 2008 proxy, Hampton Roads Bankshares must receive proper notice of any such shareholder nomination no later than March 2, 2009.

Gateway Financial

How to submit proposals for possible inclusion in the 2009 proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for Gateway Financial’s 2009 annual meeting, any such proposals must be received at Gateway Financial’s principal office (currently: Gateway Financial Holdings, Inc., 1580 Laskin Road, Virginia Beach, Virginia 23451) not later than December 16, 2008. In order for a proposal to be included in Gateway Financial’s proxy material for an annual meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Gateway Financial shares entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities Exchange Act or related SEC regulations. The Gateway Financial board of directors will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 16, 2008: Proposals submitted after December 16, 2008 will not be included in the proxy materials for the 2009 annual meeting. However, if a shareholder wishes to have a proposal considered at the 2009 annual meeting as other business, any such proposals should be delivered to Gateway Financial’s principal office no later than March 1, 2009. Management proxies shall have discretionary authority to vote on any proposals received after March 1, 2009.

Nominations of directors: The nomination of any person for election to the board of directors may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to Gateway Financial’s Secretary at the principal office of Gateway Financial not less than seven days nor more than 60 days prior to the date of the annual meeting. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of Gateway Financial which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by appointment of proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the board of directors; and (e) the written consent of each nominee to serve as director of Gateway Financial if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the shareholders’ meeting and, upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

WHERE YOU CAN FIND MORE INFORMATION

Hampton Roads Bankshares (File No. 1-32968) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Hampton Roads Bankshares, who file electronically with the SEC. The address of that site is www.sec.gov. Hampton Roads Bankshares also posts a link to its SEC filings on its web site. Its website address is www.bankofhamptonroads.com. Information contained on the Hampton Roads Bankshares website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained in its website as part of this joint proxy statement/prospectus.

Gateway Financial (File No. 0-33223) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Gateway Financial, who file electronically with the SEC. The address of that site is www.sec.gov. Gateway Financial also posts its SEC filings on its web site. Its website address is www.trustgateway.com. Information contained on the Gateway Financial website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained in its website as part of this joint proxy statement/prospectus.

Hampton Roads Bankshares has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Hampton Roads Bankshares common stock to be issued to Gateway Financial shareholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock and preferred stock of Hampton Roads Bankshares and Gateway Financial, respectively. The rules and regulations of the SEC allow Hampton Roads Bankshares and Gateway Financial to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Hampton Roads Bankshares to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Hampton Roads Bankshares has previously filed with the SEC. They contain important information about Hampton Roads Bankshares and its financial condition.

•	Hampton Roads Bankshares’ Annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	Hampton Roads Bankshares’ Quarterly report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•

Hampton Roads Bankshares’ current reports on Form 8-K filed on January 9, 2008, January 23, 2008, January 24, 2008, January 28, 2008, February 25, 2008, March 12, 2008, March 14, 2008, April 23, 2008, April 25, 2008, April 29, 2008, May 22, 2008, May 29, 2008, June 2, 2008, July 23, 2008, July 24, 2008, July 30, 2008, August 4, 2008, August 7, 2008, August 8, 2008, September 5, 2008, September 15, 2008, September 24, 2008; September 26, 2008 and October 29, 2008; and

•

Joint proxy statement/prospectus dated March 13, 2008 filed as part of Hampton Roads Bankshares’ registration statement on Form S-4 (Registration No. 333-149702) as filed with the SEC on March 13, 2008 and amended by Amendment No. 1 on April 10, 2008.

For more information about Gateway Financial, see the documents listed below previously filed with the SEC and attached as annexes to this joint proxy statement/prospectus

•	Gateway Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached as Annex F; and

•	Gateway Financial’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, which is attached as Annex G.

In addition, Hampton Roads Bankshares incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and before the date of the Hampton Roads Bankshares special meeting excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain additional copies of the documents incorporated by reference in this joint proxy statement/prospectus and the annexed documents in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

Hampton Roads Bankshares, Inc. 999 Waterside Drive, Suite 200 Norfolk, Virginia 23510 (755) 217-1000 Attn: Jack W. Gibson	Gateway Financial Holdings, Inc. 1580 Laskin Road Virginia Beach, Virginia 23451 (757) 422-4055 Attn: D. Ben Berry

If you would like to request any documents, please do so by [                    ], 2008 in order to receive them before the shareholder meeting.

Neither Hampton Roads Bankshares nor Gateway Financial has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this joint proxy statement/prospectus about Hampton Roads Bankshares has been supplied by Hampton Roads Bankshares and information about Gateway Financial has been supplied by Gateway Financial. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HAMPTON ROADS BANKSHARES, INC.

AND

GATEWAY FINANCIAL HOLDINGS, INC.

September 23, 2008

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit 1.1(a)-1:	Articles of Merger (North Carolina)
Exhibit 1.1(a)-2:	Articles of Merger (Virginia)
Exhibit 5.7:	Form of Affiliate Letter
Exhibit 6.10(a)	Form of GFH Support Agreement
Exhibit 6.10(b)	Form of HRB Support Agreement
Exhibit 8.4:	Matters as to which Gaeta & Eveson, P.A. will opine
Exhibit 9.7:	Matters as to which Williams Mullen will opine

A-iv

AGREEMENT AND PLAN OF MERGER

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)(iii)	- GFH Subsidiaries
Disclosure Schedule 3.1(a)(iv)	- GFH Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(b)(iii)	- Gateway Bank Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(c)(iii)	- GFH Subsidiaries Direct or Indirect Ownership Interests
Disclosure Schedule 3.2	- Capitalization
Disclosure Schedule 3.4	- Loan Portfolio Reserves
Disclosure Schedule 3.4.1	- GFH Residential Mortgage Loans Sold
Disclosure Schedule 3.5	- Certain Loans and Related Matters
Disclosure Schedule 3.6(b)	- Authority; No Violation
Disclosure Schedule 3.7	- Consents and Approvals
Disclosure Schedule 3.8	- GFH Broker’s Fees
Disclosure Schedule 3.10	- Legal Proceedings; Etc.
Disclosure Schedule 3.11	- Taxes and Tax Returns
Disclosure Schedule 3.12	- Employee Benefit Plans
Disclosure Schedule 3.12(a)	- Employee Benefit Plans
Disclosure Schedule 3.12(g)	- Employee Benefit Plans
Disclosure Schedule 3.12(k)	- Employee Benefit Plans
Disclosure Schedule 3.12(l)	- Employee Benefit Plans
Disclosure Schedule 3.12(m)	- Employee Benefit Plans
Disclosure Schedule 3.13(a)	- Employee Benefit Plans
Disclosure Schedule 3.13(b)	- Employee Benefit Plans
Disclosure Schedule 3.14(a)	- Real Estate
Disclosure Schedule 3.14(b)	- Real Estate
Disclosure Schedule 3.15	- Environmental Matters
Disclosure Schedule 3.16	- Commitments and Contracts
Disclosure Schedule 3.16(b)	- Violations of Commitments and Contracts
Disclosure Schedule 3.19	- Insurance
Disclosure Schedule 3.20(b)	- GFH Employees
Disclosure Schedule 3.20(d)	- Labor
Disclosure Schedule 3.21	- Compliance with Laws
Disclosure Schedule 3.22	- Transactions with Management
Disclosure Schedule 3.23	- Derivative Contracts
Disclosure Schedule 3.24	- Broker Deposits
Disclosure Schedule 3.28(a)	- GFH Intangibles
Disclosure Schedule 3.28(b)	- Third-Party Intellectual Property - Licenses
Disclosure Schedule 3.28(c)	- Third-Party Intellectual Property
Disclosure Schedule 3.30	- Communications with Shareholders
Disclosure Schedule 5.1(b)(iv)	- Conduct of the Business of GFH
Disclosure Schedule 5.1(b)(vi)	- Payments to Officers, Employees or Directors
Disclosure Schedule 5.6	- Notice of Deadlines

A-v

HRB SCHEDULES

HRB Schedule 4.1(a)(iii)	- HRB Subsidiaries
HRB Schedule 4.1(a)(iv)	- HRB Other Direct or Indirect Ownership Interests
HRB Schedule 4.1(b)(iii)	- Bank of Hampton Roads Other Direct or Indirect Ownership Interests
HRB Schedule 4.1(c)(iii)	- Shore Bank Other Direct or Indirect Ownership Interests
HRB Schedule 4.1(d)(iii)	- HRB Subsidiaries Direct or Indirect Ownership Interests
HRB Schedule 4.2	- Capitalization
HRB Schedule 4.4	- Loan Portfolio Reserves
HRB Schedule 4.4.1	- HRB Residential Mortgage Loans Sold
HRB Schedule 4.5	- Certain Loans and Related Matters
HRB Schedule 4.6(b)	- Authority; No Violation
HRB Schedule 4.7	- Consents and Approvals
HRB Schedule 4.8	- HRB Broker’s Fees
HRB Schedule 4.10	- Legal Proceedings; Etc.
HRB Schedule 4.11	- Taxes and Tax Returns
HRB Schedule 4.12	- Employee Benefit Plans
HRB Schedule 4.12(a)	- Employee Benefit Plans
HRB Schedule 4.12(g)	- Employee Benefit Plans
HRB Schedule 4.12(k)	- Employee Benefit Plans
HRB Schedule 4.12(l)	- Employee Benefit Plans
HRB Schedule 4.12(m)	- Employee Benefit Plans
HRB Schedule 4.13(a)	- Employee Benefit Plans
HRB Schedule 4.13(b)	- Employee Benefit Plans
HRB Schedule 4.14(a)	- Real Estate
HRB Schedule 4.14(b)	- Real Estate
HRB Schedule 4.15	- Environmental Matters
HRB Schedule 4.16	- Commitments and Contracts
HRB Schedule 4.16(b)	- Violations of Commitments and Contracts
HRB Schedule 4.19	- Insurance
HRB Schedule 4.20(b)	- HRB Employees
HRB Schedule 4.20(d)	- Labor
HRB Schedule 4.21	- Compliance with Laws
HRB Schedule 4.22	- Transactions with Management
HRB Schedule 4.23	- Derivative Contracts
HRB Schedule 4.24	- Broker Deposits
HRB Schedule 4.28(a)	- HRB Intangibles
HRB Schedule 4.28(b)	- HRB Third-Party Intellectual Property - Licenses
HRB Schedule 4.28(c)	- HRB Third-Party Intellectual Property
HRB Schedule 4.30	- Communications with Shareholders
HRB Schedule 5.17	- Conduct of the Business of HRB

A-vi

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HAMPTON ROADS BANKSHARES, INC.

AND

GATEWAY FINANCIAL HOLDINGS, INC.

This AGREEMENT AND PLAN OF MERGER, dated as of the 23rd day of September, 2008 (this “Agreement”), by and between HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), and GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”).

WITNESSETH THAT:

WHEREAS, the respective Boards of Directors of HRB and GFH deem it in the best interests of HRB and of GFH, respectively, and of their respective shareholders, that HRB and GFH merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”); and

WHEREAS, the Boards of Directors of HRB and GFH have approved this Agreement and the Boards of Directors of HRB and GFH have directed that this Agreement be submitted to the HRB and GFH shareholders, respectively, for approval and adoption in accordance with the laws of the Commonwealth of Virginia and the State of North Carolina.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that GFH will be merged with and into HRB and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of GFH, no par value, into shares of common stock of HRB, par value of $0.625 per share, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) Subject to the provisions hereof, GFH shall be merged with and into HRB (which shall hereinafter be referred to as the “Merger”) pursuant to the laws of the Commonwealth of Virginia and the State of North Carolina, and HRB shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation” when reference is made to it after the Effective Time of the Merger). Subject to the provisions hereof, HRB and GFH shall file with the North Carolina Secretary of State Articles of Merger in substantially the form of Exhibit 1.1(a)-1 attached hereto and with the Virginia State Corporation Commission Articles of Merger in substantially the form of Exhibit 1.1(a)-2 attached hereto containing this Agreement and Plan of Merger (the “Plan of Merger”) as an attachment in accordance with all applicable legal requirements. The Merger shall become effective on the date and at the time the parties specify in the Articles of Merger filed in North Carolina and the Articles of Merger filed in Virginia pursuant to the preceding sentence (such time is hereinafter referred to as the “Effective Time of the Merger” or the “Effective Time”). Unless otherwise agreed upon by HRB and GFH, the Effective Time of the Merger shall be specified as the fifteenth (15th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under the Merger Agreement, (ii) the date on which the shareholders of HRB approve the transactions contemplated by this Agreement or (iii) the date on which the shareholders of GFH approve the transactions contemplated by this Agreement.

(b) The closing of the Merger (the “Closing”) shall take place at the Norfolk offices of Williams Mullen on a date and time as the parties may agree (the “Closing Date”). At the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger. At the Effective Time of the Merger, GFH shall be merged with and into HRB and the separate existence of GFH shall cease. The Articles of Incorporation and Bylaws of HRB, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger as contemplated herein, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Merger shall have the effects set forth in Section 13.1-721.A of the Code of Virginia, as amended and Section 55-11-06 of the North Carolina Business Corporation Act, as amended.

Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of GFH last in office shall execute and deliver or cause to be executed and delivered in the name of GFH such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of GFH.

Section 1.4 Directors. At or prior to the Effective Time, HRB shall cause the number HRB directors to be increased by seven. From and after the Effective Time of the Merger, the directors of the Surviving Corporation shall be those thirteen (13) persons serving as directors of HRB immediately prior to the Effective Time of the Merger, together with D. Ben Berry and six (6) additional directors of GFH to be designated by the by the Board of Directors of GFH (with such seven directors referred to herein as the “GFH Directors”).

Section 1.5 Delivery and Acceptance of Schedules.

(a) On or before the date that is thirty (30) days after the date of this Agreement, GFH shall have delivered to HRB schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 3 or the covenants and agreements in Section 5.1(b(iv), Section 5.1(b)(vi) or Section 5.6. Upon HRB’s acceptance of such Disclosure Schedules by delivery of a written acceptance signed by an authorized officer of HRB, such Disclosure Schedules shall be attached to this Agreement and shall qualify the representations, warranties, covenants and agreements to which they refer. HRB may reject the Disclosure Schedules if in the business judgment of HRB’s Board of Directors it would not have voted to cause HRB to enter into this Agreement had it been aware of the disclosures in the Disclosure Schedules.

(b) On or before the date that is thirty (30) days after the date of this Agreement, HRB shall have delivered to GFH schedules (the “HRB Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 4 or the covenants and agreements in Section 5.17. GFH shall accept such HRB Schedules unless an item of disclosure would individually or in the aggregate represent a Material Adverse Effect with respect to HRB or materially or adversely affect the Merger or the other transactions contemplated in this Agreement. Unless within five (5) business days of their delivery, GFH rejects the HRB Schedules pursuant to the preceding sentence by delivering written notice signed by an authorized officer of GFH describing in detail the item of disclosure and the Material Adverse Effect it has on HRB, such HRB Schedules shall be attached to this Agreement and shall qualify the representations, warranties, covenants and agreements to which they refer.

Section 1.6 Creation of HRB Preferred Shares. At or before the Effective Time, HRB covenants and agrees to amend its articles of incorporation and take other necessary steps to authorize (i) a series of preferred stock of HRB that will have substantially identical rights to the Series A GFH Preferred Shares (the “Series A HRB Preferred Shares”), and (ii) a series of preferred stock of HRB that will have substantially identical rights to the Additional GFH Preferred Shares (the “Series B HRB Preferred Shares”).

ARTICLE 2

BASIS AND MANNER OF CONVERSION; MANNER OF EXCHANGE

Section 2.1 Conversion of GFH Shares and GFH Preferred Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of a holder of GFH Shares:

(i) Each HRB Share that is issued and outstanding at the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(ii) Subject to Sections 2.2 and 2.4, each GFH Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, 0.6700 (the “Exchange Ratio”) HRB Shares.

(b) Subject to Sections 2.2 at the Effective Time, by virtue of the Merger and without any action on the part of a holder of GFH Preferred Shares:

(i) Each Series A GFH Preferred Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one (the “Series A Preferred Exchange Ratio”) Series A HRB Preferred Share; and

(ii) Each Additional GFH Preferred Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one (the “Series B Preferred Exchange Ratio”) Series B HRB Preferred Share.

Section 2.2 Exchange Procedures.

(a) Upon the Effective Time, each holder of an outstanding certificate representing shares of GFH Shares prior to the Effective Date (a “GFH Certificate”) who has surrendered such GFH Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole HRB Shares which the aggregate number of shares of GFH Shares previously represented by such GFH Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of GFH Shares have been converted into HRB Shares, any other distribution on HRB Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such GFH Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each GFH Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of HRB Shares into which such GFH Shares shall have been converted. No dividends that have been declared by HRB will be remitted to any person entitled to receive HRB Shares hereunder until such person surrenders the GFH Certificate(s) representing GFH Shares, at which time such dividends shall be remitted to such person, without interest.

(b) Upon the Effective Time, each holder of an outstanding certificate representing shares of GFH Preferred Shares prior to the Effective Date (a “GFH Preferred Certificate”) who has surrendered such GFH Preferred Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole HRB Preferred Shares which the aggregate number of shares of GFH Preferred Shares previously represented by such GFH Preferred Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of GFH Preferred Shares have been converted into HRB Preferred Shares, any other distribution on HRB Preferred Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such GFH Preferred Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each GFH Preferred Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of HRB Preferred Shares into which such GFH Preferred Shares shall have been converted. No dividends that have been declared by HRB will be remitted to any person entitled to receive HRB Preferred Shares hereunder until such person surrenders the GFH Preferred Certificate(s) representing GFH Preferred Shares, at which time such dividends shall be remitted to such person, without interest.

(c) The Exchange Agent and HRB shall not (i) be obligated to deliver a certificate or certificates representing HRB Shares to which a holder of GFH Shares would otherwise be entitled as a result of the Merger, or (ii) be obligated to deliver a certificate or certificates representing HRB Preferred Shares to which a holder of GFH Preferred Shares would otherwise be entitled as a result of the Merger, until such holder surrenders the GFH Certificate(s) representing the GFH Shares or the GFH Preferred Certificate(s) representing GFH Preferred Shares, as applicable, for exchange as provided in this Section 2.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by HRB.

(d) Notwithstanding anything in this Agreement to the contrary, GFH Certificates or GFH Preferred Certificates surrendered for exchange by an GFH affiliate shall not be exchanged for certificates representing HRB Shares or HRB Preferred Shares, as applicable, to which such GFH affiliate may be entitled pursuant to the terms of this Agreement until HRB has received a written agreement from such person as specified in Section 5.7.

Section 2.3 No Fractional Securities. No certificates or scrip representing fractional HRB Shares shall be issued upon the surrender for exchange of GFH Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of HRB Shares. A holder of shares of GFH Shares converted in the Merger who would otherwise have been entitled to a fractional HRB Share shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the product obtained by multiplying the HRB Average Price by the Exchange Ratio.

Section 2.4 Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of HRB Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration, the Series A Preferred Exchange Ratio, or the Series B Exchange Ratio will be adjusted accordingly to provide to the holders of GFH Shares or GFH Preferred Shares, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event. In the event that the sum of (i) the number of GFH Shares presented for exchange pursuant to Section 2.2 or otherwise issued and outstanding at the Effective Time, and (ii) the number of GFH Shares issuable upon the exercise of options (whether pursuant to GFH Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of GFH Shares represented in Section 3.2 as being outstanding as of the date hereof, and (y) the number of shares of GFH Shares issuable upon the exercise of GFH Stock Options represented in Section 3.2 as being outstanding as of the date hereof, then the per share Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable GFH Shares. In the event that the number of Series A GFH Preferred Shares presented for exchange pursuant to Section 2.2 as of the Effective Time shall be greater than the number of Series A GFH Preferred Shares represented in Section 3.2 as being outstanding as of the date hereof, then the Series A Exchange Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable Series A GFH Preferred Shares.

Section 2.5 Dissenter’s Rights. Notwithstanding Section 2.1 hereof, any holder of GFH Preferred Shares who perfects such holder’s dissenter’s rights in accordance with and as contemplated by Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act shall be entitled to receive from the Surviving Corporation, in lieu of the HRB Preferred Shares, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act; provided, that no such payment shall be made to any dissenting holder of GFH Preferred Shares unless and until such dissenting holder of GFH Preferred Shares has complied with all applicable provisions of Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act, and surrendered to the Exchange Agent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting holder of GFH Preferred Shares fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of GFH Preferred Shares is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of GFH Preferred Shares held by such holder.

Section 2.6 GFH Stock Options. From and after the Effective Time, all options granted under the GFH Stock Option Plans to purchase GFH Shares (each, a “GFH Stock Option”), that are then outstanding and unexercised, shall be converted into and become options to purchase HRB Shares, and HRB shall assume each such GFH Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such GFH Stock Option assumed by HRB may be exercised solely to purchase HRB Shares; (ii) the number of HRB Shares purchasable upon exercise of such GFH Stock Option shall be equal to the number of shares of GFH Shares that were purchasable under such GFH Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such GFH Stock Option shall be adjusted by dividing the per share exercise price of each such GFH Stock Option by the Exchange Ratio, rounded up to the nearest cent. The terms of each GFH Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to HRB Shares on or subsequent to the Effective Time. The adjustment provided in this Section 2.6 with respect to any GFH Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

Section 2.7 Restricted Stock. To the extent that any restricted stock award agreement entered into between GFH and its officers, directors and employees or the officers, directors or employees of any GFH Subsidiary prior to the date of this Agreement or a restricted stock plan pursuant to which such restricted stock was awarded prior to the date hereof provides for acceleration of vesting in connection with the Merger, such restricted stock shall vest pursuant to the terms of such restricted stock award agreement or restricted stock plan and if vested as of the Effective Time pursuant to such restricted stock award agreement or restricted stock plan, shall be treated as GFH Shares for purposes of this Agreement.

Section 2.8 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of GFH Shares or GFH Preferred Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, HRB or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of GFH, HRB, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of GFH Shares or GFH Preferred Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GFH

Except for the exceptions listed in the sections of the Disclosure Schedules that correspond to the Sections in this Article 3, GFH hereby represents and warrants to HRB as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Organization and Related Matters of GFH.

(i) GFH is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. GFH has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and GFH is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by GFH, or the character or location of the properties and assets owned or leased by GFH makes such licensing or qualification necessary. GFH is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of GFH and the Bylaws of GFH, each as amended to the date hereof, have been made available to HRB.

(ii) GFH has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of GFH on a consolidated basis.

(iii) Disclosure Schedule 3.1(a)(iii) lists each Subsidiary together with the jurisdiction of organization of each such Subsidiary. Each Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) GFH owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by GFH or its Subsidiaries are fully paid and nonassessable (except, with respect to Gateway Bank, to the extent set forth in Section 53-42 of the North Carolina General Statutes) and are owned by GFH or its Subsidiaries free and clear of any liens, and (F) Gateway Bank has not received any notice from the North Carolina Commissioner of Banks notifying Gateway Bank that its capital has become impaired.

(iv) GFH does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(a)(iv). Disclosure Schedule 3.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v) The minute books of GFH contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(b) Organization and Related Matters of Gateway Bank.

(i) Gateway Bank is a banking corporation duly organized, validly existing and in good standing under the laws of North Carolina. Gateway Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Gateway Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Gateway Bank, or the character or location or the properties and assets owned or leased by Gateway Bank make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Gateway Bank, as each may be amended to the date hereof, have been made available to HRB.

(ii) Gateway Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) Gateway Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(b)(iii). Disclosure Schedule 3.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) Gateway Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) Gateway Bank is a member of the Federal Reserve System.

(vi) The minute books of Gateway Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(c) Organization and Related Matters of GFH’s other Subsidiaries.

(i) Each of GFH’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of GFH’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) Each of GFH’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) None of GFH’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(c)(iii). Disclosure Schedule 3.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) The minute books of each of each of GFH’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2 Capitalization. The authorized capital stock of GFH consists of 30,000,000 GFH Shares, of which 12,717,190 GFH Shares were issued and outstanding as of August 31, 2008 and 1,000,000 shares of preferred stock, no par value, of which 23,266 Series A GFH Preferred Shares are outstanding as of the date hereof. No GFH Shares have been issued since August 31, 2008 except GFH Shares issued pursuant to the GFH

Stock Option Plans and GFH’s dividend reinvestment plan. None of the Series A GFH Preferred Shares have any voting rights (except in connection with the approval of the Merger by the shareholders of GFH). When issued, none of the Series B GFH Preferred Shares shall have any voting rights (except in connection with the approval of the Merger by the shareholders of GFH). All of the issued and outstanding GFH Shares and Series A GFH Preferred Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any GFH Shares or GFH Preferred Shares, or any securities or rights convertible into or exchangeable for GFH Shares or GFH Preferred Shares, except for options to purchase 1,790,390 GFH Shares (which are described in more detail in Disclosure Schedule 3.2). Except for holders of GFH Preferred Shares, shareholders of GFH are not entitled to dissenter’s rights under Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act or under any other applicable law in connection with the Merger.

Section 3.3 Financial Statements, Condition and Reports.

(a) GFH has made available to HRB copies of the consolidated financial statements of GFH as of and for the years ended December 31, 2005, 2006 and 2007, and for the period ended June 30, 2008, and GFH will make available to HRB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of GFH, the consolidated financial statements of GFH as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of GFH”).

(b) Each of the Financial Statements of GFH (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of GFH have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of GFH (including the related notes) fairly presents or will fairly present the consolidated financial position of GFH as of the respective dates thereof and fairly presents or will fairly present the results of operations of GFH for the respective periods therein set forth.

(c) Since June 30, 2008, neither GFH nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of GFH on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of GFH or reflected in the notes thereto, or (ii) which were incurred after June 30, 2008 in the ordinary course of business consistent with past practices. Since June 30, 2008, and except for the matters described in (i) and (ii) above, neither GFH nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of GFH on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2007, 2006 and 2005 and for the quarters ending March 31, 2008 and June 30, 2008, that GFH and each of its Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholder’s equity and changes in cash flows, as the case may be for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2005, GFH and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over GFH and each of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) GFH’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2007 under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively, the “GFH SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the GFH SEC Documents have been made available to HRB, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

Section 3.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in Disclosure Schedule 3.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of GFH and the Call Reports of Gateway Bank as of June 30, 2008 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of GFH and the Call Reports of Gateway Bank as of June 30, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of GFH, and the Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of GFH or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the Financial Statements of GFH, and the Call Reports of Gateway Bank as of June 30, 2008 were, and the OREO Reserve to be shown on the Financial Statements of GFH and the Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of GFH and any of its Subsidiaries as of the dates thereof; (iv) the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the Financial Statements of GFH, and the Call Reports of Gateway Bank as of June 30, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of GFH and the Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to GFH or any of its Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(b) and applicable regulatory requirements and guidelines. Disclosure Schedule 3.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2005 by GFH or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by GFH or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked GFH or any of its Subsidiaries to purchase back (but have not been purchased back).

Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither GFH nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by GFH or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of GFH, Gateway Bank or any five percent (5%) shareholder of GFH or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to GFH or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 3.6 Authority; No Violation.

(a) GFH has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of GFH and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of GFH has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to GFH’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of GFH is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by GFH and delivered by GFH (and assuming due authorization, execution and delivery by HRB), will constitute a valid and binding obligation of GFH and will be enforceable against GFH in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by GFH nor the consummation by GFH of the transactions contemplated hereby, nor compliance by GFH with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of GFH or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GFH or any of its Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of GFH or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which GFH or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of GFH and the shareholders of HRB pursuant to the joint proxy statement of GFH and HRB relating to the Merger (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a)-2 (with the Plan of Merger) with the Commonwealth of Virginia and the Articles of Merger in substantially the form of Exhibit 1.1(a)-1 with the North Carolina Secretary of State; and (iv) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by GFH of this Agreement, and the consummation by GFH of the Merger and the other transactions contemplated hereby.

Section 3.8 Broker’s Fees. Except for Sandler O’Neill + Partners, L.P., whose engagement letter is attached as Disclosure Schedule 3.8, neither GFH, any of its Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Since June 30, 2008, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of GFH Shares or GFH Preferred Shares (other than the cash dividends in an amount of $0.08 per share of GFH common stock paid on August 22, 2008); (ii) any change or any event involving a prospective change in the Condition of GFH or any of its Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of GFH or any of its Subsidiaries taken as a whole; or (iii) any act or omission by GFH or its Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GFH provided in this Agreement, including, without limitation, Section 5.1 hereof.

Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, neither GFH nor or any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of GFH, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against GFH or any of its Subsidiaries and, to the Knowledge of GFH, there is: no proceeding, claim, action or governmental investigation against GFH or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against GFH or any of its Subsidiaries; no default by GFH or any of its Subsidiaries under any contract or agreement to which GFH or any of its Subsidiaries is a party; and neither GFH nor or any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of GFH or any of its Subsidiaries and neither GFH nor or any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) GFH has made available to HRB copies of the federal, state and local income tax returns of GFH and its Subsidiaries for the years 2005, 2006 and 2007 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, GFH and each of its Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and GFH and each of its Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of GFH and each of its Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of GFH, and the Call Reports of Gateway Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither GFH nor any of its Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither GFH nor any of its Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in Disclosure Schedule 3.11, neither GFH nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of GFH and its Subsidiaries have been adequately provided for in the Financial Statements of GFH.

(c) Except as disclosed in Disclosure Schedule 3.11, neither GFH nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of GFH or any of its Subsidiaries that occurred during or after any taxable period in which GFH or any of its Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of GFH or any of its Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by GFH and each of its Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by GFH and each of its Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by GFH in the Financial Statements of GFH.

(f) In the past five years, neither GFH nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) GFH has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to GFH or any of its Subsidiaries. Neither GFH nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where GFH or its Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against GFH or any of its Subsidiaries.

(h) Neither GFH nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither GFH nor any of its Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of GFH and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 3.12 Employee Benefit Plans.

(a) Disclosure Schedule 3.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, commission, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar life insurance, supplemental retirement, severance, change of control, loans or other benefit plans, agreements, programs, arrangements, or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by GFH or any of its Subsidiaries on behalf of current or former directors, officers or employees of GFH or any of its Subsidiaries (collectively, the “Benefit Plans”). GFH has, with respect to each Benefit Plan, delivered to HRB true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service and any application for a determination letter; (vii) a written summary of any unwritten Benefit Plans; and (viii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)) since January 1, 2005.

(b) Neither GFH nor any of its Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither GFH nor any of its Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. Neither GFH nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of GFH.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996 and the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information set forth in 45 CFR Parts 160 and 164.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by GFH or any of its Subsidiaries.

(f) No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

(g) Except as described in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of GFH or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) No Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. GFH has never been a party to or participant in a multiemployer plan.

(i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of GFH or any of its Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(j) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust. Each Benefit Plan subject to Code section 409A complies with current requirements under Code section 409A and applicable guidance.

(k) Except as described in Disclosure Schedule 3.12(k), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(l) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (“Top Hat Plan”). Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in Disclosure Schedule 3.12(l), no assets of GFH are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m) Except as set forth on Disclosure Schedule 3.12(m), no Benefit Plan provides benefits to any current or former employee of GFH or any of its Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of GFH.

(n) GFH and its Subsidiaries have made all bonus and commission payments (on a pro rata basis) to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008.

Section 3.13 Title and Related Matters.

(a) Except as set forth in Disclosure Schedule 3.13(a), GFH and each of its Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of GFH or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of GFH or incurred in the ordinary course of business after June 30, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in Disclosure Schedule 3.13(b), all agreements pursuant to which GFH and each of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in Disclosure Schedule 3.13(b), GFH and each of its Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by GFH and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by GFH and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Disclosure Schedule 3.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by GFH and each of its Subsidiaries or in which GFH or any of its Subsidiaries has any ownership or leasehold interest.

(b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which GFH and each of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of GFH and its Subsidiaries.

(c) Neither GFH nor any of its Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by GFH or any of its Subsidiaries, neither GFH nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of GFH, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Each of GFH and its Subsidiaries, the Participation Facilities (as defined below) of GFH, and the Loan Properties of GFH (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of GFH, threatened before any court, governmental agency or board or other forum in which GFH, its Subsidiaries or any Participation Facility of GFH has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by GFH, its Subsidiaries or any Participation Facility of GFH.

(c) There is no litigation or other proceeding pending or, to the Knowledge of GFH, threatened before any court, governmental agency or board or other forum in which any Loan Property (or GFH or any of its

Subsidiaries in respect of such Loan Property of GFH) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of GFH.

(d) To the Knowledge of GFH, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 3.15(b) or 3.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by GFH or any of its Subsidiaries of any of its current properties, (ii) participation by GFH or any of its Subsidiaries in the management of any Participation Facility of GFH, or (iii) holding by GFH or any of its Subsidiaries of a security interest in any Loan Property of GFH, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of GFH or Loan Property of GFH.

(f) To GFH’s Knowledge, prior to the period of (i) ownership or operation by GFH or any of its Subsidiaries, (ii) participation by GFH or any of its Subsidiaries in the management of any Participation Facility of GFH, or (iii) holding by GFH or any of its Subsidiaries of a security interest in any Loan Property of GFH there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of GFH or Loan Property of GFH.

(g) Copies of any environmental reports in the possession of GFH or any of its Subsidiaries are described in Disclosure Schedule 3.15.

Section 3.16 Commitments and Contracts.

(a) Except as set forth in Disclosure Schedule 3.16, neither GFH nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by GFH or any of its Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of GFH or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which GFH or any of its Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v) Any other contract or agreement which would be required to be disclosed in reports filed by GFH or any of its Subsidiaries with the SEC, the FRB, the North Carolina Commissioner of Banks or the FDIC and which has not been so disclosed.

(b) Except as set forth in Disclosure Schedule 3.16(b), there is not, under any such agreement, lease or contract to which GFH or any of its Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 3.17 Regulatory and Tax Matters. Neither GFH nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18 Registration Obligations. Neither GFH nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.19 Insurance. GFH and each of its Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of GFH and each of its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which GFH and each of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

Section 3.20 Labor.

(a) No work stoppage involving GFH or any of its Subsidiaries is pending as of the date hereof or, to the Knowledge of GFH, threatened. Neither GFH nor any of its Subsidiaries is involved in, or, to the Knowledge of GFH, threatened with or affected by, any proceeding asserting that GFH or any of its Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of GFH or any of its Subsidiaries and, to the Knowledge of GFH, no labor union is attempting to organize employees of GFH or any of its Subsidiaries.

(b) Set forth on Disclosure Schedule 3.20(b) is a true and complete list of all employees of GFH and each of its Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c) GFH and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of GFH, there is not threatened any proceeding against or affecting GFH or any of its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting GFH or any of its Subsidiaries.

Section 3.21 Compliance with Laws. GFH and each of its Subsidiaries has conducted its business in compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 3.21, GFH and each of its Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that GFH or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring GFH or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of GFH or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of GFH and each of its Subsidiaries at the time such deposits were entered into, (b) the loans listed on Disclosure Schedule 3.5, (c) the agreements listed on Disclosure Schedule 3.16, (d) obligations under employee benefit plans of GFH and its Subsidiaries set forth in Disclosure Schedule 3.12 and (e) the items described on Disclosure Schedule 3.22 and any loans or deposit agreements entered into in the ordinary course with customers of GFH and its Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of GFH’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.23 Derivative Contracts. Neither GFH nor any of its Subsidiaries is a party to nor has any of them agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Disclosure Schedule 3.23.

Section 3.24 Deposits. Except as set forth on Disclosure Schedule 3.24, none of the deposits of GFH or any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of GFH or any of its Subsidiaries.

Section 3.25 Accounting Controls. GFH and each of its Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GFH and each of its Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as GFH or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of GFH and each of its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GFH and each of its Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Proxy Materials. None of the information relating to GFH or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of GFH and HRB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.27 Deposit Insurance. The deposit accounts of Gateway Bank are insured by the FDIC in accordance with the provisions of the Act; Gateway Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.28 Intellectual Property.

(a) GFH Intangibles.

(i) Disclosure Schedule 3.28(a) lists and identifies all Intellectual Property (as defined below) that is directly owned by GFH or its Subsidiaries and that is material to GFH’s, or any of its Subsidiaries’, business, including, without limitation, the rights to any names used by GFH or its Subsidiaries (the “GFH Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that GFH or its Subsidiaries have granted to any third party with respect to any of the GFH Intangibles.

(ii) GFH has made available to HRB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of GFH Intangibles.

(iii) With respect to the GFH Intangibles, and except as otherwise indicated in Disclosure Schedule 3.28(a):

(A) GFH, or a Subsidiary of GFH, possesses all right, title, and interest in and to the GFH Intangibles free and clear of any security interest, lien, license, or other restriction and such GFH Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B) no action is pending and, to the Knowledge of GFH, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the GFH Intangibles.

(b) Third Party Intellectual Property. Disclosure Schedule 3.28(b) lists and identifies any Intellectual Property licensed to GFH or any of its Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to GFH’s, or any Subsidiary of GFH’s, business (“Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (the “GFH License”) and identifies the owner or licensor of the Third Party Intellectual Property. GFH has made available to HRB correct and complete copies of each such GFH License. With respect to each item of Third Party Intellectual Property:

(i) each GFH License covering the item of Third Party Intellectual Property is an enforceable agreement of GFH or the Subsidiary who is a party thereto, and, to GFH’s Knowledge, is enforceable against the other parties thereto;

(ii) no party to a GFH License covering the item of Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii) no Action is pending or, to GFH’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Third Party Intellectual Property.

(c) No Infringement. Except as set forth in Disclosure Schedule 3.28(c), the use or sale by GFH or any of its Subsidiaries of any products or services in GFH’s or one of its Subsidiaries’ businesses and use by GFH or any of its Subsidiaries of the Intellectual Property (including, without limitation, GFH Intangibles and Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of GFH or any Subsidiary of GFH with respect to any of the GFH Intangibles. Except as set forth in Disclosure Schedule 3.28(c), no action alleging or relating to any infringement of the rights of GFH or any Subsidiary of GFH or infringement of the rights of any third parties by GFH or any Subsidiary of GFH is currently pending or, to GFH’s Knowledge, threatened. To GFH’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of GFH or any of its Subsidiaries in the GFH Intangibles.

(d) Use of Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by GFH or any of its Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 3.29 Antitakeover Provisions. GFH has taken all actions required to exempt GFH, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.30 Communications with Shareholders. Disclosure Schedule 3.30 identifies and sets forth all correspondence between GFH and its shareholders since September 1, 2008.

Section 3.31 Claims under Insurance Policies. GFH has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 3.32 Fairness Opinion. The Board of Directors of GFH has received an opinion from Sandler O’Neill + Partners, L.P. dated as of the date that the GFH Board of Directors approved this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of GFH.

Section 3.33 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

HRB

Except for the exceptions listed in the sections of the HRB Schedule that correspond to the Sections in this Article 4, HRB hereby represents and warrants to GFH as follows as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Corporate Organization.

(a) Organization and Related Matters of HRB

(i) HRB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. HRB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and HRB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by HRB, or the character or location of the properties and assets owned or leased by HRB makes such licensing or qualification necessary. HRB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of HRB and the Bylaws of HRB, each as amended to the date hereof, have been made available to GFH.

(ii) HRB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of HRB on a consolidated basis.

(iii) HRB Schedule 4.1(a)(iii) lists each Subsidiary of HRB together with the jurisdiction of organization of each such Subsidiary (“HRB Subsidiaries”). Each HRB Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) HRB owns, directly or indirectly, all the issued and outstanding equity securities of each of the HRB Subsidiaries, (B) no equity securities of any of the HRB Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such HRB Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such HRB Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (E) all the equity securities of each HRB Subsidiary held by HRB or the HRB Subsidiaries are fully paid and nonassessable and are owned by HRB or the HRB Subsidiaries free and clear of any liens.

(iv) HRB does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(a)(iv). HRB Schedule 4.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v) The minute books of HRB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors (including all committees thereof).

(b) Organization and Related Matters of Bank of Hampton Roads.

(i) Bank of Hampton Roads is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. Bank of Hampton Roads has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Bank of Hampton Roads is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Bank of Hampton Roads, or the character or location or the properties and assets owned or leased by Bank of Hampton Roads make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Bank of Hampton Roads, as each may be amended to the date hereof, have been made available to GFH.

(ii) Bank of Hampton Roads has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii) Bank of Hampton Roads does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(b)(iii). HRB Schedule 4.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) Bank of Hampton Roads is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) Bank of Hampton Roads is a member of the Federal Reserve System.

(vi) The minute books of Bank of Hampton Roads contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(c) Organization and Related Matters of Shore Bank.

(i) Shore Bank is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. Shore Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Shore Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Bank of Hampton Roads, or the character or location or the properties and assets owned or leased by Bank of Hampton Roads make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Bank of Hampton Roads, as each may be amended to the date hereof, have been made available to GFH.

(ii) Shore Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii) Shore Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(c)(iii). HRB Schedule 4.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) Shore Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) Shore Bank is a member of the Federal Reserve System.

(vi) The minute books of Shore Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(d) Organization and Related Matters of HRB’s other Subsidiaries.

(i) Each of HRB’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of HRB’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) Each of HRB’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) None of HRB’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(d)(iii). HRB Schedule 4.1(d)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) The minute books of each of each of HRB’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 4.2 Capitalization. The authorized capital stock of HRB consists of 40,000,000 HRB shares, 13,220,955.4492 shares of which are issued and outstanding, and 1,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date hereof. All issued and outstanding HRB Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. As of the date hereof, other than options to purchase 985,467 HRB Shares (which are described in more detail in HRB Schedule 4.2), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any HRB Shares, or any securities or rights convertible into or exchangeable for HRB Shares.

Section 4.3 Financial Statements, Condition and Reports.

(a) HRB has made available to GFH copies of the consolidated financial statements of HRB as of and for the years ended December 31, 2005, 2006 and 2007, and for the period ended June 30, 2008, and HRB will make available to GFH, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of HRB, the consolidated financial statements of HRB as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of HRB”).

(b) Each of the Financial Statements of HRB (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of HRB have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of HRB (including the related notes) fairly presents or will fairly present the consolidated financial position of HRB as of the respective dates thereof and fairly presents or will fairly present the results of operations of HRB for the respective periods therein set forth.

(c) Since June 30, 2008, neither HRB nor any of the HRB Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of HRB on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of HRB or reflected in the notes thereto, and (ii) which were incurred after June 30, 2008 in the ordinary course of business consistent with past practices. Since June 30, 2008, and except for the matters described in (i) and (ii) above, neither HRB nor any of the HRB Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of HRB on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2007, 2006 and 2005 and for the quarters ending March 31, 2008 and June 30, 2008, that HRB and each of the HRB Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholder’s equity and changes in cash flows, as the case may be of each such bank for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2005, HRB and each of the HRB Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over HRB and each of the HRB Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) HRB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of the HRB Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, in the form filed or to be filed (collectively, the “HRB SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the HRB SEC Documents have been made available to GFH, to the extent not available on the SEC’s EDGAR system.

Section 4.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in HRB Schedule 4.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of HRB or any of the HRB Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the OREO Reserve shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 were, and the OREO Reserve to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of HRB and any of the HRB Subsidiaries as of the dates thereof; (iv) the Litigation Reserve shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to HRB or any of the HRB Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 4.3(b) and applicable regulatory requirements and guidelines. HRB Schedule 4.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2005 by HRB or any of the HRB Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by HRB or any of the HRB Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked HRB or any of the HRB Subsidiaries to purchase back (but have not been purchased back).

Section 4.5 Certain Loans and Related Matters. Except as set forth in HRB Schedule 4.5, neither HRB nor any of the HRB Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by HRB or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of HRB, Bank of Hampton Roads, Shore Bank or any five percent (5%) shareholder of HRB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing;

or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to HRB or any of the HRB Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 4.6 Authority; No Violation.

(a) HRB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of HRB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of HRB has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to HRB’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of HRB is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by HRB and delivered by HRB (and assuming due authorization, execution and delivery by HRB), will constitute a valid and binding obligation of HRB and will be enforceable against HRB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in HRB Schedule 4.6(b), neither the execution and delivery of this Agreement by HRB nor the consummation by HRB of the transactions contemplated hereby, nor compliance by HRB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of HRB or any of the HRB Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HRB or any of the HRB Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HRB or any of the HRB Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which HRB or any of the HRB Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 4.7 Consents and Approvals. Except for (i) the approval of the shareholders of HRB and the shareholders of GFH pursuant to the Proxy Statement; (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a)-2 (with the Plan of Merger) with the Commonwealth of Virginia and the Articles of Merger in substantially the form of Exhibit 1.1(a)-1 with the North Carolina Secretary of State; (iv) the Consent of Compass Bank pursuant to Section 8.10 hereof; and (v) as set forth in HRB Schedule 4.7, no Consents of any person are necessary in connection with the execution and delivery by HRB of this Agreement, and the consummation by HRB of the Merger and the other transactions contemplated hereby.

Section 4.8 Financial Advisors. Except for McKinnon & Company, whose engagement letter is attached as HRB Schedule 4.8, neither HRB, any of the HRB Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.9 Absence of Certain Changes or Events. Since June 30, 2008, there has not been (i) any change or any event involving a prospective change in the Condition of HRB or any of the HRB Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a

Material Adverse Effect on the Condition of HRB or any of the HRB Subsidiaries taken as a whole; or (ii) any act or omission by HRB or the HRB Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of HRB provided in this Agreement, including, without limitation, Section 5.17 hereof.

Section 4.10 Legal Proceedings, Etc. Except as set forth in HRB Schedule 4.10, neither HRB nor or any of the HRB Subsidiaries is a party to any, and there are no pending or, to the Knowledge of HRB, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against HRB or any of the HRB Subsidiaries and, to the Knowledge of HRB, there is: no proceeding, claim, action or governmental investigation against HRB or any of the HRB Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against HRB or any of the HRB Subsidiaries; no default by HRB or any of the HRB Subsidiaries under any contract or agreement to which HRB or any of the HRB Subsidiaries is a party; and neither HRB nor or any of the HRB Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of HRB or any of the HRB Subsidiaries and neither HRB nor or any of the HRB Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 4.11 Taxes and Tax Returns.

(a) HRB has made available to GFH copies of the federal, state and local income tax returns of HRB and the HRB Subsidiaries for the years 2005, 2006 and 2007 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in HRB Schedule 4.11, HRB and each of the HRB Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and HRB and each of the HRB Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of HRB and each of the HRB Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of HRB, and the Call Reports of Hampton Roads Bank Shares and Shore Bank, are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither HRB nor any of the HRB Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither HRB nor any of the HRB Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in HRB Schedule 4.11, neither HRB nor any of the HRB Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of HRB and the HRB Subsidiaries have been adequately provided for in the Financial Statements of HRB.

(c) Except as disclosed in HRB Schedule 4.11, neither HRB nor any of the HRB Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of HRB or any of the HRB Subsidiaries that occurred during or after any taxable period in which HRB or any of the HRB Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of HRB or any of the HRB Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by HRB and each of the HRB Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by HRB and each of the HRB Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by HRB in the Financial Statements of HRB.

(f) In the past five years, neither HRB nor any of the HRB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) HRB has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to HRB or any of the HRB Subsidiaries. Neither HRB nor any of the HRB Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where HRB or the HRB Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against HRB or any of the HRB Subsidiaries.

(h) Neither HRB nor any of the HRB Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither HRB nor any of the HRB Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of HRB and the HRB Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 4.12 Employee Benefit Plans.

(a) HRB Schedule 4.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the ERISA, and all Benefit Plans which are provided, maintained, contributed to or sponsored by HRB or any of the HRB Subsidiaries on behalf of current or former directors, officers or employees of HRB or any of the HRB Subsidiaries. HRB has, with respect to each Benefit Plan, delivered to HRB true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service and any application for a determination letter; (vii) a written summary of any unwritten Benefit Plans; and (viii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the PBGC since January 1, 2005.

(b) Neither HRB nor any of the HRB Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither HRB nor any of the HRB Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. Neither HRB nor any of the HRB Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of HRB.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by HRB or any of the HRB Subsidiaries.

(f) No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

(g) Except as described in HRB Schedule 4.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of HRB or any of the HRB Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) No Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. HRB has never been a party to or participant in a multiemployer plan.

(i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of HRB or any of the HRB Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(j) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust. Each Benefit Plan subject to Code section 409A complies with current requirements under Code section 409A and applicable guidance.

(k) Except as described in HRB Schedule 4.12(k), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(l) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as a Top Hat Plan. Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in HRB Schedule 4.12(l), no assets of HRB are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m) Except as set forth on HRB Schedule 4.12(m), no Benefit Plan provides benefits to any current or former employee of HRB or any of the HRB Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of HRB.

(n) HRB and the HRB Subsidiaries have made all bonus and commission payments (on a pro rata basis) to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008.

Section 4.13 Title and Related Matters.

(a) Except as set forth in HRB Schedule 4.13(a), HRB and each of the HRB Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of HRB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of HRB or incurred in the ordinary course of business after June 30, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in HRB Schedule 4.13(b), all agreements pursuant to which HRB and each of the HRB Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in HRB Schedule 4.13(b), HRB and each of the HRB Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by HRB and each of the HRB Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by HRB and each of the HRB Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 4.14 Real Estate.

(a) HRB Schedule 4.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by HRB and each of the HRB Subsidiaries or in which HRB or any of the HRB Subsidiaries has any ownership or leasehold interest.

(b) HRB Schedule 4.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which HRB and each of the HRB Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of HRB and the HRB Subsidiaries.

(c) Neither HRB nor any of the HRb Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in HRB Schedules 4.14(a) and 4.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by HRB or any of the HRB Subsidiaries, neither HRB nor any of the HRB Subsidiaries has received notice of any pending or, to the Knowledge of HRB, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 4.15 Environmental Matters.

(a) Each of HRB and the HRB Subsidiaries, the Participation Facilities of HRB, and the Loan Properties of HRB are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of HRB, threatened before any court, governmental agency or board or other forum in which HRB, the HRB Subsidiaries or any Participation Facility of HRB has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a site owned, leased or operated by HRB, the HRB Subsidiaries or any Participation Facility of HRB.

(c) There is no litigation or other proceeding pending or, to the Knowledge of HRB, threatened before any court, governmental agency or board or other forum in which any Loan Property of HRB (or HRB or any of the HRB Subsidiaries in respect of such Loan Property) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of HRB.

(d) To the Knowledge of HRB, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 4.15(b) or 4.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by HRB or any of the HRB Subsidiaries of any of its current properties, (ii) participation by HRB or any of the HRB Subsidiaries in the management of any Participation Facility of HRB, or (iii) holding by HRB or any of the HRB Subsidiaries of a security interest in any Loan Property of HRB, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of HRB or Loan Property of HRB.

(f) To HRB’s Knowledge, prior to the period of (i) ownership or operation by HRB or any of the HRB Subsidiaries, (ii) participation by HRB or any of the HRB Subsidiaries in the management of any Participation Facility of HRB, or (iii) holding by HRB or any of the HRB Subsidiaries of a security interest in any Loan Property of HRB there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of HRB or Loan Property of HRB.

(g) Copies of any environmental reports in the possession of HRB or any of the HRB Subsidiaries are described in HRB Schedule 4.15.

Section 4.16 Commitments and Contracts.

(a) Except as set forth in HRB Schedule 4.16, neither RHB nor any of the HRB Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by HRB or any of the HRB Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of HRB or any of the HRB Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which HRB or any of the HRB Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any lease (other than real estate leases described on HRB Schedule 4.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v) Any other contract or agreement which would be required to be disclosed in reports filed by HRB or any of the HRB Subsidiaries with the SEC, the FRB, the North Carolina Commissioner of Banks or the FDIC and which has not been so disclosed.

(b) Except as set forth in HRB Schedule 4.16(b), there is not, under any such agreement, lease or contract to which HRB or any of the Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 4.17 Regulatory and Tax Matters. Neither HRB nor any of the HRB Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.18 Registration Obligations. Neither HRB nor any of the HRB Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 4.19 Insurance. HRB and each of the HRB Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of HRB and each of the HRB Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which HRB and each of the HRB Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in HRB Schedule 4.19.

Section 4.20 Labor.

(a) No work stoppage involving HRB or any of the HRB Subsidiaries is pending as of the date hereof or, to the Knowledge of HRB, threatened. Neither HRB nor any of the HRB Subsidiaries is involved in, or, to the Knowledge of HRB, threatened with or affected by, any proceeding asserting that HRB or any of the HRB Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of HRB or any of the HRB Subsidiaries and, to the Knowledge of HRB, no labor union is attempting to organize employees of HRB or any of the HRB Subsidiaries.

(b) Set forth on HRB Schedule 4.20(b) is a true and complete list of all employees of HRB and each of the HRB Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c) HRB and each of the HRB Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on HRB Schedule 4.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of HRB, there is not threatened any proceeding against or affecting HRB or any of the HRB Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting HRB or any of the HRB Subsidiaries.

Section 4.21 Compliance with Laws. HRB and each of the HRB Subsidiaries has conducted its business in material compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in HRB Schedule 4.21, HRB and each of the HRB Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that HRB or any of the HRB Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring HRB or any of the HRB Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of HRB or any of the HRB Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 4.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of HRB and each of the HRB Subsidiaries at the time such deposits were entered into, (b) the loans listed on HRB Schedule 4.5, (c) the agreements listed on HRB Schedule 4.16, (d) obligations under employee benefit plans of HRB and the HRB Subsidiaries set forth in HRB Schedule 4.12 and (e) the items described on HRB Schedule 4.22 and any loans or deposit agreements entered into in the ordinary course with customers of HRB and the HRB Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of HRB’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 4.23 Derivative Contracts. Neither HRB nor any of the HRB Subsidiaries is a party to nor has any of them agreed to enter into any Derivative Contract, except for those Derivative Contracts set forth in HRB Schedule 4.23.

Section 4.24 Deposits. Except as set forth on HRB Schedule 4.24, none of the deposits of HRB or any of the HRB Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of HRB or any of the HRB Subsidiaries.

Section 4.25 Accounting Controls. HRB and each of the HRB Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of HRB and each of the HRB Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as HRB or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of HRB and each of the HRB Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of HRB and each of the HRB Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.26 Proxy Materials. None of the information relating to HRB or any of the HRB Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of GFH and HRB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.27 Deposit Insurance. The deposit accounts of Bank of Hampton Roads and Shore Bank are insured by the FDIC in accordance with the provisions of the Act; Bank of Hampton Roads and Shore Bank have paid all regular premiums and special assessments and filed all reports required under the Act.

Section 4.28 Intellectual Property.

(a) HRB Intangibles.

(i) HRB Schedule 4.28(a) lists and identifies all Intellectual Property that is directly owned by HRB or the HRB Subsidiaries and that is material to HRB’s, or any of the HRB Subsidiaries’, business, including, without limitation, the rights to any names used by HRB or the HRB Subsidiaries (the “HRB Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that HRB or the HRB Subsidiaries have granted to any third party with respect to any of the HRB Intangibles.

(ii) HRB has made available to HRB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of HRB Intangibles.

(iii) With respect to the HRB Intangibles, and except as otherwise indicated in HRB Schedule 4.28(a):

(A) HRB, or a Subsidiary of HRB, possesses all right, title, and interest in and to the HRB Intangibles free and clear of any security interest, lien, license, or other restriction and such HRB Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B) no action is pending and, to the Knowledge of HRB, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the HRB Intangibles.

(b) HRB Third Party Intellectual Property. HRB Schedule 4.28(b) lists and identifies any Intellectual Property licensed to HRB or any of the HRB Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to HRB’s, or any Subsidiary of HRB’s, business (“HRB Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (the “HRB License”) and identifies the owner or licensor of the HRB Third Party Intellectual Property. HRB has made available to HRB correct and complete copies of each such HRB License. With respect to each item of HRB Third Party Intellectual Property:

(i) each HRB License covering the item of HRB Third Party Intellectual Property is an enforceable agreement of HRB or the Subsidiary who is a party thereto, and, to HRB’s Knowledge, is enforceable against the other parties thereto;

(ii) no party to a HRB License covering the item of HRB Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii) no Action is pending or, to HRB’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of HRB Third Party Intellectual Property.

(c) No Infringement. Except as set forth in HRB Schedule 4.28(c), the use or sale by HRB or any of the HRB Subsidiaries of any products or services in HRB’s or one of the HRB Subsidiaries’ businesses and use by HRB or any of the HRB Subsidiaries of the Intellectual Property (including, without limitation, HRB Intangibles and HRB Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of HRB or any Subsidiary of HRB with respect to any of the HRB Intangibles. Except as set forth in HRB Schedule 4.28(c), no action alleging or relating to any infringement of the rights of HRB or any Subsidiary of HRB or infringement of the rights of any third parties by HRB or any Subsidiary of HRB is currently pending or, to HRB’s Knowledge, threatened. To HRB’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of HRB or any of the HRB Subsidiaries in the HRB Intangibles.

(d) Use of HRB Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by HRB or any of the HRB Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 4.29 Antitakeover Provisions. HRB has taken all actions required to exempt HRB, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 4.30 Communications with Shareholders. HRB Schedule 4.30 identifies and sets forth all correspondence between HRB and its shareholders since September 1, 2008.

Section 4.31 Claims under Insurance Policies. HRB has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 4.32 Fairness Opinion. The Board of Directors of HRB has received an opinion from McKinnon & Company dated as of the date that the HRB Board of Directors approved this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of HRB.

Section 4.33 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the HRB Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of GFH.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, GFH and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for HRB its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of GFH, its Subsidiaries or HRB to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither GFH nor any of its Subsidiaries shall without the prior written consent of HRB:

(i) change, delete or add any provision of or to its Articles of Incorporation or Bylaws;

(ii) except for the issuance of GFH Shares pursuant to the terms of the GFH Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of GFH, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of GFH, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of GFH;

(iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

(iv) make any capital expenditures individually in excess of $5,000, or in the aggregate in excess of $25,000 except as disclosed in Disclosure Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

(v) except for residential real property owned by and reflected on the books of GFH and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi) except as disclosed in Disclosure Schedule 5.1(b)(vi), pay any bonuses to any executive officer; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(vii) enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(viii) acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing GFH subsidiaries which has been approved in advance in writing by HRB or (B) foreclosures in the ordinary course of business;

(ix) materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with GFH’s and any of its Subsidiaries’ past practices;

(x) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7, Section 8.1 or Section 8.2 not being satisfied;

(xi) purchase or otherwise acquire (A) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (B) any Derivative Contract or any asset-backed security;

(xii) commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against GFH or any of its Subsidiaries for material money damages or restrictions upon any of their operations; or

(xiii) amend or otherwise modify any agreement for GFH Stock Options, including, but not limited to, any amendment to accelerate the vesting of any such options.

Section 5.2 Current Information.

(a) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, GFH will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of HRB and to report the general status of the ongoing operations of GFH and its Subsidiaries. GFH will promptly notify HRB if it discovers any material change in the normal course of business or the operations or the properties of GFH and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting GFH or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving GFH or any of its Subsidiaries, and will keep HRB fully informed of such events. GFH will furnish to HRB, promptly after the preparation and/or receipt by GFH thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to HRB, be treated, for purposes of Section 3.3 hereof, as the Financial Statements of GFH and the Call Reports of Gateway Bank, respectively.

(b) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, HRB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of GFH and to report the general status of the ongoing operations of HRB and its Subsidiaries. HRB will promptly notify GFH if it discovers any material change in the normal course of business or the operations or the properties of HRB and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting HRB or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving HRB or any of its Subsidiaries, and will keep GFH fully informed of such events. HRB will furnish to GFH, promptly after the preparation and/or receipt by HRB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to GFH, be treated, for purposes of Section 4.3 hereof, as between the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank, respectively.

Section 5.3 Access to Properties; Personnel and Records.

(a) GFH. For so long as this Agreement shall remain in effect, GFH shall permit HRB or its agents full access, during normal business hours and upon reasonable notice, to the properties of GFH and its Subsidiaries and shall disclose and make available (together with the right to copy) to HRB and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of GFH and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which HRB may have a reasonable interest, and GFH shall use its best efforts to provide HRB and its representatives access to the work papers of GFH’s accountants. GFH shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of GFH or would violate any confidentiality agreement; provided that GFH shall cooperate with HRB in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to HRB shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by GFH.

(b) HRB. For so long as this Agreement shall remain in effect, HRB shall permit GFH or its agents full access, during normal business hours and upon reasonable notice, to the properties of HRB and its Subsidiaries and shall disclose and make available (together with the right to copy) to GFH and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of HRB and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which GFH may have a reasonable interest, and HRB shall use its best efforts to provide GFH and its representatives access to the work papers of HRB’s accountants. HRB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of HRB or would violate any confidentiality agreement; provided that HRB shall cooperate with GFH in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to GFH shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by HRB.

(c) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to ensure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

Section 5.4 Approval of Shareholders of GFH and HRB.

(a) GFH Shareholders. GFH will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “GFH Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of GFH will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and GFH will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of GFH will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such decisions are made in connection with a Superior Proposal as permitted in Section 5.5.

(b) HRB Shareholders. HRB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “HRB Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of HRB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and HRB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby provided, however, that the Board of Directors of HRB will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such decisions are in the proper exercise of their fiduciary duties based upon a written opinion of legal counsel.

(c) GFH and HRB will jointly prepare the Proxy Statement to be mailed to, and used to solicit the votes of, the shareholders of GFH and the shareholders of HRB in connection with the GFH Meeting and the HRB Meeting. GFH and HRB shall use their reasonable best efforts to hold the GFH Meeting and the HRB Meeting on the same day.

Section 5.5 No Other Bids. For as long as this Agreement is in effect, except with respect to this Agreement and the transactions contemplated hereby, neither GFH, nor any of its Subsidiaries, nor any “affiliate” (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by GFH shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “takeover proposal” (as defined below) by any other party. Neither GFH nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but GFH may furnish such non-public information and negotiate and enter into an agreement or contract with respect to an unsolicited takeover proposal and communicate information about such a takeover proposal to its shareholders if (i) the Board of Directors of GFH determines in good faith in the proper exercise of their fiduciary duties after consultation with Sandler O’Neill + Partners, L.P. that it is a Superior Proposal, (ii) the Board of Directors of GFH determines in good faith after consulting with legal counsel that to not furnish non-public information or negotiate or enter into any agreement or contract with respect to such takeover proposal or to not offer such takeover proposal to the shareholders would constitute a breach of the fiduciary duties owed by the members of GFH’s Board of Directors, and (iii) GFH is otherwise incompliance with this Section 5.5. GFH shall promptly notify HRB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. GFH shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, an “affiliate” of GFH means any executive officer or director of GFH or direct or indirect beneficial owner of a ten percent (10%) or greater equity or voting interest in GFH. As used in this Section 5.5, “takeover proposal” shall mean any proposal for a merger or other business combination involving GFH or for the acquisition of fifteen percent (15%) or more of the equity interest in GFH or for the acquisition of fifteen percent (15%) or more of the assets or liabilities of GFH.

Section 5.6 Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which GFH or any of its Subsidiaries is a party.

Section 5.7 Affiliates. No later than thirty (30) days following the execution of this Agreement, GFH shall deliver to HRB a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of GFH, “affiliates” of GFH for purposes of Rule 145 under the Securities Act. In addition, GFH shall use its best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to HRB not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of GFH Shares or GFH Preferred Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the HRB Shares or HRB Preferred Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act, and the rules and regulations thereunder. HRB shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of HRB Shares or HRB Preferred Shares by such persons.

Section 5.8 Maintenance of Properties. GFH and each of its Subsidiaries will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Consents to Assign and Use Leased Premises; Extensions.

(a) With respect to the leases disclosed in Disclosure Schedule 3.14(b), GFH and each of its Subsidiaries will obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of GFH and each of its Subsidiaries to HRB and to permit the use and operation of the leased premises by HRB.

(b) At the election of HRB, with respect to each lease disclosed in Disclosure Schedule 3.14(b) that expires on or prior to December 31, 2009, GFH and each of its Subsidiaries shall take, or shall cause to be taken, all steps reasonably requested by HRB to negotiate extensions of such leases on such terms as are reasonably acceptable to HRB.

Section 5.10 Conforming Accounting and Reserve Policies. At the request of HRB, GFH shall immediately prior to Closing establish and take such reserves and accruals as HRB reasonably shall request to conform GFH’s loan, accrual, reserve and other accounting policies to the policies of HRB, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on GFH and further provided that no adjustment will be made that does not conform to generally accepted accounting principles. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information by GFH. No adjustment shall violate any law, rule or regulation applicable to GFH.

Section 5.11 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither HRB nor GFH shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

Section 5.12 Fixed Asset Inventory. At least thirty (30) days prior to the Effective Time of the Merger, GFH shall take, or shall cause to be taken, an inventory of all fixed assets of GFH and its Subsidiaries, to verify the presence of all items listed on its depreciation schedules, and GFH shall allow HRB representatives, at the election of HRB, to participate in or be present for such inventory and shall deliver to HRB copies of all records and reports produced in connection with such inventory.

Section 5.13 Environmental Audits. Upon HRB’s reasonable request, GFH will, at its own expense, with respect to each parcel of real property that GFH or any of its Subsidiaries owns, leases or subleases, procure and deliver to HRB, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to HRB.

Section 5.14 Title Insurance. Upon HRB’s reasonable request, GFH will, at its own expense, with respect to each parcel of real property that GFH or any of its Subsidiaries owns, leases or subleases, procure and deliver to HRB, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to HRB, which policy shall be free of all material exceptions to HRB’s reasonable satisfaction.

Section 5.15 Surveys; Appraisals. Upon HRB’s reasonable request, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.14, GFH, at its own expense, will procure and deliver to HRB at least thirty (30) days prior to the Effective Time of the Merger, a survey and appraisal of such real property, which survey and appraisal shall be reasonably acceptable to and shall be prepared by a licensed surveyor and appraiser reasonably acceptable to HRB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The appraisal shall indicate the appraised value of the real property in accordance with normal appraisal industry standards. The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

Section 5.16 Tax Matters. Without the prior written consent of HRB, neither GFH nor any of its Subsidiaries shall make or change any election, change in annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to GFH or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to GFH or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of GFH or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of GFH or any of its Subsidiaries existing on the Closing Date.

Section 5.17 Conduct of the Business of HRB.

From the date hereof until the Effective Time, HRB will not, and will cause each of its Subsidiaries not to (except as expressly permitted by this Agreement or as previously disclosed), without the prior written consent of GFH:

(a) Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of HRB or GFH to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

(d) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase program announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(e) Agree or commit to do anything prohibited by this Section 5.17.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, HRB and GFH shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of GFH and HRB. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, HRB will cause one or more of its designated representatives to confer on a regular and frequent basis with GFH and to report with respect to the general status and the ongoing operations of HRB.

Section 6.4 Registration Statement. HRB shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the GFH Meeting and the HRB Meeting. GFH will furnish to HRB the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. HRB shall take all actions required to qualify or obtain exemptions from such qualifications for the HRB Shares and HRB Preferred Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

Section 6.5 Reservation of Shares. HRB shall reserve for issuance such number of HRB Shares and HRB Preferred Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of HRB Shares or HRB Preferred Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, HRB shall take all appropriate actions to increase the amount of its authorized common or preferred stock, as applicable.

Section 6.6 Consideration. HRB shall issue the HRB Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

Section 6.7 Benefit Plans.

(a) To the extent permissible and practicable, the GFH and Gateway Bank benefit plans in place as of the date of this Agreement shall remain in place after the Effective Date. To the extent such plans are inconsistent with the HRB and Bank of Hampton Roads benefits plans, GFH and HRB will endeavor in good faith to modify the GFH benefit plans so that the Gateway Bank employees will receive substantially similar benefits as the HRB and Bank of Hampton Roads employees, including the ability to participate in an executive savings plan for the eligible officers of Gateway Bank, and after taking into account all factors deemed relevant by the Boards of HRB and Gateway Bank.

(b) HRB also shall honor in accordance with their terms as in effect on the date of this Agreement all of GFH’s and its Subsidiaries’ obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Merger.

Section 6.8 Officer and Director Indemnification. HRB shall not indemnify nor hold harmless any officers or directors of GFH or any of its Subsidiaries with respect to matters occurring or arising on or prior to the Effective Time, whether asserted or claimed prior to at or after the Effective Time. However, HRB shall pay the premiums to extend the directors and officers’ liability insurance coverage of GFH for persons who are currently covered by such insurance of GFH for five years after the Effective Date for an annual premium not to exceed $200,000 in the aggregate per year for such individuals. In the event the annual premium exceeds $200,000 in the aggregate for any year of the five (5) year period, HRB shall give the past directors of GFH 30 days notice of the total amount of the premium then due, and during that 30 day period the past directors of GFH shall have the right, jointly or severally, to pay the difference between the actual premium and $200,000 in order to keep the amount of coverage in place as was in place at the Effective Time.

Section 6.9 NASDAQ Listing. HRB shall use its commercially reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Global Select Market, subject to official notice of issuance, the HRB Shares to be issued to the holders of GFH Shares in the Merger.

Section 6.10 Support Agreements. Each of the directors of GFH has executed and delivered to HRB, and each of the officers of GFH shall execute and deliver to HRB, the Support Agreements in the form of Exhibit 6.10(a) attached hereto. Each of the directors of HRB has executed and delivered to GFH the Support Agreements in the form of Exhibit 6.10(b) attached hereto.

Section 6.11 Loan to GFH; JP Morgan Loan; GFH Issuance of Additional Preferred.

(a) If GFH has raised sufficient capital pursuant to Section 6.11(c) below for Gateway Bank to qualify as “well capitalized” on or before September 29, 2008, HRB shall simultaneously lend, and cause Bank of Hampton Roads and Shore Bank to lend to GFH a total of $31,000,000 (the “HRB Loan”). Each such HRB Loan shall be payable on demand. The repayment of the HRB Loan by GFH shall be secured by a first priority lien on all of the issued and outstanding shares of common stock of Gateway Bank pursuant to a separate pledge agreement among HRB, Shore Bank, Bank of Hampton Roads and GFH in a form satisfactory to HRB.

(b) Immediately upon its receipt of the proceeds of the HRB Loan, GFH shall apply the proceeds to pay off and satisfy in full all of the amounts due and outstanding obligations under its various credit facilities with JPMorgan Chase Bank, N.A. (“JPMorgan”) including, without limitation, the subordinated debt, credit revolver and term note and shall cause JPMorgan to promptly deliver the stock certificate or certificates representing all of the issued and outstanding shares of Gateway Bank to HRB.

(c) GFH shall use its best efforts: (i) (A) to authorize, obtain subscriptions for, and issue fully paid Additional GFH Preferred Shares to raise capital that qualifies as Tier 1 capital for GFH and Gateway Bank, or (B) (ii) borrow subordinated indebtedness that qualifies as Tier 2 capital for GFH and Tier 1 capital for Gateway Bank; and (ii) to cause the capital raised pursuant clause (i) to total at least $20,000,000 and not more than $35,000,000, unless it shall have received HRB’s prior written consent to a greater amount or a different type of capital.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of HRB, on the one hand, and GFH, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of GFH and HRB.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of HRB.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either HRB or GFH, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of HRB or GFH, as the case may be. Notwithstanding anything to the contrary stated in this Section 7.3, there shall be no actual or threatened causes of action, investigations or proceedings, regardless of the materiality of any such claim, in connection with any act or omission of any officer or director of GFH or any of its Subsidiaries.

Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and HRB shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the HRB Shares pursuant to the terms of this Agreement.

Section 7.5 Listing. The HRB Shares to be issued in connection herewith shall have been approved by listing on the NASDAQ Global Select Market.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF HRB

The obligations of HRB to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of GFH set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the inaccuracy of which relate to matters that, individually or in the aggregate, do not represent a Material Adverse Effect with respect to GFH or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 8.2 Performance of Obligations. GFH and each of its Subsidiaries shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions. GFH shall have delivered to HRB a certificate of the Chief Executive Officer of GFH dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of GFH under Article 3 of this Agreement.

Section 8.4 Opinion of Counsel. HRB shall have received the opinion of Gaeta & Eveson, P.A., counsel to GFH, dated the Effective Time to the effect set forth in Exhibit 8.4 hereof.

Section 8.5 Consents Under Agreements. GFH and each of its Subsidiaries shall have obtained the consent or approval of any Person whether or not identified in Disclosure Schedule 3.6(b) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of GFH or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

Section 8.6 Outstanding Shares of GFH. HRB and GFH shall have agreed on the total number of GFH Shares and GFH Preferred Shares outstanding and the total number of GFH Shares covered by any option, warrant, commitment, restricted stock grant, or other right or instrument to purchase or acquire GFH Shares or GFH Preferred Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for GFH Shares or GFH Preferred Shares.

Section 8.7 Tax Opinion. HRB shall have received an opinion of Williams Mullen, in form and substance reasonably satisfactory to HRB and its counsel, on or before the date on which the Proxy Statement of HRB is to be mailed to the HRB shareholders, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by HRB or the shareholders of HRB in the Merger. In rendering its opinion, Williams Mullen may require and rely upon representations outlined in letters from HRB and others.

Section 8.8 Fairness Opinion. The Board of Directors of HRB shall have received an opinion from McKinnon & Company dated as of the date that the HRB Board of Directors approves this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of HRB.

Section 8.9 Waiver of Officer and Director Indemnification. Each officer and director of GFH and each of its Subsidiaries shall have delivered to HRB a waiver, in a form acceptable to HRB, of any indemnification rights he or she may have with respect to matters occurring or arising on or prior to the Effective Time, whether asserted or claimed prior to at or after the Effective Time.

Section 8.10 Lenders’ Consent. HRB shall have received consent from Compass Bank to enter into the Merger in form and substance satisfactory to HRB.

Section 8.11 Stockholders’ Equity, Total Assets, Total Deposits, Net Loans; Net Income and Regulatory Capital. As of a time immediately prior to the Effective Time, each of the following balance sheet items of GFH shall not have decreased by more than twenty percent (20%) from the amounts set forth in the September 30, 2008 financial statements of GFH: (i) shareholders’ equity (excluding goodwill), (ii) total assets, (iii) total deposits, and (iv) net loans. Gateway Bank shall have sufficient regulatory capital to qualify as “well capitalized”, and neither Gateway Bank nor GFH shall (i) have received any cease and desist order, or (ii) be subject to any memorandum of understanding or any other form of enforcement action.

Section 8.12 Exercise of Dissenter’s Rights. Not more than ten percent (10%) of the GFH Preferred Shares shall have satisfied the conditions under Section 55-13-21(a) of the North Carolina Business Corporation Act and no GFH Preferred Shares owned by officers, directors, employees or affiliates of GFH shall have satisfied the conditions under Section 55-13-21(a) of the North Carolina Business Corporation Act.

Section 8.13 Additional Capital. The capital raised by GFH pursuant to Section 6.11(c) hereof on or before September 30, 2008 shall: (i) in the case of Additional GFH Preferred Shares, qualify as Tier 1 capital for GFH and Gateway Bank, and in the case of subordinated indebtedness, qualify as Tier 2 capital for GFH and Tier 1 capital for Gateway Bank, and (ii) not exceed $35,000,000 in the aggregate without HRB’s prior written consent.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF GFH

The obligation of GFH to consummate the Merger as contemplated herein is subject to fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of HRB set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the incurring of which relate to matters that individually or in the aggregate do not represent a Material Adverse Effect with respect to HRB or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 9.2 Performance of Obligations. HRB shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions. HRB shall have delivered to GFH a certificate of the Chief Executive Officers of HRB dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of HRB under Article 4 of this Agreement.

Section 9.4 HRB Shares. The HRB Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through HRB.

Section 9.5 Tax Opinion. GFH shall have received an opinion of Gaeta & Eveson, P.A., in form and substance reasonably satisfactory to GFH and its counsel, on or before the date on which the Proxy Statement of GFH is to be mailed to holders of GFH Shares and GFH Preferred Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by GFH or the shareholders of GFH to the extent that they receive HRB Shares in exchange for their GFH Shares and GFH Preferred Shares in the Merger. In rendering its opinion, Gaeta & Eveson, P.A. may require and rely upon representations outlined in letters from GFH and others.

Section 9.6 Fairness Opinion. The Board of Directors of GFH shall have received an opinion from Sandler O’Neill + Partners, L.P. dated as of the date that the GFH Board of Directors approves this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of GFH.

Section 9.7 Opinion of Counsel. GFH shall have received the opinion of Williams Mullen, counsel to HRB, dated the Effective Time to the effect set forth in Exhibit 9.7 hereof.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a) by the mutual consent in writing of the Board of Directors of HRB and GFH; or

(b) by the Board of Directors of HRB or GFH if the Merger shall not have occurred on or prior to June 30, 2009, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b); or

(c) by the Board of Directors of HRB or GFH (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of GFH and Section 9.1 in the case of HRB or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of GFH and Section 9.1 of this Agreement in the case of HRB; or

(d) by the Board of Directors of HRB or GFH (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of GFH and Section 9.1 in the case of HRB or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or

(e) by the Board of Directors of HRB or GFH in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of GFH or HRB fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the GFH Meeting, or the HRB Meeting, as applicable, where the transactions were presented to such shareholders for approval and voted upon; or

(f) by the Board of Directors of HRB or GFH (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of GFH and Section 9.1 in the case of HRB or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement as the date after which such party may terminate this Agreement; or

(g) By the Board of Directors of HRB if GFH shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the GFH Meeting or withdrawn, modified or qualified in any manner adverse to HRB such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the GFH Meeting in accordance with Section 5.4(a) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.4(c); or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide HRB the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement; or

(h) By GFH if, as permitted under Section 5.5 it enters into a definitive agreement to be acquired by another Person who makes an unsolicited takeover proposal that is a Superior Proposal; or

(i) By the Board of Directors of GFH if HRB shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the HRB Meeting or withdrawn, modified or qualified in any manner adverse to GFH such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the HRB Meeting in accordance with Section 5.4(b) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.4(c); or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide GFH the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.1 of this Agreement; or

(j) By the Board of Directors of HRB (i) if GFH fails to provide Disclosure Schedules that HRB accepts pursuant to Section 1.5(a); or (ii) if, within thirty (30) days of the date of this Agreement, HRB determines, in its sole discretion, that (A) there shall have been any adverse change in the assets, liabilities, business, financial condition or prospects of GFH, (B) any event has occurred that could result in an adverse change in the assets, liabilities, business, financial condition or prospects of GFH, or (C) HRB is not satisfied, for any reason, with its continuing diligence investigation of GFH; or

(k) By the Board of Directors of HRB if: GFH fails to pay off its credit facilities with JPMorgan as set forth in Section 6.11(b) hereof, GFH fails to raise at least $20,000,000 pursuant to Section 6.11(c) hereof by September 30, 2008, or Gateway Bank fails to qualify as “well capitalized” on September 30, 2008; or

(l) By the Board of Directors of GFH if HRB does not extend the loan described in Section 6.11(a) hereof on or before September 30, 2008.

Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of this Section 10.2, Section 10.5, Section 10.6 and Article 11 of this Agreement shall survive any such termination and abandonment.

Section 10.3 Amendments. To the extent permitted by law, this Agreement and the Plan of Merger may be amended by a subsequent writing signed by each of HRB and GFH.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, HRB, on the one hand, and GFH, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by HRB or GFH shall not survive the Effective Time of Merger, except that any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than HRB or GFH (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of HRB or GFH contained herein shall be deemed to be terminated or extinguished so as to deprive HRB on the one hand, and GFH, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that HRB or GFH and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 10.6 Termination Fee; Expenses; Exclusive Remedy.

(a) GFH shall pay HRB, by wire transfer the sum of $3,300,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if HRB terminates this Agreement pursuant to Section 10.1(g), then GFH shall pay the Termination Fee on the business day following such termination; or

(ii) if (A) HRB terminates this Agreement pursuant to Section 10.1(e)(ii) due to the failure of the shareholders of GFH to approve this Agreement at the GFH Meeting, (B) after the date of this Agreement and at or before the date of the GFH Meeting a takeover proposal shall have been made with respect to GFH, and (C) GFH shall enter into an agreement with respect to any takeover proposal within one (1) hear of the date of such shareholder meeting, then GFH shall pay the Termination Fee on the day it enters into such agreement with respect to such takeover proposal;

(b) If GFH terminates this Agreement pursuant to Section 10.1(h), then GFH shall pay HRB the Termination Fee, by wire transfer, on the business day following such termination.

(c) If GFH terminates this Agreement pursuant to Section 10.1(i), then HRB shall pay GFH the Termination Fee, by wire transfer, on the business day following such termination.

(d) If any Support Agreement signed by directors of GFH is materially breached and the shareholders of GFH fail to approve this Agreement and the Merger, then GFH shall pay HRB the Termination Fee, by wire transfer, on the business day following the failure of the GFH shareholders to approve this Agreement and the Merger.

(e) If either party fails to pay all amounts due the other party under Sections 10.6(a), (b), (c) or (d), as applicable, on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding taken by it to collect such unpaid amounts.

(f) If this Agreement is terminated by either party under Section 10.1(c) or Section 10.1(d), then the other party shall reimburse such party for their reasonable out of pocket costs incurred on or after September 1, 2008 that are directly related to the proposed Merger.

(g) Except as provided in Sections 10.6(a), (b), (c), (d), (e) and (f), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(h) The termination fees and expenses set forth in this Section 10.6 shall be the sole and exclusive remedies available to any party against any other party for any claims under or based upon this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, HRB shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a HRB Subsidiary in the place of HRB prior to the Merger, whereby such HRB Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by GFH’s shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of GFH’s shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 11.2 Definitions; Rules of Construction.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Act” shall mean the Federal Deposit Insurance Act.

“Additional GFH Preferred Shares” means an additional series of preferred stock of GFH with a dividend rate of twelve percent (12%) per annum that otherwise has identical rights, preferences and limitations, to the Series A GFH Preferred Shares.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank of Hampton Roads” means Bank of Hampton Roads, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of HRB.

“Closing” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Code” shall have the meaning set forth in the first recital to this Agreement.

“Condition” with respect to any Person shall mean its business, assets, operation, financial condition or results of operations.

“Consent” shall mean a consent, approval or authorization; waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Control” with respect to any Person shall mean ownership or the power to vote twenty-five percent (25%) or more of any class of voting security or the power to exercise, directly or indirectly, a controlling influence over its management or policies.

“Derivative Contracts” shall have the meaning set forth in Section 3.23 of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Effective Time of the Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Environmental Law” means any applicable federal, state or local law, statute, including, but without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Exchange Agent” shall mean the Registrar and Transfer Company.

“Exchange Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Exchange Ratio” means the fraction a HRB Share that is issued for an GFH Share pursuant to Section 2.1(a) hereof.

“Financial Statements of GFH” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Financial Statements of HRB” shall have the meaning set forth in Section 4.3 of this Agreement.

“Gateway Bank” means Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in eastern North Carolina and eastern Virginia and a wholly-owned subsidiary of GFH.

“GFH” shall have the meaning set forth in the preamble to this Agreement.

“GFH Certificate” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“GFH Preferred Certificate” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“GFH Meeting” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“GFH SEC Documents” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“GFH Shares” shall mean the common stock, no par value per share, of GFH.

“GFH Preferred Shares” shall mean (i) the Series A GFH Preferred Shares, and (ii) the Additional GFH Preferred Shares.

“GFH Stock Option” shall have the meaning set forth in Section 2.6 of this Agreement.

“GFH Stock Option Plans” shall mean the Gateway Financial Holdings, Inc. 1999 Incentive Stock Option Plan, Gateway Financial Holdings, Inc. 1999 Nonstatutory Stock Option Plan, Gateway Financial Holdings, Inc. 2001 Nonstatutory Stock Option Plan, Gateway Financial Holdings, Inc. 2005 Omnibus Stock Ownership and Long Term Incentive Plan and the Gateway Financial Holdings, Inc. BOR 1999 Stock Option Plan (formerly The Bank of Richmond, N.A. Stock Option Plan).

“Hazardous Material” means any substance that is or becomes listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated under any Environmental Law and any substance to which exposure is regulated by any governmental authority or any Environmental Law, including, without limitation, asbestos and asbestos containing material and petroleum and any fraction or derivative thereof.

“HIPAA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“HRB” shall have the meaning set forth in the preamble to this Agreement.

“HRB Average Price” shall mean the average of the daily closing prices of HRB Shares on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on the fifth (5th) day before the Closing Date; provided that for any trading day within such ten (10) day period there are no trades of HRB Shares, then the closing price on any such day shall be deemed to be the closing price on the immediately preceding day on which HRB Shares traded.

“HRB Intangibles” shall have the meaning set forth in Section 4.28(a)(i) of this Agreement.

“HRB SEC Documents” shall have the meaning set forth in Section 4.3(f) of this Agreement.

“HRB Preferred Shares” shall mean (i) the Series A HRB Preferred Shares and (ii) the Series B HRB Preferred Shares.

“HRB Shares” shall mean the common stock, par value $0.625 per share, of HRB.

“HRB Subsidiaries” shall have the meaning set forth in Section 4.1(a)(iii) of this Agreement.

“HRB Third Party Intellectual Property” shall have the meaning set forth in Section 4.28(b) of this Agreement.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has since January 1, 2007 served, as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Litigation Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“Loan Property” means any property owned by GFH or HRB, as applicable, or in which GFH or HRB, as applicable, holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” with respect to a party hereto shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, or business of such party, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (e) changes in general economic conditions affecting banks and their holding companies generally, including changes in the prevailing level of interest rates.

“Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” means the number of whole HRB Shares, plus cash in lieu of any fractional share interest, pursuant to the provisions of Article 2 hereof.

“OREO Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“PBGC” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Participation Facility” means any facility in which either GFH or HRB, as applicable has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility, “Participation in the Management” of a facility has the meaning set forth in 40 CFR §300.1100(c).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Proxy Statement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “Justice Department”), the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), and Virginia State Corporation Commission and all other state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the “SEC”).

“Securities Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Series A HRB Preferred Shares” shall have the meaning given to that term in Section 1.6 hereof.

“Series A GFH Preferred Shares” means the Series A preferred stock, no par value per share, of GFH, issued and outstanding as of the date hereof pursuant to the amendment to GFH’s articles of incorporation filed on December 28, 2007 with the North Carolina Secretary of State issued and outstanding as of the date hereof.

“Series B HRB Preferred Shares” shall have the meaning given to that term in Section 1.6 hereof.

“Series A Preferred Exchange Ratio” means the number of HRB Preferred Shares that are issued for a Series A GFH Preferred Share pursuant to Section 2.1(b)(i) hereof.

“Series B Preferred Exchange Ratio” means the number of HRB Preferred Shares that are issued for an Additional GFH Preferred Share pursuant to Section 2.1(b)(ii) hereof.

“Shore Bank” means Shore Bank, a commercial bank charted under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of HRB.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly through one or more other Subsidiaries of such Person.

“Superior Proposal” shall mean an unsolicited acquisition proposal received by GFH at any time prior to the GFH Meeting that would, if consummated, result in a transaction that is more favorable to GFH’s shareholders from a financial point of view than the Merger.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Transaction,” for purposes of Section 10.6(a), shall mean a merger, share exchange, sale of assets, sale of stock or other combination or plan of liquidation involving GFH or its shareholders and any other Person, regardless of which Person is the surviving entity.

(b) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement and any reference to a particular section of this Agreement shall include all subsections thereof.

(c) The words “party” and “parties” shall refer to GFH, HRB.

(d) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States of America.

Section 11.3 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between HRB and GFH with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to GFH:

Gateway Financial Holdings, Inc.

1580 Laskin Road

Virginia Beach, Virginia 23351

Attention: D. Ben Berry

with a copy to:

Gaeta & Eveson, P.A.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

Attention: Anthony Gaeta, Jr., Esq.

Fax: (919) 518-2146

If to HRB, then to:

Hampton Roads Bankshares, Inc.

Bank of Hampton Roads

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Attention: Jack W. Gibson

Bus Fax: 757.217.3656

with a copy to:

Williams Mullen

999 Waterside Drive, Suite 1700

Norfolk, Virginia 23510-3303

Attention: William A. Old, Jr.

Fax: 757.629.0660

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.6 Costs and Expenses. Except as provided herein, expenses incurred by GFH on the one hand and HRB on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by HRB to another affiliate of HRB).

Section 11.10 Exhibits and Schedules. Each of the exhibits, the Disclosure Schedules (upon acceptance by HRB pursuant to Section 1.5) and the HRB Schedules (upon acceptance pursuant to Section 1.5) attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13 Subsidiaries. Unless a different meaning is expressly required, each representation or warranty of a party contained herein shall be construed to apply to such party and its subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

HRB:

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Jack W. Gibson
Jack W. Gibson
Its Chief Executive Officer

ATTEST:

By:	/s/ Tiffany K. Glenn
Its Secretary

[CORPORATE SEAL]

GFH:

GATEWAY FINANCIAL HOLDINGS, INC.

By:	/s/ D. Ben Berry
D. Ben Berry
Its Chief Executive Officer

ATTEST:

By:	/s/ Wendy W. Small
Its Secretary

[CORPORATE SEAL]

EXHIBIT 6.10(a)

GATEWAY FINANCIAL HOLDINGS, INC.

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2008, by and among HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”), and the undersigned shareholder of GFH (the “Shareholder”).

The Shareholder desires that HRB and GFH enter into an Agreement and Plan of Merger, dated as of September 23, 2008, between HRB and GFH (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of GFH with and into HRB (the “Merger”).

The Shareholder and GFH are executing this Agreement as an inducement and condition to HRB entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by HRB of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. The Shareholder represents and warrants to HRB as follows:

(a) The Shareholder is the record and/or beneficial owner of the number of GFH Shares and/or GFH Preferred Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any GFH Shares and/or any GFH Preferred Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or by general equitable principles (whether considered in a proceeding in equity or at law).

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) Except for GFH’s engagement of Sandler O’Neill + Partners, L.P., as GFH’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) The Shareholder understands and acknowledges that HRB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by HRB.

2. Voting Agreements. The Shareholder agrees with, and covenants to, HRB as follows:

(a) At any meeting of shareholders of GFH called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the Merger Agreement, and the approval of the terms thereof and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions and agrees that he will not exercise any dissenters rights (in connection with any GFH Preferred Shares he may own) under Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act. The Shareholder hereby grants HRB an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or “Takeover Proposal” as defined in Section 5.5 of the Merger Agreement.

(b) At any meeting of GFH’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any competing proposals or Takeover Proposal, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GFH, or (ii) any amendment of GFH’s articles of incorporation or bylaws or other proposal or transaction involving GFH, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

(c) Effective as of the date of the consummation of the Merger, the Shareholder hereby (i) waives any indemnification rights and (ii) covenants not to assert any claim for indemnification to which he may be entitled as a result of having served as an officer or director of GFH or any of its direct or indirect Subsidiaries (including, but not limited to, Gateway Bank & Trust Co.) with respect to acts, omissions or any other matter occurring or arising on or prior to the consummation of the Merger, whether asserted or claimed prior to at or after the consummation of the Merger. Shareholder will indemnify HRB against any liability or expense HRB incurs as a result of any breach by Shareholder of this Section 2(c).

3. Covenants. The Shareholder agrees with, and covenants to, HRB as follows:

(a) The Shareholder shall not without HRB’s prior written consent in each instance (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to HRB pursuant to the Merger Agreement; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to HRB, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to HRB a counterpart to this Agreement in form and substance satisfactory to HRB.

(b) In connection with the Merger and pursuant to Section 2.1 of the Merger Agreement, each of Shareholder’s (i) GFH Shares shall be exchanged for cash or shares of HRB Shares and (ii) GFH Preferred Shares shall be exchanged for shares of HRB Preferred Shares subject to adjustment as provided in the Merger Agreement.

(c) Except as specifically permitted by Section 5.5 of the Merger Agreement solely in such Shareholder’s capacity as a director of GFH (unless Shareholder is not a director), the Shareholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction.

(d) The Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of GFH should not support the Merger. If Shareholder is a director, the limitations in this Section 3(d) shall not limit in any way the duties and obligations of the Shareholder in his capacity as a member of the board of directors of GFH or the Shareholder’s ability to freely exercise his good faith business judgment in the context of GFH board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of GFH that is only open or made available to (i) members of the board of GFH or its subsidiary bank, (ii) GFH’s legal advisors, (iii) executive officers of GFH or its subsidiary bank, (iv) representatives of Sandler O’Neill + Partners, L.P., and (v) other persons owing duties of confidentiality to GFH.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to HRB are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of GFH affecting the GFH Shares and/or GFH Preferred Shares, or the acquisition of additional GFH Shares and/or GFH Preferred Shares (including pursuant to the exercise or exchange of any GFH Stock Options) or other voting securities of GFH by any shareholder, the number of GFH Shares and/or GFH Preferred Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional GFH Shares, GFH Preferred Shares or other voting securities of GFH issued to or acquired by the Shareholder.

6. Stop Transfer. GFH agrees with, and covenants to, HRB that GFH shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional GFH Shares or GFH Preferred Shares acquired by the Shareholder and pursuant to any GFH Stock Options, unless such transfer is made to HRB or otherwise in compliance with this Agreement. The Shareholder agrees that, upon the request of HRB at any time, the Shareholder will tender to GFH any and all certificates and instruments representing such Shareholder’s Shares and GFH Stock Options and GFH will prominently inscribe upon such certificates the following legend in substantially the following form:

THE SHARES OF [COMMON OR PREFERRED] STOCK OF GATEWAY FINANCIAL HOLDINGS, INC. REPRESENTED BY THIS CERTIFICATE OR HEREAFTER ACQUIRED IN RESPECT OF SUCH SHARES ARE SUBJECT TO A SUPPORT AGREEMENT WITH HAMPTON ROADS BANKSHARES, INC. DATED AS OF SEPTEMBER     , 2008, AND NONE OF SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF GATEWAY FINANCIAL HOLDINGS, INC.

7. Further Assurances. The Shareholder shall, upon request of HRB and at HRB’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by HRB to be necessary or desirable to carry out the provisions hereof and to vest in HRB the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

9. Capacity; Obligations to Vote.

(a) This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of GFH or any actions related thereto. The term “Shareholder’s Shares” shall not include any GFH securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 2 hereof, the Shareholder shall not be obligated to vote as required in Sections 2(a) and 2(b) of this Agreement in the event that HRB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

10. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to HRB or GFH, to the addresses set forth in Section 11.4 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify the Merger Agreement or supersede any other agreement entered into as part of the Merger Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

(g) This Agreement shall be binding upon and inure to the benefit of HRB, GFH and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholder may not transfer or assign any rights or interests in the Shares, except to HRB or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by GFH or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h) The Shareholder agrees that irreparable damage would occur and that HRB would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to HRB and its subsidiaries and that HRB and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.

By:
Name: Title:

GATEWAY FINANCIAL HOLDINGS, INC.

By:
Name: Title:

SHAREHOLDER

Name: Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

EXHIBIT A

EXHIBIT 6.10(b)

HAMPTON ROADS BANKSHARES, INC.

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2008, by and among HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”), and the undersigned shareholder of HRB (the “Shareholder”).

The Shareholder desires that HRB and GFH enter into an Agreement and Plan of Merger, dated as of September 23, 2008, between HRB and GFH (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of GFH with and into HRB (the “Merger”).

The Shareholder and HRB are executing this Agreement as an inducement and condition to GFH entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by GFH of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. The Shareholder represents and warrants to GFH as follows:

(a) The Shareholder is the record and/or beneficial owner of the number of HRB Shares and/or HRB Preferred Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any HRB Shares and/or any GFH Preferred Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or by general equitable principles (whether considered in a proceeding in equity or at law).

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder understands and acknowledges that GFH is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by GFH.

2. Voting Agreements. The Shareholder agrees with, and covenants to, GFH as follows:

(a) At any meeting of shareholders of HRB called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the Merger Agreement, and in favor of the approval of the terms thereof and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants GFH an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions.

(b) At any meeting of HRB’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against any amendment of HRB’s articles of incorporation or bylaws or other proposal or transaction involving HRB, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3. Covenants. The Shareholder agrees with, and covenants to, HRB as follows:

(a) The Shareholder shall not without GFH’s prior written consent in each instance (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to GFH a counterpart to this Agreement in form and substance satisfactory to HRB.

(b) The Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of HRB should not support the Merger. If Shareholder is a director, the limitations in this Section 3(d) shall not limit in any way the duties and obligations of the Shareholder in his capacity as a member of the board of directors of HRB or the Shareholder’s ability to freely exercise his good faith business judgment in the context of HRB board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of HRB that is only open or made available to (i) members of the board of HRB or its subsidiary bank, (ii) HRB’s legal advisors, (iii) executive officers of HRB or its subsidiary bank, (iv) representatives of McKinnon & Company and (v) other persons owing duties of confidentiality to HRB.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to GFH are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of HRB affecting the HRB Shares and/or HRB Preferred Shares, or the acquisition of additional HRB Shares and/or HRB Preferred Shares (including pursuant to the exercise or exchange of any HRB stock options) or other voting securities of HRB by any shareholder, the number of HRB Shares and/or HRB Preferred Shares subject to the terms of this Agreement shall be adjusted appropriately; and this Agreement and the obligations hereunder shall attach to any additional HRB Shares, HRB Preferred Shares or other voting securities of HRB issued to or acquired by the Shareholder.

6. Stop Transfer. HRB agrees with, and covenants to, GFH that HRB shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional HRB Shares or HRB Preferred Shares acquired by the Shareholder pursuant to any HRB stock options, unless such transfer is made to GFH or otherwise in compliance with this Agreement.

7. Further Assurances. The Shareholder shall, upon request of GFH and at GFH’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by GFH to be necessary or desirable to carry out the provisions hereof and to vest in GFH the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

9. Capacity; Obligations to Vote.

(a) This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of HRB or any actions related thereto. The term “Shareholder’s Shares” shall not include any HRB securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 2 hereof, the Shareholder shall not be obligated to vote as required in Sections 2(a) and 2(b) of this Agreement in the event that GFH is in material default with respect to any of its covenants, representations, warranties or agreements contained in the Merger Agreement.

10. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to HRB or GFH, to the addresses set forth in Section 11.4 of the Merger Agreement; and (ii) if to the Shareholder, to his address shown below his signature on the last page hereof.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify the Merger Agreement or supersede any other agreement entered into as part of the Merger Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

(g) This Agreement shall be binding upon and inure to the benefit of HRB, GFH and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided that Shareholder may not transfer or assign any rights or interests in the Shares, except as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by GFH or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h) The Shareholder agrees that irreparable damage would occur and that GFH would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to GFH and its subsidiaries and that GFH and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.

By:
Name: Title:

GATEWAY FINANCIAL HOLDINGS, INC.

By:
Name: Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

EXHIBIT A

FIRST AMENDMENT

TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of October 17, 2008 (this “First Amendment”) is made and entered into by and between HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), and GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”).

RECITALS

A. HRB and GFH entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 23, 2008.

B. HRB and GFH desire to amend the Merger Agreement to extend the date by which Disclosure Schedules are to be provided under the Merger Agreement.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sections 1.5(a) and 1.5(b) of the Merger Agreement shall be amended by replacing the phrase “the date that is thirty (30) days after the date of this Agreement” with “11:59 p.m. Eastern Time on October 31, 2008.”

2. Section 5.7 of the Merger Agreement shall be amended by replacing the phrase “thirty (30) days following the execution of this Agreement” with “11:59 p.m. Eastern Time on October 31, 2008.”

3. Section 10.1(j) of the Merger Agreement shall be amended by replacing the phrase “within thirty (30) days of the date of this Agreement” with “on or before 11:59 p.m. Eastern Time on October 31, 2008.”

4. Capitalized terms used in the First Amendment and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

5. Except as set forth above, all other provisions of the Merger Agreement shall remain in full force and effect.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Merger Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this First Amendment to the Merger Agreement to be dated as of the date and year first above written.

HRB:

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Jack W. Gibson
Jack W. Gibson
Its Chief Executive Officer

ATTEST:

By:	/s/ Tiffany K. Glenn
Its Secretary

[CORPORATE SEAL]

GFH:

GATEWAY FINANCIAL HOLDINGS, INC.

By:	/s/ D. Ben Berry
D. Ben Berry
Its Chief Executive Officer

ATTEST:

By:	/s/ Wendy W. Small
Its Secretary

[CORPORATE SEAL]

SECOND AMENDMENT

TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of October 29, 2008 (this “Second Amendment”) is made and entered into by and between HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), and GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”).

RECITALS

A. HRB and GFH entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 23, 2008.

B. HRB and GFH entered into the First Amendment to the Merger Agreement, dated as of October 17, 2008, to extend the date by which Disclosure Schedules are to be provided under the Merger Agreement to 11:59 p.m. Eastern Time on October 31, 2008.

C. HRB and GFH desire to enter another amendment to the Merger Agreement to further extend the date by which Disclosure Schedules are to be provided under the Merger Agreement.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sections 1.5(a) and 1.5(b) of the Merger Agreement shall be amended by replacing the phrase “the date that is thirty (30) days after the date of this Agreement” with “11:59 p.m. Eastern Time on November 5, 2008.”

2. Section 5.7 of the Merger Agreement shall be amended by replacing the phrase “thirty (30) days following the execution of this Agreement” with “11:59 p.m. Eastern Time on November 5, 2008.”

3. Section 10.1(j) of the Merger Agreement shall be amended by replacing the phrase “within thirty (30) days of the date of this Agreement” with “on or before 11:59 p.m. Eastern Time on November 5, 2008.”

4. Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

5. Except as set forth above, all other provisions of the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Merger Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Second Amendment to the Merger Agreement to be dated as of the date and year first above written.

HRB:

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Jack W. Gibson
Jack W. Gibson
Its Chief Executive Officer

ATTEST:

By:	/s/ Tiffany K. Glenn
Its Secretary

[CORPORATE SEAL]

GFH:

GATEWAY FINANCIAL HOLDINGS, INC.

By:	/s/ D. Ben Berry
D. Ben Berry
Its Chief Executive Officer

ATTEST:

By:	/s/ Wendy W. Small
Its Secretary

[CORPORATE SEAL]

Annex B

September 23, 2008

Board of Directors

Gateway Financial Holdings, Inc.

1580 Laskin Road

Virginia Beach, VA 23451

Ladies and Gentlemen:

Gateway Financial Holdings, Inc. (“Gateway”) and Hampton Roads Bankshares, Inc. (“HRB”) have entered into an Agreement and Plan of Merger, dated as of September 23, 2008 (the “Agreement”), pursuant to which Gateway will be merged with and into HRB (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Gateway common stock, no par value, issued and outstanding immediately prior to the Merger (the “Gateway Common Stock”), except for certain shares as specified in the Agreement, will be converted into the right to receive 0.6700 (the “Exchange Ratio”) of a share of common stock of HRB. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not defined in this opinion have the meanings given them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Gateway Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Gateway that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of HRB that we deemed relevant; (iv) internal financial projections for Gateway for the years ending December 31, 2008 through 2012 as prepared by and reviewed with senior management of Gateway; (v) internal financial projections for HRB for the years ending December 31, 2008 through 2012 as prepared by and discussed with senior management of HRB; (vi) the pro forma financial impact of the Merger on HRB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Gateway and HRB; (vii) the publicly reported historical price and trading activity for Gateway’s and HRB’s common stock, including a comparison of certain financial and stock market information for Gateway and HRB with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (ix) the current market environment generally and the commercial banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Gateway the business, financial condition, results of operations and prospects of Gateway, including certain operating, liquidity, regulatory and other financial matters, in particular Gateway’s determination that it would be less than well-capitalized as of September 30, 2008 and the impact of certain pending write-downs. We also held similar discussions with certain members of senior management of HRB regarding the business, financial condition, results of operations and prospects of HRB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Gateway and HRB or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Gateway and HRB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Gateway or HRB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

We did not make an independent evaluation of the adequacy of the allowance for loan losses of Gateway or HRB nor have we reviewed any individual credit files relating to Gateway or HRB. We have assumed, with your consent, that the respective allowances for loan losses for both Gateway and HRB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal financial projections for Gateway as prepared by and discussed with senior management of Gateway and the internal financial projections for HRB as prepared by and discussed with senior management of HRB, the respective managements of Gateway and HRB confirmed to us that they reflected the best currently available estimates and judgments of such managements with respect to the performance of Gateway and HRB and we assumed that such performances would be achieved. With respect to the anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of Gateway and HRB and used by Sandler O’Neill in its analyses, Gateway’s and HRB’s managements confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Gateway’s and HRB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Gateway and HRB will remain as going concerns for all periods relevant to our analyses, that each party to the Agreement will perform all of the material covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of HRB’s common stock will be when issued to Gateway’s shareholders pursuant to the Agreement or the prices at which Gateway’s or HRB’s common stock may trade at any time.

We have acted as financial advisor to the Board of Directors of Gateway in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Gateway has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Gateway and HRB and their affiliates. We may also actively trade the equity or debt securities of Gateway and HRB or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Gateway in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Gateway as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Gateway Common Stock and does not address the underlying business decision of Gateway to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Gateway or the effect of any other transaction in which Gateway might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Gateway’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Gateway’s Common Stock from a financial point of view.

Very truly yours,

/s/ SANDLER O’NEILL + PARTNERS, L.P.

Annex C

September 23, 2008

Board of Directors

Hampton Roads Bankshares, Inc.

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Hampton Roads Bankshares, Inc. (“Hampton Roads Bankshares”), of the consideration to be paid by Hampton Roads Bankshares pursuant to the Agreement and Plan of Merger by and between Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. (“Gateway Financial”) dated September 23, 2008 (the “Merger Agreement”). Under the terms of the Merger, Hampton Roads Bankshares will exchange 0.67 shares of Hampton Roads Bankshares for each share of common stock of Gateway Financial outstanding, subject to various other conditions and contingencies as set forth in the Merger Agreement.

McKinnon & Company, Inc. as part of its investment banking business is regularly involved in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, securities trading, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to Hampton Roads Bankshares and Gateway Financial. For our services, including the rendering of this opinion, Hampton Roads Bankshares will pay us $100,000 on the execution of the Merger Agreement, $100,000 on mailing of a Joint Proxy Statement/Prospectus and will pay us an additional fee upon closing of the Merger of $650,000. In addition, Hampton Roads Bankshares has agreed to reimburse us for out-of-pocket expenses and indemnify us against certain liabilities, including liabilities under federal and state securities laws.

In connection with this opinion, we have reviewed, analyzed and relied upon certain materials relating to the financial and operating condition of Hampton Roads Bankshares and Gateway Financial including, among other things, the Merger Agreement; the annual reports to shareholders for Hampton Roads Bankshares and Gateway Financial, certain interim reports of Hampton Roads Bankshares and Gateway Financial, including quarterly reports and certain other communications; other financial information concerning the businesses and operations of Hampton Roads Bankshares and Gateway Financial furnished to us by the respective companies for the purposes of our analysis, including certain internal financial analyses and forecasts for the combined company prepared by the management of Hampton Roads Bankshares; certain publicly available information with respect to the banking companies and the types of terms of other transactions that we considered relevant to our analysis and this opinion. We further held discussions with the senior managements of Hampton Roads Bankshares and Gateway Financial regarding their past, current and prospective operations, financial condition, regulatory examinations, audits and other matters.

In conducting our review and arriving at our opinion, we relied upon and assumed the accuracy and completeness of all the financial and other information provided to us or publicly available, and we did not attempt to verify such information independently. We relied upon the management of Hampton Roads Bankshares as to the reasonableness and achievability of financial and operating budgets and forecasts and related assumptions and assumed that such budgets and forecasts reflected the best available estimates and judgments of the management of Hampton Roads Bankshares and that such budgets and forecasts will be realized in the amounts and in the time periods estimated. We did not make or obtain any evaluations or appraisals of the property of Hampton Roads Bankshares or Gateway Financial, nor did we examine any loan credit files.

C-1

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: the historical and current financial position and results of operations of Hampton Roads Bankshares and Gateway Financial; the assets and liabilities of Hampton Roads Bankshares and Gateway Financial; and the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

We express no opinion as to the underlying business decision of Hampton Roads Bankshares to effect the Merger, or the availability or advisability of any alternatives to the Merger. This opinion, and any supporting analysis or other material supplied by us, may not be quoted, referred to or used in any public filing or in any written document or for any other purpose without the prior written approval of McKinnon & Company, Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration, as proposed in the Merger Agreement dated September 23, 2008, is fair, from a financial point of view, to the common shareholders of Hampton Roads Bankshares, Inc.

Very truly yours,

/s/ MCKINNON & COMPANY, INC.

C-2

Annex D

ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

DISSENTERS’ RIGHTS.

PART ONE. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

§ 55-13-01. Definitions.

In this Article:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a)	Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1)	The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2)	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a.	Cash;

b.	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c.	A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder.

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

PART TWO. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS.

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5)	Be accompanied by a copy of this Article.

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1)	The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2)	An explanation of how the corporation estimated the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5)	A copy of this Article.

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under G.S. 55-13-25; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29. Reserved for future codification purposes.

PART THREE. JUDICIAL APPRAISAL OF SHARES.

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2)	Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex E

Articles of Amendment

Of

Hampton Roads Bankshares, Inc.

1.	The name of the corporation is Hampton Roads Bankshares, Inc.

2.	Subsection (a) of Article VII of the corporation’s Articles of Incorporation is amended as follows:

(a) Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, subject to any requirement of action by the Corporation’s shareholders under the VSCA, these Articles of Incorporation or the Corporation’s Bylaws, as each may be amended from time to time. The Board of Directors shall consist of not less than eight (8) nor more than twenty-four (24) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

3.	The amendment was adopted by the corporation’s shareholders at its special meeting on the of , 2008.

4.	The amendment was proposed unanimously by the Board of Directors on , 2008, and submitted to the shareholders in accordance with the provisions of the Virginia Stock Corporation Act. At the time that the amendment was submitted to the shareholders, the only shares outstanding and entitled to vote were shares of common stock. Of those entitled to vote, shares voted in favor of the amendment, shares voted against the amendment, and shares abstained from voting or did not vote. The number of votes cast in favor of the amendment was sufficient for approval of the amendment.

The undersigned, Jack W. Gibson, President and Chief Executive Officer of the corporation, declares that the set out above are true and correct.

Dates this the                  of                  , 2008, in Norfolk, Virginia.

Hampton Roads Bankshares, Inc.

By:
Jack W. Gibson, Vice Chairman, President and Chief Executive Officer

E-1

Annex F

U. S. Securities and Exchange Commission

Washington, D.C. 20549

Form 10-K

☑	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2007

☐	Transition Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

Commission file number 000-33223

Gateway Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-2040581
(State of incorporation)	(IRS Employer Identification No.)

1580 Laskin Road, Virginia Beach, Virginia	23451
(Address of principal executive offices)	(Zip code)

(757) 422-4055

(Registrant’s telephone number, including area code)

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of each class	Exchange on which registered
Common Stock, No Par Value	The NASDAQ Stock Market, LLC

Securities registered under Section 12(g) of the Act: None.

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☑    No  ☐

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer in Rule 12b-2 of the Exchange Act).

large accelerated filer  ☐        accelerated filer  ☑        non-accelerated filer  ☐        smaller reporting company  ☐

Indicate by check mark whether the registrant is a shell company (as defined Rule 12b-2 of the Act).    Yes  ☐    No  ☑

State issuer’s revenues for its most recent fiscal year $127.3 million.

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: $160.7 million.

As of March 10, 2008, (the most recent practicable date), the registrant had outstanding 12,650,985 shares of common stock, no par value per share.

Documents Incorporated By Reference

	Document	Where Incorporated
1.	Proxy Statement for the Annual Meeting of Shareholders to be held May 19, 2008 to be mailed to shareholders within 120 days of December 31, 2007.	Part III

Form 10-K Table of Contents

Exhibit 3.1
Exhibit 3.2
Exhibit 3.3
Exhibit 10.4
Exhibit 10.5
Exhibit 10.7
Exhibit 10.8
Exhibit 10.9
Exhibit 10.10
Exhibit 21
Exhibit 23
Exhibit 31.1
Exhibit 31.2
Exhibit 32

PART I

ITEM 1.—DESCRIPTION OF BUSINESS

General

Gateway Financial Holdings, Inc. is a financial holding company incorporated under the laws of North Carolina to serve as the holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in eastern North Carolina and eastern Virginia. The bank began operations on December 1, 1998, and, effective October 1, 2001, became our wholly owned subsidiary.

Since inception, we have aggressively pursued the primary objective of building a full-service commercial banking operation, while effectively supplementing our banking activities with other financial services intended to generate significant non-interest income. Accordingly, a key component of our growth strategy has been expanding our franchise through the opening of newly constructed financial centers and strategic financial center acquisitions. We have grown into a regional community bank with a total of thirty-three full-service financial centers—nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and fourteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, and Wilmington. We acquired The Bank of Richmond, N.A., effective June 1, 2007, and operate the six financial centers in the Richmond metropolitan area and one loan production office in Charlottesville, Virginia, under the assumed name “The Bank of Richmond.” Consistent with our long-range strategic objectives, we will continue to consider acquisition opportunities including whole bank or financial center locations. We will also continue to explore de novo financial center opportunities in markets that we consider attractive. We currently intend to open five additional new financial centers in 2008, including our first financial centers in Chapel Hill and Wake Forest, North Carolina, and Charlottesville and Lynchburg, Virginia, as well as our second office in Emporia, Virginia

The bank has four wholly-owned operating subsidiaries. Gateway Insurance Services, Inc., an insurance agency with offices in Edenton, Hertford, Elizabeth City, Plymouth, Moyock and Kitty Hawk, North Carolina, and the Hampton Roads area of Virginia, sells insurance products to businesses and individuals. Gateway Investment Services, Inc., assists Bank customers in their securities brokerage activities through an arrangement with an unaffiliated broker-dealer. As prescribed by this arrangement, Gateway Investment Services earns revenue through a commission sharing arrangement with the unaffiliated broker-dealer. Gateway Bank Mortgage, Inc., provides mortgage banking services with products that are sold on the secondary market. Gateway Title Agency, Inc., engages in title insurance and settlement services for real estate transactions. In an ongoing effort to create significant sources of non-interest income, we will continue to look for ways to expand non-traditional banking activities in our insurance and investment services subsidiaries.

Since inception, we have concentrated our efforts on building a franchise and infrastructure that can deliver and sustain long-term profitability. We have been profitable for twenty-four consecutive quarters, producing net income of $3.9 million in 2005, $5.3 million in 2006, and $11.0 million during the year ended December 31, 2007. While we anticipate continued profitability, future expansion activity can be expected to generate significant additional costs that can negatively impact earnings as we pursue our growth strategies.

Market Area and Growth Strategy

Our current market area consists of the following five geographic regions: (1) the Richmond, Virginia metropolitan statistical area; (2) the Greater Metropolitan Hampton Roads area of Virginia; (3) the Northeastern coastal region of North Carolina (geographically contiguous to Hampton Roads), including the Outer Banks; (4) the Research Triangle area of North Carolina (includes Raleigh); and, most recently, (5) the Southeastern coastal region of North Carolina (includes Wilmington). The Hampton Roads area, which includes the cities of Norfolk, Virginia Beach, Suffolk and Chesapeake, is the second largest urban concentration in the southern United States with a 2006 population, estimated by the U.S. Census Bureau, of over 1.67 million. Additionally,

Virginia Beach is the largest city, as measured by population, in the Commonwealth of Virginia. The Northeastern coastal region of North Carolina is a bedroom community for the Hampton Roads area and the Outer Banks includes such prime vacation areas as Corolla, Duck, Kitty Hawk, Kill Devil Hills, Manteo, Nags Head, and Southern Shores. According to the Environmental Systems Research Institute (“ESRI”), a leading national demographic forecaster, the projected population growth from 2005 to 2010 in the Hampton Roads and Northeastern North Carolina banking markets is 7.8% compared to 6.3% for the entire United States.

The Raleigh-Cary Metropolitan area is the 51st largest metropolitan area in the United States with a 2006 population, estimated by the U.S. Census Bureau, of almost 994 thousand. According to ESRI, the MSA of Raleigh has a projected population growth of 15.8% from 2005 to 2010. Richmond, Virginia is the 45th largest metropolitan area in the United States with a 2006 population, estimated by the U.S. Census Bureau, of over 1.13 million.

We emphasize personalized service, access to decision makers, and a quick turn around time on lending decisions. Our slogan is “Real People . . . Real Solutions.” We have a management team with extensive experience in our local markets. We intend to leverage the core relationships we build by providing a variety of services to our customers. With that focus, we target:

•	Small-and medium-sized businesses;

•	Professionals and middle managers of locally based companies;

•	Residential real estate developers; and

•	Individual consumers.

We believe that these segments are the most under-served by local financial centers of national and super-regional financial institutions. We also intend to continue to diversify our revenue in order to continue to generate significant non-interest income. We presently offer investment brokerage and insurance services, and we originate mortgage loans for sale in the secondary market.

We believe that economic growth and bank consolidation have created a growing number of businesses and consumers in need of high quality banking and other financial services delivered with personalized attention. Consolidation in the banking market has dislocated experienced and talented management and lending personnel. As a result, we believe we have a substantial opportunity to attract experienced management, loan officers and banking customers both within our current markets and other markets in which we might expand in Virginia and North Carolina. Our business plan is to capitalize on this opportunity by developing a financial center network in growing areas within Virginia and North Carolina where we can hire experienced bankers with a loyal following of deposit and loan customers. Our plan has been to start new financial centers after we have identified either an experienced banker who will have responsibility for that market or an existing office in a location with favorable growth characteristics that is being sold by another bank. We believe that it takes a combination of an attractive location and experienced, talented people to be successful in expanding our franchise. We intend to build upon existing relationships and create new relationships and new markets by de novo expansion, further financial center acquisitions, or potential whole bank acquisitions which make strategic and economic sense.

We intend to achieve our primary goal of maximizing long-term returns to stockholders by focusing on the following objectives:

•

Emphasize relationship banking. We have been successful in building client relationships because our regional model enables us to deliver products and services that are comparable to that of our largest competitors and high customer service levels that are most commonly associated with community banks. The Bank has divided its markets into six regions. Each region has its own Market President whose knowledge of his region, presence in his community and ability to make prompt credit decisions, strengthens our ability to develop local relationships. We typically render commercial loan decisions within 48 hours and retail loans within an hour. Localized decision making and personalized customer service form the core of our relationship banking strategy, and we plan to maintain this approach as we continue to grow in both our existing markets and new markets.

•

Grow organically in our existing markets. Our markets have been subject to significant bank consolidation. We believe there is a large customer base in our markets that prefers doing business with a local institution and may be dissatisfied with the service received from national and super-regional banks. By providing our customers with personalized service and a big bank product suite, we expect to continue our strong growth.

•

Expand franchise in high growth markets. We will actively consider both acquisitions and de novo financial center opportunities in existing and new market areas. During 2007, we have acquired The Bank of Richmond, N.A., and opened three new de novo financial centers (two in Raleigh, North Carolina, and our first financial center in Wilmington, North Carolina). We are focused on markets in central and eastern Virginia and central and eastern North Carolina that possess favorable growth characteristics and in which we have identified experienced bankers to help execute our strategy. For example, we intend to open our next financial centers in Chapel Hill and Wake Forest, North Carolina, and Charlottesville and Lynchburg, Virginia.

•

Grow insurance agency through acquisitions. Our independent insurance agency was created through the acquisition and integration of three independent insurance agencies. During 2007, we successfully integrated the acquisitions of two insurance agencies we acquired in the fourth quarter of 2006, and acquired, as a separate subsidiary, a mortgage insurance and real estate settlement agency in the Greater Hampton Roads area of Virginia. We will actively consider acquisitions in both our existing market areas and in other growing markets in eastern and central Virginia and eastern and central North Carolina that have favorable market demographics for our insurance agency subsidiary.

•

Grow non-interest income through mortgage subsidiary. We operate our own mortgage subsidiary. We intend to actively seek mortgage originations in both our existing market areas and in other growing markets in eastern and central Virginia and eastern and central North Carolina.

•

Improve our core profitability. We believe as we grow our franchise that we will be able to take advantage of the economies of scale typically enjoyed by larger organizations. We believe the investments we have made in the expansion of our financial center network and technology infrastructure are sufficient to support a much larger organization, and therefore believe increases in our expense base going forward should be lower than our proportional increase in assets and revenues.

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Continue our disciplined execution. We believe our success as a banking organization depends on a disciplined approach to originating loans and monitoring the performance of our loan portfolio. Despite our growth, we have consistently maintained strong asset quality. We believe our strong asset quality is the result of conservative underwriting standards, experienced loan officers and the strength of the local economies in which we operate.

Competition

Our subsidiary bank faces considerable competition in its market areas for deposits and loans from other depository institutions. Many of the bank’s depository institution competitors have substantially greater resources, broader geographic markets, and higher lending limits than the bank and are also able to provide more services and make greater use of media advertising. In recent years, intense market demands, economic pressures, and increased customer awareness of products and services, and the availability of electronic services have forced banks to diversify their services and become more cost-effective. Also, with the elimination of restrictions on interstate banking, our bank may be required to compete with out-of-state financial institutions that are not presently in its market area. Our bank presently faces strong competition in attracting and retaining deposits and loans. Based upon FDIC data as of June 30, 2007, in the Greater Hampton Roads Metropolitan Statistical Area, there were 376 financial centers operated by 32 banking institutions with approximately

$18.4 billion in deposits. Our bank’s total deposits were approximately $496.3 million in the Hampton Roads market and $641.2 in the adjacent Northeastern North Carolina markets on that date. Based upon FDIC data as of June 30, 2007, in the Raleigh-Cary Metropolitan Statistical Area, there were 276 financial centers operated by 32 banking institutions with approximately $15.6 billion in deposits. The bank had almost $75.7 million in deposits in Raleigh on that date. On that date, FDIC data indicated that the Richmond area market had 374 financial centers operated by 38 banking institutions with over $34.8 billion in deposits and the bank had almost $208.4 million in deposits in the Richmond area on that date.

The bank also competes with credit unions, brokerage firms, insurance companies, money market mutual funds, consumer finance companies, mortgage companies and other financial companies, some of which are not subject to the same degree of regulation and restrictions as the bank in attracting deposits and making loans. Interest rates on deposit accounts, convenience of facilities, products and services, and marketing are all significant factors in the competition for deposits. Competition for loans comes from other commercial banks, savings institutions, insurance companies, consumer finance companies, credit unions, mortgage banking firms and other institutional lenders. We primarily compete for loan originations through our handling of loans and the overall quality of service. Competition is affected by the availability of lendable funds, general and local economic conditions, interest rates, and other factors that are not readily predictable.

We expect competition will continue in the future due to statewide financial center laws and the entry of additional bank and nonbank competitors in our markets.

Other Products and Services

Other Banking Products and Services.

To enable our bank to offer more personalized service to its customers, we offer a range of products and services, including 24-hour internet banking, direct deposit, travelers’ checks, safe deposit boxes, United States savings bonds and automatic account transfers. We earn fees for most of these services. We also receive ATM transaction fees from transactions performed by our customers participating in a shared network of automated teller machines and a debit card system that our customers can use throughout our market areas and in other states.

Other Financial Services.

Through its subsidiary, Gateway Investment Services, Inc., our bank uses a networking arrangement to make available securities brokerage products to its customers. We also offer property, casualty, life and health insurance products to businesses and individuals through our bank’s insurance subsidiary, Gateway Insurance Services, Inc. Gateway Insurance Services is an independent insurance agency that does not engage in insurance underwriting. It has offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth and Kitty Hawk, North Carolina, and Chesapeake and Newport News, Virginia. The bank’s subsidiary, Gateway Title Agency, Inc., engages in title insurance and settlement services for real estate transactions and its mortgage banking subsidiary, Gateway Bank Mortgage, Inc., offers our customers a range of mortgage products that are sold on the secondary market.

Employees

The Company had 420 full-time equivalent employees at December 31, 2007. None of the Company’s employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

SUPERVISION AND REGULATION

Banking is a complex, highly regulated industry. The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The descriptions of and references to the statutes and regulations below are brief summaries and do not purport to be complete. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Gateway Financial Holdings, Inc.

We are a bank holding company that has elected to be treated as a financial holding company. As a bank holding company under the Bank Holding Company Act of 1956, as amended, we are registered with and subject to regulation by the Federal Reserve. We are required to file annual and other reports with, and furnish information to, the Federal Reserve. The Federal Reserve conducts periodic examinations of us and may examine any of our subsidiaries, including the bank.

The Bank Holding Company Act provides that a bank holding company must obtain the prior approval of the Federal Reserve for the acquisition of more than five percent of the voting stock or substantially all the assets of any bank or bank holding company. In addition, the Bank Holding Company Act restricts the extension of credit to any bank holding company by its subsidiary bank. The Bank Holding Company Act also provides that, with certain exceptions, a bank holding company may not engage in any activities other than those of banking or managing or controlling banks and other authorized subsidiaries or own or control more than five percent of the voting shares of any company that is not a bank. The Federal Reserve has deemed limited activities to be closely related to banking and therefore permissible for a bank holding company.

Subject to various limitations, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 permits a bank holding company to elect to become a “financial holding company.” A financial holding company greatly expands the scope of activities in which a bank holding company may engage by allowing it to affiliate with securities firms and insurance companies and engage in other activities that are “financial in nature.” Among the activities that are deemed “financial in nature” are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities, as well as activities that the Federal Reserve considers to be closely related to banking.

A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is “well-capitalized” under the Federal Deposit Insurance Corporation Improvement Act prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities.

Under the Modernization Act, the Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions.

Enforcement Authority. We will be required to obtain the approval of the Federal Reserve prior to engaging in or, with certain exceptions, acquiring control of more than 5% of the voting shares of a company engaged in, any new activity. Prior to granting such approval, the Federal Reserve must weigh the expected benefits of any such new activity to the public (such as greater convenience, increased competition, or gains in efficiency) against the risk of possible adverse effects of such activity (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve has cease-and-desist powers over bank holding companies and their nonbanking subsidiaries where their actions would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. The Federal Reserve also has authority to regulate debt obligations (other than commercial paper) issued by bank holding companies. This authority includes the power to impose interest ceilings and reserve requirements on such debt obligations. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Interstate Acquisitions. Federal banking law generally provides that a bank holding company may acquire or establish banks in any state of the United States, subject to certain aging and deposit concentration limits. In addition, North Carolina banking laws permit a bank holding company which owns stock of a bank located outside North Carolina to acquire a bank or bank holding company located in North Carolina. Federal banking law will not permit a bank holding company to own or control banks in North Carolina if the acquisition would exceed 20% of the total deposits of all federally-insured deposits in North Carolina.

Capital Adequacy. The Federal Reserve has promulgated capital adequacy regulations for all bank holding companies with assets in excess of $150 million. The Federal Reserve’s capital adequacy regulations are based upon a risk-based capital determination, whereby a bank holding company’s capital adequacy is determined in light of the risk, both on- and off-balance sheet, contained in the company’s assets. Different categories of assets are assigned risk weightings and are counted at a percentage of their book value.

The regulations divide capital between Tier 1 capital (core capital) and Tier 2 capital. For a bank holding company, Tier 1 capital consists primarily of common stock, related surplus, noncumulative perpetual preferred stock, minority interests in consolidated subsidiaries and a limited amount of qualifying cumulative preferred securities. Goodwill and certain other intangibles are excluded from Tier 1 capital. Tier 2 capital consists of an amount equal to the allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, limited other types of preferred stock not included in Tier 1 capital, hybrid capital instruments and term subordinated debt. Investments in and loans to unconsolidated banking and finance subsidiaries that constitute capital of those subsidiaries are excluded from capital. The sum of Tier 1 and Tier 2 capital constitutes qualifying total capital. The Tier 1 component must comprise at least 50% of qualifying total capital.

Every bank holding company has to achieve and maintain a minimum Tier 1 capital ratio of at least 4.0% and a minimum total capital ratio of at least 8.0%. In addition, banks and bank holding companies are required to maintain a minimum leverage ratio of Tier 1 capital to average total consolidated assets (leverage capital ratio) of at least 3.0% for the most highly-rated, financially sound banks and bank holding companies and a minimum leverage ratio of at least 4.0% for all other banks. The Federal Deposit Insurance Corporation and the Federal Reserve define Tier 1 capital for banks in the same manner for both the leverage ratio and the risk-based capital ratio. However, the Federal Reserve defines Tier 1 capital for bank holding companies in a slightly different manner. As of December 31, 2007, our Tier 1 leverage capital ratio and total capital were 9.76% and 11.40%, respectively.

The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory level, without significant reliance on intangible assets. The guidelines also indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio” in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of Tier 1 capital, less intangibles not deducted from Tier 1 capital, to quarterly average total assets. As of December 31, 2007, the Federal Reserve had not advised us of any specific minimum Tangible Tier 1 Leverage Ratio applicable to us.

Source of Strength for Subsidiary. Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries’ compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

Dividends. As a holding company that does not, as an entity, currently engage in separate business activities of a material nature, our ability to pay cash dividends depends upon the cash dividends received from our subsidiary bank and management fees paid by the bank. We must pay our operating expenses from funds we receive from the bank. Therefore, shareholders may receive cash dividends from us only to the extent that funds are available after payment of operating expenses. In addition, the Federal Reserve generally prohibits bank holding companies from paying cash dividends except out of operating earnings, provided that the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. As a North Carolina corporation, our payment of cash dividends is subject to the restrictions under North Carolina law on the declaration of cash dividends. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after paying such a cash dividend or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

Change of Control. State and federal banking law restricts the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The Bank Holding Company Act requires that a bank holding company obtain the approval of the Federal Reserve before it may merge with a bank holding company, acquire a subsidiary bank, acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of that bank or bank holding company. The overall effect of such laws is to make it more difficult to acquire our company by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, our shareholders may be less likely to benefit from rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other types of companies.

Gateway Bank & Trust Co.

The bank is subject to various requirements and restrictions under the laws of the United States and the State of North Carolina. As a North Carolina bank, the bank is subject to regulation, supervision and regular examination by the North Carolina Banking Commission. As a member of the Federal Reserve, the bank is subject to regulation, supervision and regular examination by the Federal Reserve. The North Carolina Banking Commission and the Federal Reserve have the power to enforce compliance with applicable banking statutes and regulations. These requirements and restrictions include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and restrictions relating to investments and other activities of the bank.

Transactions with Affiliates. The bank may not engage in specified transactions (including, for example, loans) with its affiliates unless the terms and conditions of those transactions are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with or involving other nonaffiliated entities. In the absence of comparable transactions, any transaction between the bank and its affiliates must be on terms and under circumstances, including credit standards, which in good faith would be offered or would apply to nonaffiliated companies. In addition, transactions referred to as “covered transactions” between the Bank and its affiliates may not exceed 10% of the bank’s capital and surplus per affiliate and an aggregate of 20% of its capital and surplus for covered transactions with all affiliates. Certain transactions with affiliates, such as loans, also must be secured by collateral of specific types and amounts. The bank also is prohibited from purchasing low-quality assets from an affiliate. Every company under common control with the bank, including our company, is deemed to be an affiliate of the bank.

Loans to Insiders. Federal law also constrains the types and amounts of loans that the bank may make to its executive officers, directors and principal shareholders. Among other things, these loans are limited in amount, must be approved by the bank’s board of directors in advance, and must be on terms and conditions as favorable to the bank as those available to an unrelated person.

Regulation of Lending Activities. Loans made by the bank are also subject to numerous federal and state laws and regulations, including the Truth-In-Lending Act, Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act and adjustable rate mortgage disclosure requirements. Remedies to the borrower or consumer and penalties to the bank are provided if the bank fails to comply with these laws and regulations. The scope and requirements of these laws and regulations have expanded significantly in recent years.

Financial Centers. All banks located in North Carolina are authorized to financial center statewide. Accordingly, a bank located anywhere in North Carolina has the ability, subject to regulatory approval, to establish financial center facilities near any of our facilities and within our market area. If other banks were to establish financial center facilities near our facilities, it is uncertain whether these financial center facilities would have a material adverse effect on our business.

Federal law provides for nationwide interstate banking, and subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Applicable North Carolina statutes permit regulatory authorities to approve de novo financial center in North Carolina by institutions located in states that would permit North Carolina institutions to financial center on a de novo basis into those states. Federal regulations prohibit an out-of-state bank from using interstate financial center authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate financial centers operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the host state communities served by the out-of-state bank.

Pursuant to a regulatory agreement between the state banking regulatory authorities in North Carolina and Virginia, we are permitted to open and operate financial centers in Virginia. The Virginia banking regulator has the opportunity to comment on our operations in Virginia, but the bank’s Virginia operations are subject to regulation, supervision and regular examination by the North Carolina Commissioner of Banks.

Reserve Requirements. Pursuant to regulations of the Federal Reserve, the bank must maintain average daily reserves against its transaction accounts. During 2007, no reserves were required to be maintained on the first $8.5 million of transaction accounts, but reserves equal to 3.0% were required on the aggregate balances of those accounts between $8.5 million and $45.8 million, and additional reserves were required on aggregate balances in excess of $45.8 million in an amount equal to 10.0% of the excess. These percentages are subject to annual adjustment by the Federal Reserve, which has advised that for 2008, no reserves will be required to be maintained on the first $9.3 million of transaction accounts, but reserves equal to 3.0% will be required on the aggregate balances of those accounts between $9.3 million and $43.9 million, and additional reserves are required on aggregate balances in excess of $43.9 million in an amount equal to 10.0% of the excess. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of December 31, 2007, the bank met its reserve requirements.

Community Reinvestment. Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the federal bank regulatory agencies, an insured bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulatory agencies, in connection with their examination of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those banks. All banks are required to make public disclosure of their CRA performance ratings. The bank received a “satisfactory” rating in its most recent CRA examination.

Governmental Monetary Policies. The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowings, control of borrowings, open market transactions in United States government securities, the imposition of and changes in reserve requirements against member banks and deposits and assets of foreign financial centers, and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the monetary policies available to the Federal Reserve. Those monetary policies influence to a significant extent the overall growth of all bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits in order to mitigate recessionary and inflationary pressures. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the bank.

Dividends. All dividends paid by the bank are paid to our company, the sole shareholder of the bank. The general dividend policy of the bank is to pay dividends at levels consistent with maintaining liquidity and preserving applicable capital ratios and servicing obligations. The payment of dividends is subject to the discretion of the board of directors of the bank and will depend upon such factors as future earnings, financial condition, cash needs, capital adequacy, compliance with applicable statutory and regulatory requirements and general business conditions.

The ability of the bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the dividend would cause the bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the Federal Deposit Insurance Corporation.

The exact amount of future dividends on the stock of the bank will be a function of the profitability of the bank in general and applicable tax rates in effect from year to year. The bank’s ability to pay dividends in the future will directly depend on its future profitability, which cannot be accurately estimated or assured.

Capital Adequacy. The capital adequacy regulations which apply to state banks, such as the bank, are similar to the Federal Reserve requirements promulgated with respect to bank holding companies discussed above.

Changes in Management. Any depository institution that has been chartered less than two years, is not in compliance with the minimum capital requirements of its primary federal banking regulator, or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to the board of directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During this 30-day period, the applicable federal banking regulatory agency may disapprove of the addition of such director or employment of such officer. The bank is not subject to any such requirements.

Enforcement Authority. The federal banking laws also contain civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution-affiliated parties” primarily including management, employees and agents of a financial institution, as well as independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse affect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. These practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. These laws authorize the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the primary federal banking agency to be appropriate.

Prompt Corrective Action. Banks are subject to restrictions on their activities depending on their level of capital. Federal “prompt corrective action” regulations divide banks into five different categories, depending on their level of capital. Under these regulations, a bank is deemed to be “well-capitalized” if it has a total risk-based capital ratio of 10% or more, a core capital ratio of six percent or more and a leverage ratio of five percent or more, and if the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under these regulations, a bank is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of eight percent or more, a core capital ratio of four percent or more and a leverage ratio of four percent or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a leverage ratio of three percent or more). Under these regulations, a bank is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than eight percent, a core capital ratio of less than four percent or a leverage ratio of less than three percent. Under these regulations, a bank is deemed to be “significantly undercapitalized” if it has a risk-based capital ratio of less than six percent, a core capital ratio of less than three percent and a leverage ratio of less than three percent. Under such regulations, a bank is deemed to be “critically undercapitalized” if it has a leverage ratio of less than or equal to two percent. In addition, the applicable federal banking agency has the ability to downgrade a bank’s classification (but not to “critically undercapitalized”) based on other considerations even if the bank meets the capital guidelines. If a state member bank, such as the Bank, is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Federal Reserve. An undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new financial center office, except under certain circumstances, including the acceptance by the Federal Reserve of a capital restoration plan for that bank.

If a state member bank is classified as undercapitalized, the Federal Reserve may take certain actions to correct the capital position of the bank. If a state member bank is classified as significantly undercapitalized, the Federal Reserve would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital, changes in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities and restrictions on compensation paid to executive officers. If a bank is classified as critically undercapitalized, the bank must be placed into conservatorship or receivership within 90 days, unless the Federal Deposit Insurance Corporation determines otherwise.

The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by the bank. The Federal Reserve is required to conduct a full-scope, on-site examination of every member bank at least once every twelve months.

Banks also may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well-capitalized” banks are permitted to accept brokered deposits, but all banks that are not well-capitalized are not permitted to accept such deposits. The Federal Reserve may, on a case-by-case basis, permit member banks that are adequately capitalized to accept brokered deposits if the Federal Reserve determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

Deposit Insurance. The bank’s deposits are insured up to $100,000 per insured non-IRA account and up to $250,000 per IRA account by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The bank is required to pay deposit insurance assessments set by the FDIC. The FDIC determines the Bank’s deposit insurance assessment rates on the basis of four risk categories. The bank’s assessment will range from 0.02 to 0.04% at the lowest assessment category up to a maximum assessment of 0.40% of the bank’s average deposit base, with the exact assessment determined by the bank’s assets, its capital and the FDIC’s supervisory opinion of its operations. The insurance assessment rate may change periodically and was significantly increased for all depository institutions during 2007. Increases in the assessment rate may have an adverse effect on the bank’s operating results. The FDIC has the authority to terminate deposit insurance.

Future legislation and regulations.

Our management and the bank’s management cannot predict what other legislation might be enacted or what other regulations might be adopted or the effects thereof. Any change in applicable law or regulation, state or federal, may have a material adverse effect on their business.

ITEM 1A—RISK FACTORS

An investment in our common stock involves risks. Shareholders should carefully consider the risks described below in conjunction with the other information in this Form 10K and information incorporated by reference in this Form 10K, including our consolidated financial statements and related notes. If any of the following risks or other risks which have not been identified or which we may believe are immaterial or unlikely, actually occur, our business, financial condition and results of operations could be harmed. This could cause the price of our stock to decline, and shareholders could lose part or all of their investment. This Form 10K contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Many factors, including those described below, could cause actual results to differ materially from those discussed in our forward-looking statements.

Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to continue pursuing a significant growth strategy for our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. We cannot assure you we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our operating results could be materially adversely affected.

Our business is subject to the success of the local economies where we operate.

Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our primary and secondary markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Adverse economic conditions in our specific market area could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Any adverse market or economic conditions in Virginia and North Carolina may disproportionately increase the risk that our borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in Virginia and North Carolina could adversely affect the value of our assets, our revenues, results of operations and financial condition.

We may face risks with respect to future expansion.

As a strategy, we have sought to increase the size of our franchise by aggressively pursuing business development opportunities, and we have grown rapidly since our incorporation. We have purchased a number of banking offices of other financial institutions as a part of that strategy and have acquired a number of insurance agencies. We may acquire other financial institutions and insurance agencies or parts of those entities in the future. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target entity may not be accurate;

•

the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible ownership and economic dilution to our current shareholders and to investors purchasing common stock in this offering;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to expand, and we can give no assurance such expansion will result in the levels of profits we seek. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock, and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. There is no assurance that, following any future mergers or acquisition, our integration efforts will be successful or our company, after giving effect to the acquisition, will achieve profits comparable to or better than our historical experience.

If the value of real estate in our core market areas were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.

With most of our loans concentrated in the Richmond and Greater Metropolitan Hampton Roads areas of Virginia and the coastal and eastern Piedmont region of North Carolina, a decline in local economic conditions could adversely affect the values of our real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, the bank often secures loans with real estate collateral. At December 31, 2007, approximately 80% of the bank’s loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

An inadequate allowance for loan losses would reduce our earnings and capital.

Our loan losses could exceed the allowance for loan losses we have set aside. Our average loan size continues to increase. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately 78.0% of our loan portfolio is composed of construction, acquisition and development, commercial mortgage and commercial and industrial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market conditions affecting the value of our loan collateral and problems affecting the credit of our borrowers.

Management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require the bank to increase the allowance for loan losses as a part of their examination process, the bank’s earnings and capital could be significantly and adversely affected.

A significant part of our loan portfolio is unseasoned.

Since the beginning of 2006, our loan portfolio has more than doubled in size, growing by approximately $856 million. It is difficult to assess the future performance of this part of our loan portfolio due to the recent origination of these loans. Industry experience shows that it takes several years for loan difficulties to become apparent. We can give no assurance that these loans will not become non-performing or delinquent, which could adversely affect our future performance.

Our reliance on time deposits, including out-of-market certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.

Among other sources of funds, we rely heavily on deposits for funds to make loans and provide for our other liquidity needs. However, our loan demand has exceeded the rate at which we have been able to build core deposits so we have relied heavily on time deposits, including out-of-market certificates of deposit, as a source of funds. Those deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect our liquidity. Paying higher deposit rates to attract, keep or replace those deposits could have a negative effect on our interest margin and operating results.

The building of market share through our de novo financial center strategy could cause our expenses to increase faster than our revenues.

We intend to continue to build market share through our de novo financial center strategy. During 2007, we opened two new financial centers in Raleigh, North Carolina and our first financial center in Wilmington, North

Carolina. We currently intend to open five additional new financial centers in 2008. There are considerable costs involved in opening financial centers. New financial centers generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, our new financial centers can be expected to negatively impact our earnings for some period of time until the financial centers reach certain economies of scale. Our expenses could be further increased if we encounter delays in the opening of any of our new financial centers. Finally, we have no assurance our new financial centers will be successful even after they have been established.

Our recent results may not be indicative of our future results.

We may not be able to sustain our historical rate of growth or may not even be able to grow our business at all. In addition, our recent and rapid growth may distort some of our historical financial ratios and statistics. In the future, we may not have the benefit of several recently favorable factors, such as a generally stable interest rate environment, a strong residential mortgage market, or the ability to find suitable expansion opportunities. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.

We may be adversely affected by interest rate changes.

Changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense, our largest recurring expenditure. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and our borrowings, including our outstanding junior subordinated debentures. We may not be able to effectively manage changes in what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. The Federal Reserve has made significant reductions in interest rates during the first quarter of 2008. Since rates charged on loans often tend to react to market conditions faster than do rates paid on deposit accounts, these rate changes are expected to have a negative impact on our earnings until we can make appropriate adjustments in our deposit rates. In addition, there are costs associated with our risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities.

Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area.

Because substantially all of our loans are with customers and businesses located in the central and coastal portions of Virginia and North Carolina, catastrophic events, including natural disasters, such as hurricanes which historically have struck the east coast of the United States with some regularity, or terrorist attacks, could disrupt our operations. Any of these natural disasters or other catastrophic events could have a negative impact on most or all of our offices and customer base, as well as the strength of our loan portfolio. Even though we carry business interruption insurance policies, make contingency plans and typically have provisions in our contracts that protect us in certain events, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which we do not have coverage. Any natural disaster or catastrophic event affecting us could have a significant negative impact on our operations.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities.

We are a public company that operates in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to public companies and the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank and financial holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Our directors and executive officers own a significant portion of our common stock

Our directors and executive officers, as a group, beneficially owned approximately 15% of our outstanding common stock as of December 31, 2007 (approximately 21% upon the exercise of outstanding vested options). As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors.

Our continued success is dependent upon the services of our management team.

Our future success and profitability is substantially dependent upon the management and banking abilities of our senior executives. We believe that our continued growth and future results will depend in part upon our attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting or retaining such personnel. We also cannot guarantee that members of our executive management team will remain with us. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. During 2007 we issued $26.2 million of common stock and $25 million in trust preferred securities to acquire The Bank of Richmond, N.A. Additionally, we conducted a private placement of $23.3 million in preferred stock to support our continued growth. We may at some point need to again raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Our future capital needs could result in dilution of your investment.

Our board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would likely dilute the ownership interests of the investors in this offering and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.

The trading volume in our common stock is low and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.

The average daily trading volume of our shares on The Nasdaq Global Select Market for the three months ended March 10, 2008 was approximately 32,000 shares. Lightly traded stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. During the last half of 2007, the market prices for the securities of many banks and bank holding companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.

We cannot predict the effect, if any, that future sales of our common stock in the market, or availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We therefore can give no assurance that sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our bank subsidiary to pay dividends to us is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends under federal and state bank regulatory requirements. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.

Holders of our junior subordinated debentures have rights that are senior to those of our common shareholders.

We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At December 31, 2007, we had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $56.1 million. Payments of the principal and interest on the trust preferred securities of this special purpose trust are conditionally guaranteed by us. Further, the accompanying junior subordinated debentures we issued to the special purpose trust are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock.

Certain provisions under our Articles of Incorporation and applicable law may make it difficult for others to obtain control of our corporation even if such a change in control may be favored by some shareholders.

Certain provisions in our Articles of Incorporation and applicable North Carolina corporate and banking law may have the effect of discouraging a change of control of GFH even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director.

Our securities are not FDIC insured.

Our common stock is not a savings or deposit account or other obligation of the bank, and is not insured by the Bank Insurance Fund of Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of principal.

ITEM 1B—UNRESOLVED STAFF COMMENTS

None.

ITEM 2—PROPERTIES

The Company currently operates out of the banking and insurance offices as set forth below:

Office Location	Approximate Square Footage	Year Established/ Acquired
Edenton—322 S Broad St (4)	5,400	2006
Elizabeth City—112 Corporate Dr (6)	25,000	2006
Elizabeth City—1145 N Road St (1)	9,000	1999
Elizabeth City—1404 W Ehringhaus St (3)	2,000	2003
Elizabeth City— 400 W Ehringhaus St (4)	5,000	2004
Elizabeth City— 802 W Ehringhaus St (2)	3,200	2004
Hertford—147 N Church St (2)	2,000	2002
Kitty Hawk—3600 Croatan Hwy (1)	6,500	2002
Kitty Hawk—5406 Croatan Hwy (1)	4,200	2006
Moyock—100 Moyock Commons Dr (4)	4,000	2004
Nags Head—2808 @ Croatan Hwy (5)	4,800	2004
Plymouth—433 US Hwy 64 E (4)	5,200	2000
Raleigh—2209 Century Dr (3)	2,500	2006
Raleigh—8470 Falls of Neuse Rd (3)	4,486	2007
Raleigh—2235 Access Medical Dr (3)	46,989	2007
Roper—102 W Buncomb St (3)	550	2000
Wilmington—901 Military Cutoff Rd (3)	7,600	2007
Chesapeake—111 Gainsboro Square (5)	7,200	2002
Chesapeake—575 Cedar Rd (3)	2,400	2003
Chesapeake—1403 Greenbrier Parkway (3)	3,800	2006
Emporia—5205 Main St (3)	6,500	2004
Midlothian—13804 Hull St (3)	5,928	2007
Newport News—753 Thimble Shoals Blvd (2)	2,800	2006
Norfolk—539 21st St (3)	10,000	2006

Office Location	Approximate Square Footage	Year Established/ Acquired
Richmond—5300 Patterson Ave (3)	5,948	2007
Richmond—2730 Buford Rd (3)	2,768	2007
Richmond—8905 Fargo Rd (3)	1,568	2007
Richmond—8209 W Broad St (3)	3,588	2007
Richmond—12090 W Broad St (3)	9,462	2007
Suffolk—2825 Godwin Dr (3)	3,200	2004
Virginia Beach—4460 Corporation Lane Suite 100 (3)	4,000	2000
Virginia Beach—713 Independence Blvd (3)	2,200	2003
Virginia Beach—1580 Laskin Rd (5)	7,500	2005
Virginia Beach—641 Lynnhaven Parkway (3)	20,000	2006
Virginia Beach—3801 Pacific Ave (3)	1,200	2006
Virginia Beach—2098 Princess Anne Rd (3)	2,500	2005
Virginia Beach—3001 Shore Dr (3)	2,000	2003

(1)	Includes banking, investment brokerage and insurance services.
(2)	Insurance services only.
(3)	Banking services only.
(4)	Only banking and insurance services.
(5)	Only banking and investment brokerage services.
(6)	Operations building.

The properties we own, including land, buildings and improvements, furniture, equipment and vehicles, had a net book value at December 31, 2007 of $73.6 million. In the opinion of the Company’s management, such properties are adequately covered by insurance, are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the ordinary and regular conduct and operation of our business.

ITEM 3—LEGAL PROCEEDINGS

The Company is aware of no material legal proceeding to which the Company or any of its subsidiaries is a party or of which any of their properties is subject.

ITEM 4—SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5—MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GBTS”. The following table sets forth the high and low published closing prices for shares of our common stock for the periods indicated. Where appropriate, prices have been adjusted for the effects of an 11-for-10 stock split in the form of a 10% stock dividend payable May 15, 2006 to holders of record as of the close of business on April 28, 2006. The last reported sales price of the common stock on March 10, 2008 was $10.14 per share. As of December 31, 2007, Gateway Bank had approximately 5,600 shareholders of record.

		High	Low	Dividend
2006	First Quarter	$15.74	$14.90	$0.03
	Second Quarter	15.69	14.45	0.03
	Third Quarter	15.01	14.01	0.05
	Fourth Quarter	14.73	13.95	0.05

2007	First Quarter	$14.44	$13.80	$0.05
	Second Quarter	14.71	13.17	0.08
	Third Quarter	15.83	12.74	0.08
	Fourth Quarter	14.41	11.85	0.08

As a holding company, we are dependent upon our subsidiary, Gateway Bank, to provide funding for our operating expenses and dividends. North Carolina banking law will permit the payment of dividends only out of retained earnings and will prohibit the payment of cash dividends if payment of the dividend would cause Gateway Bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if Gateway Bank is undercapitalized or insolvent or if payment of the cash dividend would render Gateway Bank undercapitalized or insolvent, and no cash dividend may be paid by Gateway Bank if it is in default of any deposit insurance assessment due to the FDIC. Subject to these restrictions, our Board of Directors will consider the payment of dividends when it is deemed prudent to do so.

The Company’s stock repurchase program, as approved by the Board of Directors on April 30, 2007, provides for the purchase of up to 500,000 shares. There have been 400,637 shares purchased under the 2007 plan during the year ended December 31, 2007.

The following table presents information with respect to shares of common stock repurchased by the Company during the forth quarter of 2007.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Maximum Number of Shares That May Yet Be Purchased Under the Program (1)
October 1, 2007 to October 31, 2007	—	$—	—	200,000
November 1, 2007 to November 30, 2007	—	—	—	200,000
December 1, 2007 to December 31, 2007	100,637	12.33	100,637	99,363

Total	100,637	$12.33	100,637	99,363

ITEM 6—SELECTED FINANCIAL DATA

The information presented below is derived in part from the audited consolidated financial statements and notes thereto of the Company. This information presented below does not purport to be complete and should be read in conjunction with the Company’s consolidated financial statements appearing elsewhere in this annual report.

	For the Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
Operating Data:
Total interest income	$109,559	$73,097	$39,679	$19,632	$13,486
Total interest expense	60,474	36,099	16,376	6,691	5,341

Net interest income	49,085	36,998	23,303	12,941	8,145
Provision for loan losses	4,900	3,400	2,200	1,425	1,200

Net interest income after provision for loan losses	44,185	33,598	21,103	11,516	6,945
Total non-interest income	17,765	9,270	8,067	5,857	4,485
Total non-interest expense	44,941	34,974	23,266	14,653	10,230

Income before income taxes	17,009	7,894	5,904	2,720	1,200
Provision for income taxes	5,990	2,625	1,965	710	—

Net income	$11,019	$5,269	$3,939	$2,010	$1,200

Per Share Data: (1)
Net income basic	$0.91	$0.49	$0.48	$0.37	$0.30
Net income diluted	0.89	0.47	0.46	0.34	0.29
Dividends	0.29	0.16	0.09	0.02	—
Book value per common share	11.24	9.99	9.46	7.98	6.20
Tangible book value per common share	7.17	8.84	8.4	7 6.66	5.31
Balance Sheet Data:
Total assets	$1,868,185	$1,207,477	$883,373	$535,728	$314,826
Loans receivable	1,522,401	994,592	666,652	381,956	231,740
Allowance for loan losses	15,339	9,405	6,283	4,163	2,759
Deposits	1,408,919	923,725	646,262	406,259	238,452
Borrowings	282,102	166,929	134,665	63,926	50,000
Stockholders’ equity	164,407	109,640	98,744	64,318	24,971
Selected Performance Ratios:
Return on average assets	0.71%	0.51%	0.58%	0.49%	0.43%
Return on average equity	8.45%	5.06%	5.77%	5.12%	4.93%
Net interest margin (2)	3.49%	3.87%	3.81%	3.59%	3.24%
Net interest spread (3)	3.12%	3.35%	3.44%	3.33%	2.98%
Non-interest income as a percentage of net interest income and non-interest income	26.57%	20.04%	25.72%	31.16%	35.51%
Non-interest income as a percentage of average assets	1.15%	0.89%	1.19%	1.44%	1.61%
Non-interest expense to average assets	2.90%	3.35%	3.43%	3.59%	3.67%
Efficiency ratio (4)	67.23%	75.80%	74.17%	77.95%	81.00%

	For the Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.22%	0.33%	0.03%	0.13%	0.52%
Allowance for loan losses to period-end loans	1.01%	0.95%	0.94%	1.09%	1.19%
Allowance for loan losses to nonperforming loans	450.22%	287.70%	3079.90%	849.59%	228.02%
Nonperforming assets to total assets (5)	0.21%	0.27%	0.02%	0.09%	0.38%
Net loan charge-offs to average loans outstanding	0.09%	0.04%	0.02%	0.01%	0.11%
Capital Ratios: (6)
Total risk-based capital	11.40%	12.99%	15.17%	17.40%	12.68%
Tier 1 risk-based capital	10.43%	12.11%	14.31%	16.41%	11.59%
Leverage ratio	9.76%	11.38%	13.73%	13.89%	9.33%
Equity to assets ratio	8.80%	9.08%	10.19%	12.01%	7.93%
Other Data:
Number of banking offices	33	24	18	16	10
Number of full time equivalent employees	420	327	247	191	123

(1)	Restated for 11-for-10 stock split in 2006, 11-for-10 stock split in 2005, 21-for-20 stock split in 2004, and 21-for-20 stock split occurring during 2003.
(2)	Net interest margin is net interest income divided by average interest-earning assets.
(3)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Nonperforming assets consists of nonaccrual loans, restructured loans, and real estate owned, where applicable.
(6)	Capital ratios are for the Company.

ITEM 7—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AND

ITEM 7A—QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The purpose of this discussion is to focus on significant changes in the financial condition and results of operation of the company during the past three years. The discussion and analysis are intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this Annual Report on Form 10-K. Prior period information has been restated as applicable in order to provide the reader a better comparison between periods.

FORWARD LOOKING STATEMENTS

Statements contained in this annual report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Management’s discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Gateway Financial Holdings, Inc. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this annual report and the supplemental financial data appearing throughout this discussion and analysis. On April 25, 2006 the Company’s Board of Directors declared an 11-for-10 stock split effected in the form of a 10% stock dividend, which was distributed May 15, 2006 to stockholders of record on April 28, 2006. On May 16, 2005 the Company’s Board of Directors declared an 11-for-10 stock split effected in the form of a 10% stock dividend, which was distributed June 20, 2005 to stockholders of record on May 30, 2005. All references in this discussion and analysis to per share results and weighted average shares outstanding have been adjusted to reflect the effects of these stock splits.

OVERVIEW

Gateway Financial Holdings, Inc. is a financial holding company incorporated under the laws of North Carolina to serve as the holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank. The bank began operations on December 1, 1998 and, effective October 1, 2001, became our wholly owned subsidiary.

Since inception, we have aggressively pursued the primary objective of building a full-service commercial banking operation, while effectively supplementing our banking activities with other financial services intended to generate significant non-interest income. Accordingly, a key component of our growth strategy has been expanding our franchise through the opening of newly constructed financial centers and strategic financial center acquisitions. We have grown into a regional community bank with a total of thirty-three full-service financial centers—nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and fourteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, and Wilmington. We acquired The Bank of Richmond, N.A., effective June 1, 2007, and operate the six financial centers in the Richmond metropolitan area and one loan production office in Charlottesville, Virginia, under the assumed name “The Bank of Richmond.” Consistent with our long-range strategic objectives, we will continue to consider acquisition opportunities including whole bank or financial center locations. We will also continue to explore de novo financial center opportunities in markets that we consider attractive. We currently intend to open five additional new financial centers in 2008, including our first financial centers in Chapel Hill and Wake Forest, North Carolina, and Charlottesville and Lynchburg, Virginia, as well as our second office in Emporia, Virginia.

The bank has four wholly-owned operating subsidiaries, which have contributed to our market presence. Gateway Insurance Services, Inc., an insurance agency with offices in Edenton, Hertford, Elizabeth City, Plymouth, Moyock and Kitty Hawk, North Carolina, and the Hampton Roads area of Virginia, sells insurance products to businesses and individuals. Gateway Investment Services, Inc., assists Bank customers in their securities brokerage activities through an arrangement with an unaffiliated broker-dealer. As prescribed by this arrangement, Gateway Investment Services earns revenue through a commission sharing arrangement with the unaffiliated broker-dealer. Gateway Bank Mortgage, Inc., provides mortgage banking services with products that are sold on the secondary market. Gateway Title Agency, Inc., engages in title insurance and settlement services for real estate transactions. In an ongoing effort to create significant sources of non-interest income, we will continue to look for ways to expand non-traditional banking activities in our insurance and investment services subsidiaries.

Since inception, we have concentrated our efforts on building a franchise and infrastructure that can deliver and sustain long-term profitability. We have been profitable for twenty-four consecutive quarters, producing net income of $3.9 million in 2005, $5.3 million in 2006, and $11.0 million during the year ended December 31, 2007. While we anticipate continued profitability, future expansion activity can be expected to generate significant additional costs that can negatively impact earnings as we pursue our growth strategies.

In addition to our banking activities, the Bank has focused on insurance, mortgage and brokerage services to develop sustainable and growth-oriented sources of non-interest income. In the fourth quarter of 2006 Gateway Insurance Services acquired two agencies in Virginia (The Insurance Center and C D West & Company) opening the door for further expansion in the Hampton Roads area of Virginia. In February 2007, The Bank acquired Gateway Title Agency, Inc., which engages in title insurance and settlement services for real estate transactions. In addition, the Bank organized Gateway Investment Services in September 1999 to assist customers in their securities brokerage activities through a networking arrangement with an unaffiliated broker-dealer. Through this arrangement, Gateway Investment Services earns revenues through commission sharing from the unaffiliated broker-dealer. In June 2006 we opened our wholly owned mortgage origination company in Raleigh, North Carolina with offices also in Elizabeth City, and Kitty Hawk, North Carolina and offices in Norfolk and Virginia Beach, Virginia. The Bank will continue to look for ways to expand non-traditional banking activities in its insurance subsidiary and securities networking arrangement, which create significant sources of non-interest income.

FINANCIAL CONDITION

December 31, 2007 and 2006

The Company continued its pattern of steady growth during 2007, with total assets increasing by $660.7 million, or 54.7%, to $1.87 billion at December 31, 2007 from $1.2 billion at December 31, 2006. This growth was principally driven by increased loans from our franchise expansion, the completion of our acquisition of The Bank of Richmond on June 1, 2007, the purchase of investment securities used primarily for balance sheet management and liquidity purposes, and the purchase of premises and equipment associated with the opening of three de novo financial centers during the second half of 2007, including a regional headquarters building in Raleigh, North Carolina. Assets acquired through the acquisition of The Bank of Richmond aggregated $235.7 million, including $36.7 million of goodwill. Total loans increased by $527.8 million, or 53.1%, from $994.6 million at December 31, 2006 to $1.5 billion at December 31, 2007. Of this increase, $168.0 million was related to loans from the acquisition of The Bank of Richmond. Therefore, organic loan growth for 2007 aggregated $359.8 million or 36.2%. This increase was attributed to the seasoning of our financial centers and our private banking center during the year and the steady economies of the markets in which we operate. The increases in loans were comprised principally of increases of $222.5 million, $124.4 million, and $92.1 million of construction, acquisition and development, commercial and industrial, and commercial real estate loans, respectively—areas of lending that the Company targets. This growth was concentrated mainly in the Raleigh and Wilmington North Carolina and Richmond and greater Hampton Roads areas of Virginia. As of December 31, 2007, 78.0% of our loan portfolio was represented by commercial, industrial, real estate, and construction and acquisition and development loans. The Company has maintained liquidity at what it believes to be an appropriate level. Liquid assets, consisting of cash and due from banks, interest-earning deposits in other banks and trading and investment securities available for sale, were $170.4 million, or 9.1% of total assets, at December 31, 2007 as compared to $120.3 million, or 10.0% of total assets at December 31, 2006.

Funding for the growth in assets and loans was provided by an increase in deposits of $485.2 million to $1.4 billion, and an increase in total borrowings of $115.2 million. Of the increase in deposits, $177.6 million was related to deposits from the acquisition of The Bank of Richmond. Therefore, non-acquisition related deposits grew $307.6 million or 33.3%, from $923.7 million at December 31, 2006. Non-interest-bearing demand deposits increased by 14.7% or $15.9 million to $123.9 million from the $108.0 million balance at December 31, 2006. Savings, money market and NOW accounts increased by 49.8% or $133.9 million to $402.5 million, from the $268.7 million balance at December 31, 2006. These increases resulted from the maturing of our branch network, especially those financial centers opened during the last half of the year in Wilmington and Raleigh, North Carolina. Additionally, we introduced a new “Platinum” money market account during the second quarter of 2007, and an U-sweep and Clear Advantage NOW account during the fourth quarter of 2007 that has been very successful, as well as, our low cost business checking and sweep account programs. Time deposits totaled $882.5 million at December 31, 2007 as compared to $547.1 million at December 31, 2006. This increase of $335.5 million was driven primarily by retail CDs special offerings that are very competitive in our market place, an increase in brokered CDs of $130.7 million, and CD’s related to the acquisition of The Bank of Richmond of $125.8 million. Time deposits of more than $100,000 were $271.3 million, or 19.3% of total deposits at December 31, 2007 as compared with $205.5 million, or 22.2% of total deposits at December 31, 2006. The Company continued using brokered deposits to fund growth. The total brokered time deposits increased to $225.9 million as of December 31, 2007 compared to $95.2 million at December 31, 2006. As a percentage of total deposits, our brokered deposits increased to 16.0% of total deposits as compared to 10.3% at December 31, 2006. Brokered deposits were used primarily to fund loan growth in our loan production offices in Wilmington, Greenville and Chapel Hill, North Carolina, and Charlottesville, Virginia; and our private banking center in Raleigh. Loans for these offices aggregated $429.3 million as of December 31, 2007, an increase of $248.4 million during 2007. As of December 31, 2007 we had $282.1 million in total borrowings outstanding, as compared with $166.9 million outstanding at December 31, 2006. The Company issued an additional $25.7 million of junior subordinated debentures (commonly referred to as trust preferred securities) during the second quarter of 2007 which was used to fund the cash portion of the consideration for The Bank of Richmond acquisition. Additionally, the Company borrowed an additional $58 million from the Federal Home Loan Bank of Atlanta during 2007 that supported our loan and franchise growth not covered by deposit growth. These advances were primarily five year convertible advances with call provisions that provided a lower cost of funding.

Total stockholders’ equity increased by $54.8 million to $164.4 million from December 31, 2006, primarily as a result of issuing approximately 1.85 million shares of Company stock to fund the stock portion of the consideration to acquire The Bank of Richmond, the issuance of $23.2 million of non-cumulative perpetual preferred stock in a private placement in December 2007, and net income of $11.0 million; offset by cash dividends of $3.5 million during the year, and the repurchase and retirement of $5.6 million of its common stock. The capital ratios of the Company and the Bank continue to be in excess of the minimums required to be deemed well-capitalized by regulatory authorities.

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of non-interest-bearing liabilities. During the years ended December 31, 2007, 2006 and 2005, average interest-earning assets were $1.4 billion, $956.8 million and $611.1 million, respectively. During these same years, the Company’s net interest margins were 3.49%, 3.87% and 3.81%, respectively.

Average Balances and Average Rates Earned and Paid. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. In preparing the table, nonaccrual loans are included in the average loan balance.

	For the Years Ended December 31,
	2007			2006			2005
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,262,516	$102,041	8.08%	$835,527	$67,517	8.08%	$523,492	$36,358	6.95%
Interest-earning deposits	5,628	341	6.06%	2,707	140	5.17%	3,668	138	3.76%
Trading and investment securities available for sale taxable	113,777	5,909	5.19%	102,506	4,632	4.52%	72,579	2,731	3.76%
Investment securities available for sale tax exempt	11,243	423	3.76%	6,850	238	3.47%	6,327	204	3.22%
FHLB/FRB stock	12,594	845	6.71%	9,175	570	6.21%	5,038	248	4.92%

Total interest-earning assets	1,405,758	109,559	7.79%	956,765	73,097	7.64%	611,104	39,679	6.49%

Other assets	143,989			86,553			67,916

Total assets	$1,549,747			$1,043,318			$679,020

Interest-bearing liabilities:
Deposits:
Savings, NOW, and money market	$330,980	11,491	3.47%	$245,038	7,918	3.23%	$178,577	3,579	2.00%
Time deposits	751,226	38,103	5.07%	450,786	20,571	4.56%	267,494	9,115	3.41%
Borrowings	211,830	10,880	5.14%	145,725	7,610	5.22%	91,005	3,682	4.05%

Total interest-bearing liabilities	1,294,036	60,474	4.67%	841,549	36,099	4.29%	537,076	16,376	3.05%

Demand deposits	116,190			93,346			72,369
Other liabilities	9,130			4,216			1,317
Stockholders’ equity	130,391			104,207			68,258

Total liabilities and stockholders’ equity	$1,549,747			$1,043,318			$679,020

Net interest income and interest rate spread		$49,085	3.12%		$36,998	3.35%		$23,303	3.44%

Net interest margin			3.49%			3.87%			3.81%

Ratio of average interest-earning assets to average interest-bearing liabilities	108.63%			113.69%			113.78%

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended December 31, 2007 vs. 2006			Year Ended December 31, 2006 vs. 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loans	$34,507	$17	$34,524	$23,443	$7,716	$31,159
Interest-earning deposits	164	37	201	(43)	45	2
Trading and investment securities available for sale:
Taxable	547	730	1,277	1,239	662	1,901
Tax-exempt	159	26	185	18	16	34
FHLB/FRB stock	221	54	275	230	92	322

Total interest income	35,598	864	36,462	24,887	8,531	33,418

Interest expense:
Deposits:
Savings, NOW, and money market	2,880	693	3,573	1,740	2,599	4,339
Time deposits	14,475	3,057	17,532	7,305	4,151	11,456
Borrowings	3,430	(160)	3,270	2,701	1,227	3,928

Total interest expense	20,785	3,590	24,375	11,746	7,977	19,723

Net interest income increase	$14,813	$(2,726)	$12,087	$13,141	$554	$13,695

RESULTS OF OPERATIONS

Years Ended December 31, 2007 and 2006

Overview. The Company reported net income of $11.0 million or $0.89 per share (diluted) for the year ended December 31, 2007, as compared with net income of $5.3 million or $0.47 per share (diluted) for the year ended December 31, 2006, an increase of $5.8 million in net income and $0.42 in earnings per share (diluted). During 2007 cash dividends totaling $0.29 per share were paid as compared to $0.16 per share for the same period in 2006.

The results for both periods presented were affected by the fluctuations in fair value and net cash settlements on the economic hedge (interest rate swap) that it entered into in December 2005 to hedge the interest rate of its variable loan portfolio. Non-interest income included a gain and net cash settlements on the economic hedge of $584,000 for the year ended December 31, 2007, and a loss and net cash settlement on the economic hedge of $1.9 million for the year ended December 31, 2006, primarily as a result of fluctuations (both favorable and unfavorable) in the LIBOR swap interest rate and market conditions during the periods presented. The Company terminated its position in the economic hedge during the third quarter of 2007, and received a termination fee of $115,000 that was included in the above gain for 2007. The fair value of the interest rate swap can be volatile from quarter to quarter, and thus can affect net income positively or negatively depending on interest rate conditions and other factors. As a result of the Company terminating its position in the economic hedge, there will be no income or loss associated with the hedge going forward. Additionally, the results for 2007 included a fair value gain of $960,000 related to certain of its trust preferred debt securities that it had elected fair value option treatment effective January 1, 2007. This gain, which was included in other non-interest income, was the result of the unusual credit conditions the financial industry faced during the last half of the year, which saw credit spreads on these types of securities widen significantly. It would not be anticipated that the Company would experience a fair value gain of this magnitude in the future, and in all likelihood would show a fair value loss if credit market conditions become more normalized.

The Company’s primary focus (banking, mortgage loan origination, insurance, and investment services) continues to grow with de novo development of its branch network and subsidiary operations, and the completed acquisition of The Bank of Richmond on June 1, 2007. The acquisition and the opening of three de novo financial centers during the last half of the year (two in Raleigh, North Carolina and our first full financial center in Wilmington, North Carolina) increased our total financial centers to 33, along with a private banking center in Raleigh and four loan production offices. Our franchise has generated consistently high levels of net interest income and non-interest income since inception. During the year ended December 31, 2007, total revenue (defined as net interest income and non-interest income) increased $20.6 million or 44.5% to $66.9 million over the prior year. The significant increase in revenues was the primary reason for the increase in net income, partially offset by increases in non-interest expenses, loan loss provision, and income taxes. The Company has incurred additional non-interest expenses as a result of the franchise growth from period to period, increased FDIC insurance costs, higher franchise tax costs, and the acquisition of The Bank of Richmond (which increased non-interest expenses by approximately $2.4 million for the year ended December 31, 2007).

Net Interest Income. Total interest income increased to $109.6 million for the year ended December 31, 2007, a $36.5 million or 49.9% increase from the $73.1 million earned in 2006. Total interest income benefited from a 46.9% increase in average earning assets, driven primarily from a $427 million or 51.1% growth in average loans as compared with the prior year. The average yield on interest-earning assets increased 15 basis points from 7.64% to 7.79% due to restructuring the investment portfolio during the second quarter of this year, which increased the investment yield from 4.59% for the prior year to 5.22% for the year ended December 31, 2007. The yield on loans was flat year over year at 8.08%. However, loan yields in the fourth quarter of 2007 decreased to 7.93% from 8.20% for the fourth quarter of last year as a result of the 100 basis points cut in interest rate during the last four months of 2007. The current trend with interest rates is for them to continue to fall during the first part of 2008 with uncertainty as to which direction interest rates will take later in the year.

Average total interest-bearing liabilities increased by $452.5 million, or 53.8%, for the year ended December 31, 2007 as compared with the prior year, consistent with the increase in interest-earning assets. The average cost of interest-bearing liabilities increased by 38 basis points over the same time period from 4.29% to 4.67% primarily as a result of several factors including: (1) funding $130.7 million of the growth over the last 12 months (primarily from loan production offices and our private banking center) with wholesale brokered CD’s (which typically have a higher all-in interest rate than bank core deposits); (2) our portfolio of CDs re-pricing upwards during the first half of the year as a result of interest rates continuing to increase due to competition for deposits, and (3) the introduction of a higher cost money market account and CD special during the second quarter of this year. Our costs for CD’s increased from 4.56% in 2006 to 5.07% in 2007, and our interest bearing transaction accounts increased from 3.23% to 3.49%. The rise in the cost of interest-bearing liabilities mitigated somewhat during the fourth quarter, as costs for the fourth quarter only increased 9 basis points as compared with the fourth quarter of last year, primarily as a result of the drop in interest rates—which had an immediate effect or our short-term borrowings, and allowed us to immediately start re-pricing our interest bearing transaction deposit accounts. The cost of our transaction accounts decreased to 3.42% for the fourth quarter of this year as compared with 3.47% for the entire year and 3.43% for the fourth quarter of last year.

As a result of the leveling of loan yields, and the increase in funding costs as discussed above, the interest rate spread decreased 23 basis points from 3.35% for the year ended December 31, 2006 to 3.12% for the current year; and the net interest margin decreased 38 basis points from 3.87% for the year ended December 31, 2006 to 3.49% for 2007. Despite this drop in interest margin during 2007, net interest income increased $12.1 million or 32.7% in the current year over 2006, driven primarily by the increased volume of $427 million higher average loans in 2007 as compared with the prior year.

Provision for Loan Losses. The Company recorded a $4.9 million provision for loan losses for the year ended December 31, 2007, an increase of $1.5 million over the $3.4 million provision for loan losses recorded for the prior year. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by Management. In evaluating the allowance for loan losses, Management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant qualitative factors. In both 2007 and 2006, the provision for loan losses was made principally in response to growth in loans, as well as changes in conditions related to the above factors. Net charge-offs as a percentage of average loans increased to 0.09% for the year ended December 31, 2007 from 0.04% in the prior year; and the Company’s level of nonperforming assets has increased slightly to $3.4 million at December 31, 2007, however, as a percentage to total loans outstanding, decreased from 0.33% at December 31, 2006 to 0.22% at December 31, 2007. Loan growth for the year ended December 31, 2007 (excluding the loans acquired through the acquisition of The Bank of Richmond) was $359.8 million as compared with $327.9 million for the year ended December 31, 2006. Impaired loans increased from $4.1 million at December 31, 2006 to $15.2 million at December 31, 2007, resulting in an approximate $682,500 increase in the allowance. At December 31, 2007 and December 31, 2006, respectively, the allowance for loan losses was $15.3 million and $9.4 million, representing 1.01% and 0.95%, respectively, of loans outstanding at the end of each period. Other than the nonaccrual loans listed under the caption “Asset Quality,” the Company’s loan portfolio continues to perform very well.

Non-Interest Income. Non-interest income aggregated $17.8 million for the year ended December 31, 2007 as compared with $9.3 million for the year ended December 31, 2007, an increase of $8.5 million or 91.6%. Both years were affected by the fluctuations in the fair value and net cash settlements of the economic hedge. Non-interest income included a gain and net cash settlements of the economic hedge of $584,000 for the year ended December 31, 2007; and a loss and net cash settlements of the economic hedge of $1.9 million for the year ended December 31, 2006. The change in fair value was primarily as a result of fluctuations (both favorable and unfavorable) in LIBOR swap interest rate and market conditions during both years. The Company terminated its position in the economic hedge during the third quarter of 2007, and received a termination fee of $115,000 that was included in the above gain for 2007. Revenues from the Company’s non-banking activities over the past 12 months have continued to increase. Since inception, the Company has actively pursued additional non-interest income sources outside of traditional banking operations, including income from insurance, mortgage, brokerage operations and title insurance. Revenue from Gateway’s insurance operations increased $2.4 million or 81.9% to $5.2 million for the year ended December 31, 2007 as compared with the prior year. The increase in insurance revenues was due primarily to the acquisition of two agencies in Virginia in the fourth quarter of 2006 and a title insurance company during the first quarter of 2007, as well as, internal growth from cross-selling bank customers and building our customer base as our bank franchise has grown. Revenue from the mortgage subsidiary increased $1.4 million or 91.2% in 2007 to $3.0 million over the prior year. The increase in mortgage revenue is attributable to having a full year of operations in 2007 as compared with 2006 in which Gateway Bank Mortgage, Inc. only commenced operations in June. Mortgage revenues in the fourth quarter of the current year decreased 15.4% from the fourth quarter of the prior year attributed primarily to the nationwide issues that affected the mortgage industry during the last half of 2007. Although Gateway Bank Mortgage, Inc. essentially does no sub-prime lending, the limited access to the secondary markets had a negative effect on selling mortgages into the secondary markets, thus slowing revenues during the latter part of the year.

Service charges on deposit accounts increased $644,000 or 19.6% for the year ended December 31, 2007, as compared with the prior year as a result of the Company’s growth in transaction deposit accounts from period to period from its expanding financial center network.

Other income increased $945,000 million for the year ended December 31, 2007 as compared with the prior year primarily as a result of the gain in the fair value of its trust preferred debt securities of $960,000 during 2007. The Company elected the fair value option for certain of its trust preferred securities effective January 1 of this year, to hedge its short-term trading investment portfolio. As a result of the unusual credit conditions the financial industry faced during the last half of the year, the credit spreads on these debt securities widened significantly resulting in the gain. It would not be anticipated that the Company would experience a market value gain of this magnitude in the future, and in all likelihood would show a market value loss if credit market conditions become more normalized.

As a result of Gateway’s continuous efforts to introduce new products and services in order to better service its customers as well as enhance the overall diversification of its revenue base, non-interest income as a percent of total revenue was 26.6% for the year ended December 31, 2007 as compared with 20.0% for the prior year. Proforma non-interest income (non-interest income excluding the effects of the economic hedge on both periods discussed above) as a percent of total revenue was 25.9% for 2007 as compared with 23.7% for the prior year. Due to the volatility and lack of comparability caused by the economic hedge management believes presentation of an unadjusted non-GAAP pro-forma non-interest income and related percent to the revenues provides useful information to investors.

Non-Interest Expenses. Non-interest expenses aggregated $44.9 million for the year ended December 31, 2007, an increase of $10.0 million or 28.5% over the $34.9 million reported for the prior year. Substantially all of this increase resulted from the Bank’s growth and franchise development throughout all of 2006 in which the Bank opened six de novo financial centers, built a state of the art operations center, opened a private banking center, launched a new mortgage subsidiary and made two insurance agency acquisitions; and the opening of three de novo financial centers during the last half of 2007. Additionally, the acquisition of The Bank of Richmond added $2.4 million of non-interest expense during the last seven months of 2007. The acquisition and the significant expansion over the past two years resulted in personnel costs increasing by $7.7 million, or 44.5% to $25.0 million for the year ended December 31, 2007 from $17.3 million for prior year. During the past year the Company had 93 new hires (of which 40 were related to The Bank of Richmond), while the costs of occupancy and equipment costs increased by $1.4 million, or 20.2% to $8.3 million from $6.9 million for the prior year. Other expenses increased $549,000 or 6.0% for the year ended December 31, 2007 as compared with the prior year. The increase was related to approximately $690,000 in higher FDIC premiums that resulted from the FDIC increasing insurance premiums effective January 1 of this year, $204,000 higher franchise taxes that has resulted from the increase in our financial centers in Virginia, and $160,000 higher intangibles amortization that has resulted from acquisitions since the third quarter of last year; offset by lower promotion and consultant expenses.

Provision for Income Taxes. The Company’s effective tax rate was approximately 35.2% and 33.3% for the years ended December 31, 2007 and 2006, respectively. The reason that the effective rate was lower for the year ended December 31, 2006 was due to the effect tax-exempt income from municipal securities and BOLI had on lower pre-tax income for that year. As a result of the Company’s sustained pattern of profitability we expect our tax rate to remain near the level incurred for the current year. Deferred tax assets have increased primarily due to increases in our loan loss provision.

RESULTS OF OPERATIONS

Years Ended December 31, 2006 and 2005

Overview. The Company reported net income of $5.3 million or $.47 per diluted share for the year ended December 31, 2006, as compared with net income of $3.9 million or $.46 per diluted share for 2005, an increase of $1.3 million or 33.8% in net income, and an increase of $.01 or 2.1% in net income per diluted share. The results from operations were negatively affected during the year by the change in fair value of its interest rate swap that was entered into in December 2005 to hedge the interest rate of its variable loan portfolio. The change in the fair value of this economic hedge reduced non-interest income by $1.2 million, and in total the loss and net cash settlement on the economic hedge was $1.9 million for the year. This loss (net of taxes using a 37.5% blended rate) reduced net income by $1.2 million or $0.11 per diluted share. The market value of the interest rate swap can be volatile from quarter to quarter, and thus can affect net income positively or negatively depending on interest rate conditions and other factors.

The Company’s primary focus continues to be on growth and development of its financial center network and subsidiary operations, sacrificing some profitability in the near term. The Bank opened our first financial center in Raleigh, North Carolina in January 2006 and Norfolk, Virginia in February 2006. In March 2006 the Bank opened another financial center in Virginia Beach, Virginia and opened a newly constructed financial center in Kitty Hawk, North Carolina in April 2006. In addition, we opened two financial centers in August, one in Chesapeake and Virginia Beach adding to our presence in those markets. These new locations increased the number of full-service financial centers to twenty four. The Company has incurred additional non-interest expenses both as a result of growth from period to period, and also as a result of staff additions and other costs incurred as a result of the financial center expansion during 2006. In 2004 interest rates obtained at or near forty year historical lows and steadily rose until June 2006. During 2006, Wall Street Journal Prime increased from 7.25% at December 31, 2005 to 8.25% at the end of June and has remained at 8.25% through December 31, 2006. The Company’s interest rate spread has increased primarily due to the Bank’s management of the interest rates on its loan and deposit portfolios while maintaining an upward growth trend.

Net Interest Income. Net interest income increased to $37.0 million for the year ended December 31, 2006, a $13.7 million or 58.8% increase from the $23.3 million earned during 2005. Total interest income benefited from growth in the level of average earning assets during the year. Asset growth combined with higher asset yields caused by the increase in market interest rates during periods reported contributed to this rise in income. Average total interest-earning assets increased $345.7 million, or 56.6%, for 2006 as compared to 2005, while the average yield increased by 115 basis points from 6.49% to 7.64%. Average total interest-bearing liabilities increased by $304.5 million, or 56.7% for 2006 as compared to 2005, while the average cost of interest-bearing liabilities increased by 124 basis points from 3.05% to 4.29%. Our cost of funds increased at a higher pace than our yield on interest-earning assets as a result of deposits steadily repricing at higher rates throughout the entire year, while the yield on our loan and investment portfolio has remained relatively flat for the last half of 2006 since the last increase in interest rates occurred in June 2006. This resulted in a 9 basis point decrease in interest rate spread. However, despite the decrease in interest rate spread, because we were able increase our interest earning assets by $41.2 million more than our interest bearing liabilities (primarily as a result of $21.0 million increase in average demand deposit accounts), our interest rate margin improved during 2006 by 6 basis points. For the year ended December 31, 2006, the net interest rate spread was 3.35% and the net interest margin was 3.87%. For the year ended December 31, 2005, the net interest spread was 3.44% and the net interest margin was 3.81%.

Provision for Loan Losses. The Company recorded a $3.4 million provision for loan losses in 2006, representing an increase of $1.2 million from the $2.2 million provision made in 2005. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by Management. In evaluating the allowance for loan losses, Management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and other relevant factors. In both 2006 and 2005 the provision for loan losses was made principally in response to growth in loans, as total loans outstanding increased by $327.9 million in 2006 and by $284.7 million in 2005. Additionally, the 2006 provision was also increased as a result of the increase in impaired loans. At December 31, the allowance for loan losses was $9.4 million for 2006 and $6.3 million for 2005, representing .95% and .94%, respectively, of loans outstanding.

Non-Interest Income. Non-interest income totaled $9.3 million for the year ended December 31, 2006 as compared with $8.1 million for 2006, an increase of $1.2 million, or 14.9%. Since inception, the Company has actively pursued additional non-interest income sources outside of traditional banking operations, including income from insurance, mortgage banking, and brokerage networking operations. Non-interest income was negatively affected in 2006 by the loss and net cash settlement on economic hedge of $1.9 million. Of this loss, $1.2 million was related to the drop in fair value of the economic hedge that resulted from the rise in rates primarily during the first half of 2006. The fair value of the economic hedge can be volatile from quarter to quarter and thus effect non-interest income either positively or negatively depending on interest rate conditions and other factors. Excluding the effect of the economic hedge, non-interest income was $11.2 million which represented a $3.1 million or 38.7% increase during 2005.

The 2006 increases were broad based and include $986,000 in service charges on deposit accounts, $495,000 in income from insurance operations, $88,000 in income from brokerage operations, $185,000 from bank owned life insurance, $748,000 from mortgage operations, $560,000 from gain on the sale of securities and $396,000 from other service fee income. The increase in service charges was a direct result of the increase in the number of deposit accounts opened during 2006 that came from the financial center expansion and Haberfeld High Performance Checking program. The increase in insurance operations resulted also from the franchise expansion, growth in lines of business, and the two insurance company acquisitions made in the fourth quarter of 2006. The increase in brokerage revenues resulted from expanding our brokerage services into Virginia during the first quarter with the hiring of an experienced broker in Virginia Beach. The increase in income from bank owned life insurance was the result of purchasing an additional $7.0 million of bank owned life insurance during the third quarter of 2006. During mid 2006 the bank dissolved its 49% ownership of Gateway First Mortgage, LLC (“Gateway First”) which provided mortgage banking services to the Bank and to other lenders and replaced it with our wholly owned mortgage subsidiary, Gateway Bank Mortgage, Inc., which accounted for the increase in mortgage revenues in 2006 as compared with the prior year.

Non-Interest Expenses. Non-interest expenses totaled $35.0 million for the year ended December 31, 2006, an increase of $11.7 million or 50.3% over the $23.3 million reported for 2005. In comparison, total assets averaged $1.0 billion for 2006, an increase of 53.7% over average total assets of $679.0 million for the year ended December 31, 2005. Substantially all of the increase in non-interest expenses resulted from the Company’s growth and franchise expansion, and reflects the additional expenses in the current year associated with the opening of six new financial centers, increasing the number of full-service banking locations to twenty four; a private banking center, launching a new mortgage subsidiary, opening a new state of the art operations center, starting two new loan production offices, and making two insurance agency acquisitions. Eighteen of the twenty four financial centers were fully operational throughout 2006 and sixteen of the eighteen financial centers were fully operational throughout all of 2005. As a result of such expansion, personnel costs increased by $5.7 million, or 49.2%, the costs of occupancy, data processing and equipment costs increased by $3.0 million or 53.9%, and other non-interest expenses increased by $3.0 million or 49.1%. The increase in other expense included $1.03 million of expenses related to the Haberfeld High Performance Checking account program in 2006 (there were none of these expenses in 2005), and an increase of $237,000 related to other promotional and advertising costs, increased franchise taxes related to Virginia financial center expansion of $500,000, increased consulting and professional costs of $318,000, and increased travel and business development expenses of $340,000. Despite these higher expenses as a percentage of average total assets, total non-interest expenses decreased to 3.35% for 2006 from 3.43% for 2005.

Income Taxes. Income tax expense was $2.6 million for 2006 as compared with $2.0 million for 2005. The Company’s effective tax rate for both tax years was approximately 33.3%. As a result of the Company’s sustained pattern of profitability we expect our tax rate to remain near this level in 2007. Deferred taxes increased primarily due to increases in our allowance for loan losses and the unrealized loss related to our economic hedge.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s sources of funds are customer deposits, cash and demand balances due from other banks, interest-earning deposits in other banks and trading and investment securities available for sale. These funds, together with loan repayments, are used to make loans and to fund continuing operations. In addition, at December 31, 2007, the Bank had credit availability with the Federal Home Loan Bank of Atlanta (“FHLB”) of approximately $195.0 million, with $174.0 million outstanding secured by commercial loans and investment securities; federal funds lines of credit with six other financial institutions in the aggregate amount of $106.5 million from which $28 million was borrowed at December 31, 2007; and a line of credit with a bank of $20.0 million from which $4.0 million was borrowed at December 31, 2007. The Company also utilizes the wholesale brokered CD market to fund liquidity on an as needed basis.

Total deposits were $1.4 billion and $923.7 million at December 31, 2007 and 2006, respectively. As a result of the Company’s loan demand exceeding the rate at which core deposits have been built, the Company has relied significantly on time deposits as a source of funds. Certificates of deposit are the only deposit accounts that have stated maturity dates. Such deposits are generally considered to be rate sensitive. At December 31, 2007, time deposits represented 62.6% of the Company’s total deposits, up from 59.2% of total deposits at December 31, 2006. Certificates of deposit of $100,000 or more represented 19.3% and 22.2%, respectively, of the Bank’s total deposits at December 31, 2007 and 2006. At December 31, 2007, the Company had $225.9 million in brokered time deposits, representing 16.0% of total deposits at that date, up from 10.3% of total deposits at December 31, 2006. The bank has primarily used brokered deposits to fund its loan production offices and private banking center. While the Company will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Company anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

Management anticipates that the Company will rely primarily upon customer deposits, loan repayments, current earnings, brokered deposits, and as necessary, additional borrowings, to provide liquidity, and will use funds thus generated to make loans and to purchase securities, primarily securities issued by the federal government and its agencies, corporate securities, and mortgage-backed securities.

At December 31, 2007 and 2006, the Company’s tangible equity to asset ratio was 6.07% and 8.04%, respectively. All capital ratios place the Bank in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures. The regulatory capital position of both the Company and the Bank was enhanced during December 2007 with the issuance of $23.2 million in perpetual non-cumulative preferred stock and $25.7 million of trust preferred securities in May 2007 that qualify, subject to certain limitations, as Tier 1 capital. The Company’s Tier 1 capital ratio at December 31, 2007 and 2006 was 10.43% and 12.11%, respectively.

CAPITAL RATIOS

The Bank is subject to minimum capital requirements. See “SUPERVISION AND REGULATION.” As the following table indicates, at December 31, 2007, the Bank exceeded regulatory capital requirements.

	At December 31, 2007
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Total risk-based capital ratio	11.19%	8.0%	10.0%
Tier 1 risk-based capital ratio	10.24%	4.0%	6.0%
Leverage ratio	9.46%	4.0%	5.0%

Management expects that the Bank will remain “well-capitalized” for regulatory purposes, although there can be no assurance that additional capital will not be required in the near future due to greater-than-expected growth, or otherwise.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit that may or may not require future cash outflows. The following table reflects contractual obligations of the Company outstanding as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	On Demand Or Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(In thousands)
Federal funds purchased	$28,000	$28,000	$—	$—	$—
FHLB advances	174,000	5,000	6,500	145,000	17,500
Reverse purchase agreements	20,000	—	—	10,000	10,000
Junior subordinated debentures	56,102	—	—	—	56,102
Line of credit with a bank	4,000	—	4,000	—	—
Lease obligations	19,010	1,574	2,737	2,349	12,350
Deposits	1,408,919	1,349,704	42,826	16,368	21

Total contractual cash obligations	$1,710,031	$1,384,277	$56,063	$173,717	$95,973

The following table reflects other commitments of the company outstanding as of December 31, 2007.

	Amount of Commitment Expiration Per Period
Other Commitments	Total Amounts Committed	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(In thousands)
Undisbursed home equity credit lines	$69,789	$69,789	$—	$—	$—
Other commitments and credit lines	269,640	269,640	—	—	—
Undisbursed portion of construction loans	122,475	122,475	—	—	—
Standby letters of credit	19,411	19,411	—	—	—
Commitments to originate mortgage Loans, fixed and variable rate	12,181	12,181	—	—	—

Total other commitments	$493,496	$493,496	$—	$—	$—

In the normal course of business, the Company may enter into purchase agreements for goods or services. In management’s opinion, the dollar amount of such agreements at December 31, 2007 is not material and has not been included in the above table.

ASSET/LIABILITY MANAGEMENT

The Company’s results of operations depend substantially on its net interest income. Like most financial institutions, the Bank’s interest income and cost of funds are affected by general economic conditions and by competition in the market place. The purpose of asset/liability management is to provide stable net interest income growth by protecting the Company’s earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Company maintains, and has complied with, a Board approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analysis: liquidity, equity, volatile liability dependence, portfolio maturities, maturing assets and maturing liabilities. The Company’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Company has generally invested such funds in securities, primarily U.S. Treasury securities, securities issued by governmental agencies, mortgage-backed securities and corporate obligations. The securities portfolio contributes to the Company’s profits and plays an important part in the overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

In reviewing the needs of the Company with regard to proper management of its asset/liability program, the Company’s management estimates its future needs, taking into consideration historical periods of high loan demand and low deposit balances, estimated loan and deposit increases (due to increased demand through marketing), and forecasted interest rate changes. A number of measures are used to monitor and manage interest rate risk, including income simulations and interest sensitivity (gap) analyses. An income simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets, cash flows and maturities of other investment securities, loan and deposit volumes and pricing. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Based on the results of the income simulation model as of November 30, 2007, the Company would expect an increase in net interest income of $1.6 million if interest rates increase from rates as of December 31, 2007 by 200 basis points and a decrease in net interest income of $6.0 million if interest rates decrease from rates as of December 31, 2007 by 200 basis points.

The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is another standard tool for the measurement of the exposure to interest rate risk. The Company believes that because interest rate gap analysis does not address all factors that can affect earnings performance, it should be used in conjunction with other methods of evaluating interest rate risk.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at December 31, 2007
	3 Months or Less	Over 3 Months to 12 Months	Total Within 12 Months	Over 12 Months	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$911,465	$93,632	$1,005,097	$517,304	$1,522,401
Interest-earning deposits	1,092	—	1,092	—	1,092
Investment securities available for sale	5,720	492	6,212	120,538	126,750
Trading securities	23,011	—	23,011	—	23,011
FHLB/FRB stock	15,660	—	15,660	—	15,660

Total interest-earning assets	$956,948	$94,124	$1,051,072	$637,842	$1,688,914

Percentage of total interest-earning assets	56.66%	5.57%	62.23%	37.77%	100.00%
Cumulative percentage to total interest- earning assets	56.66%	62.23%	62.23%	100.00%	100.00%
Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$402,523	$—	$402,523	$—	$402,523
Time	274,389	548,907	823,296	59,215	882,511
Borrowings	88,102	5,000	93,102	189,000	282,102

Total interest-bearing liabilities	$765,014	$553,907	$1,318,921	$248,215	$1,567,136

Percentage of total interest-bearing liabilities	48.82%	35.34%	84.16%	15.84%	100.00%
Cumulative percentage of total interest- bearing liabilities	48.82%	84.16%	84.16%	100.00%	100.00%
Interest sensitivity gap	$191,934	$(459,783)	$(267,849)	$389,627	$121,778
Cumulative interest sensitivity gap	$191,934	$(267,849)	$(267,849)	$121,778	$121,778
Cumulative interest sensitivity gap as a percentage of total interest-earning assets	11.36%	(15.86)%	(15.86)%	7.21%	7.21%
Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	125.09%	79.69%	79.69%	107.77%	107.77%

The table illustrates that if assets and liabilities reprice in the time intervals indicated in the table, the Company is asset sensitive in the very short-term (three months or less), becomes liability sensitive between three and twelve months, and then becomes asset sensitive again over twelve months. As stated above, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. For instance, while the table is based on the assumption that interest-bearing demand accounts, money market accounts and savings accounts are immediately sensitive to movements in rates, the Company expects that in a changing rate environment the amount of the adjustment in interest rates for such accounts would be less than the adjustment in categories of assets which are considered to be immediately sensitive. Additionally, certain assets have features which restrict changes in the interest rates of such assets both on a short-term basis and over the lives of such assets. Further, in the event of a change in market interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an increase in market interest rates. Due to these shortcomings, the Company places primary emphasis on its income simulation model when managing its exposure to changes in interest rates.

CRITICAL ACCOUNTING POLICIES

The preparation of the Company’s audited consolidated financial statements and the information included in management’s discussion and analysis is governed by policies that are based on accounting principles generally accepted in the United States of America and general practices within the banking industry. Among the more significant policies are those that govern accounting for loans and allowance for loan losses, stock based compensation, derivatives and goodwill. These policies are discussed in Note B of the “Notes To Consolidated Financial Statements” included in this Annual Report.

A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires a difficult, subjective or complex judgment by management. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Estimates and judgments are integral to our accounting for certain items, and those estimates and judgments affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. The Company periodically evaluates its estimates, including those related to the allowance for loan losses, goodwill, intangible assets, and stock based compensation. While we base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. Further information regarding the accounting policies that we consider to be critical is provided below.

Allowance for loan losses. The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. The allowance for loan losses reflects the estimated losses that will result from the inability of our customers to make required payments. The allowance for loan losses results from management’s evaluation of the risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in our opinion, deserve current recognition in estimating possible credit losses. Our evaluation process is based on historical evidence and current trends among delinquencies, defaults and nonperforming assets. Our estimate of the allowance for loan losses does not include the impact of events that might occur in the future.

Management considers the established allowance adequate to absorb losses that relate to loans outstanding at December 31, 2007, although future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examination. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, our estimates would be updated, and additional provisions may be required. For further information on the allowance for loan losses, see “Financial Condition” in Management’s Discussion and Analysis and Note D of the “Notes to Consolidated Financial Statements” included in this Annual Report.

Goodwill and Other Intangible Assets. Intangible assets include goodwill and other identifiable assets, such as core deposit premiums, resulting from acquisitions. Core deposit premiums are amortized primarily on a straight-line basis over a ten-year life based upon historical studies of core deposits. Intangible assets related to insurance agency acquisitions are amortized over the expected life of the book of business acquired. Goodwill is not amortized but is tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in the value of the reporting unit. Examples of such events or circumstances include adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment or loss of key personnel.

The Company tests for impairment in accordance with SFAS No. 142. Potential impairment of goodwill exists when the carrying amount of a reporting unit exceeds its fair value. The fair value of a reporting unit is computed using one or a combination of the following three methods: income, market value or cost method. The income method uses a discounted cash flow analysis to determine fair value by considering a reporting unit’s capital structure and applying a risk-adjusted discount rate to forecast earnings based on a capital asset pricing model. The market value method uses recent transaction analysis or publicly traded comparable analysis for similar assets and liabilities to determine fair value. The cost method assumes the net assets of a recent business combination accounted for under the purchase method of accounting will be recorded at fair value if no event or circumstance has occurred triggering a decline in the value. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment test will be performed. In the second step, the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The loss recognized is limited to the carrying amount of goodwill. Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses.

Stock Compensation Plans. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash inflows flows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

OFF-BALANCE SHEET ARRANGEMENTS

Information about the Company’s off-balance sheet risk exposure is presented in Note K to the accompanying consolidated financial statements. As part of its ongoing business, the Company does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2007, except as otherwise disclosed in Note G to the accompanying consolidated financial statements, the Company is not involved in any unconsolidated SPE transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note B to the consolidated financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

LENDING ACTIVITIES

General. The Company provides to its customers a full range of short- to medium-term commercial and industrial, real estate, agricultural, Small Business Administration guaranteed, Farmers Home Administration guaranteed, mortgage, construction and consumer loans, both secured and unsecured.

The Company’s loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the types of loans that the Company seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower’s total outstanding indebtedness to the Company, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of the Company. The Company supplements its own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners and outside professionals experienced in loan review work. The Company has focused its portfolio lending activities on typically higher yielding commercial, construction and consumer loans rather than lower yielding 1-4 family mortgages which the Company typically sells in the secondary market. The following table sets forth at the dates indicated the Company’s loan portfolio composition by type of loan:

	At December 31,
	2007		2006
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Commercial & industrial	$263,283	17.3%	$137,658	13.8%
Real estate—construction	604,335	39.7%	381,788	38.4%
Real estate—commercial mortgage	321,806	21.1%	229,752	23.1%
Real estate—1-4 family mortgage	193,549	12.7%	128,920	13.0%
Consumer	22,133	1.4%	15,347	1.5%
Mortgage loans held for sale	5,624.4%		15,576	1.6%
Home equity lines of credit	113,191	7.4%	85,882	8.6%

Subtotal	1,523,921	100.0%	994,923	100.0%

Less: Allowance for loan losses	(15,339)		(9,405)
Unamortized net deferred (fees) costs	(1,520)		(331)

Net loans	$1,507,062		$985,187

	At December 31,
	2005		2004
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Commercial & industrial	$75,935	11.4%	$69,075	18.0%
Real estate—construction	256,720	38.4%	131,431	34.4%
Real estate—commercial mortgage	155,396	23.3%	90,197	23.6%
Real estate—1-4 family mortgage	97,215	14.6%	51,768	13.5%
Consumer	12,962	1.9%	10,641	2.8%
Home equity lines of credit	69,246	10.4%	29,350	7.7%

Subtotal	667,474	100.0%	382,462	100.0%

Less: Allowance for loan losses	(6,283)		(4,163)
Unamortized net deferred (fees) costs	(822)		(506)

Net loans	$660,369		$377,793

	At December 31, 2003
	Amount	Percent of Total
	(Dollars in thousands)
Commercial	$52,554	22.7%
Real estate—construction	55,970	24.2%
Real estate—commercial mortgage	68,094	29.3%
Real estate—1-4 family mortgage	32,191	13.9%
Consumer	10,458	4.5%
Home equity lines of credit	12,615	5.4%

Subtotal	231,882	100.0%

Less: Allowance for loan losses	(2,759)
Unamortized net deferred (fees) costs	(142)

Net loans	$228,981

The following table presents, at December 31, 2007, (i) the aggregate maturities or repricings of loans in the named categories of the Company’s loan portfolio and (ii) the aggregate amounts of such loans maturing or repricing after one year by fixed and variable rates:

	Within 1 Year	1-5 Years	After 5 Years	Total
	(Dollars in thousands)
Real estate—construction	$498,226	$79,947	$26,163	$604,336
Commercial and industrial	173,267	77,902	12,116	263,285

Total	$671,493	$157,849	$38,279	$867,621

Fixed rate loans				$187,794
Variable rate loans				8,334

				$196,128

Commercial & Industrial Loans. Commercial business lending is a primary focus of the Company’s lending activities. At December 31, 2007, the Company’s commercial and industrial loan portfolio equaled $263.3 million or 17.3% of total loans, as compared with $137.7 million or 13.8% of total loans at December 31, 2006. Commercial and industrial loans include both secured and unsecured loans for working capital, expansion, and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and/or equipment. The Company also makes term commercial loans secured by equipment and real estate. Lending decisions are based on an evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, the Company requires personal guarantees and secondary sources of repayment.

Commercial loans generally provide greater yields and reprice more frequently than other types of loans, such as real estate loans. More frequent repricing means that yields on our commercial loans adjust with changes in interest rates.

Real Estate Loans. Real estate loans are made for purchasing, constructing and refinancing one to four family, five or more family and commercial properties. The Company offers fixed and adjustable rate options. The Company provides customers access to long-term conventional real estate loans through its mortgage subsidiary which makes Federal National Mortgage Association (“FNMA”)—conforming loans for the account of third parties.

At December 31, 2007, the Company’s residential one to four family loans amounted to $193.5 million or 12.7% of total loans as compared with $128.9 million or 13.0% of total loans at December 31, 2006. The Company’s residential mortgage loans are secured by properties located within the Company’s market area. Some of the one to four family residential mortgage loans that the Company makes are originated for the account of third parties, either through the Bank or Gateway Bank Mortgage, Inc. Such loans are booked as loans held for resale until the loan is sold. At December 31, 2007 such loans aggregated $5.6 million as compared with $15.6 million at December 31, 2006. The Company receives fees for each such loan originated and/or sold, with such fees included in income from mortgage operations which aggregated $3.0 million for the year ended December 31, 2007 and $1.6 million for the year ended December 31, 2006. The Company anticipates that it will continue to be an active originator of residential loans.

The Company has made, and anticipates continuing to make, commercial real estate loans. Commercial real estate loans equaled $321.8 or 21.1% of total loans at December 31, 2007 and $229.8 million or 23.1% of total loans at December 31, 2006. This lending has involved loans secured principally by commercial buildings for office, storage and warehouse space, and by agricultural properties. Generally in underwriting commercial real estate loans, the Company requires the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than one to four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.

The Company originates one to four family residential construction loans for the construction of custom homes (where the home buyer is the borrower) and provides financing to builders and consumers for the construction of pre-sold homes and development of properties. The Company also makes commercial real estate construction loans, generally for owner-occupied properties. Real estate construction, acquisition and development loans amounted to $604.3 million or 39.7% of total loans at December 31, 2007 and $381.8 million or 38.4% of total loans at December 31, 2006. The Company generally receives a pre-arranged permanent financing commitment from an outside entity prior to financing the construction of pre-sold homes. The Company lends to builders and developers who have demonstrated a favorable record of performance and profitable operations and who are building in markets that management believes it understands and in which it is comfortable with the economic conditions. The Company further endeavors to limit its construction lending risk through adherence to established underwriting procedures. Also, the Company generally requires documentation of all draw requests and utilizes loan officers to inspect the project prior to paying any draw requests from the builder. With few exceptions, the Company requires personal guarantees and secondary sources of repayment on construction loans.

Consumer Loans and Home Equity Lines of Credits. Loans to individuals include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans and miscellaneous secured and unsecured personal loans. Consumer loans generally can carry significantly greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are sensitive to job loss, illness and other personal factors. The Company attempts to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss.

Loan Approvals. The Company’s loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the type of loans that the Company seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower’s total outstanding indebtedness to the Company, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of the Company. The Company supplements its own supervision of the loan underwriting and approval process with periodic loan audits by independent, outside professionals experienced in loan review work.

Commitments and Contingent Liabilities

In the ordinary course of business, the Company enters into various types of transactions that include commitments to extend credit that are not included in loans receivable, net, presented on the Company’s consolidated balance sheets. The Company applies the same credit standards to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. The Company’s exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. See “NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.”

Asset Quality

The Company considers asset quality to be of primary importance, and employs a formal internal loan review process to ensure adherence to the Lending Policy as approved by the Board of Directors. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. Credit Administration, through the loan review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, it is Credit Administration’s responsibility to change the borrower’s risk grade accordingly. The function of determining the allowance for loan losses is fundamentally driven by the risk grade system. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in the Company’s market area and other factors. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

The Company’s policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized and probable losses are considered in the determination of the allowance for loan losses.

Nonperforming Assets

The table sets forth, for the period indicated, information with respect to the Company’s nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

	At December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Nonaccrual loans	$3,407	$3,269	$204	$490	$1,210
Restructured loans	—	—	—	—	—

Total nonperforming loans	3,407	3,269	204	490	1,210
Real estate owned	482	—	—	—	—

Total nonperforming assets	$3,889	$3,269	$204	$490	$1,210

Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Allowance for loan losses	15,339	9,405	6,283	4,163	2,759
Nonperforming loans to period end loans	.22%	0.33%	0.03%	0.13%	0.52%
Allowance for loan losses to period end loans	1.01%	0.95%	0.94%	1.09%	1.19%
Allowance for loan losses to nonperforming loans	450.22%	287.70%	3,079.90%	849.59%	228.02%
Nonperforming assets to total assets	.21%	0.27%	0.02%	0.09%	0.38%

Our consolidated financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless we place a loan on nonaccrual basis. We account for loans on a nonaccrual basis when we have serious doubts about the collectability of principal or interest. Generally, our policy is to place a loan on nonaccrual status when the loan becomes past due 90 days. We also place loans on nonaccrual status in cases where we are uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. We accrue interest on restructured loans at the restructured rates when we anticipate that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which we have serious doubts as to the borrower’s ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of our allowance for loan losses. At December 31, 2007, we had $11.8 million of potential problem loans. Real estate owned consists of foreclosed, repossessed and idled properties. At December 31, 2007 the Company had $482,000 of real estate owned.

Analysis of Allowance for Loan Losses

Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off, and we reduce our allowance by loans charged off. We evaluate the adequacy of the allowance at least quarterly. In addition, on a monthly basis our board of directors reviews our loan portfolio, conducts an evaluation of our credit quality and reviews our computation of the loan loss provision, recommending changes as may be required. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our limited history of operations. Because we have a limited history of our own, we also consider the loss experience and allowance levels of other similar banks and the historical experience encountered by our management and senior lending officers prior to joining us. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to make adjustments to the allowance based upon judgments different from those of our management.

We use our risk grading program, as described under “Asset Quality,” to facilitate our evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed by Credit Administration, and tested as part of the periodic loan audit by independent, outside professionals experienced in loan review work. The testing program includes an evaluation of a sample of new loans, large loans, loans that are identified as having potential credit weaknesses, loans past due 90 days or more, and nonaccrual loans. We strive to maintain our loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of our market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. We have no foreign loans and we do not engage in significant lease financing or highly leveraged transactions.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss. Reserves are allocated based on management’s judgment and historical experience.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. Loans classified as “loss” are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss, the estimated loss is calculated and charged off against the allowance for loan losses. In addition to the above classification categories, we also categorize loans based upon risk grade and loan type, estimating an allowance allocation based upon each homogenous loan pool.

Growth in loans outstanding has, throughout our history, been the primary reason for increases in our allowance for loan losses and the resultant provisions for loan losses necessary to provide for those increases. This growth has been spread among our major loan categories. Since December 31, 2005 our loan portfolio has more than doubled, growing $855.7 million. Therefore, over half of our loan portfolio is unseasoned and less than two years old. We have maintained excellent asset quality through-out our history. For all fiscal years through 2007, our net loan charge-offs in each year were no more than 0.15% of average loans outstanding, and were 0.09% for the year ended December 31, 2007. However, because a substantial portion of our portfolio is unseasoned, even with the sustained trend of low loss experience, based upon all the qualitative factors as discussed above and our assessment of probable loss, we have set our allowance for loan losses at December 31, 2007 at $15.3 million, representing 1.01% of total loans outstanding, which is consistent with .95% at December 31, 2006.

The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. We make specific allowances that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed below. A portion of allowance assigned to each pool of loans contains estimated components based on historical data, economic trends, peer group analysis, past due analysis, interest rate trends, unemployment trends, inflation rates and the unseasoned segment of the loan portfolio. A portion of the allowance is intended to reserve for the inherent risk in the portfolio and the intrinsic inaccuracies associated with the estimation of the allowance for loan losses and its allocation to specific loan categories. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established the allowance for loan losses in conformity with generally accepted accounting principles (SFAS 5 and SFAS 114) in conjunction with guidance issued by the Securities Exchange Commission (i.e. SAB 102), there can be no assurance that regulators, in reviewing our portfolio, will not require an increase or decrease in our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

The following table shows the allocation of the allowance for loan losses at the dates indicated. The allocation is based on an evaluation of defined loan problems, historical ratios of loan losses and other factors that may affect future loan losses in the categories of loans shown.

	At December 31,
	2007		2006
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
	(Dollars in thousands)
Balance applicable to:
Commercial & industrial	$3,105	17.28%	$1,852	11.37%
Real estate—construction	5,886	39.66%	3,377	38.46%
Real estate—commercial mortgage	3,102	21.12%	2,083	23.28%
Real estate—1-4 family mortgage	1,550	13.06%	1,087	14.56%
Consumer	301	1.45%	192	1.95%
Home equity lines of credit	1,395	7.43%	814	10.38%

Total	$15,339	100.0%	$9,405	100.0%

	At December 31,
	2005		2004
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
	(Dollars in thousands)
Balance applicable to:
Commercial & industrial	$833	11.4%	$667	18.0%
Real estate—construction	2,464	38.4%	1,577	34.4%
Real estate—mortgage	2,277	37.9%	1,477	37.1%
Consumer	169	1.9%	128	2.8%
Home equity lines of credit	540	10.4%	294	7.7%
Unallocated	—	—	20	—

Total	$6,283	100.0%	$4,163	100.0%

	At December 31, 2003
	Amount	% of Total Loans (1)
	(Dollars in thousands)
Balance applicable to:
Commercial	$683	22.7%
Real estate—construction	672	24.2%
Real estate—mortgage	1,102	43.2%
Consumer	125	4.5%
Home equity lines of credit	139	5.4%
Unallocated	38	—

Total	$2,759	100.0%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

The following table sets forth for the periods indicated information regarding changes in the Company’s allowance for loan losses:

	At or for the Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Balance at beginning of period	$9,405	$6,283	$4,163	$2,759	$1,721

Charge-offs:
Commercial	(435)	(42)	—	—	(195)
Real estate	(404)	—	—	—	—
Consumer	(316)	(263)	(87)	(174)	(20)
Home equity lines of credit	—	—	—	—	—

Total charge-offs	(1,155)	(305)	(87)	(174)	(215)

Recoveries:
Commercial	36	3	—	125	1
Real estate	—	—	—	—	—
Consumer	31	24	7	28	—
Home equity lines of credit	—	—	—	—	—

Total recoveries	67	27	7	153	1

Net charge-offs	(1,088)	(278)	(80)	(21)	(214)
Allowance acquired from The Bank Of Richmond acquisition	2,122	—	—	—	—
Allowance for loan losses on Loans purchased	—	—	—	—	52
Provision for loan losses charged to operations	4,900	3,400	2,200	1,425	1,200

Balance at end of period	$15,339	$9,405	$6,283	$4,163	$2,759

Ratio of net loan charge-offs to average loans outstanding	0.09%	0.04%	0.02%	0.01%	0.11%

INVESTMENT ACTIVITIES

The Company’s portfolio of investment securities consist of trading securities, which are all US government and agency securities, and available for sale securities which consist primarily of U.S. Treasury and government agency securities, mortgage-backed securities, preferred stock in U.S. government agencies, corporate and municipal bonds, and common stock in several community banks.

Trading securities of $23 million at December 31, 2007 are carried at fair value, with unrealized gains and losses reported as a component of non-interest income. Trading securities are held principally for resale in the near term and provide short-term liquidity as part of the Company’s asset/liability management strategy.

Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that management intends also to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks. The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of securities available for sale:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
	(Dollars in thousands)
December 31, 2007
U.S. government agencies	$4,395	$68	$—	$4,463
Corporate debt/equity securities	38,568	40	2,302	36,306
Mortgage-backed securities	72,889	650	3	73,536
Municipal securities	12,564	31	150	12,445

	$128,416	$789	$2,455	$126,750

December 31, 2006
U.S. government agencies	$36,900	$—	$922	$35,978
Corporate debt/equity securities	8,415	403	10	8,808
Mortgage-backed securities	42,748	9	616	42,141
Municipal securities	6,612	14	78	6,548

	$94,675	$426	$1,626	$93,475

December 31, 2005
U.S. government agencies	$42,555	$—	$1,327	$41,228
Corporate debt/equity securities	6,619	1,373	117	7,875
Mortgage-backed securities	67,935	13	581	67,367
Municipal securities	7,372	18	87	7,303

	$124,481	$1,404	$2,112	$123,773

The following table summarizes the amortized costs, fair values and weighted average yields, based on amortized cost, of securities available-for-sale at December 31, 2007, by contractual maturity groups:

	Amortized Cost	Fair Value	Weighted Average Yield
Corporate debt/equity securities:
Due within one year	$7,864	$5,620	6.53%
Due after one but within five years	2,560	2,541	6.42%
Due after five but within ten years	3,016	3,017	5.45%
Due after ten years	25,128	25,128	8.28%

	38,568	36,306	7.58%

U.S. agency and mortgage-backed securities:
Due after one but within five years	997	1,006	5.26%
Due after five but within ten years	4,197	4,267	5.19%
Due after ten years	72,090	72,726	5.41%

	77,284	77,999	5.39%

Municipal securities:
Due within one year	595	593	2.54%
Due after one but within five years	1,204	1,196	3.90%
Due after five but within ten years	1,875	1,880	4.43%
Due after ten years	8,890	8,776	4.32%

	12,564	12,445	4.21%

Total securities available for sale:
Due within one year	8,459	6,213	6.24%
Due after one but within five years	4,761	4,743	5.56%
Due after five but within ten years	9,088	9,164	5.00%
Due after ten years	106,108	106,630	6.08%

	$128,416	$126,750	5.89%

At December 31, 2007 there were no securities of any issuer (other than governmental agencies) that exceeded 10% of the Company’s stockholders’ equity.

SOURCES OF FUNDS

Deposit Activities

The Company provides a range of deposit services, including non-interest-bearing checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and management’s desire to increase or decrease certain types or maturities of deposits. The Company has used brokered deposits as a funding source. However, it strives to establish customer relations to attract core deposits in non-interest-bearing transactional accounts and thus to reduce its costs of funds.

The following table sets forth for the periods indicated the average balances outstanding and average interest rates for each major category of deposits.

	At December 31,
	2007		2006		2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest-bearing NOW, money market and savings accounts	$330,980	3.47%	$245,038	3.23%	$178,577	2.00%
Time deposits	751,226	5.07%	450,786	4.56%	267,494	3.41%

Total interest-bearing deposits	1,082,206	4.58%	695,824	4.09%	446,071	2.85%
Demand and other non-interest-bearing deposits	116,190		93,346		79,901

Total average deposits	$1,198,396	4.14%	$789,170	3.61%	$525,972	2.41%

The following table sets forth at the dates indicated the amounts and maturities of certificates of deposit with balances of $100,000 or more at December 31, 2007:

At December 31, 2007
(Dollars in thousands)
Remaining maturity:
Less than three months	$80,263
Over three months through six months	122,529
Over six months through one year	49,443
Over one year through three years	15,024
Over three years through five years	4,015

Total	$271,274

Borrowings

As additional sources of funding, the Company uses advances from the Federal Home Loan Bank of Atlanta under a line of credit with a maximum borrowing availability not to exceed $432.1 million at December 31, 2007. Outstanding advances at December 31, 2007 were as follows:

Maturity	Interest Rate	2007	2006
		(Dollars in thousands)
May 4, 2012	4.25%	$15,000	$—
March 17, 2010	5.71%	1,500	1,500
November 10, 2010	5.43%	5,000	5,000
July 31, 2017	2.96%	7,500	—
August 7, 2017	2.88%	10,000	—
April 21, 2008	4.22%	5,000	5,000
April 25, 2012	4.85%	—	10,000
May 8, 2012	4.23%	10,000	—
September 17, 2012	3.78%	10,000	—
July 23, 2012	4.85%	—	10,000
September 19, 2012	3.80%	25,000	—
October 4, 2011	4.35%	—	20,000

Maturity	Interest Rate	2007	2006
		(Dollars in thousands)
October 24, 2011	4.35%	—	5,000
August 8, 2011	4.56%	—	35,000
November 23, 2007	5.50%	—	14,500
September 1, 2011	4.49%	—	10,000
September 27, 2012	3.72%	20,000	—
October 22, 2012	3.65%	25,000	—
July 25, 2012	4.53%	15,000	—
July 31, 2012	4.17%	7,500	—
August 28, 2012	3.99%	10,000	—
December 12, 2012	2.95%	7,500	—

		$174,000	$116,000

Pursuant to collateral agreements with the Federal Home Loan Bank, at December 31, 2007 advances are secured by investment securities available for sale with a fair value of $44.6 million and by loans with a carrying amount of $274.4 million, which approximates market value. The Company has a maximum borrowing availability from FHLB equal to $432.1 million at December 31, 2007.

The Company may purchase federal funds through six unsecured federal funds lines of credit aggregating $106.5 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (4.25% at December 31, 2007). The Company had $28.0 million and $0 outstanding on these lines of credit as of December 31, 2007 and 2006, respectively. The maximum amounts outstanding under these lines of credit at any month-end during 2007 and 2006 were $28.0 million and $35.0 million, respectively. The average amounts outstanding under these lines of credit were $12.8 million for 2007 and $11.0 million for 2006.

The Company entered into two reverse repurchase agreements in 2006 pursuant to a master repurchase agreement.

Each repurchase agreement is for $10.0 million, and is collateralized with mortgage backed securities with a similar fair market value. The first repurchase agreement, dated August 1, 2006 has a five year term. The interest rate on this agreement was 4.49% from August 1, 2006 through November 1, 2006. The interest rate was fixed at 4.99% on November 1, 2006 until it is repurchased by the counterparty on August 1, 2011. The agreement is callable by the counterparty on a quarterly basis. The second repurchase agreement, dated August 1, 2006 has a seven year term with a repurchase date of August 1, 2013. The interest rate of this agreement was 4.55% from August 1, 2006 through February 1, 2007, at which time it adjusted to a variable rate of 9.85% minus three month LIBOR (4.91% at December 31, 2007), not to exceed 5.85%, for the duration of the contract. The applicable interest rate in affect at December 31, 2007 was 4.94%. The agreement is callable by the counterparty on a quarterly basis.

In August of 2003, $8.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust I (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.10%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after September 17, 2008, in whole or in part. Redemption is mandatory at September 17, 2033. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

In June of 2004, $7.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust II (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 2.65%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after June 17, 2009, in whole or in part. Redemption is mandatory at June 17, 2034. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

In May of 2006, $15.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust III (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 1.50%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after May 30, 2011, in whole or in part. Redemption is mandatory at May 30, 2036. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

In May of 2007, $25.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust IV (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 1.55%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after May 31, 2012, in whole or in part. Redemption is mandatory at May 31, 2037. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued a final rule stating that trust preferred securities will continue to be included in Tier 1 capital, subject to stricter quantitative and qualitative standards. For Bank Holding Companies, after a transition period, under the new rule which is effective as of March 31, 2009, trust preferred securities will continue to be included in Tier 1 capital up to 25% of core capital elements (including trust preferred securities) net of goodwill less any associated deferred tax liability.

As of December 31, 2007 the Company has $408,000 of the trust preferred securities that did not qualify for Tier 1 capital and was included in Tier 2 capital.

In March 2007, the Company entered into a three year, $20,000,000 revolving line of credit agreement with a bank. Interest on the outstanding principal is based on 90 day LIBOR plus 1.25%, giving an interest rate of 6.57% at December 31, 2007. At December 31, 2007 the Company had $4,000,000 outstanding on the line of credit. The agreement requires that the Company must maintain certain financial ratios and remain well capitalized per regulatory guidelines. The Company was in compliance with all financial covenants as of December 31, 2007.

Interim Financial Information (Unaudited)

Consolidated quarterly results of operations were as follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2007
Interest income	$21,580	$26,047	$30,759	$31,173
Interest expense	11,541	14,338	17,200	17,395

Net interest income	10,039	11,709	13,559	13,778
Provision for loan losses	1,200	1,350	750	1,600
Noninterest income	4,649	3,117	6,118	3,881
Noninterest expense	9,526	10,417	12,353	12,645

Income before income tax expense	3,962	3,059	6,574	3,414
Income tax expense	1,448	1,040	2,358	1,144

Net income	$2,514	$2,019	$4,216	$2,270

Basic earnings per share	$0.23	$0.17	$0.33	$0.17
Diluted earnings per share	0.22	0.17	0.32	0.17

2006
Interest income	$15,204	$18,031	$19,220	$20,642
Interest expense	6,982	8,719	9,727	10,671

Net interest income	8,222	9,312	9,493	9,971
Provision for loan losses	1,200	800	600	800
Noninterest income	1,013	1,296	4,416	2,545
Noninterest expense	7,840	8,559	9,018	9,557

Income before income tax expense	195	1,249	4,291	2,159
Income tax expense (benefit)	(29)	385	1,513	756

Net income	$224	$864	$2,778	$1,403

Basic earnings per share	$0.02	$0.08	$0.26	$0.13
Diluted earnings per share	0.02	0.08	0.25	0.13

ITEM 8—FINANCIAL STATEMENTS

GATEWAY FINANCIAL HOLDINGS, INC. & SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors

Gateway Financial Holdings, Inc.

Virginia Beach, Virginia

We have audited the accompanying consolidated balance sheets of Gateway Financial Holdings, Inc. and subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Financial Holdings, Inc. and subsidiary at December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B and Note L to the consolidated financial statements, effective January 1, 2007 the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “Fair Value Option for Financial Assets and Financial Liabilities,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and effective January 1, 2006 adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Gateway Financial Holdings, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 10, 2008, expressed an unqualified opinion.

Greenville, North Carolina

March 10, 2008

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
	(In thousands, except share data)
ASSETS
Cash and due from banks	$19,569	$22,077
Interest-earning deposits in other banks	1,092	4,717
Trading securities (Note C)	23,011	—
Investment securities available for sale, at fair value (Note C)	126,750	93,475

Loans (Note D)	1,522,401	994,592
Allowance for loan losses (Note D)	(15,339)	(9,405)

NET LOANS	1,507,062	985,187

Accrued interest receivable	12,330	8,742
Stock in Federal Reserve Bank, at cost	5,348	3,609
Stock in Federal Home Loan Bank of Atlanta, at cost	10,312	6,970
Premises and equipment, net (Note E)	73,614	38,456
Intangible assets, net (Note R)	5,069	4,163
Goodwill (Notes O and R)	46,006	8,452
Bank-owned life insurance	26,105	25,051
Other assets	11,917	6,578

TOTAL ASSETS	$1,868,185	$1,207,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$123,885	$108,007
Savings	16,685	7,249
Money market and NOW	385,838	261,409
Time (Note F)	882,511	547,060

TOTAL DEPOSITS	1,408,919	923,725

Short term borrowings (Note G)	33,000	14,500
Long term borrowings (Note G)—$14,865 at fair value at December 31, 2007	249,102	152,429
Accrued expenses and other liabilities	12,757	7,183

TOTAL LIABILITIES	1,703,778	1,097,837

Commitments (Notes D and K)

Stockholders’ Equity (Notes J and N)
Non-cumulative, perpetual preferred stock, $1,000 liquidation value per share, 1,000,000 shares authorized, 23,266 issued and outstanding at December 31, 2007 and none issued at December 31, 2006	23,182	—
Common stock, no par value, 30,000,000 shares authorized, 12,558,625 and 10,978,014 shares issued and outstanding at December 31, 2007 and 2006, respectively	127,258	101,669
Retained earnings	14,991	8,708
Accumulated other comprehensive loss	(1,024)	(737)

TOTAL STOCKHOLDERS’ EQUITY	164,407	109,640

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,868,185	$1,207,477

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(Amounts in thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$102,041	$67,517	$36,358
Trading account securities	1,902	—	—
Investment securities available for sale
Taxable	4,007	4,632	2,731
Tax-exempt	423	238	204
Interest-earning bank deposits	341	140	138
Other interest and dividends	845	570	248

TOTAL INTEREST INCOME	109,559	73,097	39,679

INTEREST EXPENSE
Money market, NOW and savings deposits	11,491	7,918	3,579
Time deposits (Note F)	38,103	20,571	9,115
Short-term borrowings	1,367	2,429	1,140
Long-term borrowings	9,513	5,181	2,542

TOTAL INTEREST EXPENSE	60,474	36,099	16,376

NET INTEREST INCOME	49,085	36,998	23,303

PROVISION FOR LOAN LOSSES (Note D)	4,900	3,400	2,200

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	44,185	33,598	21,103

NON-INTEREST INCOME
Service charges on deposit accounts	3,938	3,294	2,308
Mortgage operations	3,029	1,584	836
Insurance operations	5,245	2,883	2,388
Brokerage operations	794	744	656
Gain on sale of securities	163	842	282
Gain (Loss) on disposition of premises & equipment	—	(292)	6
Gain (loss) and net cash settlement on economic hedge (Note S)	584	(1,918)	—
Gain from trading securities	355	—	—
Income from bank-owned life insurance	1,054	864	679
Other service charges and fees	1,408	1,019	623
Other	1,195	250	289

TOTAL NON-INTEREST INCOME	17,765	9,270	8,067

NON-INTEREST EXPENSE
Personnel costs	24,978	17,287	11,583
Occupancy and equipment	8,254	6,865	4,592
Data processing fees	1,990	1,652	941
Other (Note I)	9,719	9,170	6,150

TOTAL NON-INTEREST EXPENSE	44,941	34,974	23,266

INCOME BEFORE INCOME TAXES	17,009	7,894	5,904

INCOME TAXES (Note H)	5,990	2,625	1,965

NET INCOME	$11,019	$5,269	$3,939

NET INCOME PER COMMON SHARE
Basic	$0.91	$0.49	$0.48

Diluted	$0.89	$0.47	$0.46

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(Amounts in thousands)
Net income	$11,019	$5,269	$3,939

Other comprehensive loss:
Securities available for sale:
Unrealized holding gains (losses) on available-for-sale securities	(1,863)	351	(67)
Tax effect	761	(127)	26
Reclassification of gains recognized in net income	(163)	(842)	(282)
Tax effect	61	316	109

Total other comprehensive loss	(1,204)	(302)	(214)

Comprehensive income	$9,815	$4,967	$3,725

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2007, 2006 and 2005

	Preferred Stock		Common Stock		Retained Earnings	Deferred Compensation —Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
	(Amounts in thousands, except share data)
Balance at December 31, 2004	—	$—	6,659,073	$62,726	$1,813	$—	$(221)	$64,318
Net income	—	—	—	—	3,939	—	—	3,939
Other comprehensive loss	—	—	—	—	—	—	(214)	(214)
Restricted stock awards	—	—	10,230	133	—	(133)	—	—
Unearned compensation	—	—	—	—	—	90	—	90
Issuance of shares pursuant to dividend reinvestment plan	—	—	9,025	147	—	—	—	147
Shares issued from options exercise	—	—	142,159	1,225	—	—	—	1,225
Issuance of common stock	—	—	2,000,000	29,855	—	—	—	29,855
Shares issued in 11-for-10 stock split effected as a 10% stock dividend	—	—	671,740	—	—	—	—	—
Tax benefits from the exercise of options	—	—	—	12	—	—	—	12
Sale of common stock	—	—	1,213	11	—	—	—	11
Cash dividends ($0.09 per share)	—	—	—	—	(631)	—	—	(631)
Cash paid for fractional shares	—	—	—	—	(8)	—	—	(8)

Balance at December 31, 2005	—	—	9,493,440	94,109	5,113	(43)	(435)	98,744
Net income	—	—	—	—	5,269	—	—	5,269
Other comprehensive loss	—	—	—	—	—	—	(302)	(302)
Issuance of restricted stock awards	—	—	12,500	—	—	—	—	—
Stock based compensation related to restricted stock	—	—	—	171	—	—	—	171
Stock based compensation related to stock options	—	—	—	51	—	—	—	51
Adjustment to deferred compensation for the adoption of SFAS No. 123(R)	—	—	—	(43)	—	43	—	—
Issuance of shares pursuant to dividend reinvestment plan	—	—	32,573	515	—	—	—	515
Shares issued for subsidiary acquisitions	—	—	143,966	2,088	—	—	—	2,088
Shares issued from options exercise	—	—	13,763	102	—	—	—	102
Shares issued upon exercise of overallotment option	—	—	300,000	4,383	—	—	—	4,383
Shares issued in 11 for 10 stock split effected as a 10% stock dividend	—	—	981,772	—	—	—	—	—
Tax benefits from the exercise of options	—	—	—	293	—	—	—	293
Cash dividends ($0.16 per share)	—	—	—	—	(1,674)	—	—	(1,674)

Balance at December 31, 2006	—	—	10,978,014	101,669	8,708	—	(737)	109,640
Net income	—	—	—	—	11,019	—	—	11,019
Cumulative effect adjustment resulting from the adoption of SFAS No. 159, net of tax	—	—	—	—	(1,197)	—	917	(280)
Other comprehensive loss	—	—	—	—	—	—	(1,204)	(1,204)
Issuance of restricted stock awards	—	—	61,500	—	—	—	—	—
Issuance of non-cumulative, perpetual preferred stock	23,266	23,182	—	—	—	—	—	23,182
Stock based compensation related to restricted stock	—	—	—	278	—	—	—	278
Stock based compensation related to stock options	—	—	—	102	—	—	—	102
Issuance of shares pursuant to dividend reinvestment plan	—	—	30,122	433	—	—	—	433
Acquisition of The Bank of Richmond:
Common stock issued	—	—	1,845,631	26,168				26,168
Fair value of stock options assumed	—	—	—	3,624				3,624
Shares issued for subsidiary acquisitions	—	—	29,502	425	—	—	—	425
Shares issued from options exercise	—	—	14,493	116	—	—	—	116
Tax benefits from the exercise of options	—	—	—	43	—	—	—	43
Shares repurchased	—	—	(400,637)	(5,600)	—	—	—	(5,600)
Cash dividends on common stock ($0.29 per share)	—	—	—	—	(3,461)	—	—	(3,461)
Cash dividends on non-cumulative, perpetual preferred stock	—	—	—	—	(78)	—	—	(78)

Balance at December 31, 2007	23,266	$23,182	12,558,625	$127,258	$14,991	$—	$(1,024)	$164,407

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,019	$5,269	$3,939
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Amortization of intangibles	558	361	379
Depreciation and amortization	2,834	2,444	1,761
(Gain) loss on market value of economic hedge	(1,225)	1,225	—
Deferred income taxes	(270)	(1,319)	(185)
Realized gain on available-for-sale securities	(163)	(842)	(282)
Unrealized and realized gain on trading securities	(355)	—	—
Income from bank-owned life insurance	(1,054)	(864)	(680)
Realized gain on sale of loans	(48)	(56)	(127)
Proceeds from sale of loans	586	799	2,536
Unrealized gain on fair value on junior subordinated debt	(960)	—	—
Proceeds from sale of mortgage loans held for sale	183,473	58,593	—
Mortgage loan originations held for sale	(173,521)	(74,169)	—
Realized (gain) loss on sale of premises and equipment	—	292	(6)
Provision for loan losses	4,900	3,400	2,200
Stock based compensation	380	222	—
Deferred compensation—restricted stock	—	—	90
Change in assets and liabilities:
Increase in accrued interest receivable	(2,714)	(2,859)	(3,186)
Increase in other assets	(4,230)	(171)	(1,360)
Increase in accrued expenses and other liabilities	5,233	2,594	1,526

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	24,443	(5,081)	6,605

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received (paid) from investment securities available for sale transactions:
Purchases of available-for-sale securities	(115,102)	(7,621)	(58,113)
Maturities and calls of available-for-sale securities	10,714	15,055	5,106
Proceeds from sale of available-for-sale securities	21,518	23,133	21,540
Cash received (paid) from trading securities transactions:
Purchases of trading securities	(69,962)	—	—
Maturities and calls of trading securities	56,000	—	—
Proceeds from sale of trading securities	42,315	—	—
Cash and cash equivalents acquired with The Bank of Richmond acquisition	17,974	—	—
Cash paid for The Bank of Richmond acquisition	(26,710)	—	—
Cash paid for subsidiary acquisition	(445)	—	—
Net increase in loans from originations and repayments	(370,907)	(313,385)	(287,185)
Proceeds from sale of bank premises and equipment	—	6	234
Purchase of premises and equipment	(29,195)	(11,528)	(12,408)
Purchase of Federal Reserve Bank stock	(1,739)	(1,512)	(1,375)
Purchase of Federal Home Loan Bank stock	(3,018)	(762)	(3,887)
Purchase of bank owned life insurance	—	(7,000)	—

NET CASH USED BY INVESTING ACTIVITIES	(468,557)	(303,614)	(336,088)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	307,622	277,463	240,003
Net increase (decrease) in short-term borrowings	18,450	(47,500)	21,339
Net increase in long term borrowings	71,500	64,300	49,400
Proceeds from issuance of junior subordinated debentures	25,774	15,464	—
Proceeds from exercise of stock options	116	102	1,237
Proceeds from issuance of common stock	—	4,383	29,866
Proceeds from issuance of preferred stock	23,182	—	—
Proceeds from dividend reinvestment	433	515	147
Repurchase of common stock	(5,600)	—	—
Cash paid for dividends	(3,539)	(1,674)	(631)
Tax benefit from the exercise of stock options	43	293	—
Cash paid for fractional shares	—	—	(8)

NET CASH PROVIDED BY FINANCING ACTIVITIES	437,981	313,346	341,353

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,133)	4,651	11,870
CASH AND CASH EQUIVALENTS, BEGINNING	26,794	22,143	10,273

CASH AND CASH EQUIVALENTS, ENDING	$20,661	$26,794	$22,143

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
	(Amounts in thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$56,243	$34,656	$15,689

Income taxes paid	$7,931	$3,723	$748

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES
Transfer from loans to real estate owned	$482	$—	$—

Investments securities transferred from available for sale to trading	$51,012	$—	$—

Unrealized holding losses on available-for-sale securities, net	$(1,204)	$(302)	$(214)

Business combinations:
Fair value of assets acquired	$236,560	$2,740	$—

Fair value of liabilities assumed	$179,188	$652	$—

Fair value of common stock issued and stock options assumed	$30,217	$2,088	$—

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

NOTE A—ORGANIZATION AND OPERATIONS

Gateway Bank & Trust Co. (the “Bank”) was incorporated November 24, 1998 and began banking operations on December 1, 1998. Effective October 1, 2001, the Bank became a wholly-owned subsidiary of Gateway Financial Holdings, Inc. (the “Company”), a financial holding company whose principal business activity consists of the ownership of the Bank, Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III, and Gateway Capital Statutory Trust IV.

The Bank is engaged in general commercial and retail banking in Eastern and Central North Carolina and in the Richmond and Tidewater area of Southeastern Virginia, operating under state banking laws and the rules and regulations of the Federal Reserve System and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The Bank has four wholly-owned subsidiaries: Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services; Gateway Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth and Kitty Hawk, North Carolina and Chesapeake and Newport News, Virginia; Gateway Bank Mortgage, Inc. with offices in Raleigh, Elizabeth City and Kitty Hawk, North Carolina and Norfolk and Virginia Beach, Virginia which began operations during the second quarter of 2006 whose principal activity is to engage in originating, processing and sale of mortgage loans; and Gateway Title Agency, Inc., acquired in February 2007, with offices in Newport News, Hampton and Virginia Beach, Virginia, whose principal activity is to engage in title services for real estate transactions.

The Company formed Gateway Capital Statutory Trust I in 2003, Gateway Capital Statutory Trust II in 2004, Gateway Capital Statutory Trust III in 2006, and Gateway Capital Statutory Trust IV in May 2007, all of which are wholly owned by the Company, to facilitate the issuance of trust preferred securities totaling $8.0 million, $7.0 million $15.0 million, and $25.0 million respectively. Adoption of FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities resulted in the deconsolidation of Gateway Capital Trust I and II. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trusts were included in long-term borrowings and the Company’s equity interest in the trusts was included in other assets. The deconsolidation of the trusts did not materially impact net income.

Generally, trust preferred securities qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued the final rule that retains the inclusion of trust preferred securities in Tier 1 capital of bank holding companies, but with stricter quantitative limits and clearer qualitative standards. After a transition period, under the new rule which is effective as of March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Currently the Company has $408,000 of the trust preferred securities that do not qualify for Tier 1 capital and is included in Tier 2 capital.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Gateway Financial Holdings, Inc. and Gateway Bank & Trust Co., and its four wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks” and “Interest-earning deposits in other banks.”

Investment Securities Held to Maturity

Investment securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Trading Securities

Investment securities classified as trading securities are held principally for resale in the near term and are reported at fair value in the consolidated balance sheet at December 31, 2007. Realized and unrealized gains and looses are determined using the specific identification method and are recognized as a component of non-interest income. Interest and dividends are included in net interest income.

Investment Securities Available for Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific-identification method. Declines in the fair value of individual held to maturity and investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Mortgage Loans Held for Sale

The Company originates single family, residential first mortgage loans that have been approved by secondary investors. Loans held for sale are carried at the lower of cost or fair value in the aggregate as determined by outstanding commitments from investors. The Company issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery system. Within several weeks of closing, these loans, together with their servicing rights, are sold to other financial institutions under prearranged terms. The Company recognizes certain origination and service release fees upon the sale, which are included in mortgage operations which is part of non-interest income in the consolidated statement of operations.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When loans become classified as non-accrual loans interest accrual is discontinued. Interest income is subsequently recognized only to the extent cash payments are received. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower in accordance with the contractual terms of interest and principal.

Allowance for Loan Losses

The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management’s internal review of the loan portfolio. Loans are considered impaired when it is probable amounts will not be collected in accordance to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if collateral dependent. If the recorded investment in the loan (including accrued and unpaid interest) exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less estimated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful asset lives of 3 – 10 years for furniture and equipment, 3 – 5 years for vehicles, and 40 years for bank premises. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Federal Home Loan Bank and Federal Reserve Bank Stock

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank (“FRB”). These investments are carried at cost. Due to the redemption provisions of these entities, the Company estimated that fair value equals cost and that these investments were not impaired at December 31, 2007.

Intangible Assets and Goodwill

Intangible assets include goodwill and other identifiable assets, such as core deposit premiums, resulting from acquisitions. Core deposit premiums are amortized primarily on a straight-line basis over a ten-year life based upon historical studies of core deposits. Intangible assets related to insurance agency acquisitions are amortized over the expected life of the book of business acquired. Goodwill is not amortized but is tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in the value of the reporting unit. Examples of such events or circumstances include adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment or loss of key personnel.

The Company tests for impairment in accordance with SFAS No. 142. Potential impairment of goodwill exists when the carrying amount of a reporting unit exceeds its fair value. The fair value of a reporting unit is computed using one or a combination of the following three methods: income, market value or cost method. The income method uses a discounted cash flow analysis to determine fair value by considering a reporting unit’s capital structure and applying a risk-adjusted discount rate to forecast earnings based on a capital asset pricing model. The market value method uses recent transaction analysis or publicly traded comparable analysis for similar assets and liabilities to determine fair value. The cost method assumes the net assets of a recent business combination accounted for under the purchase method of accounting will be recorded at fair value if no event or circumstance has occurred triggering a decline in the value. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment test will be performed. In the second step, the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The loss recognized is limited to the carrying amount of goodwill. Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

The Company adopted the Financial Accounting Standards Board’s Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

than not of being sustained by the taxing authority. The adoption of FIN 48 did not have a material effect on our consolidated financial position or results of operations and unrecognized tax benefits as of December 31, 2007, and 2006. The balance of unrecognized tax benefits were immaterial at December 31, 2007 and 2006. The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statement of operations and interest and penalties recognized in 2007, 2006, and 2005 were immaterial. Fiscal years ending on or after December 31, 2003 are subject to examination by federal and state tax authorities.

Comprehensive Income

The Company reports as comprehensive income all changes in stockholders’ equity during the year from sources other than stockholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses on investment securities available for sale.

Mortgage Operations

The Bank originates single family, residential first mortgage loans that have been approved by secondary investors. For a portion of 2006 and prior years, such loans were closed by a third party and therefore are not shown in the Company’s consolidated financial statements. The Bank recognizes certain origination and service release fees upon the sale, which are included in non-interest income on the statements of operations under the caption “Mortgage operations.” Also included under this caption is income derived from investments in certain mortgage companies for a portion of 2006 and prior years. During 2006 the Bank ceased using a third party to close such loans after it opened its wholly owned mortgage subsidiary, Gateway Bank Mortgage, Inc., at which time mortgage loan originations were closed by the mortgage company with the related fees and expenses recorded in the consolidated financial statements.

Stock Compensation Plans

The Company has four share-based compensation plans in effect at December 31, 2007. Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (usually the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash inflows flows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Per Share Results

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method.

The basic and diluted weighted average shares outstanding are as follows:

	2007	2006	2005
Weighted average outstanding shares used for basic EPS	11,960,932	10,811,980	8,214,118

Plus incremental shares from assumed exercise of:
Stock options	362,712	293,166	339,275
Restricted stock	23,226	16,557	2,619

Weighted average outstanding shares used for diluted EPS	12,346,870	11,121,703	8,556,012

On May 16, 2005, the Company’s Board of Directors declared a 11-for-10 stock split, effected in the form of a 10% stock dividend, which was distributed June 20, 2005 to stockholders of record on May 30, 2005. In 2006 the Board of Directors declared an 11-for-10 stock split, effected in the form of a 10% stock dividend, which was distributed May 15, 2006 to stockholders of record on April 28, 2006. All references to per share results and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effects of these stock splits.

In December 2007 the Board declared a cash preferred stock dividend of $78,085 to shareholders of record, payable on January 15, 2008. The preferred stock dividend was deducted from 2007 net income in the computation of diluted earnings per share. There were no adjustments required to be made to net income in the computation of diluted earnings per share during 2006 and 2005. For the years ended December 31, 2007, 2006 and 2005, there were 324,013, 162,250 and 126,000 options, respectively, that were antidilutive since the exercise price for these options exceeded the average market price of the Company’s common stock for the year.

Derivative financial instruments

For asset/liability management purposes, the Company has used interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” requires that changes in the fair market value of derivative financial instruments that do not qualify for hedge accounting treatment be reported as an economic gain or loss in non-interest income.

Fair value measurements

Effective January 1, 2007, the Company elected early adoption of Statements of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” and SFAS No. 159 “The Fair Value Option for

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Financial Assets and Liabilities”. SFAS No. 157, which was issued in September 2006, establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, the Company selected the fair value measurement option for various pre-existing financial assets and liabilities, including certain short-term investment securities used primarily for liquidity and asset liability management purposes in the available for sale portfolio totaling approximately $51 million; and junior subordinated debentures issued to unconsolidated capital trusts of $15.5 million. The initial fair value measurement of these items resulted in, approximately, a $1.2 million cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007.

Under SFAS No. 159, this one-time charge was not recognized in current earnings.

Recent Accounting Pronouncements

In 2006 the Emerging Issues Task Force issued EITF Issue 06-4 “Accounting for Deferred Compensation and Postretirement Benefits Aspects of Endorsement Split-Dollar Life Insurance Arrangements” requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in Statement 106 or Opinion 12, as appropriate. This issue is applicable for interim or annual reporting periods beginning after December 15, 2007. The Company has determined that it will have to establish an initial liability of approximately $400,000 as of January 1, 2008, and will reduce net income by approximately $100,000 in 2008 to comply with this EITF.

In December 2007, the FASB issued SFAS 141(R), “Business Combinations.” SFAS 141(R) will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Company will account for business combinations under this Statement include: the acquisition date will be the date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” will be expensed as incurred; transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward. The Company will be required to prospectively apply SFAS 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of SFAS 141(R) will apply to the subsequent accounting for deferred income tax

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management is currently evaluating the effects that SFAS 141(R) will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented in the consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling interests in Consolidated Financial Statements,” an Amendment of ARB 51. SFAS 160 establishes new accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 will require entities to classify noncontrolling interests as a component of stockholders’ equity and will require subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, SFAS 160 will require entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Management is currently evaluating the effects, if any, that SFAS 160 will have upon adoption as this standard will affect the presentation and disclosure of noncontrolling interests in the consolidated financial statements.

In June 2007, the FASB ratified the consensus reached in EITF 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to entities that have share-based payment arrangements that entitle employees to receive dividends or dividend equivalents on equity-classified nonvested shares when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction. Entities that have share-based payment arrangements that fall within the scope of EITF 06-11 will be required to increase capital surplus for any realized income tax benefit associated with dividends or dividend equivalents paid to employees for equity classified nonvested equity awards. Any increase recorded to capital surplus is required to be included in an entity’s pool of excess tax benefits that are available to absorb potential future tax deficiencies on share-based payment awards. The Company adopted EITF 06-11 on January 1, 2008 for dividends declared on share-based payment awards subsequent to this date. The impact of adoption is not expected to have a material impact on financial condition, results of operations, or liquidity.

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 109, which addresses the valuation of written loan commitments accounted for at fair value through earnings. The guidance in SAB 109 expresses the staff’s view that the measurement of fair value for a written loan commitment accounted for at fair value through earnings should incorporate the expected net future cash flows related to the associated servicing of the loan. Previously under SAB 105, Application of Accounting Principles to Loan Commitments, this component of value was not incorporated into the fair value of the loan commitment. The impact of SAB 109 will be to accelerate the recognition of the estimated fair value of the servicing inherent in the loan to the commitment date. Management is currently evaluating the effects that SAB 109 will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented in the consolidated financial statements.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Reclassifications

Certain amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

NOTE C—INVESTMENT SECURITIES

Trading assets consisted of U.S government and agency securities with a fair value of approximately $23 million at December 31, 2007.

The following is a summary of the available for sale securities portfolio by major classification:

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
U. S. government securities and obligations of U.S. government agencies	$4,395	$68	$—	$4,463
Corporate debt/equity securities	38,568	40	2,302	36,306
Mortgage-backed securities	72,889	650	3	73,536
Municipal securities	12,564	31	150	12,445

	$128,416	$789	$2,455	$126,750

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
U. S. government securities and obligations of U.S. government agencies	$36,900	$—	$922	$35,978
Corporate debt/equity securities	8,415	403	10	8,808
Mortgage-backed securities	42,748	9	616	42,141
Municipal securities	6,612	14	78	6,548

	$94,675	$426	$1,626	$93,475

The following tables show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006. For available for sale securities, the unrealized losses relate to seven corporate debt and equity securities, twenty-five municipal securities and two mortgage-backed securities. All investment securities with unrealized losses are considered by management to be temporarily impaired given the credit ratings on these investment securities and management’s intent and ability to hold these securities until recovery. Management has concluded that the unrealized losses related to the corporate equity securities will recover in a reasonable amount of time. These investments are primarily in community banks, whose valuations have been reduced by the overall market sentiment towards the financial industry in general, and not reflective of poor financial performance on any of these institutions. Should the Company decide in the future to sell securities in

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

an unrealized loss position, or determine that impairment of any securities is other than temporary, irrespective of a decision to sell, an impairment loss would be recognized in the period such determination is made.

	2007
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Dollars in thousands)
Securities available for sale:
Corporate debt/equity securities	$7,137	$2,244	$961	$58	$8,098	$2,302
Mortgage-backed securities	249	1	1,017	2	1,266	3
Municipal securities	7,590	130	2,491	20	10,081	150

Total temporarily impaired securities	$14,976	$2,375	$4,469	$80	$19,445	$2,455

	2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Dollars in thousands)
Securities available for sale:
U.S. government securities and obligations of U.S. government agencies	$—	$—	$35,978	$922	$35,978	$922
Corporate	—	—	1,542	10	1,542	10
Mortgage-backed securities	21,749	302	7,989	314	29,738	616
Municipal securities	1,313	12	2,924	66	4,237	78

Total temporarily impaired securities	$23,062	$314	$48,433	$1,312	$71,495	$1,626

Proceeds from maturities, sales and calls of investment securities available-for-sale during the years ended December 31, 2007, 2006 and 2005 were $32.2 million, $38.2 million and $26.6 million, respectively. From those transactions, the Company realized gross gains of $163,000, $842,000 and $333,000 and gross losses of $0, $0 and $52,000 in 2007, 2006 and 2005, respectively.

The amortized cost and fair values of securities available-for-sale at December 31, 2007 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$8,459	$6,213
Due after one year through five years	4,761	4,743
Due after five years through ten years	9,088	9,164
Due after ten years	106,108	106,630

	$128,416	$126,750

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments. Equity securities are shown as due within one year.

Securities with an amortized cost of $83.3 million and a fair value of $83.8 million were pledged to secure FHLB advances, reverse repurchase agreements, and public monies on deposit as required by law at December 31, 2007.

NOTE D—LOANS

A summary of the balances of loans follows:

	December 31,
	2007	2006
	(Dollars in thousands)
Commercial and industrial	$263,283	$137,658
Real estate—construction, acquisition and development	604,335	381,788
Real estate—commercial mortgage	321,806	229,752
Mortgage loans held for sale	5,624	15,576

Real estate—1-4 family mortgage	193,549	128,920
Consumer	22,133	15,347
Home equity lines of credit	113,191	85,882

Subtotal	1,523,921	994,923

Less: Allowance for loan losses	(15,339)	(9,405)
Unamortized net deferred fees	(1,520)	(331)

Net loans	$1,507,062	$985,187

Loans are primarily made in Eastern and Central North Carolina and in the Richmond and Tidewater area of Southeastern Virginia. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans and loans to individuals can be affected by the local economic conditions. Non-accrual loans, all of which are considered to be impaired, at December 31, 2007 and 2006 consisted of loans of approximately $3.4 million and $3.3 million, respectively, that were more than 90 days delinquent and on which the accrual of interest had ceased. The average recorded investment in non-accrual loans was approximately $2.1 million, $1.3 million and $252,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Interest income that would have been recorded on non-accrual loans totaled $193,000, $70,000 and $141,000 for the years ended December 31, 2007, 2006 and 2005. The total amount of impaired loans as of December 31, 2007 and 2006 was $15.2 million and $4.1 million, respectively. The allowance for loan losses allocated to these impaired loans was $1.6 million and $902,000 at December 31, 2007 and 2006, respectively. There was no allowance for loan losses established for $4.9 million and $132,000 of the impaired loans at December 31, 2007 and 2006, respectively. Real estate owned aggregated $482,000 at December 31, 2007.

The Company grants loans to directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

A summary of related party loan transactions is as follows (in thousands):

2007
Balance at beginning of year	$50,374
Additions	54,028
Loan repayments	(38,061)

Balance at end of year	$66,341

At December 31, 2007, commitments to extend credit to directors, executive officers and their related interests consisted of unused lines of credit totaling $13.5 million.

An analysis of the allowance for loan losses follows:

	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of year	$9,405	$6,283	$4,163
Provision charged to operations	4,900	3,400	2,200
Allowance acquired from The Bank of Richmond acquisition	2,122	—	—
Charge-offs	(1,155)	(305)	(87)
Recoveries	67	27	7
Net charge-offs	(1,088)	(278)	(80)

Balance at end of year	$15,339	$9,405	$6,283

NOTE E—PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31, 2007 and 2006:

	2007	2006
	(Dollars in thousands)
Land	$8,374	$4,799
Furniture and equipment	12,308	9,692
Vehicles	1,039	763
Buildings and improvements	49,610	25,942
Construction in progress	10,800	3,135
Accumulated depreciation	(8,517)	(5,875)

Total	$73,614	$38,456

Depreciation and amortization amounting to $2.8 million, $2.4 million and $1.5 million for the years ended December 31, 2007, 2006 and 2005, respectively, is included in occupancy and equipment expense.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

The Company leases, under separate agreements, land on which its operations facility and financial center facilities in Norfolk, Chesapeake and Virginia Beach, Virginia and Elizabeth City, Raleigh, Kitty Hawk and Nags Head, North Carolina are located. These leases expire at various dates through January 31, 2034. Future rentals under these leases are as follows (in thousands):

2008	$1,574
2009	1,430
2010	1,307
2011	1,227
2012	1,122
Thereafter	12,350

$19,010

Rental expense amounted to $2.0 million, $1.5 million and $819,000 during the years ended December 31, 2007, 2006 and 2005, respectively.

Certain leases contain options to extend for up to three consecutive five-year terms. The Company has an option to purchase the land on which its permanent headquarters are affixed at the end of the twenty-year lease term for a cost of $300,000.

Gateway Bank & Trust Co. leases its Nags Head and one of its Kitty Hawk branch offices from a director and his wife for monthly payments of approximately $6,000 and $16,272, respectively. The term of the Nags Head lease is for five years, with one five-year renewal. Kitty Hawk is a land lease that commenced in April 2006 for a term of twenty years, with three five-year renewals.

NOTE F—DEPOSITS

The weighted average cost of time deposits was 4.98%, 4.56% and 3.85% at December 31, 2007, 2006 and 2005, respectively.

Time deposits in denominations of $100,000 or more were $271.3 million and $205.5 million at December 31, 2007 and 2006, respectively. Interest expense on such deposits aggregated $20.9 million in 2007 and $10.2 million in 2006. At December 31, 2007, the scheduled maturities of time deposits are as follows (in thousands):

	$100,000 and Over	Under $100,000	Total
2008	$252,235	$571,061	$823,296
2009	4,035	16,593	20,628
2010	9,100	13,098	22,198
2011	1,889	3,659	5,548
2012	4,015	6,805	10,820
2013	—	21	21

Total	$271,274	$611,237	$882,511

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

NOTE G—BORROWINGS

A summary of the balances of borrowings follows:

	December 31,
	2007	2006
	(Dollars in thousands)
Federal funds purchased	$28,000	$—
Federal Home Loan Bank	5,000	14,500

Total short-term borrowings	$33,000	$14,500

Federal Home Loan Bank	$169,000	$101,500
Line of credit with a bank	4,000	—
Reverse repurchase agreements	20,000	20,000
Junior Subordinated Debentures	56,102	30,929

Total long-term borrowings	$249,102	$152,429

Advances from the Federal Home Loan Bank of Atlanta consisted of the following at December 31, 2007 and 2006, (in thousands):

Maturity	Interest Rate	2007	2006
		(Dollars in thousands)
May 4, 2012	4.25%	$15,000	$—
March 17, 2010	5.71%	1,500	1,500
November 10, 2010	5.43%	5,000	5,000
July 31, 2017	2.96%	7,500	—
August 7, 2017	2.88%	10,000	—
April 21, 2008	4.22%	5,000	5,000
April 25, 2012	4.85%	—	10,000
May 8, 2012	4.23%	10,000	—
September 17, 2012	3.78%	10,000	—
July 23, 2012	4.85%	—	10,000
September 19, 2012	3.80%	25,000	—
October 4, 2011	4.35%	—	20,000
October 24, 2011	4.35%	—	5,000
August 8, 2011	4.56%	—	35,000
November 23, 2007	5.50%	—	14,500
September 1, 2011	4.49%	—	10,000
September 27, 2012	3.72%	20,000	—
October 22, 2012	3.65%	25,000	—
July 25, 2012	4.53%	15,000	—
July 31, 2012	4.17%	7,500	—
August 28, 2012	3.99%	10,000	—
December 12, 2012	2.95%	7,500	—

		$174,000	$116,000

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

All of the above advances from the Federal Home Loan Bank are callable with the exception of the $5.0 million that is maturing on April 21, 2008. All of the advances are at fixed rates with the exception of the advances that mature on October 22, 2012, July 31, 2017 and August 7, 2017. Pursuant to collateral agreements with the Federal Home Loan Bank, at December 31, 2007 advances are secured by investment securities available for sale with a fair value of $44.6 million and by loans with a carrying amount of $274.4 million, which approximates market value. The Company has a maximum borrowing amount of $432.1 million as of December 31, 2007.

The Company may purchase federal funds through six unsecured federal funds lines of credit aggregating $106.5 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (4.25% at December 31, 2007). The Company had $28.0 million and $0 outstanding on these lines of credit as of December 31, 2007 and 2006, respectively. The maximum amounts outstanding under these lines of credit at any month-end during 2007 and 2006 were $28.0 million and $35.0 million, respectively. The average amounts outstanding under these lines of credit were $12.8 million for 2007 and $11.0 million for 2006.

The Company entered into two reverse repurchase agreements in 2006 pursuant to a master repurchase agreement. Each repurchase agreement is for $10.0 million, and is collateralized with mortgage backed securities with a similar fair market value. The first repurchase agreement, dated August 1, 2006 has a five year term. The interest rate on this agreement was 4.49% from August 1, 2006 through November 1, 2006. The interest rate was fixed at 4.99% on November 1, 2006 until it is repurchased by the counterparty on August 1, 2011. The agreement is callable by the counterparty on a quarterly basis. The second repurchase agreement, dated August 1, 2006 has a seven year term with a repurchase date of August 1, 2013. The interest rate of this agreement was 4.55% from August 1, 2006 through February 1, 2007, at which time it adjusted to a variable rate of 9.85% minus three month LIBOR (4.91% at December 31, 2007), not to exceed 5.85%, for the duration of the contract. The applicable interest rate in effect at December 31, 2007 was 4.94%. The agreement is callable by the counterparty on a quarterly basis.

In August of 2003, $8.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust I (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.10%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after September 17, 2008, in whole or in part. Redemption is mandatory at September 17, 2033. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

In June of 2004, $7.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust II (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 2.65%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after June 17, 2009, in whole or in part. Redemption is mandatory at June 17, 2034. The

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

In May of 2006, $15.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust III (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 1.50%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after May 30, 2011, in whole or in part. Redemption is mandatory at May 30, 2036. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

In May of 2007, $25.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust IV (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 1.55%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after July 30, 2012, in whole or in part. Redemption is mandatory at July 30, 2037. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued a final rule stating that trust preferred securities will continue to be included in Tier 1 capital, subject to stricter quantitative and qualitative standards. For Bank Holding Companies, after a transition period, under the new rule which is effective as of March 31, 2009, trust preferred securities will continue to be included in Tier 1 capital up to 25% of core capital elements (including trust preferred securities) net of goodwill less any associated deferred tax liability. As of December 31, 2007 the Company has $408,000 of the trust preferred securities that did not qualify for Tier 1 capital and was included in Tier 2 capital.

In March 2007, the Company entered into a three year, $20,000,000 revolving line of credit agreement with a bank. Interest on the outstanding principal is based on 90 day LIBOR plus 1.25%, giving an interest rate of 6.57% at December 31, 2007. At December 31, 2007 the Company had $4,000,000 outstanding on the line of credit. The agreement requires that the Company must maintain certain financial ratios and remain well capitalized per regulatory guidelines. The Company was in compliance with all financial covenants as of December 31, 2007.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

NOTE H—INCOME TAXES

The significant components of the provision for income taxes for the years ended December 31, 2007, 2006 and 2005.

	2007	2006	2005
	(In thousands)
Current tax provision:
Federal	$5,302	$3,373	$1,841
State	958	571	309

	6,260	3,944	2,150

Deferred tax provision:
Federal	(233)	(1,130)	(181)
State	(37)	(189)	(4)

	(270)	(1,319)	(185)

Net provision for income taxes	$5,990	$2,625	$1,965

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes is summarized below:

	2007	2006	2005
	(In thousands)
Tax computed at the statutory federal rate	$5,953	$2,684	$2,007
Increase (decrease) resulting from:
State income taxes, net of federal benefit	599	253	184
Non-taxable interest income	(123)	(65)	(59)
Non-taxable income from bank owned life insurance	(369)	(294)	(231)
Other permanent differences	(70)	47	64

Provision for income taxes	$5,990	$2,625	$1,965

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2007 and 2006 are as follows:

	2007	2006
	(In thousands)
Deferred tax assets relating to:
Allowance for loan losses	$5,816	$3,464
Equity investment basis difference	—	6
Unrealized loss on economic hedge	—	460
Unrealized loss on securities available for sale	649	462
Deferred and stock based compensation	529	—
Fair value adjustment to net assets acquired in business combination	275	—
Other	256	187

Total deferred tax assets	7,525	4,579

Deferred tax liabilities relating to:
Premises and equipment	(743)	(545)
Deferred loan costs	(1,017)	(709)
Intangible assets	(1,697)	(1,026)
Unrealized fair value gains on trust preferred securities	(230)	—
Prepaid expenses	(262)	(248)

Total deferred tax liabilities	(3,949)	(2,528)

Net recorded deferred tax assets	$3,576	$2,051

It is management’s opinion that realization of the net deferred tax asset is more likely than not based on the Company’s history of taxable income and estimates of future taxable income.

The adoption of FIN 48 did not have a material effect on our consolidated financial position or results of operations and unrecognized tax benefits as of December 31, 2007, and 2006. The balance of unrecognized tax benefits were immaterial at December 31, 2007 and 2006. The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statement of operations and interest and penalties recognized in 2007, 2006, and 2005 were immaterial. Fiscal years ending on or after December 31, 2003 are subject to examination by federal and state tax authorities.

NOTE I—OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
	(Dollars in thousands)
Professional services	$1,374	$1,535	$1,399
Postage, printing and office supplies	1,848	1,504	1,355
Advertising and promotion	770	1,814	541
Amortization of intangibles	558	323	380
FDIC Assessment	780	92	57
Franchise Taxes	895	690	183
Other	3,494	3,212	2,235

Total	$9,719	$9,170	$6,150

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

NOTE J—REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2007, that the Company meets all capital adequacy requirements to which it is subject. At December 31, 2007, the Company’s total risk-based capital, Tier I risk-based capital, and leverage ratios were 11.40%, 10.43% and 9.76%, respectively.

As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table below:

	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2007:
Total Capital (to Risk-Weighted Assets)	$180,479	11.19%	$129,033	8.00%	$161,291	10.00%
Tier I Capital (to Risk-Weighted Assets)	165,139	10.24%	64,517	4.00%	96,775	6.00%
Tier I Capital (to Average Assets)	165,139	9.46%	69,844	4.00%	87,305	5.00%

As of December 31, 2006:
Total Capital (to Risk-Weighted Assets)	$130,191	12.28%	$84,814	8.00%	$106,018	10.00%
Tier I Capital (to Risk-Weighted Assets)	120,786	11.39%	42,407	4.00%	63,611	6.00%
Tier I Capital (to Average Assets)	120,786	10.62%	45,929	4.00%	57,411	5.00%

The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock, if the effect would cause the regulatory net worth of the Bank to fall to an amount which is less than the minimum required by the FDIC and the North Carolina Office of the Commissioner of Banks.

NOTE K—OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Company’s exposure to off-balance sheet risk as of December 31, 2007 is as follows (in thousands):

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$17,500
Undisbursed lines of credit	444,404
Standby letters of credit	19,411
Commitments to originate mortgage loans, Fixed and variable rate	12,181

NOTE L—FAIR VALUE MEASUREMENT AND DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Effective January 1, 2007, the Company elected early adoption of Statements of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” and SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities”. SFAS No. 157, which was issued in September 2006, establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, the Company selected the fair value measurement option for various pre-existing financial assets and liabilities, including certain short-term investment securities used primarily for liquidity and asset liability management purposes in the available for sale portfolio totaling approximately $51.0 million; and junior subordinated debentures issued to unconsolidated capital trusts of $15.5 million. The initial fair value measurement of these items resulted in, approximately, a $1.2 million cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS No. 159, this one-time charge was not recognized in current earnings.

The investment securities selected for fair value measurement are classified as trading securities because they are held principally for resale in the near term and are reported at fair value in the consolidated balance sheet at December 31, 2007. Interest and dividends are included in net interest income. Unrealized gains and losses are reported as a component in non-interest income. The Company recorded trading gains of approximately $355,000 for the year ended December 31, 2007. Additionally, the Company recorded income of $960,000 related to the change in fair value of the junior subordinated debentures during the year ended December 31, 2007, which was also recorded as a component of non-interest income. The Company chose to elect fair value measurement for these specific assets and liabilities because they will have a positive impact on the Company’s ability to manage the market and interest rate risks and liquidity associated with certain financial instruments (primarily investments with short durations and low market volatility); improve its financial reporting; mitigate volatility in reported earnings without having to apply complex hedge accounting rules; and remain competitive in the marketplace. The Company chose not to elect fair value measurement for municipal securities, corporate equity securities and bonds, longer term duration mortgage-backed securities, and held to maturity investments.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Below is a table that presents the cumulative—effect adjustment to retained earnings for the initial adoption of the fair value option (FVO) for the elected financial assets and liabilities as of January 1, 2007:

Description	Balance Sheet 1/1/07 prior to adoption	Net Gain/ (Loss) upon adoption	Balance Sheet 1/1/07 after adoption of FVO
	(Dollars in Thousands)
Trading securities	$—	$—	$51,012
Accumulated other comprehensive loss	917	(917)	—
Junior subordinated debenture	(15,465)	(447)	(15,912)
Pretax cumulative effect of adoption of the fair value option	—	(1,364)	—
Decrease in deferred tax asset	—	167	—

Cumulative effect of adoption of the fair value option (charge to retained earnings)		$(1,197)

In accordance with SFAS No. 157, we group our financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The most significant instruments that the Company fair values include securities, derivative instruments, and certain junior subordinated debentures. The majority of instruments fall into the Level 1 or 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 securities include common stock of publicly traded companies, and were valued based on the price of the security at the close of business on December 31, 2007.

Level 2—Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets. Level 2 securities include U. S. Treasury, other U.S. government and agency mortgage-backed securities, corporate and municipal bonds, and preferred stock in U.S. government sponsored agencies.

Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. Level 3 financial instruments include economic hedges and junior subordinated debentures. The Company obtains pricing for these instruments from third parties who have experience in valuing these type of securities.

The Company measures or monitors certain of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities that were elected under SFAS No. 159 as well as for certain assets and liabilities in which fair value is the primary basis of accounting.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

	Total Carrying Amount in The Consolidated Balance Sheet 12/31//07		Fair Value Measurements at December 31, 2007, Using			Changes in Fair Values for the 12 Month Period Ended December 31, 2007 for Items Measured at air Value Pursuant to Election of the Fair Value Option
Description		Assets/Liabilities Measured at Fair Value 12/31/2007	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and Losses	Other Gains and Losses	Interest Income on Loans	Consolidated Expense on Long-term Debt	Total Changes in Fair Value Included in Current Period Earnings
Trading securities	$23,011	$23,011	$—	$23,011	$—	$355	$—	$—	$—	$355
Available- for-sale securities	126,750	126,750	5,127	121,623	—	—		—	—	—
Junior subordinated debentures	56,102	14,865	—	—	14,865		960	—	—	960
Economic hedge liability	—	—	—	—	—	—	1,225	—	—	1,225

The Company evaluates other assets and liabilities for which fair value accounting is used on a non-recurring basis. These assets and liabilities include goodwill, loans held for sale, and real estate owned of $46.0 million, $5.6 million, and $482,000, respectively, at December 31, 2007. There were no fair value adjustments related to these assets and liabilities for the year ended December 31, 2007.

Junior subordinated debentures are included in long-term borrowings in the consolidated balance sheet as of December 31, 2007. Approximately $41.2 million of other junior subordinated debentures, $169.0 million of FHLB advances, $20.0 million of reverse repurchase agreements, and $4.0 million borrowed on a line of credit are included in long-term borrowings that were not elected for the fair value option.

The $12.8 million of various accrued expenses and liabilities presented on the companying consolidated balance sheet are not eligible for the fair value option.

Additionally, the Bank has other financial instruments that include cash and due from banks, interest-earning deposits with banks, loans, stock in the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta, deposit accounts and borrowings. Fair value estimates for these financial instruments are made at a specific moment in time, based on relevant market information and information about the financial instrument using the same level hierarchy assumptions discussed above. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks and Interest-Earning Deposits in Other Banks

The carrying amounts for cash and due from banks and interest-earning deposits in other banks approximate fair value because of the short maturities of those instruments.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of loans held for sale is a reasonable estimate of fair value since they will be sold in a short period.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Stock in Federal Reserve Bank and Federal Home Loan Bank of Atlanta

The fair value for FRB and FHLB stock approximates carrying value, based on the redemption provisions of the Federal Reserve Bank and Federal Home Loan Bank.

Bank Owned Life Insurance

The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Deposits

The fair value of demand, savings, money market and NOW account deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated based on discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Borrowings

The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collateral requirements.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows at December 31, 2007 and 2006:

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets:
Cash and due from banks	$19,569	$19,569	$22,077	$22,077
Interest-earning deposits in other banks	1,092	1,092	4,717	4,717
Trading securities	23,011	23,011	—	—
Investment securities available for sale	126,750	126,750	93,475	93,475
Accrued interest receivable	12,330	12,330	8,742	8,742
Federal Reserve Bank stock	5,348	5,348	3,609	3,609
Federal Home Loan Bank stock	10,312	10,312	6,970	6,970
Loans	1,522,401	1,533,000	994,592	989,650
Bank owned life insurance	26,105	26,105	25,051	25,051
Financial liabilities:
Deposits	1,408,919	1,410,000	923,725	931,413
Borrowings	282,102	280,500	166,929	167,846
Accrued interest payable	7,537	7,537	2,569	2,569

NOTE M—EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Retirement Plan

The Company has a 401(k) retirement plan that contains provisions for specified matching contributions by the Bank. The Company funds contributions as they accrue. Total 401(k) expense was $737,000, $520,000 and $388,000 during the years ended December 31, 2007, 2006 and 2005, respectively.

Stock Based Compensation

During 1999 the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “Employee Plan”) and a Nonstatutory Stock Option Plan (the “1999 Director Plan”). During 2001 the Company increased, with shareholder approval, the number of shares available under its option plans. In 2002, the Company increased, with shareholder approval, the number of shares available under the Employee Plan. The Company also adopted a 2001 Nonstatutory Stock Option Plan. On November 24, 2004, the Company adopted a 2005 Omnibus Stock Ownership And Long Term Incentive Plan (the “Omnibus Plan”) providing for the issuance of up to 726,000 shares of common stock under the terms of the Omnibus Plan, approved by the shareholders at the annual shareholder meeting. All options granted prior to November 2004 to non-employee directors vested immediately at the time of grant, while other options from this pool vest over a four-year period with 20% vesting on the grant date and 20% vesting annually thereafter. Options granted from the pool of shares made available on November 24, 2004 to non-employee directors vested immediately at the time of the grant, while options from this pool granted to employees vested 50% at the time of the grant and 50% the following year. During the year ended December 31, 2006 the Company granted 166,500 nonstatutory options which will vest at 20% per year beginning the month following the quarter in which the Company achieves a ROA of 1%. For purposes of the ROA calculation, the gain or loss from the fair market value of the economic hedge are excluded. During the year ended December 31, 2007 the Company granted 10,500 nonstatutory options with the same vesting criteria as in 2006.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

The Company assumed as a result of the acquisition of The Bank of Richmond, the 1999 BOR Stock Option Plan, which was adopted by the Board of Directors of The Bank of Richmond as of June 2, 1999. The plan provides for the issuance of up to 601,237 shares of common stock of which 369,048 were outstanding and fully vested as of December 31, 2007.

All unexercised options expire ten years after the date of grant. All references to options have been adjusted to reflect the effects of stock splits. The exercise price of all options granted to date under these plans range from $3.95 to $16.53. At December 31, 2007 the number of shares available for grant under Omnibus plan was 644,678.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company has assumed a volatility rate of 14.2% to 17.1%, an expected life of 7 years, interest rate of 4.37% and a dividend yield of 1.50% in the Black Scholes computation related to the options granted in 2007. The Company granted 10,500 nonqualifying stock options during the year ended December 31, 2007; and the Company granted 166,500 nonqualifying stock options during the year ended December 31, 2006. During the twelve months ended December 31, 2005, the Company granted 162,250 options.

A summary of the Company’s option plans as of and for the years ended December 31, 2007, 2006 and 2005 is as follows:

			Outstanding Options		Exercisable Options
	Shares in Plans	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2004	1,380,973	8,195	1,372,778	$9.31	1,187,621	$9.04
Options authorized			726,000	726,000	—	—
Options granted/vested	—	(162,250)	162,250	16.05	335,199	16.02
Options exercised	(163,156)	—	(163,156)	7.50	(163,156)	7.50
Options forfeited	—	10,890	(10,890)	11.72	(10,890)	11.72

At December 31, 2005	1,943,817	582,835	1,360,982	10.31	1,348,774	10.33
Options authorized			—	—	—	—
Options granted/vested	—	(166,500)	166,500	14.62	9,031	8.47
Options exercised	(13,897)	—	(13,897)	7.36	(13,897)	7.36
Options forfeited	—	3,888	(3,888)	9.39	(3,888)	9.39

At December 31, 2006	1,929,920	420,223	1,509,697	10.82	1,340,020	10.35
Options authorized	—	—	—	—	—	—
Options granted/vested	—	(10,500)	10,500	14.06	3,005	14.06
Options exercised	(14,493)	—	(14,493)	7.72	(14,493)	7.72
Options forfeited	—	8,505	(8,505)	14.62	(5)	6.35
Assumed in The Bank Of Richmond acquisition	601,237	226,450	374,787	4.56	374,787	4.56

At December 31, 2007	2,516,664	644,678	1,871,986	$9.59	1,703,314	$9.10

Outstanding options include 1,871,986 options with exercise prices ranging from $3.95 to $16.53 per share, of which 1,703,314 are exercisable at December 31, 2007. The weighted average remaining life of total options outstanding and options exercisable as of December 31, 2007 is 4.80 years and 4.41 years, respectively. The

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

weighted average fair value of options granted in 2007, 2006 and 2005 was $3.71, $3.68 and $4.90, respectively, and was determined as of the date of grant using the Black-Scholes option pricing model, assuming a dividend growth rate ranging from 0% to 5% for each period; expected volatility of 14.33%, 16.42% and 24.26%; risk-free interest rates ranging from 3.9% to 4.78%; and expected lives of 7 years for new grants during the years ended December 31, 2007, 2006 and 2005, respectively.

For the year ended December 31, 2007, the intrinsic value of options exercised and fair value of options vested amounted to $104,079 and $10,146, respectively. The aggregate intrinsic value of options outstanding at December 31, 2007 amounted to $6.2 million. The aggregate intrinsic value of options exercisable at December 31, 2007 amounted to $6.2 million. For the year ended December 31, 2006, the intrinsic value of options exercised and fair value of options vested amounted to $103,254 and $133,568, respectively. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2006 amounted to $5.9 million and $5.2 million, respectively.

Cash received from option exercises under all share-based payment arrangements for the year ended December 31, 2007 was $116,000. The actual tax benefit realized for tax deductions from option exercise of the share-based payment arrangements totaled $43,000 for the year ended December 31, 2007.

A summary of restricted stock outstanding (split adjusted) during the year is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested outstanding at December 31, 2006	13,750	$15.26
Granted	62,500	14.59
Vested	(13,750)	15.26
Forfeited	(1,000)	14.62

Non-vested outstanding at December 31, 2007	61,500	$14.60

The total fair value of restricted stock grants issued during the year ended December 31, 2007 was $912,200. The fair value of restricted stock grants vested during the period was $209,800.

As of December 31, 2007, there was approximately $1.1 million of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted average period of 2.64 years.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

The adoption of SFAS 123R and its fair market value cost recognition provisions are different from the provisions used SFAS 123 and the intrinsic value method for compensation cost allowed under APB 25. The effect (increase (decrease)) of the adoption of 123R is presented below:

2005
(Amounts in thousands, except per share data)
Net income:
As reported	$3,939
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	1,748

Pro forma	$2,191

Basic net income per share:
As reported	$0.48
Pro forma	0.27
Diluted net income per share:
As reported	$0.46
Pro forma	0.26

For purposes of this pro-forma disclosure, the value of the options is estimated using the Black-Scholes option pricing model and amortized to expense over the options’ vesting periods.

Employment Contracts

The Company has entered into employment agreements with its chief executive officer and seventeen other officers to ensure a stable and competent management base. The agreements provide for a three-year term, but the agreements may be extended for an additional year at the end of the first year and annually thereafter. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers’ rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreements, the Bank or any successor to the Company will be bound to the terms of the contracts.

Salary Continuation Agreements

The Company in October 2006 entered into Salary Continuation Agreements with its chief executive officer and one other executive officer. These Salary Continuation Agreements provide for benefits to be paid for 15 years to each executive with the payment amounts varying upon different retirement scenarios, such as normal retirement, early termination, disability, or change in control. The Company has purchased life insurance policies on the participating officers in order to offset the future funding of benefit payments. Provisions of $406,672 and $85,628 were provided for the years ended December 31, 2007 and 2006, respectively, for future benefits to be provided under these plans. The corresponding liability related to this plan was $492,300 and $85,268 as of December 31, 2007 and 2006, respectively.

The Company also has a deferred compensation plan for its directors. Expense provided under the plan totaled $267,000, $175,000 and $106,400 for the years ended December 31, 2007, 2006 and 2005, respectively.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Since 2003, directors have had the option to invest amounts deferred in Company common stock that is held in a rabbi trust established for that purpose. At December 31, 2007 and 2006, the trust held 51,513 and 31,984 shares of Company common stock, respectively.

NOTE N—ACQUISITIONS

The Bank of Richmond Transaction

On June 1, 2007, the Company completed the acquisition of The Bank of Richmond, a Richmond, Virginia based bank with approximately $197.0 million in assets, operating 6 financial centers in the Richmond area and a loan production office in Charlottesville, Virginia. The Bank of Richmond acquisition further enhances the Company’s geographic footprint and provides a meaningful presence in the demographically attractive Richmond market.

Pursuant to the terms of the acquisition, the Company purchased 100% of the outstanding stock of The Bank of Richmond with a combination of cash and stock of the Company. The aggregate purchase price was $56.6 million including approximately $1.1 million of transaction costs. The Company issued approximately 1.85 million shares of the Company’s common stock, assumed outstanding Bank of Richmond stock options valued at approximately $3.6 million, and paid approximately $25.6 million in cash to The Bank of Richmond shareholders for the approximate 1.72 million shares of The Bank of Richmond shares outstanding. The overall exchange for stock was limited to 50% of The Bank of Richmond common stock, using an exchange ratio of 2.11174 of the Company stock for every share of The Bank of Richmond stock. The value of the common stock exchanged was determined based on the average market price of the Company’s common stock over the 10-day period ended May 21, 2007.

The acquisition transaction has been accounted for using the purchase method of accounting for business combinations, and accordingly, the assets and liabilities of The Bank of Richmond were recorded based on estimated fair values as of June 1, 2007, with the estimate of goodwill being subject to possible adjustments during the one-year period from that date. Goodwill will not be amortized but will be tested for impairment in accordance with SFAS No. 142. None of the goodwill is expected to be deductible for income tax purposes. The consolidated financial statements include the results of operations of The Bank of Richmond since June 1, 2007.

The estimated fair values of the The Bank of Richmond assets acquired and liabilities assumed at the date of acquisition based on the information currently available is as follows (in thousands):

Cash and cash equivalents	$17,974
Investment securities, available for sale	2,998
Loans, net	165,879
Premises and equipment, net	8,749
Goodwill	36,699
Core deposit intangible	1,464
Other assets	1,927
Deposits	(177,572)
Borrowings	(50)
Other liabilities	(1,566)
Stockholders’ Equity	98

Net assets acquired	$56,600

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Goodwill is lower while other assets and other liabilities are higher than originally reported at June 30, 2007 by $487,000, $246,000, and $405,000, respectively, primarily as a result of adjustments made for deferred income taxes and transactions cost. These adjustments result in a net assets acquired increase of $164,000 from what was originally reported at June 30, 2007. The core deposit intangible will be amortized on the straight-line basis over a ten-year life. The amortization method and valuation of the core deposit intangible are based upon a historical study of the deposits acquired. Discounts totaling $960,000 and $68,000 that resulted from recording The Bank of Richmond assets and liabilities at their respective fair values are being accreted using methods that approximate an effective yield over the life of the assets and liabilities. The net accretion increased net income before taxes by $56,000 for the year ended December 31, 2007.

The following unaudited pro forma financial information presents the combined results of operations of the Company and The Bank of Richmond as if the acquisition had occurred as of the beginning of the period for each period presented, after giving effect to certain adjustments, including amortization of the core deposit intangible, fair value premium and discounts, and additional financing necessary to complete the transaction.

	2007	2006	2005
	(Dollars in thousands)
Net interest income	$51,739	$42,951	$27,781
Non-interest income	18,223	9,872	8,746
Total revenue	69,962	52,823	36,527
Provision for loan losses	5,416	3,591	2,502
Acquisition related charges	2,286	—	—
Other non-interest expense	47,356	39,728	27,468
Income before taxes	14,904	9,504	6,557
Net income	9,439	6,368	4,441
Net income per common share:
Basic	$0.74	$0.50	$0.44
Diluted	$0.72	$0.49	$0.42

Acquisition related charges in the above table represent one-time costs associated with the acquisition and integration of the operations of the Company and The Bank of Richmond, and do not represent ongoing costs of the fully integrated combined organization. These costs included change-of-control, severance, and other employee-related costs of $1.43 million, system integration costs of $175,000, professional, consulting, and investment banker costs of $647,000 and other costs of $38,000.

Other Acquisitions

During January 2007, the Bank completed the acquisition of Breen Title & Settlement, Inc., an independent title agency with offices located in Newport News, Hampton and Virginia Beach, Virginia. A summary, of the purchase price and the assets acquired is as follows:

(Dollars in Thousands)
Purchase price:
Portion paid in cash	$445
Issuance of common stock	425

Total purchase price	$870

Assets acquired:
Property and equipment	$15
Goodwill	855

Total assets acquired	$870

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

It is anticipated that the goodwill related to the acquisition of Breen Title & Settlement, Inc. is tax deductible. The pro forma impact of the acquisition presented as though it had been made at the beginning of the period presented is not considered material to the Company’s consolidated financial statements.

During October 2006, Gateway Insurance Services, Inc., completed the acquisition of Insurance Center, Inc., an independent insurance agency located in Chesapeake, Virginia. This transaction was accounted for as a purchase. A summary of the purchase price and the assets acquired is as follows.

(Dollars in Thousands)
Purchase price:
Issuance of common stock	$588

Total purchase price	$588

Assets acquired:
Other intangibles	$588
Goodwill	226

Total assets acquired	$814

Liabilities Assumed:
Deferred taxes	$226

Total liabilities assumed	$226

During December 2006, Gateway Insurance Services, Inc., completed the acquisition of C D West, III, Inc an independent insurance agency located in Newport News, Virginia. This transaction was accounted for as a purchase. A summary, in thousands, of the purchase price and the assets acquired is as follows.

(Dollars in Thousands)
Purchase price:
Issuance of common stock	$1,500

Total purchase price	$1,500

Assets acquired:
Property and equipment	$36
Accounts receivable	75
Goodwill	770
Other intangibles	1,045

Total assets acquired	$1,926

Liabilities Assumed:
Accounts payable	$34
Deferred taxes	392

Total liabilities assumed	$426

The goodwill related to the acquisition of C D West, III, Inc. and Insurance Center, Inc. is not tax deductible.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

The pro-forma impact of the acquisitions of CD West III, Inc. and Insurance Center, Inc. as though they had been made at the beginning of the periods presented is not considered material to the Company’s consolidated financial statements.

NOTE O—STOCKHOLDERS’ EQUITY

Preferred Stock

On December 19, 2007 Gateway Financial Holdings, Inc. sold 23,266 shares of Class A Non-Cumulative Perpetual Preferred Stock with a liquidation value of $1,000 per share. Proceeds from the private placement, net of expenses, were $23.2 million. The shares of preferred stock were sold solely to accredited investors in a transaction that was exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

The Company intends to pay quarterly non-cumulative cash dividends on the preferred stock at an annual rate of 8.75%. The Company may redeem all or a portion of the preferred stock at any time, and for any reason, after January 1, 2009.

The preferred stock is not convertible and has no general voting rights. All preferred stock outstanding has preference over the common stock with respect to the payment of dividends and distribution of assets in the event of liquidation or dissolution.

Common Stock

The Company’s stock repurchase program, as approved by the Board of Directors on April 30, 2007, provides for the purchase of up to 500,000 shares. There have been 400,637 shares purchased under the 2007 plan during the year ended December 31, 2007.

The following table presents share repurchase activity for the year ended December 31, 2007, including total common shares repurchased under the announced program, weighted average per share price and the remaining buyback authority under announced programs.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Maximum Number of Shares That May Yet Be Purchased Under the Program (1)
April 1, 2007 to June 30, 2007	92,564	$14.71	92,564	407,436
July 1, 2007 to September 30, 2007	207,436	14.47	300,000	200,000
October 1, 2007 to December 31, 2007	100,637	12.33	400,637	99,363

Total	400,637	$13.98	400,637	99,363

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

NOTE P—PARENT COMPANY FINANCIAL DATA

Gateway Financial Holdings, Inc. became the holding company for Gateway Bank & Trust Co. effective October 1, 2001. Following are condensed financial statements of Gateway Financial Holdings, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, presented in thousands.

Condensed Balance Sheets

December 31, 2007 and 2006

	2007	2006
Asset:
Cash on deposit in subsidiary	$4,357	$1,679
Investment in securities available for sale	4,916	7,266
Investment in subsidiaries	215,652	131,653
Other assets	991	192

Total assets	$225,916	$140,790

Liabilities:
Long term borrowings	$60,102	$30,929
Other liabilities	1,407	221

Total liabilities	61,509	31,150

Stockholders’ equity:
Preferred stock	23,182	—
Common stock	127,258	101,669
Retained earnings	14,991	8,708
Accumulated other comprehensive loss	(1,024)	(737)

Total stockholders’ equity	164,407	109,640

Total liabilities and stockholders’ equity	$225,916	$140,790

Condensed Statements of Operations

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Equity in income of subsidiary	$13,453	$6,499	$4,716
Interest and dividend income	82	34	18
Other Income	960	—	—
Gain on sale of securities	—	653	199
Interest expense	(3,474)	(1,831)	(939)
Other expense	(2)	(86)	(55)

	$11,019	$5,269	$3,939

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

Condensed Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Operating activities:
Net income	$11,019	$5,269	$3,939
Equity in income of subsidiary	(13,453)	(6,499)	(4,716)
Amortization of debt issuance costs	—	55	55
Realized gain on sale of available-for-sale securities	—	(653)	(199)
Realized gain on fair value on junior subordinated debt	(960)	—	—
Deferred and stock based compensation	380	222	90
(Increase) decrease in other assets	(54)	392	(482)
Increase in other liabilities	1,341	25	6

	(1,727)	(1,189)	(1,307)

Investing activities:
Purchases of available-for-sale securities	(244)	(6,619)	(5,102)
Investment in subsidiaries	(46,260)	(23,464)	(30,000)
Proceeds from the sale of securities	—	5,459	766
Upstream dividend received from the Bank	6,500	4,500	—

	(40,004)	(20,124)	(34,336)

Financing activities:
Proceeds from issuance of junior subordinated debentures	25,774	15,464	—
Proceeds from long term borrowings	4,000	—	—
Proceeds from issuance of preferred stock	23,182	—	—
Proceeds from issuance of common stock	—	4,383	29,855
Proceeds from options exercise	116	102	1,237
Proceeds from dividend reinvestment	433	515	147
Common shares repurchased	(5,600)	—	—
Cash dividends paid	(3,539)	(1,674)	(631)
Tax benefit from exercise of stock options	43	293	—
Cash paid for fractional shares	—	—	(8)

	44,409	19,083	30,600

Net increase (decrease) in cash	2,678	(2,230)	(5,043)

Cash, beginning of year	1,679	3,909	8,952

Cash, end of year	$4,357	$1,679	$3,909

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

NOTE Q—BUSINESS SEGMENT REPORTING

In addition to its banking operations, the Bank has three other reportable segments, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services, Gateway Bank Mortgage, a mortgage company which began operations during the second quarter of 2006 and Gateway Insurance Services, Inc., an independent insurance agency. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Set forth below is certain financial information for each segment and in total (in thousands):

	At or for the Year Ended December 31, 2007
	Consolidated	Adjustments	Banking	Brokerage	Insurance	Mortgage
Total interest income	$109,559	$—	$109,041	$—	$18	$500
Total interest expense	60,474	(447)	60,474	—	—	447

Net interest income	49,085	447	48,567	—	18	53
Provision for loan losses	4,900	—	4,900	—	—	—

Net interest income after provision for loan losses	44,185	447	43,667	—	18	53
Non-interest income	17,765	(1,780)	10,477	794	5,245	3,029
Non-interest expense	44,941	—	37,166	558	4,456	2,761

Income before income taxes	17,009	(1,333)	16,978	236	807	321
Provision for income taxes	5,990	—	5,990	—	—	—

Net income	$11,019	$(1,333)	$10,988	$236	$807	$321

Period end total assets	$1,868,185	$(15,665)	$1,868,185	$865	$9,022	$5,778

	At or for the Year Ended December 31, 2006
	Consolidated	Adjustments	Banking	Brokerage	Insurance	Mortgage
Total interest income	$73,097	$—	$72,940	$—	$21	$136
Total interest expense	36,099	(149)	36,099	—	—	149

Net interest income	36,998	149	36,841	—	21	(13)
Provision for loan losses	3,400	—	3,400	—	—	—

Net interest income after provision for loan losses	33,598	149	33,441	—	21	(13)
Non-interest income	9,280	(676)	5,135	744	2,883	1,194
Non-interest expense	34,984	—	30,682	590	2,205	1,507

Income before income taxes	7,894	(527)	7,894	154	699	(326)
Provision for income taxes	2,625	—	2,625	—	—	—

Net income (loss)	$5,269	$(527)	$5,269	$154	$699	$(326)

Period end total assets	$1,207,477	$(22,548)	$1,207,477	$645	$6,132	$15,771

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

	At or for the Year Ended December 31, 2005
	Consolidated	Adjustments	Banking	Brokerage	Insurance	Mortgage
Total interest income	$39,679	$—	$39,646	$—	$33		$—
Total interest expense	16,376	—	16,376	—	—		—

Net interest income		23,303	—	23,270	—		33
Provision for loan losses	2,200	—	2,200	—	—		—

Net interest income after provision for loan losses	21,103	—	21,070	—	33		—
Non-interest income	8,067	(713)	5,736	656	2,388		—
Non-interest expense	23,266	—	20,902	464	1,900		—

Income before income taxes	5,904	(713)	5,904	192	521		—
Provision for income taxes	1,965	—	1,965	—	—		—

Net income	$3,939	$(713)	$3,939	$192	$521		$—

Period end total assets	$883,373	$(3,837)	$884,198	$488	$2,524	$

NOTE R—INTANGIBLE ASSETS AND GOODWILL

The following is a summary of intangible assets as of December 31, 2007, 2006 and 2005.

	2007	2006	2005
	(In thousands)
Intangibles assets subject to future amortization:
Core intangibles—gross	$4,961	$3,497	$3,497
Less accumulated amortization	(1,462)	(1,027)	(707)

Core intangible Net	3,499	2,470	2,790

Intangibles—book of business	1,821	1,821	188
Less accumulated amortization	(251)	(128)	(87)

	1,570	1,693	101

Intangibles—net	$5,069	$4,163	$2,891

Intangible assets not subject to future amortization:
Goodwill—banking segment	$43,153	$6,454	$6,454
Goodwill—insurance segment	2,853	1,998	1,002

	$46,006	$8,452	$7,456

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007, 2006 and 2005

The following table presents the estimated amortization expense (in thousands) for intangible assets for each of the five years ending December 31, 2012 and the estimated amount amortizable thereafter. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful life of amortizing intangible assets.

2008	$618
2009	618
2010	577
2011	560
2012	553
Thereafter	2,143

$5,069

NOTE S—DERIVATIVES

On September 11, 2007 the Company sold the $150.0 million stand-alone derivative financial instrument which was entered into on December 30, 2005. The Company received an $115,000 termination fee from the counterparty for terminating its position in the financial instrument. The financial instrument was in the form of an interest rate swap agreement, which derived its value from underlying interest rates. These transactions involve both credit and market risk. The notional amount is the amount on which calculations, payments and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” requires that changes in the fair value of derivative financial instruments that do not qualify as hedging instruments be reported as an economic gain or loss in non-interest income. For the years ended December 31, 2007 and 2006 a gain of $1.2 million and a loss of $1.2 million, respectively, was included in non-interest income related to the change in the fair value of the interest rate swap agreement. Fair value changes in this derivative can be volatile from quarter to quarter, and are primarily driven by changes in interest rates. Net cash monthly settlements are recorded as non-interest income in the period to which they relate. For the years ended December 31, 2007 and 2006 the interest rate swap cash settlements decreased non-interest income by $641,000 and $693,000, respectively. The 2007 cash settlements included the $115,000 termination fee described above.

The Company was exposed to credit related losses in the event of nonperformance by the counterparty to this agreement. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect the counterparty to fail their obligations.

This agreement required the Company to make monthly payments at a variable rate determined by a specified index (prime rate as stated in Publication H-15) in exchange for receiving payments at a fixed rate.

The Company had been required to provide collateral in the form of U.S. Treasury Securities of $2.0 million to the counterparty based on the evaluation of the market value of the agreement. The Company received back its collateral when the financial instrument was terminated.

ITEM 9—CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A—CONTROLS AND PROCEDURES

The Company’s management, with the participation of its Chief Executive Officer and the Chief Financial Officer has evaluated the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2007. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2007. There were no material changes in the Company’s internal controls over financial reporting during the fourth quarter of 2007.

Management’s Report On Internal Control Over Financial Reporting

The management of Gateway Financial Holdings, Inc. and Subsidiary (the “Company”) is responsible for preparing the Company’s annual consolidated financial statements and for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control—Integrated Framework. Based on that assessment, we believe that, as of December 31, 2007, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s registered public accounting firm that audited the Company’s consolidated financial statements included in this annual report has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting.

March 14, 2008

/s/ D. BEN BERRY	/s/ THEODORE L. SALTER
D. Ben Berry	Theodore L. Salter
Chairman, President and Chief Executive Officer	Senior Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Gateway Financial Holdings, Inc.

We have audited Gateway Financial Holdings, Inc. and Subsidiary’s (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Gateway Financial Holdings, Inc. and Subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Gateway Financial Holdings, Inc. and Subsidiary as of and for the year ended December 31, 2007, and our report dated March 10, 2008, expressed an unqualified opinion on those consolidated financial statements.

Greenville, North Carolina

March 10, 2008

ITEM 9B—OTHER INFORMATION

None.

PART III

ITEM 10—DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Incorporated by reference from the Company’s definitive proxy statement, to be mailed to stockholders and filed with the Securities and Exchange Commission within 120 days of December 31, 2007.

ITEM 11—EXECUTIVE COMPENSATION

Incorporated by reference from the Company’s definitive proxy statement, to be mailed to stockholders and filed with the Securities and Exchange Commission within 120 days of December 31, 2007.

ITEM 12—SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Incorporated by reference from the company’s definitive proxy statement, to be mailed to shareholders and filed with the Securities and Exchange Commission within 120 days of December 31, 2007.

The following table sets forth equity compensation plan information at December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,721,954	$9.89	644,678
Equity compensation plans not approved by security holders	150,032	$6.14	—
Total	1,871,986	$9.59	644,678

A description of the Company’s equity compensation plans is presented in Note N to the accompanying consolidated financial statements.

The 2001 Nonstatutory Stock Option Plan (“NSSO Plan”) was not approved by security holders. Options granted under the NSSO Plan do not qualify as “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code and do not afford favorable tax treatment to recipients. Options granted under the NSSO Plan do result in tax deductions to the Company. The NSSO Plan is administered by the Executive Committee. Directors and employees of the Company are eligible to receive options under the NSSO Plan at no cost to them other than the option exercise price. The options must be exercised within ten years from the date of grant. In the event that a participant ceases to serve as a director or employee of the Company due to disability or retirement, as defined in the NSSO Plan, an exercisable stock option will continue to be exercisable upon the terms and conditions contained in the grant. In the event of the death of a participant during service, an exercisable stock option will continue to be exercisable for 12 months from the date of death to the extent it was exercisable by the participant immediately prior to death. In the event that a participant ceases to serve as a director or employee of the Company for any other reason, the options will terminate.

ITEM 13—CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Incorporated by reference from the Company’s definitive proxy statement, to be mailed to stockholders and filed with the Securities and Exchange Commission within 120 days of December 31, 2007.

ITEM 14—PRINCIPAL ACCOUNTANT FEES AND SERVICES

Incorporated by reference from the Company’s definitive proxy statement, to be mailed to stockholders and filed with the Securities and Exchange Commission within 120 days of December 31, 2007.

PART IV

ITEM 15—EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)(3) Exhibits. The exhibits required by Item 601 of Regulation S-K are listed below.

Exhibit No.	Description
Exhibit 3.1:	Amended and Restated Articles of Incorporation

Exhibit 3.2:	Articles of Amendment to the Articles of Incorporation

Exhibit 3.3:	Amended Bylaws

Exhibit 4.1:	Specimen Certificate for Common Stock of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registration Statement on Form S-3 filed September 20, 2001)

Exhibit 10.1:	1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10K for the year ended December 31, 2001 (“2001 Annual Report”))

Exhibit 10.2:	1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the 2001 Annual Report)

Exhibit 10.3:	2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the 2001 Annual Report)

Exhibit 10.4:	Amended Employment Agreement with D. Ben Berry

Exhibit 10.5:	Amended Employment Agreement with David R. Twiddy

Exhibit 10.6:	2005 Omnibus Stock Ownership And Long Term Incentive Plan (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10K for the year ended December 31, 2005)

Exhibit 10.7:	Amended Employment Agreement with Theodore L. Salter

Exhibit 10.8:	Salary Continuation Agreement with D. Ben Berry

Exhibit 10.9:	Salary Continuation Agreement with David R. Twiddy

Exhibit 10.10:	Amended Change in Control Agreement with Matthew D. White

Exhibit 21:	Subsidiaries of the Registrant

Exhibit 23:	Consent of Dixon Hughes PLLC

Exhibit 31.1:	Rule 13a-14(a)/15d-14(a) Certification by Chief Executive Officer

Exhibit 31.2:	Rule 13a-14(a)/15d-14(a) Certification by Chief Financial Officer

Exhibit 32:	Section 1350 Certifications

SIGNATURES

Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned, thereunto duly authorized.

GATEWAY FINANCIAL HOLDINGS, INC.

Date: March 14, 2008	By:	/s/ D. BEN BERRY
D. Ben Berry
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ D. BEN BERRY D. Ben Berry	Chairman, President and CEO	March 14, 2008

/s/ THEODORE L. SALTER Theodore L. Salter	Chief Financial Officer	March 14, 2008

/s/ H. SPENCER BARROW H. Spencer Barrow	Director	March 14, 2008

/s/ WILLIAM BRUMSEY III William Brumsey III	Director	March 14, 2008

/s/ JIMMIE DIXON, JR. Jimmie Dixon, Jr.	Director	March 14, 2008

/s/ JAMES H. FEREBEE, JR. James H. Ferebee, Jr.	Director	March 14, 2008

/s/ CHARLES R. FRANKLIN, JR. Charles R. Franklin, Jr.	Director	March 14, 2008

/s/ ROBERT Y. GREEN, JR. Robert Y. Green, Jr.	Director	March 14, 2008

/s/ W. TAYLOR JOHNSON, JR. W. Taylor Johnson, Jr.	Director	March 14, 2008

/s/ ROBERT WILLARD LUTHER, III Robert Willard Luther, III	Director	March 14, 2008

/s/ FRANCES MORRISETTE NORRELL Frances Morrisette Norrell	Director	March 14, 2008

/s/ W. C. OWENS, JR. W. C. Owens, Jr.	Director	March 14, 2008

NAME	TITLE	DATE

/s/ WILLIAM A. PAULETTE William A. Paulette	Director	March 14, 2008

/s/ BILLY G. ROUGHTON Billy G. Roughton	Director	March 14, 2008

/s/ OLLIN B. SYKES Ollin B. Sykes	Director	March 14, 2008

/s/ FRANK T. WILLIAMS Frank T. Williams	Director	March 14, 2008

/s/ JERRY T. WOMACK Jerry T. Womack	Director	March 14, 2008

Annex G

United States

Securities and Exchange Commission

WASHINGTON, D. C. 20549

FORM 10-Q

☑	Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2008

☐	Transition Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period ended

Commission File Number 000-33223

GATEWAY FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-2264354
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1580 LASKIN ROAD, VIRGINIA BEACH, VIRGINIA 23451

(Address of principal executive office)

(757) 422-4055

(Issuer’s telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☐

As of August 7, 2008, 12,697,222 shares of the issuer’s common stock, no par value, were outstanding.

Part I. FINANCIAL INFORMATION

Item 1 — Financial Statements

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2008 (Unaudited)	December 31, 2007*
	(in thousands, except share data)
ASSETS
Cash and due from banks	$33,606	$19,569
Interest-earning deposits in other banks	636	1,092
Trading securities	10,051	23,011
Investment securities available for sale, at fair value	139,831	126,750
Mortgage loans held for sale	6,012	5,624
Loans	1,745,995	1,516,777
Allowance for loan losses	(18,203)	(15,339)

NET LOANS	1,727,792	1,501,438
Accrued interest receivable	10,929	12,330
Stock in Federal Reserve Bank, at cost	6,098	5,348
Stock in Federal Home Loan Bank of Atlanta, at cost	10,954	10,312
Premises and equipment, net	73,714	73,614
Intangible assets, net	4,761	5,069
Goodwill	46,006	46,006
Bank-owned life insurance	40,947	26,105
Real estate owned	2,985	482
Other assets	13,403	11,435

TOTAL ASSETS	$2,127,725	$1,868,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$147,416	$123,885
Savings	26,436	16,685
Money market and NOW	672,097	385,838
Time	772,592	882,511

TOTAL DEPOSITS	1,618,541	1,408,919
Short-term borrowings	63,501	33,000
Long-term borrowings—$13,023 and $14,865 at fair value as of June 30, 2008 and December 31, 2007, respectively	273,761	249,102
Accrued expenses and other liabilities	8,238	12,757

TOTAL LIABILITIES	1,964,041	1,703,778

Stockholders’ Equity
Non-cumulative, perpetual preferred stock, $1,000 liquidation value per share, 1,000,000 shares authorized, 23,266 issued and outstanding at June 30, 2008 and December 31, 2007	23,182	23,182
Common stock, no par value, 30,000,000 shares authorized, 12,695,021 and 12,558,625 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	127,913	127,258
Retained earnings	16,684	14,991
Accumulated other comprehensive loss	(4,095)	(1,024)

TOTAL STOCKHOLDERS’ EQUITY	163,684	164,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,127,725	$1,868,185

*	Derived from audited consolidated financial statements.

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except share and per share data)
Interest Income
Interest and fees on loans	$26,957	$24,114	$54,530	$44,498
Trading account securities	136	349	404	861
Investment securities available for sale:
Taxable	1,800	1,123	3,400	1,519
Tax-exempt	116	116	234	186
Interest-earning bank deposits	11	138	51	172
Other interest and dividends	277	207	539	391

Total Interest Income	29,297	26,047	59,158	47,627

Interest Expense
Money market, NOW, and savings deposits	3,579	2,610	6,649	4,866
Time deposits	9,048	8,846	20,028	15,720
Short-term borrowings	140	543	436	818
Long-term borrowings	2,810	2,339	5,691	4,475

Total Interest Expense	15,577	14,338	32,804	25,879

Net Interest Income	13,720	11,709	26,354	21,748
Provision for Loan Losses	2,200	1,350	3,800	2,550

Net Interest Income After
Provision for Loan Losses	11,520	10,359	22,554	19,198

Non-Interest Income
Service charges on deposit accounts	1,146	998	2,052	1,875
Mortgage operations	875	733	1,638	1,665
Loss and net cash settlements on economic hedge	—	(948)	—	(759)
Gain on sale of securities available for sale	—	—	800	163
Gain (loss) from trading securities	(54)	(21)	(3)	259
Insurance operations	1,410	1,518	3,056	2,839
Brokerage operations	104	196	195	462
Income from bank-owned life insurance	445	267	843	528
Fair value gain on junior subordinate debentures	256	8	1,842	50
Other	659	366	1,296	684

Total Non-Interest Income	4,841	3,117	11,719	7,766

Non-Interest Expense
Personnel costs	7,412	5,726	14,778	10,985
Occupancy and equipment	2,455	2,007	4,873	3,817
Data processing fees	620	426	1,280	879
Other (Note 4)	3,268	2,258	6,250	4,262

Total Non-Interest Expense	13,755	10,417	27,181	19,943

Income Before Income Taxes	2,606	3,059	7,092	7,021
Income Tax Expense	646	1,040	2,009	2,488

Net Income	1,960	2,019	5,083	4,533
Dividend on preferred stock	506	—	1,012	—

Net Income Available to Common Shareholders	$1,454	$2,019	$4,071	$4,533

Net Income Per Common Share
Basic	$0.12	$0.17	$0.33	$0.40
Diluted	0.11	0.17	0.32	0.39
Weighted Average Common Shares Outstanding
Basic	12,535,189	11,608,656	12,519,089	11,301,222
Diluted	12,852,137	11,950,358	12,897,186	11,619,485

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

					Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
	(in thousands, except share data)
Balance at December 31, 2007	23,266	$23,182	12,558,625	$127,258	$14,991	$(1,024)	$164,407
Cumulative-effect adjustment resulting from the adoption of EITF 06-4	—	—	—	—	(352)	—	(352)
Comprehensive income:
Net income	—	—	—	—	5,083	—	5,083
Other comprehensive loss, net of tax	—	—	—	—	—	(3,071)	(3,071)

Total comprehensive income	—	—					2,012

Issuance of restricted stock	—	—	95,000	—	—	—	—
Shares issued from options exercised	—	—	41,396	286	—	—	286
Stock based compensation related to restricted stock	—	—	—	234	—	—	234
Stock based compensation related to options	—	—	—	25	—	—	25
Tax benefits from the exercise of options	—	—	—	110	—	—	110
Cash dividends on:
Common stock ($0.16 per share)	—	—	—	—	(2,026)	—	(2,026)
Non-cumulative, perpetual preferred stock	—	—	—	—	(1,012)	—	(1,012)

Balance at June 30, 2008	23,266	$23,182	12,695,021	$127,913	$16,684	$(4,095)	$163,684

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Cash Flows from Operating Activities
Net income	$5,083	$4,533
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	309	465
Depreciation and amortization	2,160	1,289
Provision for loan losses	3,800	2,550
Proceeds from the sale of real estate owned	68	—
Gain on sale of real estate owned	(16)	—
Valuation loss related to real estate owned	35	—
Market value loss on economic hedge	—	193
Gain on sale of investment securities available for sale	(800)	(163)
(Gain) loss from trading securities	3	(259)
Gain from fair value on junior subordinated debt	(1,842)	(50)
Stock based compensation	259	199
Proceeds from sale of loans	3,971	—
Gain on sale of loans	(347)	—
Proceeds from sale of mortgage loans held for sale	85,967	98,811
Mortgage loan originations held for sale	(86,355)	(93,520)
Income on bank-owned life insurance	(843)	(528)
Changes in assets and liabilities:
Decrease (increase) in accrued interest receivable	1,401	(1,278)
Increase in other assets	(45)	(3,471)
Decrease (increase) in accrued expenses and other liabilities	(4,871)	1,630

Net Cash Provided by Operating Activities	7,937	10,401

Cash Flows from Investing Activities
Cash received (paid) from investment securities available for sale transactions:
Purchases	(57,482)	(89,640)
Maturities	6,045	3,367
Sales	34,004	22,269
Cash received (paid) from trading securities for sale transactions:
Purchases	(25,148)	(69,962)
Maturities	23,000	—
Sales	—	42,337
Calls	15,000	—
Cash and cash equivalents acquired with The Bank of Richmond acquisition	—	17,974
Cash paid for subsidiary acquisition	—	(445)
Cash paid through June 30, 2007 for The Bank of Richmond acquisition	—	(14,636)
Purchase of bank-owned life insurance	(14,000)	—
Net increase in loans	(236,368)	(197,595)
Proceeds from sale of premises and equipment	702	—
Purchases of premises and equipment	(2,698)	(5,007)
Redemption (purchase) of FHLB stock	(642)	1,270
Purchase of FRB stock	(750)	(75)

Net Cash Used by Investing Activities	(258,337)	(290,143)

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Continued)

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Cash Flows from Financing Activities
Net increase in deposits	209,622	309,934
Net increase in short-term borrowings	30,501	27,567
Net increase (decrease) in long-term borrowings	26,500	(19,176)
Cash dividends paid	(3,038)	(1,435)
Tax benefit of options exercised	110	10
Repurchase of common stock	—	(1,361)
Proceeds from the exercise of stock options	286	27
Proceeds from the issuance of common stock	—	286

Net Cash Provided by Financing Activities	263,981	315,852

Net Increase in Cash and Cash Equivalents	13,581	36,110
Cash and Cash Equivalents, Beginning	20,661	26,794

Cash and Cash Equivalents, Ending	$34,242	$62,904

Supplemental disclosure of cash flow information:
Transfer to REO	$2,590	$350
Investment securities transferred from available for sale to trading	$—	$51,012
Cash obligation still to be paid for The Bank of Richmond acquisition	$—	$11,776
Merger acquisition of subsidiary company:
Fair value of assets acquired	$—	$217,957
Fair value of liabilities assumed	$—	$179,593
Common stock issued and stock options assumed	$—	$29,792

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

Gateway Bank & Trust Co. (the “Bank”) was incorporated November 24, 1998 and began banking operations on December 1, 1998. Effective October 1, 2001, the Bank became a wholly-owned subsidiary of Gateway Financial Holdings, Inc. (the “Company”), a financial holding company whose principal business activity consists of the ownership of the Bank, Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III, and Gateway Capital Statutory Trust IV.

The Bank is engaged in general commercial and retail banking in Eastern and Central North Carolina and in the Richmond, Lynchburg, Charlottesville, and Tidewater areas of Virginia, operating under state banking laws and the rules and regulations of the Federal Reserve System and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The Bank has four wholly-owned subsidiaries: Gateway Bank Mortgage, Inc., which began operations during the second quarter of 2006, whose principal activity is to engage in originating and processing mortgage loans; Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services; Gateway Title Agency, Inc., acquired in January 2007, with offices in Newport News, Hampton, and Virginia Beach, Virginia, whose principal activity is to engage in title services for real estate transactions; and Gateway Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth, and Kitty Hawk, North Carolina and Chesapeake and Newport News, Virginia. For reporting purposes, Gateway Title and Gateway Insurance are combined.

The Company formed Gateway Capital Statutory Trust I in 2003, Gateway Capital Statutory Trust II in 2004, Gateway Capital Statutory Trust III in May 2006, and Gateway Capital Statutory Trust IV in May 2007, all four of which are wholly owned by the Company to facilitate the issuance of trust preferred securities totaling $8.0 million, $7.0 million, $15.0 million, and $25.0 million, respectively. Our 2004 adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities, resulted in the deconsolidation of Gateway Capital Statutory Trust I and II. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trusts were included in long-term borrowings and the Company’s equity interest in the trusts was included in other assets. The deconsolidation of the trusts did not materially impact net income.

Generally, trust preferred securities qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued the final rule that retains the inclusion of trust preferred securities in Tier 1 capital of bank holding companies but with stricter quantitative limits and clearer qualitative standards. After a transition period, under the new rule which will become effective as of March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions.

All intercompany transactions and balances have been eliminated in consolidation. In management’s opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of a normal recurring nature) necessary for a fair presentation of the financial information as of and for the three and six month periods ended June 30, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, as well as the amounts of income and expense during the reporting period. Actual results could differ from those estimates. Operating results for the six-month period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2008.

The organization and business of the Company, the accounting policies followed by the Company and other relevant information are contained in the notes to the consolidated financial statements filed as part of the Company’s 2007 annual report on Form 10-K. This quarterly report should be read in conjunction with such annual report.

In 2006 the Emerging Issues Task Force issued EITF Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefits Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in Statement 106 or Opinion 12, as appropriate. This issue is applicable for interim or annual reporting periods beginning after December 15, 2007. The Company adopted the provisions of EITF Issue 06-4 effective January 1, 2008, and as a result had to establish an initial liability of approximately $352,000, which in accordance with the standard was recorded as a cumulative-effect adjustment, reducing retained earnings as of January 1, 2008. Additionally, the adoption of the issue resulted in increased personnel costs of approximately $30,000 and $61,000, respectively, for the three and six months ended June 30, 2008.

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings, which addresses the valuation of written loan commitments accounted for at fair value through earnings. The guidance in SAB No. 109 expresses the staff’s view that the measurement of fair value for a written loan commitment accounted for at fair value through earnings should incorporate the expected net future cash flows related to the associated servicing of the loan. Previously under SAB No. 105, Application of Accounting Principles to Loan Commitments, this component of value was not incorporated into the fair value of the loan commitment. The impact of SAB No. 109 accelerated the recognition of the estimated fair value of the servicing inherent in the loan to the commitment date. The adoption of SAB No. 109 resulted in increased revenues of approximately $45,000 for the three and six months ended June 30, 2008.

Note 2—Stock Compensation Plans

Effective January 1, 2006, the Company adopted Statements of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment , which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees , and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as financing cash flows rather than as a reduction of taxes paid, which is included within operating cash flows.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

The Company had four share-based compensation plans in effect at June 30, 2008. The compensation cost that has been charged against income for those plans was approximately $130,000 and $259,000 for the three and six months ended June 30, 2008, respectively. The compensation cost that has been charged against income for those plans was approximately $117,000 and $199,000 for the three and six months ended June 30, 2007, respectively. The Company recorded a deferred tax benefit in the amount of $50,000 and $100,000 related to share-based compensation for the three and six months ended June 30, 2008, respectively; and $44,000 and $75,000 during the three and six months ended June 30, 2007, respectively.

During 1999 the Company adopted, with shareholder approval, an Incentive Stock Option Plan (the “Employee Plan”) and a Nonstatutory Stock Option Plan (the “1999 Director Plan”). During 2001 the Company increased, with shareholder approval, the number of shares available under its option plans. In 2002, the Company increased, with shareholder approval, the number of shares available under the Employee Plan. The Company also adopted a 2001 Nonstatutory Stock Option Plan. On November 24, 2004, the Company adopted a 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (the “Omnibus Plan”) providing for the issuance of up to 726,000 shares of common stock under the terms of the Omnibus Plan, approved by the shareholders at the annual shareholder meeting. All options granted prior to November 2004 to non-employee directors vested immediately at the time of grant, while other options from this pool vest over a four-year period with 20% vesting on the grant date and 20% vesting annually thereafter. Options granted from the pool of shares made available on November 24, 2004 to non-employee directors vested immediately at the time of the grant, while options from this pool granted to employees vested 50% at the time of the grant and 50% the following year. During the year ended December 31, 2006, the Company granted 166,500 nonstatutory options which will vest at 20% per year beginning the month following the quarter in which the Company achieves a ROA of 1%. During the first half of 2007, the Company granted 500 nonstatutory options with the same vesting criteria as in 2006. The Company granted 20,000 options during the first half of 2008, which will vest 20% per year beginning on the first anniversary date of the grant. The Company granted 100,000 shares of restricted stock during the first half of 2008 that vest over a five-year period.

The Company assumed, as a result of the acquisition of The Bank of Richmond, the 1999 BOR Stock Option Plan, which was adopted by the Board of Directors of The Bank of Richmond as of June 2, 1999. The plan provides for the issuance of up to 601,237 shares of common stock of which 369,048 were outstanding and fully vested as of June 30, 2008.

All unexercised options expire ten years after the date of grant. All references to options have been adjusted to reflect the effects of stock splits. The exercise price of all options granted to date under these plans range from $3.95 to $16.53.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company has assumed a volatility rate of 17.14% to 21.75%, an expected life of 7 years, interest rates of 4.66% to 3.40%, and a dividend yield of 1.50% in the Black Scholes computation related to the options granted for the xix months ended June 30, 2007 and 2008. The Company granted 500 nonqualifying stock options during the six months ended June 30, 2007, and the Company granted 20,000 stock options during the six months ended June 30, 2008.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of option activity under the stock option plans as of and for the period ended June 30, 2008 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2007	1,871,986	$9.59	4.80 Years
Exercised	(7,360)	5.79
Authorized	—	—
Forfeited	(60,200)	14.74
Granted	—	—

Outstanding at March 31, 2008	1,804,426	9.43	4.46 Years	$4,817,859
Exercised	(34,036)	7.13
Authorized	—	—
Forfeited	—	—
Granted	20,000	10.30

Outstanding at June 30, 2008	1,790,390	$9.48	4.34 Years	$1,854,360

Exercisable at June 30, 2008	1,611,286	$8.96	3.88 Years	$1,854,360

For the three and six months ended June 30, 2008, employees exercised 34,036 and 41,396 options, respectively, with the intrinsic value of options exercised of approximately $125,200 and $158,020. There were 2,544 options exercised with an intrinsic value of $14,000 for the three and six months ended June 30, 2007. Cash received from option exercises for the three and six months ended June 30, 2008 was $242,700 and $285,700, respectively. The actual tax benefit in stockholders’ equity realized for the tax deductions from exercise of stock options for the three and six months ended June 30, 2008 was $93,000 and $110,000, respectively. The fair value of options that contractually vested during the three and six months ended June 30, 2008 was $-0- and $4,200, respectively. The fair value of options vested during the three and six months ended June 30, 2007 was $12,000 and $31,000, respectively.

The 100,000 shares of restricted stock granted during the first half of 2008 have a vesting period of five years (20% per year). For the six months ended June 30, 2008, 6,367 shares with a fair value of $91,706 vested. No restricted stock vested over the six months ended June 30, 2007.

A summary of restricted stock outstanding during the first six months of 2008 is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested outstanding at December 31, 2007	61,500	$14.60
Granted	90,000	10.61
Vested	(6,367)	14.40

Non-vested outstanding at March 31, 2008	145,133	12.13
Granted	10,000	7.70
Forfeited	(5,000)	15.30

Non-vested outstanding at June 30, 2008	150,133	$11.70

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of June 30, 2008, there was $1.9 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. The cost expected to be recognized for the remaining quarters of 2008 and for the years ended 2009, 2010, 2011, 2012, 2013, and 2014 is $277,000, $534,000, $354,000, $305,000, $296,000, $81,000, and $17,000, respectively.

The Company funds the stock option exercises and restricted stock grants from its authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans.

Note 3—Commitments

In the normal course of business, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows. The following table reflects commitments of the Company outstanding as of June 30, 2008.

Other Commitments	Total Amounts Committed	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
	(In thousands)
Undisbursed home equity credit lines	$69,105	$69,105	$—	$—	$—
Other commitments and credit lines	302,289	302,289	—	—	—
Undisbursed portion of construction loans	46,529	46,529	—	—	—
Lease obligations	19,129	1,599	2,835	2,349	12,346
Commitments to originate mortgage loans, fixed and variable	14,756	14,756	—	—	—
Standby letters of credit	19,368	19,368	—	—	—

Total other commitments	$471,176	$453,646	$2,835	$2,349	$12,346

In addition to the above lease obligations, the Company has entered into a full service office lease for approximately 50,000 square feet of office space at $24.00 per square foot. The lease will commence when the landlord has substantially completed the office space, which is estimated to be no later than July 1, 2010. The lease is contingent upon the landlord successfully acquiring the land on which the office space will be built by December 31, 2008 and substantially completing the office space no later than December 31, 2010; otherwise, the Company has the option to terminate the lease.

Note 4—Other Non-Interest Expense

The major components of other non-interest expense are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Advertising and promotion	$241	$234	$454	$382
Professional services	445	314	861	641
FDIC insurance	272	156	510	181
Franchise and sales and use tax	303	224	621	424
Amortization of intangibles	155	90	309	208
Postage, printing, and office supplies	602	404	1,126	770
Other	1,250	836	2,369	1,656

	$3,268	$2,258	$6,250	$4,262

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Comprehensive Income

A summary of comprehensive income is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$1,960	$2,019	$5,083	$4,533

Other comprehensive loss
Securities available for sale:
Unrealized holding losses on available-for-sale securities	(4,436)	(2,735)	(4,194)	(3,130)
Tax effect	1,708	1,057	1,615	1,205
Reclassification of gains recognized in net income	—	—	(800)	(163)
Tax effect	—	—	308	61

Total other comprehensive loss	(2,728)	(1,678)	(3,071)	(2,027)

Comprehensive income (loss)	$(768)	$341	$2,012	$2,506

Note 6—Per Share Results

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock and are determined using the treasury stock method. The basic and diluted weighted average shares outstanding are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Weighted average outstanding shares used for basic EPS	12,535,189	11,608,656	12,519,089	11,301,222
Plus incremental shares from assumed exercise of:
Stock options	313,339	284,852	329,067	271,600
Restricted stock	3,609	56,850	49,030	46,663

Weighted average outstanding shares used for diluted EPS	12,852,137	11,950,358	12,897,186	11,619,485

The Board declared quarterly cash preferred stock dividends of $506,000 for the first and second quarters of 2008, payable in April and June 2008. The second quarter preferred stock dividend was deducted from the three months ended June 30, 2008 net income, and the aggregate preferred stock dividends of $1.01 million were deducted from six months ended June 30, 2008 net income in the computation of basic and diluted earnings per share. No adjustments were required to be made to net income, in the computation of diluted earnings per share for the three and six months ended June 30, 2007. For the three and six months ended June 30, 2008, there were 808,770 and 799,320 options, respectively; and for the three and six months ended June 30, 2007, there were 314,750 options that were antidilutive since the exercise price for these options exceeded the average market price of the Company’s common stock for the respective periods.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Business Segment Reporting

In addition to its banking operations, the Company has three other reportable segments: Gateway Bank Mortgage, Inc., a mortgage company whose principal activity is to engage in originating and processing mortgage loans; Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services; and its insurance operations consisting of Gateway Insurance Services, Inc., an independent insurance agency, and Gateway Title Agency, Inc., an independent title company. Set forth below is certain financial information for each segment and in total (in thousands).

	Total	Elimination	Banking	Mortgage	Brokerage	Insurance
Total Assets at
June 30, 2008	$2,127,725	$—	$2,110,690	$6,297	$939	$9,799

Total Assets at
June 30, 2007	$1,749,258	$—	$1,728,668	$10,640	$779	$9,171

	Total	Elimination	Banking	Mortgage	Brokerage	Insurance
Three Months Ended June 30, 2008
Net interest income	$13,720	$90	$13,594	$32	$—	$4
Non-interest income	4,841	—	2,441	871	104	1,425

Total income	$18,561	$90	$16,035	$903	$104	$1,429

Net income	$1,960	$90	$1,506	$19	$32	$313

Three Months Ended June 30, 2007
Net interest income	$11,709	$115	$11,578	$11	$—	$5
Non-interest income	3,117	—	698	705	196	1,518

Total income	$14,826	$115	$12,256	$716	$196	$1,523

Net income	$2,019	$115	$1,531	$25	$44	$304

Six Months Ended June 30, 2008
Net interest income	$26,354	$165	$26,148	$34	$—	$7
Non-interest income	11,719	—	6,819	1,634	195	3,071

Total income	$38,073	$165	$32,967	$1,668	$195	$3,078

Net income (loss)	$5,083	$165	$3,993	$(22)	$59	$888

Six Months Ended June 30, 2007
Net interest income	$21,748	$245	$21,470	$26	$—	$7
Non-interest income	7,766	—	2,828	1,637	462	2,839

Total income	$29,514	$245	$24,298	$1,663	$462	$2,846

Net income	$4,533	$245	$3,229	$276	$131	$652

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Securities Available for Sale

The amortized cost of the Company’s securities available for sale and their fair values were as follows at the dates indicated:

	June 30, 2008	December 31, 2007
	(in thousands)
Amortized Cost	$146,491	$128,416
Gross unrealized losses	(6,786)	(2,455)
Gross unrealized gains	126	789

Fair Value	$139,831	$126,750

The Company evaluates all securities on a quarterly basis, and more frequently when economic conditions warrant additional evaluations, to determine if an other-than-temporary impairment (“OTTI”) exists pursuant to guidelines established in FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.

In evaluating the possible impairment of securities, consideration is given to the length of time and the extent to which the fair value has been less than book value, the financial conditions and near-term prospects of the issuer, and the ability and intent of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies or government sponsored agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. If management determines that an investment experienced an OTTI, the loss is recognized in the income statement as a realized loss. Any recoveries related to the value of these securities are recorded as an unrealized gain (as other comprehensive income (loss) in stockholders’ equity) and not recognized in income until the security is ultimately sold.

Included in securities available for sale at June 30, 2008 were 800,000 shares of Freddie Mac (“FHLMC”) 8.375% Series Z preferred stock with an amortized cost of $20.2 million and 800,000 shares of Fannie Mae (“FNMA”) 8.25% Series S preferred stock with an amortized cost of $20.2 million. The market value of these FHLMC and FNMA securities at June 30, 2008 resulted in a loss of $532,000 and a loss of $1.1 million, respectively. The difference between the aggregate amortized cost of these securities and the aggregate market value yields an unrealized loss of $1.6 million, or $993,000 after taxes. Additionally, the securities available for sale at June 30, 2008 included investments in several community bank stocks with an aggregate cost of $8.0 million with the market value of these securities at June 30, 2008 resulting in a loss of $3.4 million, or $2.1 million after taxes.

During the second quarter of 2008, the market for preferred stock issued by FHLMC and FNMA and the overall market sentiment towards bank stocks weakened. The quoted market prices for the preferred stocks have been volatile in recent months. In addition, uncertainties continue to exist with respect to the financial condition of FHLMC and FNMA, and these uncertainties and general market and economic conditions have resulted in further material declines in the quoted market prices for these preferred stocks since June 30, 2008. Management has evaluated the unrealized losses associated with the preferred stocks and the community bank investments as of June 30, 2008, and, in management’s belief, the unrealized losses are temporary and will recover in a reasonable amount of time. However, factors discussed above and other circumstances may make it possible that these securities could require the recording of other-than-temporary impairment losses in one or more future reporting periods. For further information see “Part II. Item 1A. Risk Factors” of this Form 10-Q.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At June 30, 2008, the Company’s other available-for-sale securities with an unrealized loss position were, in management’s belief, primarily due to differences in market interest rates as compared to those of the underlying securities. Management does not believe any of these securities are other-than-temporarily impaired. At June 30, 2008, the Company has both the intent and ability to hold these impaired securities for a period of time necessary to recover the unrealized losses; however, the Company may from time to time dispose of an impaired security in response to asset/liability management decisions, future market movements, business plan changes, or if the net proceeds could be reinvested at a rate of return that is expected to recover the loss within a reasonable period of time.

Note 9—Derivatives

The Company had a $150.0 million stand-alone derivative financial instrument that was entered into on December 30, 2005. The derivative financial instrument was in the form of an interest rate swap agreement, which derived its value from underlying interest rates. The Company used this interest rate swap agreement to effectively convert a portion of its variable rate loans to a fixed rate. These transactions involved both credit and market risk. The notional amount is the amount on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires that changes in the fair value of derivative financial instruments that are not designated or do not qualify as hedging instruments be reported as an economic gain or loss in non-interest income.

For the three and six months ended June 30, 2007, a loss of $663,600 and $192,900, respectively, was recorded related to the change in the fair value of the interest rate swap agreement. Additionally, this agreement required the Company to make monthly payments at a variable rate determined by a specified index (prime rate as stated in Publication H-15) in exchange for receiving payments at a fixed rate. These net cash monthly settlements are also recorded as non-interest income in the period to which they relate. For the three and six months ended June 30, 2007, the interest rate swap cash settlements decreased non-interest income by $290,700 and $571,900, respectively. On September 11, 2007, the Company terminated its position in the stand-alone derivative and received a $115,000 termination fee from the counterparty, and therefore, there was no gain or loss reported from the derivative financial instrument for the three and six months ended June 30, 2008. The Company had been exposed to credit related losses in the event of nonperformance by the counterparty to this agreement until it was terminated. The Company controlled the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures, and did not expect the counterparty to fail their obligations. The Company had been required to provide collateral in the form of U.S. Treasury Securities of $2.0 million to the counterparty based on the evaluation of the market value of the agreement. The Company received back its collateral when the financial instrument was terminated.

Note 10—Fair Value Measurement

Effective January 1, 2007, the Company elected early adoption of SFAS No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities. SFAS No. 157, which was issued in September 2006, establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, the Company selected the fair value measurement option for various pre-existing financial assets and liabilities, including certain short-term investment securities used primarily for liquidity and asset liability management purposes in the available-for-sale portfolio totaling approximately $51.0 million and junior

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

subordinated debentures issued to unconsolidated capital trusts of $15.5 million. The initial fair value measurement of these items resulted in, approximately, a $1.2 million cumulative-effect adjustment, net of tax, recorded as a reduction in retained earnings as of January 1, 2007. Under SFAS No. 159, this one-time charge was not recognized in earnings.

The investment securities selected for fair value measurement are classified as trading securities because they are held principally for resale in the near term and are reported at fair value in the consolidated balance sheets at June 30, 2008 and 2007. Interest and dividends are included in net interest income. Unrealized gains and losses are reported as a component in non-interest income. The Company recorded trading losses of approximately $54,000 and $3,000 for the three and six months ended June 30, 2008, respectively, compared with a loss of $21,000 for the three months ended June 30, 2007 and a gain of $259,000 for the six months ended June 30, 2007. Additionally, the Company recorded gains of $256,000 and $1.8 million related to the change in fair value of the junior subordinated debentures during the three and six months ended June 30, 2008, respectively. For the three and six months ended June 30, 2007, the Company recorded gains of $8,000 and $50,000, respectively, related to the change in the fair value of the junior subordinated debentures. These gains were recorded as a component of non-interest income.

The Company chose to elect fair value measurement for these specific assets and liabilities because they have a positive impact on the Company’s ability to manage the market and interest rate risks and liquidity associated with certain financial instruments (primarily investments with short durations and low market volatility), improve its financial reporting, mitigate volatility in reported earnings without having to apply complex hedge accounting rules, and remain competitive in the marketplace. The Company has chosen not to elect fair value measurement for municipal securities, corporate equity securities and bonds, longer term duration mortgage-backed securities, and held-to-maturity investments.

Below is a table that presents the cumulative—effect adjustment to retained earnings for the initial adoption of the fair value option (“FVO”) for the elected financial assets and liabilities as of January 1, 2007:

Description	Balance Sheet 1/1/07 prior to adoption	Net Gain/ (Loss) upon adoption	Balance Sheet 1/1/07 after adoption of FVO
	(in thousands)
Trading securities	$—	$—	$51,012
Accumulated other comprehensive loss	917	(917)	—
Junior subordinated debenture	(15,465)	(447)	(15,912)
Pretax cumulative effect of adoption of the fair value option	—	(1,364)	—
Decrease in deferred tax asset	—	167	—

Cumulative effect of adoption of the fair value option (charge to retained earnings)		$(1,197)

In accordance with SFAS No. 157, we group our financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The most significant instruments that the Company fair values include investment securities, derivative instruments, and certain junior subordinated debentures. The majority of instruments fall into the Level 1 or 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 securities include common and preferred stock of publicly traded companies and were valued based on the price of the security at the close of business on June 30, 2008.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Level 2—Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets. Valuations are based on observable market data in those markets. Level 2 securities include U.S. Treasury, other U.S. government and agency mortgage-backed securities, and corporate and municipal bonds.

Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques; they are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. Level 3 financial instruments include economic hedges and junior subordinated debentures. The Company obtains pricing for these instruments from third parties who have experience in valuing these type of securities. Additionally, beginning in 2008, the Company classified interest rate lock commitments on residential mortgage loans held for sale, which are derivatives under SFAS No. 133, on a gross basis within other assets. The fair value of these commitments, while based on interest rates observable in the market, is highly dependent on the ultimate closing of the loans. These “pull-through” rates are based on the Company’s historical data and reflect an estimate of the likelihood that a commitment will ultimately result in a closed loan. As a result of the adoption of SAB No. 109, we recorded an other asset of $45,000 at June 30, 2008. Because the inputs into the fair value of the locked loan commitments are not transparent in market trades, they are considered to be Level 3 assets in the valuation hierarchy.

The Company measures or monitors certain of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities that were elected under SFAS No. 159 as well as for certain assets and liabilities in which fair value is the primary basis of accounting.

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis:

		Fair Value Measurements at June 30, 2008, Using			Changes in Fair Values for the 6-Month Period Ended June 30, 2008 for Items Measured at air Value Pursuant to Election of the Fair Value Option (*)
Description	Assets/ Liabilities Measured at Fair Value 6/30/2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Trading Gains and Losses	Other Gains and Losses	Interest Income on Loans	Consolidated Expense on Long-term Debt	Total Changes in Fair Value Included in Current Period Earnings
Trading securities	$10,051	$—	$10,051	$—	$(3)	$—	$—	$—	$(3)
Available-for-sale securities	139,831	43,386	96,445	—	—	—	—	—	—
Junior subordinated debentures	13,023	—	—	13,023	—	1,842	—	—	1,842
Written loan commitments	45	—	—	45	—	45	—	—	45

(*)	Comparisons to the three and six months ended June 30, 2007 have been made in the second paragraph of this note as well as Note 8.

The Company evaluates other assets and liabilities for which fair value accounting is used on a non-recurring basis. These assets and liabilities include goodwill, loans held for sale, impaired loans, and real

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

estate owned of $46.0 million, $6.0 million, $18.2 million, and $3.0 million, respectively, at June 30, 2008. There was a fair value loss of $35,000 in the first half of 2008 related to the real estate owned. The balance in impaired loans increased $1.3 million and $3.0 million for the three and six months ended June 30, 2008, respectively. The estimated valuation allowance related to the impaired loans used in determining the Company’s allowance for loan losses increased $428,000 and $505,000 for the three and six months ended June 30, 2008 (see further discussion below). There were no other fair value adjustments related to these assets and liabilities for the three and six months ended June 30, 2008 and 2007.

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Real estate owned is adjusted to fair value upon transfer of the loans to real estate owned. Subsequently, real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the real estate owned as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3. All of the real estate owned at June 30, 2008 was evaluated based on appraised values of the underlying collateral.

Loans held for sale on the consolidated balance sheets are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Goodwill and identified intangible assets are subject to impairment testing at least annually on June 30 or more frequently if events or circumstances indicate possible impairment. The Company uses various valuation methodologies including multipliers of earnings and tangible book value and projected cash flow valuation methods in the completion of impairment testing. These valuation methods require a significant degree of management judgment. In the event this valuation is less than the carrying value, the asset is recorded at fair value as determined by the valuation model.

As a result of the recent decline in the Company’s stock price, which is typical for financial institutions nationwide that have been affected by the slowing economy and credit issues, the market value of the Company’s stock was below the book value as of June 30, 2008. In management’s opinion, the price of the stock at June 30, 2008 is not reflective of the current fair value of the Company or any of its separate reporting units. Management

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

used valuation methodologies as discussed above to support the fair value of the Company and concluded that the goodwill recorded on the books at June 30, 2008 is properly valued and has not been impaired. This conclusion is dependent on the Company’s 2008 and 2009 earnings and capital projections and will be reviewed quarterly. The Company classifies goodwill and other intangible assets subjected to nonrecurring fair value adjustments as Level 3.

Junior subordinated debentures are included in long-term borrowings in the consolidated balance sheet as of June 30, 2008. Approximately $41.2 million of other junior subordinated debentures, $169.0 million of FHLB advances, $20.0 million of reverse repurchase agreements, and $30.5 million of other borrowings are included in long-term borrowings that were not elected for the fair value option.

NOTE 11—Acquisitions

The Bank of Richmond Transaction

On June 1, 2007, the Company completed the acquisition of The Bank of Richmond, a Richmond, Virginia based bank with approximately $197 million in assets, operating six financial centers in the Richmond area and a loan production office in Charlottesville, Virginia. The Bank of Richmond acquisition further enhances the Company’s geographic footprint and provides a meaningful presence in the demographically attractive Richmond market.

Pursuant to the terms of the acquisition, the Company purchased 100% of the outstanding stock of The Bank of Richmond with a combination of cash and Company stock. The aggregate purchase price was $56.6 million including approximately $1.1 million of transaction costs. The Company issued approximately 1.85 million shares of the Company’s common stock, assumed outstanding The Bank of Richmond stock options valued at approximately $3.6 million, and paid approximately $25.6 million in cash to The Bank of Richmond shareholders for the approximate 1.72 million of The Bank of Richmond shares outstanding. The overall exchange for stock was limited to 50% of The Bank of Richmond common stock, using an exchange ratio of 2.11174 of the Company stock for every share of The Bank of Richmond stock. The value of the common stock exchanged was determined based on the average market price of the Company’s common stock over the 10-day period ended May 21, 2007.

The acquisition transaction has been accounted for using the purchase method of accounting for business combinations, and accordingly, the assets and liabilities of The Bank of Richmond were recorded based on estimated fair values as of June 1, 2007 with the estimate of goodwill being subject to possible adjustments during the one-year period from that date. Goodwill will not be amortized but will be tested for impairment in accordance with SFAS 142. None of the goodwill is expected to be deductible for income tax purposes. The consolidated financial statements include the results of operations of The Bank of Richmond since June 1, 2007.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated fair values of the The Bank of Richmond assets acquired and liabilities assumed at the date of acquisition based on the information currently available is as follows (in thousands):

Cash and cash equivalents	$17,974
Investment securities, available for sale	2,998
Loans, net	165,879
Premises and equipment, net	8,749
Goodwill	36,699
Core deposit intangible	1,464
Other assets	1,927
Deposits	(177,572)
Borrowings	(50)
Other liabilities	(1,566)
Stockholders’ Equity	98

Net assets acquired	$56,600

The core deposit intangible is being amortized on the straight-line basis over a ten-year life. The amortization method and valuation of the core deposit intangible are based upon a historical study of the deposits acquired. Premiums and discounts that resulted from recording The Bank of Richmond assets and liabilities at their respective fair values are being amortized using methods that approximate an effective yield over the life of the assets and liabilities. The net amortization increased net income before taxes by $24,000 and $48,000 for the three and six months ended June 30, 2008.

The following unaudited pro forma financial information presents the combined results of operations of the Company and The Bank of Richmond as if the acquisition had occurred as of January 1, 2007 after giving effect to certain adjustments, including amortization of the core deposit intangible, fair value premium and discounts, and additional financing necessary to complete the transaction.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share data)
Net interest income	$13,720	$12,805	$26,354	$24,402
Non-interest income	4,841	3,321	11,719	8,224
Total revenue	18,561	16,126	38,073	32,626
Provision for loan losses	2,200	1,750	3,800	3,066
Acquisition related charges	—	2,286	—	2,286
Non-interest expense	13,755	11,593	27,181	22,358
Income before taxes	2,606	497	7,092	4,916
Net income	1,960	117	5,083	2,946

Net income per common share:
Basic	$0.12	$0.01	$0.33	$0.23
Diluted	0.11	0.01	0.32	0.22

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Acquisitions

During January 2007, the Bank completed the acquisition of Breen Title & Settlement, Inc., an independent title agency with offices located in Newport News, Hampton, and Virginia Beach, Virginia. A summary of the purchase price and the assets acquired is as follows (in thousands):

Purchase price:
Portion paid in cash	$445
Issuance of common stock	425

Total purchase price	$870

Assets acquired:
Property and equipment	$15
Goodwill	855

Total assets acquired	$870

It is anticipated that the goodwill related to the acquisition of Breen Title & Settlement, Inc. is tax deductible. The pro forma impact of the acquisition presented as though it had been made at the beginning of the period is not considered material to the Company’s consolidated financial statements.

NOTE 12—Income Taxes

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises’ financial statements in accordance with FASB No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007 with no material impact to its financial position, results of operations, or cash flows.

NOTE 13—Reclassification

Certain amounts presented in the prior period consolidated financial statements have been reclassified to conform to the current period presentation. The reclassifications had no effect on the net income or total stockholders’ equity as previously reported.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q may contain certain forward-looking statements consisting of estimates with respect to our financial condition, results of operations, and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; acquisition regulatory approval; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services, and other announcements described in our filings with the SEC.
Financial Condition at June 30, 2008 and December 31, 2007

The Company continued its pattern of steady growth during the first half of 2008 with total assets increasing by $259.5 million or 13.9% to $2.13 billion at June 30, 2008 from $1.87 billion at December 31, 2007. This growth was principally driven by increased loans from our franchise expansion, in particular Raleigh and Wilmington, North Carolina and the Hampton Roads area and Richmond, Virginia. The economies in these markets have remained steady over the first half of the year and the Bank’s loan pipeline continues to reflect consistent demand in these markets.

Total loans increased by $229.2 million or 15.1% from $1.52 billion at December 31, 2007 to $1.75 billion at June 30, 2008. Commercial loans represented the majority of the growth over the first half of the year, with construction, acquisition, and development loans increasing $63.2 million or 27.5%; commercial real estate loans increasing $78.0 million or 34.0%; and commercial and industrial loans increasing $40.4 million or 17.6%. As a percent of total loans, commercial loans represent approximately 78% of loans outstanding at June 30, 2008. Construction, acquisition, and development loans represent 38.1% of loans outstanding at June 30, 2008 down from 39.7% at December 31, 2007.

The Company has maintained liquidity at what it believes to be an appropriate level. Liquid assets, consisting of cash and due from banks, interest-earning deposits in other banks and investment securities available for sale and trading, were $184.1 million or 8.7% of total assets at June 30, 2008 as compared to $170.4 million or 9.1% of total assets at December 31, 2007. Additionally, the Company had $24.2 million of borrowing availability from the Federal Home Loan Bank of Atlanta (“FHLB”) and $58 million of borrowing availability on its federal funds lines of credit with correspondent banks at June 30, 2008.

Funding for the growth in assets and loans during the period was provided by an increase in deposits of $209.6 million to $1.62 billion. Of this increase, $95.8 million was the result of a net increase in brokered deposits. Non-interest-bearing demand deposits increased by 19.0% or $23.5 million to $147.4 million from the $123.9 million balance at December 31, 2007.

Savings, money market, and NOW accounts increased by 73.5% or $296.0 million to $698.5 million from the $402.5 million balance at December 31, 2007. Of this increase $192.5 million was represented by brokered money market accounts. These brokered money market accounts carry an average interest rate of 16 basis points over the federal funds rate and were used to replace higher cost brokered CD’s that matured during the first half of the year and to fund a portion of our growth during the first half of 2008. These deposits have been less expensive than retail deposits and have acted as a natural hedge to our variable rate loan portfolio during the falling rate environment that we have experienced during the period. The remaining increase of $103.5 million in these accounts has resulted from the maturing of our branch network, especially those financial centers opened over the past year in Wilmington, the Raleigh Triangle area, and Richmond. Additionally, we have introduced new money market products and have run money market “specials” during the first half of the year in new market areas that have been very successful as well as our low cost business checking and commercial sweep programs.

Time deposits aggregated $772.6 million at June 30, 2008 as compared to $882.5 million at December 31, 2007. This decrease of $109.9 million was primarily the result of replacing $96.7 million of maturing brokered CD’s with the above mentioned brokered money market account and consciously allowing non-relationship, higher-cost CD’s to run-off as they matured during the period and replacing them with the above discussed money market accounts. Time deposits of more than $100,000 were $280.5 million or 17.3% of total deposits at June 30, 2008 as compared with $271.3 million or 19.3% of total deposits at December 31, 2007.

The Company continued using brokered deposits to fund growth and manage interest rate sensitivity. The total brokered deposits increased to $321.7 million as of June 30, 2008 compared to $225.9 million at December 31, 2007. As a percentage of total deposits, our brokered deposits increased to 19.9% of total deposits as compared to 16.0% at December 31, 2007. Brokered deposits have been used primarily to fund loan growth in our loan production offices in Wilmington (now a full financial center), Greenville, Chapel Hill (now a full financial center), and Wake Forest, North Carolina and Charlottesville, Virginia (now a full financial center). Loans for these offices aggregated $292.5 million at June 30, 2008, and the offices that have been converted to full financial centers have generated $40.8 million in deposits over the past 12 months.

Net borrowings increased $55.2 million during the first half of the year, primarily as a result of purchasing $30.5 million of federal funds from correspondent banks and incurring $20 million of junior subordinated debt during the second quarter with a bank that qualifies as regulatory Tier 2 capital. For further information related to the junior subordinated debt, see “Part II. Item 6. Exhibit 10.1—Loan and Subordinated Debenture Purchase Agreement” of this Form 10-Q. Advances from the FHLB aggregated $169.0 million (all of which was long-term) at June 30, 2008, which was unchanged from the beginning of the year.

Total stockholders’ equity decreased $723,000 to $163.7 million from December 31, 2007 primarily as a result of $5.08 million of net income for the period that was more than offset by cash dividends of approximately $3.04 million paid on its common and preferred stock and an increase in accumulated other comprehensive loss of $3.07 million, which resulted from a decrease in the fair value of the Company’s available-for-sale securities during the first half of the year. The capital ratios of the Company and the Bank continue to be in excess of the minimums required to be deemed well-capitalized by regulatory authorities.

Asset Quality

An analysis of the allowance for loan losses is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)
Balance at beginning of period	$16,829	$10,189	$15,339	$9,405

Provision charged to operations	2,200	1,350	3,800	2,550

Charge-offs	(830)	(329)	(953)	(755)
Recoveries	4	8	17	18

Net charge-offs	(826)	(321)	(936)	(737)

Allowance acquired from The Bank of Richmond acquisition	—	2,122	—	2,122

Balance at end of period	$18,203	$13,340	$18,203	$13,340

The table below sets forth, for the periods indicated, information with respect to the Company’s nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets. The accounting estimates for loan loss are subject to changing economic conditions.

	June 30, 2008	December 31, 2007
	(in thousands)
Nonaccrual loans	$7,056	$3,407
Restructured loans	—	—

Total nonperforming loans	7,056	3,407
Real estate owned	2,985	482

Total nonperforming assets	$10,041	$3,889

Accruing loans past due 90 days or more	$—	$—
Allowance for loan losses	18,203	15,339
Nonperforming loans to period end loans	0.40%	0.22%
Allowance for loan losses to period end loans	1.04%	1.01%
Nonperforming assets to total assets	0.47%	0.21%

A further break-down of nonaccrual loans at June 30, 2008 by geographic region and type are as follows:

Geographic Region:		% of non-accruals	# of accounts
Albemarle	$987,000	13.99%	8
Hampton Roads	1,744,000	24.72%	3
Outer Banks	2,628,000	37.24%	14
Wilmington	1,469,000	20.82%	3
Richmond	3,000	0.04%	1
Raleigh Triangle	143,000	2.03%	1
Other	82,000	1.16%	1

Total nonaccrual loans	$7,056,000	100.00%	31

Loan Type:		% Loans Outstanding	# of accounts
HELOC	$1,250,000	1.05%	7
1 – 4 Family	2,560,000	1.07%	8
Const & Development	2,624,000	0.40%	7
CRE	99,000	0.02%	1
C&I	438,000	0.14%	6
Consumer	85,000	0.45%	2

Total nonaccrual loans	$7,056,000	0.40%	31

Total loan delinquencies were $2.4 million at June 30, 2008 or 0.14% of loans outstanding. A break-out of the loan delinquencies at June 30, 2008 by type is as follows:

Loan Type:		% Loans Outstanding
HELOC	$296,000	0.25%
1 – 4 Family	573,000	0.24%
Const & Development	1,278,000	0.19%
CRE	136,000	0.03%
C&I	73,000	0.02%
Consumer	54,000	0.28%

Total delinquent loans	$2,410,000	0.14%

Comparison of Results of Operations for the Three Months Ended June 30, 2008 and 2007

Overview. The Company reported net income of $1.96 million or $0.11 per diluted share for the three months ended June 30, 2008 as compared with net income of $2.02 million or $0.17 per diluted share for the three months ended June 30, 2007, a decrease of $59,000 in net income and $0.06 in earnings per diluted share. During the second quarters of 2008 and 2007, an $0.08 per share cash dividend was paid to common stockholders in each period. The per share results were affected by the issuance of additional shares in June 2007 as part of the consideration for the acquisition of The Bank of Richmond and a cash dividend paid on the preferred stock of $506,000 in the second quarter of 2008.

The second quarter of 2008 results included a loss from the sale of trading account securities of $54,000 and a fair value gain of $256,000 related to certain trust preferred debt securities that the Company elected fair value option treatment effective January 1, 2007. During the comparative quarter of 2007, there was a loss on the sale of trading securities of $21,000 and a gain on the trust preferred debt securities of $8,000. The second quarter of 2007 also included a loss of $948,000 from the fair value and net cash settlements on the economic hedge. There was no gain or loss on the economic hedge in the second quarter of 2008 as the Company terminated its position in the economic hedge during the third quarter of 2007. The fair value gain on the trust preferred securities in the second quarter of 2008 was the result of the continued unusual credit conditions the financial industry has faced over the past six to nine months that saw credit spreads on these types of securities widen significantly. At the time the fair value option was elected at the beginning of 2007, credit spreads on these types of debt securities were approximately 135 to 155 basis points over 3-month LIBOR. In the second quarter of 2008, the credit spreads were approximately 450 basis points over 3-month LIBOR, and the markets have become very illiquid. The Company obtained the fair value related to these securities from a third party that has experience in valuing these types of securities, and such valuations were derived from a pricing model using discounted cash flow methodologies and the forward LIBOR swap curve. Management has reviewed the valuation of the securities and agrees with their values at June 30, 2008. Because of the type of debt instrument and the illiquidity of the markets, it is not anticipated that the Company would ever realize the gain associated with these trust preferred securities. Additionally, it would not be anticipated that the Company would experience a fair value gain of this magnitude in the future and, in all likelihood, would show a fair value loss if credit market conditions become more normalized.

The Company’s primary banking operations continues to grow with de novo development of its branch network over the past 12 months and the completed acquisition of The Bank of Richmond on June 1, 2007. The acquisition of The Bank of Richmond added six additional financial centers in the demographically desirable Richmond, Virginia market and a loan production office in Charlottesville, Virginia, which has since been converted to a full financial center during the second quarter of 2008. The acquisition and the opening of five de novo financial centers since March 2007 in Raleigh (2), Wilmington, and Chapel Hill, North Carolina and our second office in Emporia, Virginia has increased our total financial centers to 36 as well as with three loan production offices.

Our franchise has generated consistently high levels of net interest income and non-interest income since inception. During the second quarter of 2008, total revenue (defined as net interest income and non-interest income) increased $3.7 million or 25.2% to $18.6 million over the prior year second quarter. The Company’s net interest income was $2.0 million higher in the second quarter of 2008 as compared with the second quarter of the prior year. The increase in total revenue for the quarter was basically offset by increases in non-interest expenses and the loan loss provision.

Non-interest expenses increased $3.3 million or 32.0% as the Company has incurred additional non- interest expenses as a result of the growth of the franchise, increased FDIC insurance costs, higher franchise taxes, and the acquisition of The Bank of Richmond (which had only one month of expense in the second quarter of 2007 as compared to three months in the second quarter of 2008). Additionally, the loan loss provision was $850,000 higher in the second quarter of 2008 as compared with the second quarter of 2007.

Net Interest Income. Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread, and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities as well as by levels of non-interest-bearing liabilities and stockholders’ equity.

Total interest income increased to $29.3 million for the quarter ended June 30, 2008, a $3.3 million or 12.5% increase from the $26.0 million earned in the same quarter of 2007. Total interest income benefited from a 38.5% increase in average earning assets that was driven primarily from a 42.8% growth in average loans since June 30, 2007. Average total interest-earning assets increased $517.0 million to $1.86 billion for the second quarter of 2008 as compared to the second quarter of 2007. Average loans increased $509.6 million to $1.70 billion as compared with the second quarter of 2007. The increase in interest income related to this increased volume was partially offset by a drop in yield. The average yield on interest-earning assets decreased 138 basis points from 7.78% for the second quarter of 2007 to 6.40% for the second quarter of 2008 due primarily to the 325-basis point reduction in interest rates since September 2007, including a 125-basis point reduction during an 8-day period in January 2008.

Approximately 63% of the loans outstanding at June 30, 2008 were variable related to the prime rate or LIBOR. As a result, the reduction in interest rates dropped loan yields by 174 basis points from 8.12% in the second quarter of 2007 to 6.38% for the second quarter of 2008, which was helped somewhat by an increase in the investment yield from 5.14% for the second quarter of 2007 to 6.71% (fully tax-equivalent) in the second quarter of 2008. The increase in investment yield was the result of restructuring the investment portfolio in the second quarter of 2007 and purchasing $40 million of FHLMC and FNMA preferred stock in the fourth quarter of 2007 and first quarter of 2008 that carries an average coupon rate in excess of 8.00%. The dividends on the FHLMC and FNMA preferred stocks are 70% tax free, increasing the fully tax-equivalent yield on these investments to approximately 12.9%. The loan yield stabilized in the second quarter and the Federal Reserve did not reduce interest rates any further at its last meeting in June. Additionally, the Company is requiring interest rate floors on the majority of its renewing and new variable rate loans and has increased its credit spreads on fixed rate loans. Therefore, it does anticipate any substantial further reduction in loan yield in the near future.

Average total interest-bearing liabilities increased by $528.1 million or 43.2%, which is consistent with the increase in interest-earning assets. The average cost of interest-bearing liabilities decreased by 114 basis points from 4.71% for the quarter ended June 30, 2007 to 3.57% for the current quarter primarily associated with the 325-basis point drop in interest rates since September 2007. The cost of savings, money market, and NOW accounts decreased 122 basis points from 3.47% for the second quarter of 2007 to 2.25% for the current quarter. This decrease resulted from reducing interest rates primarily on business sweep accounts and the most popular money market accounts in line with the decrease in the federal funds rate previously discussed. Additionally, as discussed above, the Bank has utilized $192.5 million of brokered money market deposits during the second quarter that are tied directly to the federal funds rate and have adjusted downward with the reduction in rates. The Bank has kept money market rates higher in certain new markets through “specials” that run for three to six months time periods, which has mitigated the reduction in average rates to some extent as well as only adjusting rates nominally on already low cost savings and NOW accounts. The cost of CD’s decreased 67 basis points from 5.08% for the second quarter of 2007 to 4.41% for the current quarter. This decrease is primarily the result of repricing CD’s opened in the second quarter of 2007 that carried rates in the 5.25% to 5.50% range 200 basis points lower during the second quarter of 2008. However, as a result of competitive pressures and liquidity issues that the financial industry continues to face, CD rates have increased recently and are not expected to reprice as rapidly during the second half of the year.

As a result primarily of the effect that the 325-basis point interest rate reduction had on the revenues of the variable loan portfolio, the repricing lag related to the Bank’s CD portfolio and the competitive pressures that have kept deposit rates higher than in more normalized markets, the interest rate spread decreased 24 basis points from 3.07% for the quarter ended June 30, 2007 to 2.83% for the current quarter, and the net interest margin, on a tax-equivalent basis, decreased 47 basis points from 3.50% for the quarter ended June 30, 2007 to 3.03% for the current quarter.

However, as a result of our loan yield stabilizing during the second quarter and our CD’s repricing substantially lower during the second quarter, the interest rate margin improved 12 basis points from 2.91% for the second quarter of 2008. The net interest margin for the month of June was 3.18% as compared with 2.84% for the month of March 2008.

Provision for Loan Losses. The Company recorded a $2.2 million provision for loan losses in the second quarter of 2008, an increase of $850,000 over the $1.35 million provision for loan losses recorded for the same quarter of 2007. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by Management. In evaluating the allowance for loan losses, Management considers factors that include growth, composition, and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and other relevant factors. In the second quarters of both 2008 and 2007, the provision for loan losses was made principally in response to growth in loans as well as changes in conditions related to the above factors. Net charge-offs as a percentage of average loans were 0.20% for the second quarter of 2008 as compared with 0.11% for the second quarter of 2007 and 0.03% for the first quarter of 2008; the Company’s level of nonperforming assets has increased by $8.8 million since June 30, 2007, and as a percent to total loans outstanding, increased from 0.06% at June 30, 2007 to 0.47% at March 31, 2008 and June 30, 2008. Additionally, delinquencies were 0.14% of loans outstanding at the end of the second quarter of the current year as compared with 0.19% at June 30, 2007 and 0.56% at March 31, 2008. At June 30, 2008 the total amount of potential problem loans was $18.2 million as compared with $11.8 million as of December 31, 2007 and $16.9 million at March 31, 2008. Loan growth for the second quarter of 2008 was $116.7 million as compared with $103.1 million for the quarter ended June 30, 2007. At June 30, 2008 and December 31, 2007, respectively, the allowance for loan losses was $18.2 million and $15.3 million, representing 1.04% and 1.01%, respectively, of loans outstanding at the end of each period. Other than the nonaccrual loans listed under the caption “Asset Quality,” the Company’s loan portfolio continues to perform well.

Non-Interest Income. Non-interest income totaled $4.8 million for the three months ended June 30, 2008 as compared with $3.1 million for the three months ended June 30, 2007, an increase of $1.7 million or 55.3%. Non-interest income for the second quarter of 2008 included a loss from trading securities of $54,000 and a fair value gain of $256,000 related to certain trust preferred debt securities that the Company had elected fair value option treatment effective January 1, 2007. During the comparative quarter of 2007, there was a $21,000 loss from trading securities and a gain related to the trust preferred debt securities of $8,000. Non-interest income for the second quarter of 2007 also included a loss in the fair value and net cash settlements on economic hedge of $948,000. There was no gain or loss on the economic hedge in the second quarter of 2008 as the Company terminated its position in the economic hedge during the third quarter of 2007. The fair value gain on the trust preferred securities in the second quarter of 2008 was the result of the difficult credit conditions the financial industry continues to face which has seen credit spreads on these types of securities widen significantly. At the time the fair value option was elected at the beginning of 2007, credit spreads on this type of debt security were approximately 135 to 155 basis points over 3-month LIBOR. In the second quarter of 2008, the credit spreads were approximately 450 basis points over 3-month LIBOR, and the markets have become very illiquid. It would not be anticipated that the Company would experience a market value gain of this magnitude in the future, and in all likelihood would show a market value loss if credit market conditions become more normalized. If such a loss were to occur, it would reduce non-interest income during the period in which the loss took place.

Since inception, the Company has actively pursued additional non-interest income sources outside of traditional banking operations, including income from insurance, mortgage, brokerage operations, and title insurance. Revenues from the Company’s non-banking activities represent $2.4 million of the Company’s non-interest income. Revenue from Gateway’s insurance operations decreased $108,000 or 7.1% to $1.4 million for the quarter ended June 30, 2008 as compared with the second quarter of the prior year as a result of a softening in the market during the second quarter of 2008.

Revenue from the mortgage subsidiary increased $142,000 or 19.4% from the second quarter of 2007 to $875,000 for the second quarter of 2008. The increase was attributed to increased head count of loan originators over the past 12 months as we continue to expand our mortgage operations and access to the secondary markets has become more normalized. Additionally, the Company adopted the Securities and Exchange Commission’s SAB No. 109 in 2008, which provides for the measurement of the fair value for a written loan commitment through earnings. The adoption of SAB No. 109 resulted in approximately $45,000 higher revenues from the mortgage operations for the second quarter of 2008 as compared with the prior year quarter.

Revenues from the brokerage operations decreased $92,000 or 46.9% to $104,000 in the second quarter of 2008 as compared with the prior year second quarter as the result of the departure of a broker from our North Carolina operations at the end of the third quarter of last year.

Service charges on deposit accounts represent another key component of non-interest income for the Bank. As a result of the Company’s growth in transaction deposit accounts from period to period from its expanding financial center network and an increased focus during the second quarter of 2008 of expanding the types of services charged to the customer and limiting waived charges, service charges have increased $148,000 or 14.8% to $1.1 million in the second quarter of 2008 as compared with the second quarter of 2007.

Other income increased $293,000 to $659,000 during the second quarter of 2008 as compared with the second quarter of 2007 as a result of gains related to the sale of government sponsored loans of $193,000 (there were no such gains in the second quarter of 2007) and $52,000 higher fee income primarily from check card exchange fees. Income from BOLI was $178,000 higher for the second quarter of 2008 as compared with the same quarter of 2007 as a result of the purchase of $14.0 million of additional BOLI during January 2008.

Non-interest income as a percent of total revenue was 26.1% for the quarter ended June 30, 2008 as compared with 21.0% for the same quarter of 2007.

Non-Interest Expenses. Non-interest expenses aggregated $13.8 million for the three months ended June 30, 2008, an increase of $3.3 million or 32.0% over the $10.4 million reported for the same three months of 2007. Substantially all of this increase resulted from the Bank’s growth and franchise development as well as the acquisition of The Bank of Richmond in June of last year. The second quarter of 2007 only included one month of non-interest expenses from The Bank of Richmond as compared with the second quarter of 2008 which included a full three months of expenses. In addition to the six financial centers and loan production office it acquired with The Bank of Richmond merger, the Bank opened three new financial centers and a loan production office during the second half of 2007 and three additional financial centers during the first half of 2008.

For the three months ended June 30, 2008, personnel costs increased by $1.7 million or 29.4% to $7.4 million from $5.7 million for the quarter ended June 30, 2007 as a result of 63 new hires over the past 12 months and personnel costs associated with The Bank of Richmond. The additional personnel were associated with the additional financial centers as well as continued building of the support infrastructure in deposit operations, credit administration, and retail banking and deposit gathering areas.

Occupancy and equipment costs increased $448,000 or 22.3% to $2.5 million for the second quarter of 2008 as compared with $2.0 million for the second quarter of 2007. This increase was the direct result of the six financial centers and loan production office added since the second quarter of last year as well as the financial centers and loan production office acquired with The Bank of Richmond acquisition.

Other expenses increased $1.0 million or 44.7% as a result of $115,000 higher FDIC insurance premiums that resulted from our increased deposit base; higher postage, printing, and supplies of $188,000; an increase in franchise taxes of $80,000 as a result of the financial center expansion in Virginia and greater capital base; business development and travel expenses which increased $130,000; an increase of $130,000 related to consulting and professional services; and $36,000 increase in intangibles amortization related to The Bank of Richmond acquisition.

Gateway’s efficiency ratio for the second quarter of 2008 was 74.11% up from the 70.26% for the second quarter of 2007. As a percentage of average assets, non-interest expense has dropped from 2.86% for the second quarter of 2007 to 2.69% for the second quarter of 2008 as Gateway continues to gain economies of scale from its maturing financial centers.

Provision for Income Taxes. The Company’s effective tax rate was 24.8% for the three months ended June 30, 2008 as compared with 34.0% for the second quarter of 2007. The lower effective tax rate in 2008 is the result of dividend income related to FHMLC and FNMA preferred stock purchased in the fourth quarter of 2007 and first quarter of 2008 (of which 70% of the dividends are tax free), increased income from BOLI in the first quarter of 2008, and higher municipal interest income in the second quarter of 2008. As a result of the Company’s sustained pattern of profitability, we expect our tax rate to remain near the level incurred for the current quarter. Deferred tax assets have increased primarily due to increases in our loan loss provision.

Comparison of Results of Operations for the Six Months Ended June 30, 2008 and 2007

Overview. The Company reported net income of $5.1 million or $0.32 per diluted share for the six months ended June 30, 2008 as compared with net income of $4.5 million or $0.39 per diluted share for the six months ended June 30, 2007, an increase of $550,000 in net income and a decrease of $0.07 in earnings per diluted share.

During the first half of 2008, a $0.16 per share cash dividend was paid compared to $0.13 per share for the same period in 2007. The per share results were affected by the issuance of additional shares in June 2007 as part of the consideration for the acquisition of The Bank of Richmond and a cash dividend paid on the preferred stock of $1.01 million in the first half of 2008.

The first half of 2008 results included a gain from the sale of available-for-sale investment securities of $800,000 and a fair value gain of $1.8 million related to certain trust preferred debt securities that the Company had elected fair value option treatment effective January 1, 2007. These gains were higher than the gain on sale of available-for-sale securities of $163,000, trading account gains of $259,000, and a fair value gain of $50,000 on the trust preferred debt securities in the first half of 2007. The first half of 2007 also included a loss on the economic hedge of $759,000. There was no gain or loss on the economic hedge in the first half of 2008 as the Company terminated its position in the economic hedge during the third quarter of 2007. The fair value gain on the trust preferred securities in the first half of 2008 was the result of the unusually difficult credit conditions the financial industry has faced over the first half of this year that resulted in credit spreads on these types of securities to widen significantly as discussed above. Because of the type of debt instrument and the illiquidity of the markets, it is not anticipated that the Company would ever realize the gain associated with these trust preferred securities. Additionally, it would not be anticipated that the Company would experience a fair value gain of this magnitude in the future and, in all likelihood, would show a fair value loss if credit market conditions become more normalized.

The Company’s primary banking operations continues to grow with de novo development of its branch network over the past 12 months and the completed acquisition of The Bank of Richmond on June 1, 2007 as discussed in detail above. Our franchise has generated consistently high levels of net interest income and non-interest income since inception. During the first half of 2008, total revenue increased $8.6 million or 29.0% to $38.1 million over the same period in the prior year. The Company’s net interest income was $4.6 million or

21.2% higher in the first half of 2008 as compared with the first half of the prior year. The increase in net interest income coupled with the securities gains discussed above were the primary reasons for the increase in net income partially offset by increases in non-interest expenses and the loan loss provision. Non-interest expenses increased $7.2 million or 36.3% as the Company has incurred additional non-interest expenses as a result of the growth of the franchise, increased FDIC insurance costs, higher franchise taxes, and the acquisition of The Bank of Richmond, which had only one month of expense in the first half of 2007 as compared a full six months in the second quarter of 2008. Additionally, the loan loss provision was $1.25 million higher in the first half of 2008 as compared with the same period of 2007.

Net Interest Income. Total interest income increased to $59.2 million for the six month period ended June 30, 2008, an $11.5 million or 24.2% increase from the $47.6 million earned in the same period of 2007. Total interest income benefited from a 45.8% increase in average earning assets driven primarily from a 48.1% growth in average loans since June 30, 2007. Average total interest-earning assets increased $566.2 million to $1.8 billion for the first half of 2008 as compared to the first half of 2007. Average loans increased $532.9 million to $1.6 billion as compared with the first half of 2007. The increase in interest income related to this increased volume was partially offset by a drop in yield. The average yield on interest-earning assets decreased 111 basis points from 7.77% for the first half of 2007 to 6.66% for the first half of 2008 due primarily to the 325-basis point reduction in interest rates since September 2007, including a 125-basis point reduction during an 8-day period in January 2008.

Approximately 63% of the loans outstanding during this time period were variable related to the prime rate or LIBOR. As a result, the reduction in interest rates dropped loan yields by 141 basis points from 8.10% in the first half of 2007 to 6.69% for the first half of 2008, which was helped somewhat by an increase in the investment yield from 4.95% for the first half of 2007 to 6.45% (fully tax-equivalent) in the first half of 2008. The increase in investment yield was the result of restructuring the investment portfolio in the second quarter of 2007 and purchasing $40 million of FHLMC and FNMA preferred stock in the fourth quarter of 2007 and first quarter of 2008 that carries an average coupon rate in excess of 8.00%. The dividends on the FHLMC and FNMA preferred stocks are 70% tax free, increasing the fully tax-equivalent yield on these investments to approximately 12.9%. The loan yield stabilized in the second quarter and the Federal Reserve did not reduce interest rates any further at its last meeting in June. Additionally, the Company is requiring interest rate floors on the majority of its renewing and new variable rate loans and has increased its credit spreads on fixed rate loans. Therefore, it does not anticipate any substantial further reduction in loan yield in the near future.

Average total interest-bearing liabilities increased by $573.3 million or 51.2%, which is consistent with the increase in interest-earning assets. The average cost of interest-bearing liabilities decreased by 76 basis points from 4.66% for the six months ended June 30, 2007 to 3.90% for the six months ended June 30, 2008 primarily associated with the 325-basis point drop in interest rates since September 2007. The cost of savings, money market, and NOW accounts decreased 98 basis points from 3.42% for the first half of 2007 to 2.44% for the current period. This decrease resulted from reducing interest rates primarily on business sweep accounts and the most popular money market accounts in line with the decrease in the federal funds rate previously discussed.

The cost of short-term borrowings decreased 252 basis points from 5.72% for the first half of 2007 to 3.20% for the same period in 2008 as all of these borrowings are directly tied to the federal funds rate. The cost of long-term debt decreased 64 basis points from 5.14% for the first half of 2007 to 4.50% for the first half of 2008 primarily because all of our subordinated debt is variable (tied to LIBOR), which also reduced with the federal funds rate. Additionally, as discussed above, the Bank has utilized $192.5 million of brokered money market deposits during the first half of the year that are tied directly to the federal funds rate and have adjusted downward with the reduction in rates. The cost of CD’s decreased 38 basis points from 5.04% for the first half of 2007 to 4.66% for the current period. Even though the majority of the CD’s mature with a one year time frame, it will take several months for the repricing of the maturing CD’s to catch up to the interest rate reductions because of the significant reduction in rates over a very short time period. As discussed above, the cost of the CD’s decreased more rapidly during the second quarter of 2008. Additionally, as a result of competitive pressures and liquidity issues that the financial industry has faced over the past several months, CD rates have been higher related to the prime rate that would be the case in more normalized markets.

As a result primarily of the effect that the 325-basis point interest rate reduction had on the revenues of the variable loan portfolio and the repricing lag related to the Bank’s CD portfolio, the interest rate spread decreased 35 basis points from 3.11% for the half year ended June 30, 2007 to 2.76% for the current half year, and the net interest margin, on a tax-equivalent basis, decreased 55 basis points from 3.55% for the half year ended June 30, 2007 to 3.00% for the current period. Further adding to the margin compression during the current half year was the financing of the financial center expansion over the past six months and $14.0 million of BOLI purchased during the first quarter of this year. As a result of interest rate margin for the second quarter being 3.03% and the month of June 2008 being 3.18% as discussed above, we would expect to experience an improvement in margin on a linked quarter basis over the second half of the year as maturing CD’s continue to reprice at much lower rates, money market specials adjust to lower rates, and loan yields stabilize to second quarter levels.

Provision for Loan Losses. The Company recorded a $3.8 million provision for loan losses in the first half of 2008, an increase of $1.25 million over the $2.55 million provision for loan losses recorded for the same period of 2007. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by Management. In evaluating the allowance for loan losses, Management considers factors that include growth, composition, and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and other relevant factors. In the first half of both 2008 and 2007, the provision for loan losses was made principally in response to growth in loans as well as changes in conditions related to the above factors. Net charge-offs as a percentage of average loans were 0.11% for the first half of 2008 as compared with 0.13% for the first half of 2007; however, the Company’s level of nonperforming assets has increased $8.8 million since June 30, 2007, and as a percent to total loans outstanding increased from 0.06% at June 30, 2007 to 0.47% at June 30, 2008. Additionally, delinquencies were 0.14% of loans outstanding at the end of the first half of the current year as compared with 0.19% at June 30, 2007. Loan growth for the first half of 2008 was $229.6 million as compared with $192.2 million for the period ended June 30, 2007. At June 30, 2008 and December 31, 2007, the allowance for loan losses was $18.2 million and $15.3 million, respectively, representing 1.04% and 1.01%, respectively, of loans outstanding at the end of each period. Other than the nonaccrual loans listed under the caption “Asset Quality,” the Company’s loan portfolio continues to perform well.

Non-Interest Income. Non-interest income totaled $11.7 million for the six months ended June 30, 2008 as compared with $7.8 million for the six months ended June 30, 2007, an increase of $3.95 million or 50.9%. Non-interest income for first half of 2008 included a gain from the sale of available-for-sale investment securities of $800,000 and a fair value gain of $1.8 million related to certain trust preferred debt securities that the Company had elected fair value option treatment effective January 1, 2007. These gains were higher than the gain on sale of securities of $163,000, trading account gains of $259,000, and a gain of $50,000 on the trust preferred debt securities in the first half of 2007. Non-interest income for the first half of 2007 also included a loss and net cash settlements on the economic hedge of $759,000. There was no gain or loss on the economic hedge in the first half of 2008 as the Company terminated its position in the economic hedge during the third quarter of 2007. The fair value gain on the trust preferred securities in the first half of 2008 was the result of the unusually difficult credit conditions the financial industry faced over the first half of the year which resulted in credit spreads on these types of securities to widen significantly and increase the value of the debt securities as discussed above. It is not anticipated that the Company would experience a fair value gain of this magnitude in the future and, in all likelihood, would show a market value loss if credit market conditions become more normalized. If such a loss were to occur, it would reduce non-interest income during the period in which the loss took place.

Revenues from the Company’s non-banking activities represented $4.9 million of the Company’s non-interest income. Revenue from Gateway’s insurance operations increased $217,000 or 7.6% to $3.1 million for the six months ended June 30, 2008 as compared with the first half of the prior year. The increase in insurance revenues resulted from higher performance bonuses in the first quarter of 2008 as compared with 2007, offsetting some of the softness the market experienced during the second quarter.

Revenue from the mortgage subsidiary decreased $27,000 or 1.6% from the first half of 2007 to $1.6 for the first half of 2008. The decrease was attributed to the nationwide issues that have affected the mortgage industry during the last half of 2007 and has continued into 2008. Although Gateway Bank Mortgage does no sub-prime lending, the limited access to the secondary markets (especially for jumbo mortgages) had a negative effect on selling mortgages in the secondary market thus slowing revenues during the first part of the year. These markets opened up somewhat during the second quarter and mortgage revenues increased $112,000 during the second quarter as compared with the first quarter of 2008.

Revenues from the brokerage operations decreased $267,000 or 57.8% to $195,000 in the first half of 2008 as compared with the first half of the prior year as the result of the departure of a broker from our North Carolina operations at the end of the third quarter of last year.

Service charges on deposit accounts represent another key component of non-interest income for the Bank. As a result of the Company’s growth in transaction deposit accounts from period to period from its expanding financial center network, service charges have increased $177,000 or 9.4% to $2.1 million in the first half of 2008 as compared with the first half of 2007.

Other income increased $612,000 to $1.3 million during the first half of 2008 as compared with the first half of 2007 as a result of gains related to the sale of government sponsored loans of $347,500 (there were no such gains in the first half of 2007) and $150,000 higher fee income primarily from check card exchange fees. Income from BOLI increased $324,600 for the first half of 2008 as compared with the same period of 2007 as a result of the purchase of $14.0 million of additional BOLI during January 2008.

Non-interest income as a percent of total revenue was 30.8% for the six-month period ended June 30, 2008 as compared with 26.3% for the same period of 2007. The increase was partially associated with the higher securities and fair value gains recognized during the first half of 2008.

Non-Interest Expenses. Non-interest expenses aggregated $27.2 million for the six months ended June 30, 2008 an increase of $7.2 million or 36.3% over the $19.9 million reported for comparative 2007. Substantially all of this increase resulted from the Bank’s growth and franchise development as well as the acquisition of The Bank of Richmond in June of last year as discussed in detail above.

For the six months ended June 30, 2008, personnel costs increased by $3.8 million or 34.5% to $14.8 million from $11.0 million for the six month period ended June 30, 2007 as a result of 63 new hires over the past 12 months and The Bank of Richmond acquisition. The additional personnel were associated with the additional financial centers as well as continued building to the support infrastructure in deposit operations, credit administration, and retail banking and deposit gathering areas.

Occupancy and equipment costs increased $1.1 million or 27.7% to $4.9 million for the first half of 2008 as compared with $3.8 million for the first half of 2007. This increase was the direct result of the six financial centers and a loan production office added since the second quarter of last year as well as the financial centers and loan production office acquired with The Bank of Richmond acquisition.

Other expenses increased $2.0 million or 46.6% primarily because of higher FDIC insurance premiums which increased $328,000 as a result of our increased deposit base; higher postage, printing, and supplies expense of $324,000; franchise taxes which were $197,000 higher as a result of the financial center expansion in Virginia and greater capital base; business development and travel expenses which increased $350,000; an increase of $265,000 in consulting and professional services; and $73,000 increase in intangibles amortization primarily related to The Bank of Richmond acquisition.

Gateway’s efficiency ratio for the first half of 2008 was 71.39% up from the 67.95% for the first half of 2007. As a percentage of average assets, non-interest expense has dropped from 2.98% for the first half of 2007 to 2.74% for the first half of 2008 as Gateway continues to gain economies of scale from its maturing financial centers.

Provision for Income Taxes. The Company’s effective tax rate was 28.3% for the six months ended June 30, 2008 as compared with 35.4% for the first half of 2007. The lower effective tax rate in 2008 is the result of dividend income related to FHMLC and FNMA preferred stock purchased in the fourth quarter of 2007 and first quarter of 2008 (of which 70% of the dividends are tax free), increased income from BOLI in the first half of 2008, and higher municipal interest income in the first half of 2008. As a result of the Company’s sustained pattern of profitability, we expect our tax rate to remain near the level incurred during the first half of the year. Deferred tax assets have increased primarily due to increases in our loan loss provision.

Average Balances and Average Rates Earned and Paid. The following table sets forth, for the periods indicated, information on a fully taxable-equivalent basis with regard to average balances of assets and liabilities as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. In preparing the table, nonaccrual loans are included in the average loan balance.

	For the Six Months Ended June 30,
	2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Loans	$1,640,007	$54,530	6.69%	$1,107,156	$44,498	8.10%
Interest-earning deposits	3,566	51	2.88%	7,940	172	4.37%
Investment securities available for sale and trading securities:
Taxable	89,445	2,284	5.14%	98,527	2,380	4.87%
Tax-exempt (1)	52,278	2,250	8.66%	10,072	186	3.72%
FHLB/FRB stock	16,533	539	6.56%	11,977	391	6.58%

Total interest-earning assets (1)	1,801,829	59,654	6.66%	1,235,672	47,627	7.77%

Other assets	195,959			115,269

Total assets	$1,997,788			$1,350,941

Interest-bearing liabilities:
Deposits:
Savings, NOW, and money market	$547,356	6,649	2.44%	$286,714	4,866	3.42%
Time deposits	864,076	20,028	4.66%	628,441	15,720	5.04%
Short-term borrowings	27,361	436	3.20%	28,839	818	5.72%
Long-term borrowings	254,261	5,691	4.50%	175,712	4,475	5.14%

Total interest-bearing liabilities	1,693,054	32,804	3.90%	1,119,706	25,879	4.66%

Demand deposits	128,112			107,179
Other liabilities	11,450			9,031
Stockholders’ equity	165,172			115,025

Total liabilities and stockholders’ equity	$1,997,788			$1,350,941

Net interest income and interest rate spread (1)		$26,850	2.76%		$21,748	3.11%

Net interest margin (1)			3.00%			3.55%

Ratio of average interest-earning assets to average interest-bearing liabilities	106.42%			110.36%

(1)	Interest income includes the affects of tax-equivalent adjustments using a federal tax rate of 35% and applicable state income taxes to increase the tax-exempt interest and dividend income to a tax-equivalent basis. The net tax-equivalent adjustments included in the above table were $496,000 for the six months ended June 30, 2008. These adjustments are related to interest income from municipal bonds that are tax-exempt for federal tax purposes, and dividends from preferred stock of government sponsored enterprises which are 70% tax-exempt. There were no tax-equivalent adjustments for the six months ended June 30, 2007 as they were considered immaterial.

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount, on a fully taxable equivalent basis, of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated to both the changes attributable to volume and the changes attributable to rate.

	Six Months Ended June 30, 2008 vs. June 30, 2007
	Increase (Decrease) Due to
	Volume	Rate	Total
	(in thousands)
Interest income:
Loans	$19,567	$(9,535)	$10,032
Interest-earning deposits	(79)	(42)	(121)
Investment securities available for sale and trading securities:
Taxable	(226)	130	(96)
Tax-exempt	1,298	766	2,064
Other interest and dividends	149	(1)	148

Total interest income	20,709	(8,682)	12,027

Interest expense:
Deposits:
Savings, NOW, and money market	3,796	(2,013)	1,783
Time deposits	5,677	(1,369)	4,308
Short-term borrowings	(33)	(349)	(382)
Long-term borrowings	1,879	(663)	1,216

Total interest expense	11,319	(4,394)	6,925

Net interest income	$9,390	$(4,288)	$5,102

Liquidity and Capital Resources

The Company’s sources of funds are customer deposits, cash and demand balances due from other banks, interest-earning deposits in other banks, and trading and investment securities available for sale. These funds, together with loan repayments and wholesale funding, are used to make loans and to fund continuing operations. In addition, at June 30, 2008, the Bank had credit availability with the FHLB of approximately $193.2 million with $169 million outstanding and federal funds lines of credit with other financial institutions in the amount of $121.5 million, which $63.5 million were outstanding at June 30, 2008.

Total deposits were $1.6 billion and $1.4 billion at June 30, 2008 and December 31, 2007, respectively. As a result of the Company’s loan demand exceeding the rate at which core deposits have been gathered (primarily associated with the loan production offices that are not allowed to gather deposits), the Company has relied heavily on time deposits, wholesale brokered deposits, and borrowings as a source of funds. Time deposits are the only deposit accounts that have stated maturity dates. Such deposits are generally considered to be rate sensitive. At June 30, 2008 and December 31, 2007, time deposits represented 47.7% and 62.6%, respectively, of the Company’s total deposits. Time deposits of $100,000 or more represented 17.3% and 19.3%, respectively, of the Bank’s total deposits at June 30, 2008 and December 31, 2007. At June 30, 2008, the Company had $12.4 million in deposits from public units and $321.7 million in brokered deposits (of which $192.5 million are money market funds that are due on demand). Management believes that most other time deposits are relationship-oriented. While we will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Company anticipates that a substantial portion of outstanding certificates of deposit of the public units will renew upon maturity.

Additionally, the Company’s liquidity policy allows for the Bank to utilize wholesale funding (either through the brokered deposit markets or borrowings) up to 50% of its assets. At June 30, 2008, the Company’s ratio of debt and brokered deposits to assets was 31.0% allowing for additional wholesale funding and borrowings of approximately $405 million.

Management anticipates that the Company will rely primarily upon customer deposits, loan repayments, wholesale funding (brokered CDs and borrowings from FHLB), federal funds line of credit, and current earnings to provide liquidity and will use funds thus generated to make loans and to purchase securities, primarily investment grade securities issued by the federal government and its agencies, investment grade corporate securities, and investment grade mortgage-backed securities.

CAPITAL RATIOS

The Company is subject to minimum capital requirements. As the following table indicates, at June 30, 2008, the Company exceeded regulatory capital requirements.

	At June 30, 2008
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Total risk-based capital ratio	10.89%	8.0%	10.0%
Tier 1 risk-based capital ratio	8.88%	4.0%	6.0%
Leverage ratio	8.40%	4.0%	5.0%

Management expects that the Company will remain “well-capitalized” for regulatory purposes, although there can be no assurance that additional capital will not be required in the near future due to greater-than-expected growth, or otherwise.

New Accounting Pronouncements

On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133, which requires enhanced disclosures about an entity’s derivative and hedging activities intended to improve the transparency of financial reporting. Under SFAS No. 161, entities will be required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Management is currently evaluating the effects that SFAS No. 161 will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented in the consolidated financial statements.

The FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations. This statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree as well as the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact of the adoption of SFAS No. 141(R) on the Company’s consolidated financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with US GAAP. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not anticipate that SFAS No. 162 will have an impact on its financial position and results of operations.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB, and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Subsequent Event

Gateway Financial Holdings, Inc., the holding company for Gateway Bank & Trust Co., announced that its board of directors has approved a quarterly cash dividend of $0.08 per share. The dividend is payable on August 22, 2008 to shareholders of record at the close of business on August 8, 2008.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

The Company’s primary market risk is interest rate risk. Interest rate risk is the result of differing maturities or repricing intervals of interest-earning assets and interest-bearing liabilities and the fact that rates on these financial instruments do not change uniformly. The secondary market risk is the value of collateral. Real estate is used as collateral for a significant number and dollar amount of loans in our loan portfolio. The value of real estate has risen at a noticeably higher rate during the last several years. After periods of significant real estate value increases the possibility of market corrections or reductions in real estate collateral value becomes more probable with a current cooling of real estate value. The third area of market risk is the estimate for loan loss since it is subject to changing economic conditions. As a result of the rising interest rates since mid 2004, it is anticipated that some home owners and/or businesses will have difficulty timely paying the increased monthly payment of their adjustable rate mortgages, even in light of the fact that interest rates have decreased over the past year.

These conditions may impact the earnings generated by the Company’s interest-earning assets or the cost of its interest-bearing liabilities, thus directly impacting the Company’s overall earnings. The Company’s management actively monitors and manages interest rate risk. One way this is accomplished is through the development of, and adherence to, the Company’s asset/liability policy. This policy sets forth management’s strategy for matching the risk characteristics of the Company’s interest-earning assets and interest-bearing liabilities so as to mitigate the effect of changes in the rate environment. Collateral values are periodically monitored to protect the credit extended and are subject to market fluctuations in our concentrated geographical area. The Company’s market risk profile has not changed significantly since December 31, 2007.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of June 30, 2008, the Company carried out an evaluation under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-14. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in the Company’s periodic SEC Filings. There were no material changes in the Company’s internal controls over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part II. OTHER INFORMATION

Item 1 A.	Risk Factors

The following are revised and additional risk factors from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007:

Our financial condition and results of operations could be negatively affected if we fail to manage our growth effectively.

We pursued a significant growth strategy for our business historically, but intend to normalize our future growth. We cannot assure you we will be able to successfully manage this normalization of our growth or that any such a change in our historic business strategy will not adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

We may face risks with respect to future expansion.

Our historic strategy was to increase the size of our franchise by aggressively pursuing business development opportunities, and we have grown rapidly since our incorporation. We have purchased a number of banking offices of other financial institutions as a part of that strategy and have acquired a number of insurance agencies. While we intend to normalize our future growth, we will continue to explore acquisitions of or investments in bank or permissible non-bank entities, including insurance agencies, by either us or our subsidiary bank, if we believe an appropriate opportunity arises. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target entity may not be accurate;

•

the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our ability to finance an acquisition and possible ownership and economic dilution to our current shareholders and to investors purchasing common stock in this offering;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where we lack experience;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to expand, and we can give no assurance such expansion will result in the levels of profits we seek. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock, and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. There is no assurance that, following any future mergers or acquisition, our integration efforts will be successful or our company, after giving effect to the acquisition, will achieve profits comparable to or better than our historical experience.

Our construction loans are subject to additional lending risks that could adversely affect earnings.

As of June 30, 2008, approximately 38% of our total loan portfolio was in construction, acquisition and development loans. In the event of a general economic slowdown like the one we are currently experiencing, these loans have additional risks beyond our other loans that could affect the borrowers’ ability to repay on a timely basis. In addition to the normal loan risks of nonpayment by borrowers and decreases in real estate values, construction lending poses additional risks that affect the ability of borrowers to repay loans and the value and marketability of real estate collateral, such as:

•	developments, builders or owners may fail to complete or develop projects;

•	municipalities may place moratoriums on building, utility connections or required certifications;

•	developers may fail to sell the improved real estate;

•	there may be construction delays and cost overruns;

•	the variable rates on these loans could increase the payment on the loan at a time when the borrower’s income is under stress;

•	collateral may prove insufficient; or

•	permanent financing may not be obtained in a timely manner.

Any of these conditions could negatively affect our net income and our financial condition.

A significant part of our loan portfolio is unseasoned.

From the beginning of 2007 through June 30, 2008, our loan portfolio grew by approximately $751 million. It is difficult to assess the future performance of this part of our loan portfolio due to the recent origination of these loans. Industry experience shows that it takes several years for loan difficulties to become apparent. We can give no assurance that these loans will not become non-performing or delinquent, which could adversely affect our future performance.

The decline in the fair market value of various investment securities available for sale could result in future impairment losses.

As of June 30, 2008, the total amortized cost of our portfolio of investment securities available for sale, which includes both debt and equity securities, was approximately $146.5 million while the fair market value of our investment securities available for sale was approximately $139.8 million. As of June 30, 2008, the difference between the estimated fair value and amortized cost of the equity securities included within our available-for-sale investment portfolio was a loss of $6.7 million, and an approximate $4.1 million loss net of tax, which was included in accumulated other comprehensive loss as a reduction in stockholders’ equity on our balance sheet.

We have not recognized this difference as a charge against net income due to our determination at June 30, 2008, that the unrealized losses in our investment securities available for sale did not constitute other-than-temporary impairments. If we determine in one or more future reporting periods that any difference between the fair value and the amortized cost of any of our investment securities available for sale is other-than-temporarily impaired, we would be required to record an impairment loss against our income in an amount equal to such difference.

A number of factors could cause us to conclude in one or more future reporting periods that any difference between the fair value and the amortized cost of any of our investment securities available for sale constitutes an other-than-temporary impairment. These factors include, but are not limited to, an increase in the severity of the unrealized loss on a particular security, an increase in the length of time unrealized losses continue without an improvement in value, a change in our intent or ability to hold the security for a period of time sufficient to allow for the forecasted recovery, or changes in market conditions or industry or issuer specific factors that would render us unable to forecast a full recovery in value.

The building of market share through our de novo financial center strategy could cause our expenses to increase faster than our revenues.

We intend to continue to build market share through our de novo financial center strategy. During 2008, we opened an additional new financial center in Emporia, Virginia and our first financial centers in Charlottesville, Virginia and Chapel Hill, North Carolina. Additionally, we opened our first financial center in Wake Forest, North Carolina in July 2008 and intend to open six additional new financial centers in 2009. There are considerable costs involved in opening financial centers. New financial centers generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, our new financial centers can be expected to negatively impact our earnings for some period of time until the financial centers reach certain economies of scale. Our expenses could be further increased if we encounter delays in the opening of any of our new financial centers. Finally, we have no assurance our new financial centers will be successful even after they have been established.

Holders of our junior subordinated debentures and preferred stock have rights that are senior to those of our common shareholders.

We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures and through the issuance of preferred stock. At June 30, 2008, we had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $56.1 million and 23,266 shares of Series A Preferred Stock. The junior subordinated debentures we issued to the special purpose trusts and the preferred stock are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures and the preferred stock before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures and the preferred stock must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years and on our preferred stock for any period of time, during which time no dividends may be paid on our common stock.

Item 4.	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders was held on May 19, 2008. Of the 12,665,323 shares entitled to vote at the meeting, 10,459,586 voted. The following matter was voted on at the meeting:

Proposal 1: To elect five members of the Board of Directors as Class III directors to serve three-year terms until the annual meeting in 2011, until their successors are elected and qualified, or until their death, resignation, or retirement.

Votes for each nominee were as follows:

NOMINEE	FOR	WITHHOLD
D. Ben Berry	10,211,123	248,463
Jimmie Dixon, Jr.	10,223,764	235,822
Robert Y. Green, Jr.	10,208,593	250,993
W. Taylor Johnson, Jr.	10,064,607	394,979
William A. Paulette	10,228,253	231,333

The following directors continue in office after the annual meeting:

H. Spencer Barrow

Robert Willard Luther III

W.C. “Bill” Owens, Jr.

Frank T. Williams

Jerry T. Womack

William Brumsey III

James H. Ferebee, Jr.

Frances Morrisette Norrell

Ollin B. Sykes

Billy G. Roughton

Item 6.	Exhibits

Exhibit #	Description
10.1	Loan and Subordinated Debenture Purchase Agreement

10.2	Employment agreement with Matthew D. White

31.1	Rule 13a-14(a)/15d-14(a) Certification

31.2	Rule 13a-14(a)/15d-14(a) Certification

32.0	Section 1350 Certification

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GATEWAY FINANCIAL HOLDINGS, INC.

Date: August 11, 2008	By:	/s/ D. BEN BERRY
D. Ben Berry
President and Chief Executive Officer

Date: August 11, 2008	By:	/s/ THEODORE L. SALTER
Theodore L. Salter
Senior Executive Vice President and Chief Financial Officer

Part II - Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The bylaws of Hampton Roads Bankshares contain provisions indemnifying the directors and officers of Hampton Roads Bankshares to the full extent permitted by Virginia law. In addition, the articles of incorporation of Hampton Roads Bankshares eliminate the personal liability of its Registrant’s directors and officers to Hampton Roads Bankshares or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is only a general summary of certain aspects of Virginia law and Hampton Roads Bankshares’ articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the articles of incorporation and bylaws of Hampton Roads Bankshares.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. dated as of September 23, 2008 (included as Annex A to this joint proxy statement/prospectus included in this registration statement and incorporated by reference)

3.1	Articles of Incorporation of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.1 to Hampton Roads Bankshares’ Quarterly Report on Form 10-Q for the period ended June 30, 2008, incorporated herein by reference

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to Hampton Roads Bankshares’ Current Report on Form 8-K filed with the SEC on March 12, 2008, incorporated herein by reference

4.1	Specimen of Common Stock Certificate, attached as Exhibit 4.1 to Hampton Roads Bankshares’ Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference

5.1*	Opinion of Williams Mullen regarding the legality of securities being registered

8.1*	Form of Tax Opinion of Williams Mullen

8.2*	Form of Tax Opinion of Gaeta & Eveson, P.A.

12.1	Computation of Earnings to Fixed Charges

23.1	Consent of Yount, Hyde and Barbour, PC

23.2	Consent of Dixon Hughes PLLC

23.3	Consent of Williams Mullen (included with Exhibits 5.1 and 8.1 hereto)

23.4	Consent of Gaeta & Eveson, P.A. (included with Exhibit 8.2 hereto).

23.5	Consent of McKinnon and Company

23.6	Consent of Sandler O’Neill + Partners, L.P.

23.7	Consent of KPMG LLP

23.8	Consent of Goodman & Company, L.L.P.

24.1	Powers of attorney are contained on the signature page of the Registration Statement

99.1*	Hampton Roads Bankshares, Inc.’s Form of Proxy

99.2*	Gateway Financial Holdings, Inc.’s Form of Proxy

99.3	Consent of D. Ben Berry

99.4	Opinion of Sandler O’Neill + Partners, L.P. (included as Annex B to this joint proxy statement/prospectus included in this registration statement and incorporated by reference)

99.5	Opinion of McKinnon and Company (included as Annex C to this joint proxy statement/prospectus included in this registration statement and incorporated by reference)

99.6	Report of KPMG LLP

*	To be filed by amendment.

(b)	Financial Statement Schedules.

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(b)	The undersigned registrant hereby undertakes as follows: that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on October 30, 2008.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Jack W. Gibson
Jack W. Gibson
Vice Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jack W. Gibson and Emil A. Viola their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of these attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Emil A. Viola Emil A. Viola	Chairman of the Board	October 30, 2008

/s/ Jack W. Gibson Jack W. Gibson	Vice Chairman, President and Chief Executive Officer	October 30, 2008

/s/ Lorelle L. Fritsch Lorelle L. Fritsch	Senior Vice President and Chief Financial Officer (principal accounting officer)	October 30, 2008

/s/ Douglas J. Glenn Douglas J. Glenn	Director, Executive Vice President and General Counsel	October 30, 2008

/s/ Scott C. Harvard Scott C. Harvard	Director and Executive Vice President for Delmarva Operations	October 30, 2008

/s/ W. Lewis Witt W. Lewis Witt	Director	October 30, 2008

/s/ Bobby L. Ralph Bobby L. Ralph	Director	October 30, 2008

/s/ Jordan E. Slone Jordan E. Slone	Director	October 30, 2008

/s/ Roland Carroll Smith, Sr. Roland Carroll Smith, Sr.	Director	October 30, 2008

/s/ Robert R. Kinser Robert R. Kinser	Director	October 30, 2008

/s/ Henry P. Custis, Jr. Henry P. Custis, Jr.	Director	October 30, 2008

Exhibit Index

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. dated as of September 23, 2008 (included as Annex A to this joint proxy statement/prospectus included in this registration statement and incorporated by reference)

3.1	Articles of Incorporation of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.1 to Hampton Roads Bankshares’ Quarterly Report on Form 10-Q for the period ended June 30, 2008, incorporated herein by reference

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to Hampton Roads Bankshares’ Current Report on Form 8-K filed with the SEC on March 12, 2008, incorporated herein by reference

4.1	Specimen of Common Stock Certificate, attached as Exhibit 4.1 to Hampton Roads Bankshares’ Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference

5.1*	Opinion of Williams Mullen regarding the legality of securities being registered

8.1*	Form of Tax Opinion of Williams Mullen

8.2*	Form of Tax Opinion of Gaeta & Eveson, P.A.

12.1	Computation of Earnings to Fixed Charges

23.1	Consent of Yount, Hyde and Barbour, PC

23.2	Consent of Dixon Hughes PLLC

23.3	Consent of Williams Mullen (included with Exhibits 5.1 and 8.1 hereto)

23.4	Consent of Gaeta & Eveson, P.A. (included with Exhibit 8.2 hereto).

23.5	Consent of McKinnon and Company

23.6	Consent of Sandler O’Neill + Partners, L.P.

23.7	Consent of KPMG LLP

23.8	Consent of Goodman & Company, L.L.P.

24.1	Powers of attorney are contained on the signature page of the Registration Statement

99.1*	Hampton Roads Bankshares, Inc.’s Form of Proxy

99.2*	Gateway Financial Holdings, Inc.’s Form of Proxy

99.3	Consent of D. Ben Berry

99.4	Opinion of Sandler O’Neill + Partners, L.P. (included as Annex B to this joint proxy statement/prospectus included in this registration statement and incorporated by reference)

99.5	Opinion of McKinnon and Company (included as Annex C to this joint proxy statement/prospectus included in this registration statement and incorporated by reference)

99.6	Report of KPMG LLP

*	To be filed by amendment.